As filed with the Securities and Exchange Commission on August 6, 2021

Registration No. 333-253055

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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POST EFFECTIVE

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Metromile, Inc.
(Exact Name of Registrant as Specified in its Charter)

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Delaware	6331	84-4916134
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

425 Market Street #700
San Francisco, CA 94105
Tel: (888) 242-5204
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

___________________________

Dan Preston
Chief Executive Officer
Metromile, Inc.
425 Market Street #700
San Francisco, CA 94105
Tel: (888) 242-5204
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

___________________________

Copies to:

Rachel Proffitt Brett White Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, California 94111-5800 Tel: (415) 693-2000

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Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This post-effective amendment will become effective in accordance with the provisions of Section 8(c) of the Securities Act.

EXPLANATORY NOTE

On February 9, 2021 (the “Closing Date”), INSU Acquisition Corp. II, (“INSU” and after the Business Combination described herein, the “Company”) consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger and Reorganization, dated November 24, 2020, as amended on January 12, 2021 and February 8, 2021 (the “Merger Agreement”), by and among INSU, INSU II Merger Sub Corp., a Delaware corporation and direct wholly owned subsidiary of INSU (“Merger Sub”) and Metromile Operating Company (formerly known as MetroMile, Inc.), a Delaware corporation (“Legacy Metromile”). Pursuant to the terms of the Merger Agreement, a business combination between INSU and Legacy Metromile was effected through the merger of Merger Sub with and into Legacy Metromile, with Legacy Metromile continuing as the surviving entity and a wholly owned direct subsidiary of the Company. We refer to this as the “Merger” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination.” On the Closing Date, and in connection with the closing of the Merger (the “Closing”), INSU changed its name to Metromile, Inc.

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-253055) (the “Registration Statement”) of the Company, as originally declared effective by the Securities and Exchange Commission (the “SEC”) on April 2, 2021, is being filed pursuant to the undertakings in Item 17 of the Registration Statement to (i) include the information contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, which includes the Company’s unaudited consolidated financial statements that include the Closing Date, (ii) include the information contained in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, that was filed with the SEC on June 2, 2021 and (iii) update certain other information in the Registration Statement.

The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the initial filing of the Registration Statement.

PROSPECTUS

Up to 50,828,643 Shares of Common Stock

Up to 7,846,666 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 180,000 Warrants

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This prospectus relates to the issuance by us of an aggregate of up to 7,846,666 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 180,000 shares of Common Stock that are issuable upon the exercise of 180,000 warrants (the “Placement Warrants”), originally issued in a private placement in connection with the initial public offering (“IPO”) of INSU Acquisition Corp. II (“INSU”) by the holders thereof and (ii) up to 7,666,666 shares of Common Stock that are issuable upon the exercise of 7,666,666 warrants (the “Public Warrants” and, together with the Placement Warrants, the “Warrants”) originally issued in the IPO of INSU by the holders thereof. We will receive the proceeds from any exercise of any Warrants for cash.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (i) up to 50,828,643 shares of Common Stock (including up to 180,000 shares of Common Stock that may be issued upon exercise of the Placement Warrants and up to 2,764,217 shares of Common Stock issuable as Additional Shares (as defined below)) and (ii) up to 180,000 Placement Warrants. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution.”

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Common Stock and Public Warrants are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “MILE” and “MILEW,” respectively. On August 4, 2021, the closing price of our Common Stock was $6.96 and the closing price for our Public Warrants was $1.69.

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See the section entitled “Risk Factors” beginning on page 6 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 6, 2021.

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You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). The Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

On February 9, 2021 (the “Closing Date”), INSU, our predecessor company, consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger and Reorganization, dated November 24, 2020, as amended on January 12, 2021 and February 8, 2021 (the “Merger Agreement”), by and among INSU, INSU II Merger Sub Corp., a Delaware corporation and direct wholly owned subsidiary of INSU (“Merger Sub”) and Metromile Operating Company (formerly known as MetroMile, Inc.), a Delaware corporation (“Legacy Metromile”). Pursuant to the terms of the Merger Agreement, a business combination between INSU and Legacy Metromile was effected through the merger of Merger Sub with and into Legacy Metromile, with Legacy Metromile continuing as the surviving entity and a wholly owned direct subsidiary of INSU. We refer to this as the “Merger” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination.” On the Closing Date, and in connection with the closing of the Merger (the “Closing”), INSU changed its name to Metromile, Inc.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Metromile,” “we,” “us,” “our” and similar terms refer to Metromile, Inc. (formerly known as INSU Acquisition Corp. II) and its consolidated subsidiaries (including Legacy Metromile). References to “INSU” refer to our predecessor company prior to the consummation of the Merger.

ii

PROSPECTUS SUMMARY

This summary highlights selected information appearing in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Business” and the consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision.

The Company

We started Metromile based on the simple observation that the physical world is being increasingly digitized, that this digital data can be used to better estimate the future, and that the best opportunity to create value for everyday customers in an increasingly predictable world is to reinvent insurance, one of the largest and most important global markets.

At its core, insurance financially protects the insured customer from the occurrence of specific future events. If these events can be more accurately estimated, using data and data science, then the insurance provided can be more accurately priced — lower likelihood events would cause the price of insurance to go down and higher likelihood events would cause the price of insurance to go up. The proliferation of sensor data, from cars, mobile phones, and elsewhere, means we have a greater ability to estimate the likelihood of future events and, thus, help many customers who are overpaying for insurance save money.

We founded Metromile in 2011 to realize this opportunity and tackle the broken auto insurance industry. With data science as our foundation, we offer our insurance customers real time, personalized auto insurance policies, priced and billed by the mile, with rates based on precisely how and how much they actually drive, instead of using the industry standard approximations and estimates that make prices unfair for most customers.

Background

We were originally known as INSU Acquisition Corp. II, a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, without limitation as to business, industry or sector. On February 9, 2021, INSU consummated the Merger with Legacy Metromile pursuant to the Merger Agreement dated as of November 24, 2020, as amended on January 12, 2021, and further amended on February 8, 2021, by and among INSU, Merger Sub and Legacy Metromile. In connection with the Closing of the Merger, INSU changed its name to Metromile, Inc. Legacy Metromile was deemed to be the accounting acquirer in the Merger based on an analysis of the criteria outlined in Accounting Standards Codification 805. While INSU was the legal acquirer in the Merger, because Legacy Metromile was deemed the accounting acquirer, the historical financial statements of Legacy Metromile became the historical financial statements of the combined company, upon the consummation of the Merger.

At the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of INSU, Merger Sub, Legacy Metromile or the holders of any of the Company’s or Legacy Metromile’s securities:

a)      Each Legacy Metromile Preferred Share issued and outstanding immediately prior to the Effective Time was automatically converted into a number of shares of common stock, par value $0.0001 per share, of Legacy Metromile (“Legacy Metromile Common Shares”) at the then-effective conversion rate as calculated pursuant to the terms of the organizational documents of Legacy Metromile (the “Preferred Stock Conversion”). “Legacy Metromile Preferred Shares” means, collectively, Legacy Metromile Series A Convertible Preferred Stock, Legacy Metromile Series B Convertible Preferred Stock, Legacy Metromile Series C Convertible Preferred Stock, Legacy Metromile Junior Convertible Preferred Stock, Legacy Metromile Series D Convertible Preferred Stock, Legacy Metromile Series E Convertible Preferred Stock and Legacy Metromile E-1 Convertible Preferred Stock.

b)      Each Legacy Metromile Common Share that was issued and outstanding immediately prior to the Effective Time (excluding any Legacy Metromile Common Shares subject to forfeiture restrictions or other restrictions issued pursuant to an award granted under the Legacy Metromile Option Plan (“Legacy Metromile Restricted Shares”)), following the Preferred Stock Conversion, was converted into the right to receive the following:

i.       for holders of such Legacy Metromile Common Shares that made a proper and timely election to receive cash with respect to such Legacy Metromile Common Share (a “Cash Election” and each such share, a “Cash Electing Share”), (A) an amount in cash equal to the product of (1) approximately $10.1548 (the “Per Share Merger Consideration Value”) and (2) a fraction, the numerator of which is $32,000,000 and the denominator of which is the Per Share Merger Consideration Value multiplied by the number of cash electing shares (such fraction, the “Cash Fraction”) and (B) a number of validly issued, fully paid and nonassessable shares of Common Stock equal to the product of, (1) approximately 1.01548 (the “Per Share Stock Consideration”) and (2) one minus the Cash Fraction; and

ii.      for holders of such Legacy Metromile Common Shares that made a proper election to receive shares of Common Stock or did not make any election (a “Stock Election” and each such share, a “Stock Electing Share”), the Per Share Stock Consideration Restricted Shares.

c)      17,000,000 shares of Common Stock were issued and sold for $10.00 per share and an aggregate purchase price of $170.0 million pursuant to certain subscription agreements related thereto (the “Subscription Agreements”), executed concurrently with the Merger Agreement (the “PIPE Investment”).

d)      1,177,000 shares of the Class B Common Stock, par value $0.0001 per share, of INSU (“INSU Class B Common Stock”) were cancelled, transfer restrictions were placed on 5,100,334 shares of INSU Class B Common Stock in accordance with the terms of the Sponsor Share Cancellation and Vesting Agreement, dated as of November 24, 2020, by and among INSU, Insurance Acquisition Sponsor II, LLC, a Delaware limited liability company (“INSU Sponsor”) and Dioptra Advisors II, LLC, a Delaware limited liability company (together with INSU Sponsor, the “Sponsor”) and 6,669,667 shares of INSU Class B Common Stock were converted into 6,669,667 shares of Common Stock in connection with the Merger in accordance with the terms of the Merger Agreement. The transfer restrictions on 2,550,167 shares held by the Sponsor shall be removed when the Common Stock price is greater than $15.00 per share for any period of 20 trading days out of 30 consecutive trading days, and 2,550,167 shares held by the Sponsor shall have the applicable transfer restrictions removed when the Common Stock price is greater than $17.00 per share for any period of 20 trading days out of 30 consecutive trading days.

e)      Each issued and outstanding share of common stock, par value $0.0001 per share, of Merger Sub was converted into and became one validly issued, fully paid and nonassessable share of common stock of Legacy Metromile.

f)      All Legacy Metromile Common Shares held in the treasury of Legacy Metromile or owned by INSU or Merger Sub immediately prior to the Effective Time (each, an “Excluded Share”) were canceled without any conversion thereof and no payment or distribution was made with respect thereto.

g)      Each option to receive Legacy Metromile Common Shares that was vested and outstanding as of the Effective Time (“Vested Legacy Metromile Options”) was automatically converted into a number of restricted stock units denominated in shares of Common Stock (each, a “Vested RSU”) equal to (A) the excess, if any, of (i) the Per Share Merger Consideration Value over (ii) the exercise price per Legacy Metromile Common Share subject to such Vested Legacy Metromile Option, multiplied by (B) the number of Legacy Metromile Common Shares subject to such Metromile Option (the “Aggregate Option Spread”), divided by the Reference Price (rounded down to the nearest whole share).

h)      Each Legacy Metromile Restricted Share was automatically converted into a number of options to purchase shares of Common Stock (each, a “Converted Option”), equal to the product (rounded down to the nearest whole share) of (A) the total number of Legacy Metromile Common Shares subject to such Unvested Legacy Metromile Option immediately prior to the Effective Time multiplied by (B) the Per Share Merger Consideration Value divided by the Reference Price (the “Per Share Stock Consideration”), and the exercise price per share of Common Stock equals the quotient (with the result rounded up to the nearest whole cent) of (A) the exercise price per Legacy Metromile Common Share of such Unvested Legacy Metromile Option immediately prior to the Effective Time divided by (B) the Per Share Stock Consideration. Each such Converted Option is subject to the same terms and conditions, including the applicable vesting schedule, as applied to the corresponding Unvested Legacy Metromile Option immediately prior to the Effective Time.

i)       Each share of Legacy Metromile Common Stock that was subject to forfeiture restrictions or other restrictions issued pursuant to an award granted under the Legacy Metromile Option Plan (“Legacy Metromile Restricted Shares”) was converted into Company Common Stock that is subject to the terms and conditions giving rise to a substantial risk of forfeiture that applied to such Legacy Metromile Restricted Shares immediately prior to the Effective Time to the extent consistent with the terms of such Legacy Metromile Restricted Shares.

j)       Each Legacy Metromile warrant outstanding at the Effective Time was exercised into a number of Legacy Metromile Common Shares in accordance with the terms of the warrant agreement amendment applicable to such warrant and the information set forth in the merger payment schedule delivered prior to the Closing Date pursuant to the Merger Agreement.

k)      If at any time during the 24 months following the Closing the closing share price of the Company Common Stock is greater than $15.00 over any 20 trading days within any 30 trading day period, a total of 10,000,000 newly issued shares of Common Stock (“Additional Shares”) will be payable to Legacy Metromile stockholders and holders of Vested Legacy Metromile Options (the “Earnout Participants”), as of immediately prior to the Effective Time based on the proportion of (A) each Earnout Participant’s aggregate number of (i) Legacy Metromile Shares held as of immediately prior to the Effective Time, excluding, for this purpose, any Legacy Metromile Restricted Shares plus (ii) the number of Vested RSU Equivalents (as defined below) calculated as of immediately prior to the Effective Time, as compared to the sum of (B)(i) Legacy Metromile Shares excluding, for this purpose any Company Restricted Shares and (ii) Vested RSU Equivalents held by Earnout Participants in the aggregate as of immediately prior to the Effective Time (the “Pro Rata Share”). “Vested RSU Equivalents” means, with respect to each holder of Vested Metromile Options, as of the determination date, a number of shares equal to such holder’s Aggregate Option Spread divided by the Per Share Merger Consideration Value, rounded down to the nearest whole share. The Additional Shares may be also become payable upon certain acceleration or change of control events.

Pursuant to our prior amended and restated certificate of incorporation, as amended, each share of INSU Class B Common Stock converted into one share of INSU’s Class A Common Stock, par value $0.0001 per share (the “INSU Class A Common Stock”), at the Closing. After the Closing and following the effectiveness of our second amended and restated certificate of incorporation (the “Certificate of Incorporation”), each share of INSU Class A Common Stock was automatically reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock, without any further action by us or any stockholder.

Our Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “MILE” and “MILEW,” respectively.

The rights of holders of our Common Stock and Warrants are governed by our Certificate of Incorporation, our amended and restated bylaws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”), and, in the case of the Warrants, the Warrant Agreement, dated September 2, 2020 (the “Warrant Agreement”), between INSU and Continental Stock Transfer & Trust Company, as the warrant agent. See the sections entitled “Description of our Securities” and “Certain Relationships and Related Party Transactions.”

Corporate Information

INSU was incorporated in the State of Delaware in October 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving INSU and one or more businesses. INSU completed its IPO in September 2020. In February 2021, Merger Sub merged with and into Legacy Metromile, with Legacy Metromile surviving the merger as a wholly owned subsidiary of INSU. In connection with the Merger, INSU changed its name to Metromile, Inc. Our principal executive offices are located at 425 Market Street #700, San Francisco, CA 94105. Our telephone number is (888) 242-5204. Our website address is www.metromile.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of our first fiscal year following the fifth anniversary of INSU’s IPO, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

We are also a “smaller reporting company” as defined in the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

As a result, the information in this prospectus and that we provide to our investors in the future may be different than what you might receive from other public reporting companies.

THE OFFERING

Issuer	Metromile, Inc. (formerly known as INSU Acquisition Corp. II)
Issuance of Common Stock
Shares of Common Stock Offered by the Company

7,846,666 shares of Common Stock, including shares of Common Stock issuable upon exercise of the Warrants, consisting of (i) 180,000 shares of Common Stock that are issuable upon the exercise of 180,000 Placement Warrants by the holders thereof; and (ii) 7,666,666 shares of Common Stock that are issuable upon the exercise of 7,666,666 Public Warrants.

Shares of Common Stock Outstanding Prior to Exercise of All Warrants	126,065,460 shares (as of March 25, 2021).
Shares of Common Stock Outstanding Assuming Exercise of All Warrants	133,912,126 shares (based on total shares outstanding as of March 25, 2021).
Exercise Price of Warrants	$11.50 per share, subject to adjustment as described herein.
Use of Proceeds

We will receive up to an aggregate of approximately $90.2 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See the section entitled “Use of Proceeds.”

Resale of Common Stock and Warrants
Shares of Common Stock Offered by the Selling Securityholders

50,828,643 shares of Common Stock (including up to 180,000 shares of Common Stock that may be issued upon exercise of the Placement Warrants and 2,764,217 shares of Common Stock issuable as Additional Shares).

Warrants Offered by the Selling Securityholders	180,000 Placement Warrants.
Redemption	The Warrants are redeemable in certain circumstances. See the section entitled “Description of our Securities — Warrants” for further discussion.
Use of Proceeds	We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders.
Lock-Up Restrictions

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section entitled “Certain Relationships and Related Party Transactions” for further discussion.

Market for Common Stock and Warrants	Our Common Stock and Public Warrants are currently traded on Nasdaq under the symbols “MILE” and “MILEW,” respectively.
Risk Factors	See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed below under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Summary Risk Factors

Investing in our Common Stock involves a high degree of risk because our business is subject to numerous risks and uncertainties, as fully described below. The principal factors and uncertainties that make investing in our Common Stock speculative or risky include, among others:

Our ability to implement our business strategy is subject to numerous risks that you should be aware of before making an investment decision. These risks are described more fully in the section entitled “Risk Factors,” immediately following this prospectus summary. These risks include the following, among others:

•        We have a history of net losses and could continue to incur substantial net losses in the future.

•        We may lose existing customers or fail to acquire new customers.

•        We may require additional capital to support business growth or to satisfy our regulatory capital and surplus requirements, and this capital might not be available on acceptable terms, if at all.

•        The 2019 novel coronavirus (“COVID-19”) pandemic has caused disruption to our operations and may negatively impact our business, key metrics, and results of operations in numerous ways that remain unpredictable.

•        We rely on telematics, mobile technology and its digital platform to collect data points that we evaluate in pricing and underwriting insurance policies, managing claims and customer support, and improving business processes. To the extent regulators prohibit or restrict this collection or use of this data, our business could be harmed.

•        Regulatory changes may limit our ability to develop or implement our telematics-based pricing model and/or may eliminate or restrict the confidentiality of our proprietary technology.

•        We expect a number of factors to cause our results of operations to fluctuate on a quarterly and annual basis, which may make it difficult to predict future performance.

•        Denial of claims or our failure to accurately and timely pay claims could materially and adversely affect our business, financial condition, results of operations, brand and prospects.

•        Unexpected increases in the frequency or severity of claims may adversely affect our results of operations and financial condition.

•        Failure to maintain our risk-based capital at the required levels could adversely affect our ability to maintain regulatory authority to conduct our business.

•        We are subject to stringent and changing privacy and data security laws, regulations, and standards related to data privacy and security. Our actual or perceived failure to comply with such obligations could harm our reputation, subject us to significant fines and liability, or adversely affect our business.

•        If we are unable to underwrite risks accurately or charge competitive yet profitable rates to our customers, our business, results of operations and financial condition will be adversely affected.

•        Litigation and legal proceedings filed by or against us and our subsidiaries could have a material adverse effect on our business, results of operations and financial condition.

•        The insurance business, including the market for automobile, renters’ and homeowners’ insurance, is historically cyclical in nature, and we may experience periods with excess underwriting capacity and unfavorable premium rates, which could adversely affect our business.

•        We are subject to extensive regulation and potential further restrictive regulation may increase our operating costs and limit our growth.

•        Our actual incurred losses may be greater than our loss and loss adjustment expense (“LAE”) reserves, which could have a material adverse effect on our financial condition and results of operations.

Risks Related to Our Business

We have a history of net losses and could continue to incur substantial net losses in the future.

We have incurred recurring losses on an annual basis since our incorporation in 2011. We incurred net losses of $120.1 million and $16.9 million for the year ended December 31, 2020, and the three months ended March 31, 2021, respectively. We had an accumulated deficit of $366.6 million and $470.2 million as of December 31, 2020, and March 31, 2021, respectively.

The principal driver of our losses to date is our insured losses paid associated with accidents and other insured events by our customers. Establishing adequate premium rates is necessary to generate sufficient revenue to offset losses, LAE and other costs. If we do not accurately assess the risks that we underwrite, the premiums that we charge may not be adequate to cover our losses and expenses, which would adversely affect our results of operations and our profitability. Moreover, as we continue to invest in our business, we expect expenses to continue to increase in the near term. Such expenses may occur in the areas of telematics, digital marketing, brand advertising, consumer-facing technologies, core insurance operations services and lines of business not presently offered by Metromile. These investments may not result in increased revenue or growth in our business. If we fail to manage our losses or to grow our revenue sufficiently to keep pace with our investments and other expenses, our business will be seriously harmed.

In addition, we will incur additional expenses to support our growth. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We may encounter unforeseen or unpredictable factors, including unforeseen operating expenses, complications or delays, which may also result in increased costs. Further, it is difficult to predict the size and growth rate of our market or demand for our services and success of current or potential future competitors. As a result, we may not achieve or maintain profitability in future periods.

We may lose existing customers or fail to acquire new customers.

We believe that growth of our business and revenue depends upon our ability to continue to grow our business in the geographic markets that we currently serve by retaining our existing customers and adding new customers in our current as well as new geographic markets. Expanding into new geographic markets takes time, requires us to navigate and comply with extensive regulations and may occur more slowly than we expect or than it has occurred in the past. If we lose customers, our value will diminish. In particular, while loss performance has improved over time as more customers renew their policies and remain policyholders for longer, a future loss of customers could lead to higher loss ratios or loss ratios that cease to decline, which would adversely impact our profitability. If we fail to remain competitive on customer experience, pricing, and insurance coverage options, our ability to grow our business may also be adversely affected. In addition, we may fail to accurately predict risk segmentation of new customers or potential customers, which could also reduce our profitability.

While a key part of our business strategy is to retain and add customers in our existing markets and into our current product offerings, we also intend to expand our operations into new markets and new product offerings. In doing so, we may incur losses or otherwise fail to enter new markets or offer new products successfully. Our expansion into new markets and product offerings may place us in unfamiliar competitive environments and involve various risks, including competition, government regulation, the need to invest significant resources and the possibility that returns on such investments will not be achieved for several years or at all.

There are many factors that could negatively affect our ability to grow our customer base, including if:

•        we lose customers to new market entrants and/or existing competitors;

•        we do not obtain regulatory approvals necessary for expansion into new markets or in relation to our products (such as underwriting and rating requirements);

•        we fail to effectively use search engines, social media platforms, digital app stores, content-based online advertising, and other current and emerging online sources for generating traffic to our website and our mobile app;

•        our digital platform experiences disruptions;

•        we suffer reputational harm to our brand including from negative publicity, whether accurate or inaccurate;

•        we fail to expand geographically;

•        we fail to offer new and competitive products, to provide effective updates to our existing products or to keep pace with technological improvements in our industry;

•        customers have difficulty installing, updating or otherwise accessing our app or website on mobile devices or web browsers as a result of actions by us or third parties;

•        customers prefer less technological solutions or are unable or unwilling to adopt or embrace new technology;

•        the perception emerges that purchasing insurance products online is not as effective as purchasing those products through traditional offline methods;

•        technical or other problems frustrate the customer experience, particularly if those problems prevent us from generating quotes or paying claims in a fast and reliable manner; or

•        we are unable to address customer concerns regarding the content, privacy, and security of our digital platform.

Our inability to overcome these challenges could impair our ability to attract new customers and retain existing customers, and could have a material adverse effect on our business, operating results and financial condition.

We may require additional capital to support business growth or to satisfy our regulatory capital and surplus requirements, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features and products or enhance our existing products and services, satisfy our regulatory capital and surplus requirements, cover losses, improve our operating infrastructure or acquire complementary businesses and technologies. Many factors will affect our capital needs as well as their amount and timing, including our growth and profitability, regulatory requirements, market disruptions and other developments. If our present capital and surplus is insufficient to meet our current or future operating requirements, including regulatory capital and surplus requirements, or to cover losses, we may need to raise additional funds through financings or curtail our growth. We evaluate financing opportunities from time to time, and our ability to obtain financing will depend, among other things, on our development efforts, business plans and operating performance, as well as the condition of the capital markets at the time we seek financing. We cannot be certain that additional financing will be available to us on favorable terms, or at all.

If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Common Stock. As an insurance company, we are subject to extensive laws and regulations in every jurisdiction in which we conduct business, and any such issuances of equity or convertible debt securities to secure additional funds may be impeded by regulatory approvals or requirements imposed by such regulatory authorities if such issuances were deemed to result in a person acquiring “control” of our company under applicable insurance laws and regulations. Such regulatory requirements may require potential investors to disclose their organizational structure and detailed financial statements as well as require managing partners, directors and/or senior officers submit biographical affidavits which may deter funds from investing in our company. Moreover, any debt financing, in addition to our outstanding credit facilities, that we secure in the future could subject us to restrictive covenants relating to our capital raising activities, our ability to make certain types of investments or payments, and other financial and operational matters, which may increase our difficulty to obtain additional capital or to pursue business opportunities, including new product offerings and potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business, revenue, results of operations and financial condition may be materially harmed.

Further, we are restricted by covenants in our credit agreements. These covenants restrict, among other things, our ability to incur additional debt without lender consent or grant liens over our assets, which may limit our ability to obtain additional funds.

The COVID-19 pandemic has caused disruption to our operations and may negatively impact our business, key metrics, and results of operations in numerous ways that remain unpredictable.

Our business has been and may continue to be impacted by the effects of the outbreak COVID-19, which was declared a global pandemic in March 2020. This pandemic and related measures taken to contain the spread of COVID-19, such as government-mandated business closures, orders to “shelter in place” (“SIPs”) and travel and transportation restrictions, have negatively affected the U.S. and global economies, disrupted global supply chains, and led to unprecedented levels of unemployment. Beginning in the second quarter of 2020, our business was favorably impacted by the SIPs as our customers drove less. While our premiums collected declined due to per-mile billing, we had a corresponding material decline in incurred losses. Our business has also been impacted by certain state regulations related to COVID-19 relief efforts, including restrictions on the ability to cancel policies for non-payment, requiring deferral of insurance premium payments for up to 60 days and restrictions on increasing policy premiums. We continue to assess and update our business continuity plans in the context of this pandemic, including taking steps in an effort to help keep our employees healthy and safe. The spread of COVID-19 has caused us to modify our business practices (including employee travel, employee work locations in certain cases, and cancellation of physical participation in meetings, events, and conferences), and we expect to take further actions as may be required or recommended by government authorities or as we determine are in the best interests of our employees and customers. Furthermore, COVID-19 has impacted and may further impact the broader economies of affected countries, including negatively impacting economic growth, the proper functioning of financial and capital markets, foreign currency exchange rates, and interest rates. It is possible that the pandemic will cause an economic slowdown of potentially extended duration, as well as a global recession. This could result in an increase in costs associated with claims under our policies, as well as an increase in the number of customers experiencing difficulty paying premiums, any of which could have a material adverse effect on our business and results of operations. It is also possible that working from home or other remote work arrangements adopted during the SIPs become permanent on a widespread basis, thereby resulting in further reduction in premiums collected due to per-mile billing, or a permanent reduced need for auto insurance. Furthermore, due to COVID-19’s negative impact on driving, regulators in many states continue to mandate or request that auto insurance companies refund a portion of their premium to their policyholders to reflect the insurer’s decrease in projected loss exposure due to the virus. In all of the states in which we operate, state insurance regulators have either encouraged, strongly suggested or mandated insurers to provide COVID-19-related consumer relief. Regulators in several states in which we operate or into which we plan to expand placed a mandatory moratorium on non-pay cancellations and could revive, add to, extend, or expand the scope of such moratoriums, providing consumers grace periods ranging from 60 days to indefinite (based on the term of emergency orders) in duration, during which premium did not need to be paid in a timely fashion. These moratoriums resulted in an increase of premium write-offs from 1.9% for the year ending December 31, 2019 to 2.4% for the year ending December 31, 2020. Premium write-offs have been immaterial to date, but could be significant in the future. There were still several states with bulletins effective after December 31, 2020, and depending on the unpredictable nature of the pandemic and SIPs such moratoriums could be revived, added to, or extended. These mandates and similar regulations or suggestions could negatively impact our ability to charge or increase premiums to adequately cover our losses and could result in continued increased premium write-offs.

Though we continue to monitor the COVID-19 pandemic closely, due to the speed with which it continues to develop, the global breadth of its spread, the range of governmental and community reactions thereto and the unknown timing or effectiveness of any vaccine or treatment, there is considerable uncertainty around its duration and ultimate impact. The impact of the pandemic may also exacerbate the other risks described in these Risk Factors, and additional impacts may arise that we are not currently aware of, any of which could have a material effect on us. In addition, if there is a future resurgence of COVID-19, these negative impacts on our business may be further exacerbated. As a result, the full extent of the impact of the pandemic on our overall financial and operating results, whether in the near or long term, cannot be reasonably estimated at this time.

Our future growth and profitability depend in part on our ability to successfully operate in an insurance industry that is highly competitive.

Many of our primary competitors have well-established national brands and market similar products. Our competitors include large national insurance companies as well as up-and-coming companies. Several of these established national insurance companies are larger than us and have significant competitive advantages, including better name recognition, strong financial ratings, greater resources, easier access to capital, and offer more types of insurance than we do, such as homeowners and renters, which are often bundled together to help attract and retain customers. Our business model and technology is also still nascent compared to the established business models of the well-established incumbents in the insurance market. In addition, the insurance industry consistently attracts well-capitalized new entrants to the market. Our future growth will depend in large part on our ability to grow our insurance business in which traditional insurance companies retain certain advantages. In particular, unlike us, many of these competitors offer customers the ability to purchase multiple other types of insurance coverage and “bundle” them together into one policy and, in certain circumstances, include an umbrella liability policy for additional coverage at competitive prices. Moreover, we may in the future expand into new lines of business and offer additional products beyond automobile insurance, and as we do so, we could face intense competition from traditional insurance companies that are already established in such markets. These new insurance products could take months to be approved by regulatory authorities or may not be approved at all. We have invested in growth strategies by utilizing unique customer value propositions, differentiated product offerings and distinctive advertising campaigns. If we are unsuccessful through these strategies in generating new business, retaining a sufficient number of customers or retaining or acquiring key relationships, our ability to maintain or increase premiums written or the ability to sell our products could be adversely impacted. Because of the competitive nature of the insurance industry, there can be no assurance that we will continue to compete effectively within our industry, or that competitive pressures will not have a material effect on our business, results of operations or financial condition.

We rely on telematics, mobile technology and our digital platform to collect data points that we evaluate in pricing and underwriting our insurance policies, managing claims and customer support, and improving business processes. To the extent regulators prohibit or restrict our collection or use of this data, our business could be harmed.

We use telematics, mobile technology and our digital platform to collect data points that we evaluate in pricing and underwriting certain of our insurance policies, managing claims and customer support, and improving business processes. If federal, state or international regulators were to determine that the type of data we collect, the process we use for collecting this data or how we use it unfairly discriminates against a protected class of people, regulators could move to prohibit or restrict our collection or use of this data. In addition, if legislation were to restrict our ability to collect driving behavior data, it could impair our capacity to underwrite insurance cost effectively, negatively impacting our revenue and earnings.

Due to Proposition 103 in California, our largest market, we are currently limited in our ability to use telematics data beyond miles-driven to underwrite insurance, including data on how the car is driven. This could hinder our ability to accurately assess the risks that we underwrite in other states if they were to pass similar laws or regulations. In three other states where we currently operate, we do not use behavioral telematics data because it is either permitted, but we opted out given uncertainty regarding the impact such data would have on pricing or it is voluntary (meaning the policyholder has to opt in). As we aim to be a fully national provider of insurance across 49 states and the District of Columbia by 2022, we will need to comply with the rules and regulations of each market. At this time, we do not know which of our target markets prohibit, permit with conditions, or fully permit the use of behavioral telematics to set premiums, and if permitted, if this will be of benefit to us in pricing. While we are currently in discussions with regulators to allow the use of telematics to a greater extent to underwrite and price insurance policies, we cannot predict the outcome of these discussions, and there can be no assurance that state regulators will revise regulations accordingly, if at all, nor that current permissive states will further restrict the use of such data.

Although there is currently limited federal and state legislation outside of California restricting our ability to collect driving behavior data, private organizations are implementing principles and guidelines to protect driver privacy. The Alliance of Automobile Manufacturers and Global Automakers established their Consumer Privacy Protection Principles to provide member automobile manufacturers with a framework with which to consider privacy and build privacy into their products and services while the National Automobile Dealers Association has partnered with the Future of Privacy Forum to produce consumer education guidelines that explain the kinds of information that may be collected by consumers’ cars, the guidelines that govern how it is collected and used, and the options consumers may have to protect their vehicle data. The Global Alliance for Vehicle Data Access is another organization that was formed to advocate for driver ownership of all vehicle data, particularly for insurance underwriting purposes. If federal or state legislators were to pass laws limiting our ability to collect driver data, such legislation could have a material adverse effect on our business, financial condition or results of operations.

Some state regulators have expressed interest in the use of external data sources, algorithms and/or predictive models in insurance underwriting or rating. Specifically, regulators have raised questions about the potential for unfair discrimination, disparate impact, and lack of transparency associated with the use of external consumer data. A determination by federal or state regulators that the data points we collect and the process we use for collecting this data unfairly discriminates against a protected class of people could subject us to fines and other sanctions, including, but not limited to, disciplinary action, revocation and suspension of licenses, and withdrawal of product forms. Any such event could, in turn, materially and adversely affect our business, financial condition, results of operations and prospects. Although we have implemented policies and procedures into our business operations that we feel are appropriately calibrated to our machine learning and automation-driven operations, these policies and procedures may prove inadequate to manage our use of this nascent technology, resulting in a greater likelihood of inadvertent legal or compliance failures.

In addition, the National Association of Insurance Commissioners (“NAIC”), announced on July 23, 2020 the formation of a new Race and Insurance Special Committee (the “Special Committee”). The Special Committee is tasked with analyzing the level of diversity and inclusion within the insurance sector, identifying current practices in the insurance industry that disadvantage minorities and making recommendations to increase diversity and inclusion within the insurance sector and address practices that disadvantage minorities. The Special Committee may look into strengthening the unfair discrimination laws, such as prohibiting the use of credit scores in the underwriting of auto insurance. Any new unfair discrimination legislation that would prohibit us from using data that we currently use or plan to use in the future to underwrite insurance could negatively impact our business.

Regulators may also require us to disclose the external data we use, algorithms and/or predictive matters prior to approving our underwriting models and rates. Such disclosures could put our intellectual property at risk.

Additionally, existing laws, such as the California Consumer Privacy Act (the “CCPA”), future and recently adopted laws, such as the California Privacy Rights Act (the “CRPA”), and evolving attitudes about privacy protection may impair our ability to collect, use, and maintain data points of sufficient type or quantity to develop and train our algorithms. If such laws or regulations were enacted federally or in a large number of states in which we operate, it could impact the integrity and quality of our pricing and underwriting processes.

We depend on search engines, social media platforms, digital app stores, content-based online advertising and other online sources to attract consumers to our website and our mobile app both rapidly and cost-effectively. If these third parties change their listings or increase their pricing, if our relationship with them deteriorates or terminates, or due to other factors beyond our control, we may be unable to attract new customers rapidly and cost-effectively, which would adversely affect our business and results of operations.

Our success depends on our ability to attract consumers to our website and our mobile app and convert them into customers in a rapid and cost-effective manner. We depend in large part on search engines, social media platforms, digital app stores, content-based online advertising and other online sources for traffic to our website and our mobile app, which are material sources for new consumers.

With respect to search engines, we are included in search results as a result of both paid search listings, where we purchase specific search terms that result in the inclusion of our advertisement, and free search listings, which depend on algorithms used by search engines. For paid search listings, if one or more of the search engines or other online sources on which we rely for purchased listings modifies or terminates its relationship with us, our expenses could rise if we are required to pay a higher price for such listings or if the alternatives we find are more expensive, or we could lose consumers and traffic to our website could decrease, any of which could have a material adverse effect on our business, results of operations and financial condition. For free search listings, if search engines on which we rely for algorithmic listings modify their algorithms, our websites may appear less prominently or not at all in search results, which could result in reduced traffic to our websites, as a result of which we might attract fewer new customers.

Our ability to maintain or increase the number of consumers who purchase our products after being directed to our website or our mobile app from other digital platforms depends on many factors that are not within our control. Search engines, social media platforms and other online sources often revise their algorithms and introduce new advertising products. If one or more of the search engines or other online sources on which we rely for traffic to our website and our mobile app were to modify its general methodology for how it displays our advertisements or keyword search results, resulting in fewer consumers clicking through to our website and our mobile app, our business and operating results are likely to suffer. In addition, if our online display advertisements are no longer effective or are not able to reach certain consumers due to consumers’ use of ad-blocking software, our business and operating results could suffer.

Additionally, changes in regulations could limit the ability of search engines and social media platforms, including but not limited to Google and Facebook, to collect data from users and engage in targeted advertising, making them less effective in disseminating our advertisements to our target customers. For example, the proposed Designing Accounting Safeguards to Help Broaden Oversight and Regulations on Data (“DASHBOARD”) Act would mandate annual disclosure to the SEC of the type and “aggregate value” of user data used by harvesting companies, such as Facebook, Google and Amazon, including how revenue is generated by user data and what measures are taken to protect the data. If the costs of advertising on search engines and social media platforms increase, we may incur additional marketing expenses or be required to allocate a larger portion of our marketing spend to other channels and our business and operating results could be adversely affected. Similarly, changes to regulations applicable to the insurance brokerage and distribution business may limit our ability to rely on key distribution platforms, if the third-party distribution platforms are unable to continue to distribute our insurance products without an insurance producer license pursuant to applicable insurance law and regulations.

The marketing of our insurance products depends on our ability to cultivate and maintain cost-effective and otherwise satisfactory relationships with digital app stores, in particular, those operated by Google and Apple. As we grow, we may struggle to maintain cost-effective marketing strategies, and our customer acquisition costs could rise substantially. Furthermore, because many of our customers access our insurance products through a mobile app, we depend on the Apple App Store and the Google Play Store to distribute our mobile app.

Operating system platforms and application stores controlled by third parties, such as Apple and Google, may change their terms of service or policies in a manner that increases our costs or impacts our ability to distribute our mobile app, collect data through it, and market our products.

We are subject to the terms of service and policies governing the operating system platforms on which our mobile app runs and the application stores through which we distribute our mobile app, such as those operated by Apple and Google. These terms of service and policies govern the distribution, operation and promotion of applications on such platforms and stores. These platforms and stores have broad discretion to change and interpret their terms of service and policies in a manner that may adversely affect our business. For example, an operating system platform or application store may increase fees associated with access to it, restrict the collection of data through mobile apps that run on those platforms, restrict how that data is used and shared, and limit how mobile app publishers advertise online.

We rely on telematics to collect data points from an OBD-II device in customers’ vehicles. This data is used to accurately bill the miles they have driven, evaluate pricing and underwriting risks, manage claims and customer support, and improve business processes. Limitations on our ability to collect, use or share telematics and other data derived from the OBD-II device, as well as new technologies that block our ability to collect, use or share such data, could significantly diminish the value of our platform and have an adverse effect on our ability to generate revenue. Limitations or blockages on our ability to collect, use or share data derived from use of our mobile app may also restrict our ability to analyze such data to facilitate our product improvement, research and development and advertising activities. For example, in June 2020, Apple announced plans to require applications using its mobile operating systems to obtain an end-user’s permission to track them or access their device’s advertising identifier for advertising and advertising measurement purposes, as well as other restrictions that could adversely affect our business.

If we were to violate, or be perceived to have violated, the terms of service or policies of an operating system platform or application store, the provider may limit or block our access to it. It is possible that an operating system platform or application store might limit, eliminate or otherwise interfere with the distribution of our mobile app, the features we provide and the manner in which we market our mobile app, or give preferential treatment on their platforms or stores to a competitor. To the extent either or both of them do so, our business, results of operations and financial condition could be adversely affected.

Furthermore, one of the factors we use to evaluate our customer satisfaction and market position is our Apple App Store ratings. This rating, however, may not be a reliable indicator of our customer satisfaction relative to other companies who are rated on the Apple App Store since, to date, we have received a fraction of the number of reviews of some of the companies we benchmark against, and thus our number of positive reviews may not be as meaningful.

Our expansion within the United States will subject us to additional costs and risks, and our plans may not be successful.

Our success depends in significant part on our ability to expand into additional markets in the United States and abroad. We are currently licensed in the District of Columbia and 49 states of the United States and operate in eight of those states. We plan to have a presence in almost all states by 2022 but cannot guarantee that we will be able to provide nationwide coverage on that timeline or at all. Moreover, one or more states could revoke our license to operate, or implement additional regulatory hurdles that could preclude or inhibit our ability to obtain or maintain our license in such states. As we seek to expand in the United States, we may incur significant operating expenses, although our expansion may not be successful for a variety of reasons, including because of:

•        barriers to obtaining the required government approvals, licenses or other authorizations;

•        failures in identifying and entering into joint ventures with strategic partners, both domestically and internationally, or entering into joint ventures that do not produce the desired results;

•        challenges in, and the cost of, complying with various laws and regulatory standards, including with respect to the insurance business and insurance distribution, capital and outsourcing requirements, data privacy, tax, claims handling, and local regulatory restrictions;

•        difficulty in recruiting and retaining licensed, talented and capable employees;

•        competition from local incumbents that already own market share, better understand the local market, may market and operate more effectively and may enjoy greater local affinity or awareness;

•        differing demand dynamics, which may make our product offerings less successful; or

•        currency exchange restrictions or costs and exchange rate fluctuations, or significant increases to import tariffs.

Expansion into new markets in the United States will also require additional investments by us both in marketing and with respect to securing applicable regulatory approvals. These incremental costs may result from hiring additional personnel, from engaging third-party service providers and from incurring other research and development costs. If we invest substantial time and resources to expand our operations while our revenues from those additional operations do not exceed the expense of establishing and maintaining them, or if we are unable to manage these risks effectively, our business, results of operations and financial condition could be adversely affected.

If we fail to grow our geographic footprint or geographic growth occurs at a slower rate than expected, our business, results of operations and financial condition could be materially and adversely affected.

Our technology platform may not operate properly or as we expect it to operate.

We utilize our technology platform to gather customer data in order to determine whether or not to write and how to price our insurance products. Similarly, we use our technology platform to process many of our claims. Our technology platform is expensive and complex, its continuous development, maintenance and operation may entail unforeseen difficulties including material performance problems or undetected defects or errors. We may encounter technical obstacles, and it is possible that we may discover additional problems that prevent our technology from operating properly. If our platform does not function reliably, we may incorrectly select our customers, bill our customers, price insurance products or incorrectly pay or deny insurance claims made by our customers. These errors could result in inadequate insurance premiums paid relative to claims made, resulting in increased financial losses. These errors could also cause customer dissatisfaction with us, which could cause customers to cancel or fail to renew their insurance policies with us or make it less likely that prospective customers obtain new insurance policies from us. Additionally, technology platform errors may lead to unintentional bias and discrimination in the underwriting process, which could subject us to legal or regulatory liability and harm our brand and reputation. Any of these eventualities could result in a material adverse effect on our business, results of operations and financial condition.

We depend on third-party technology providers to support our telematics data acquisition.

We utilize telematics technology to gather data that we use to underwrite insurance policies, bill customers, and manage claims and customer service. Our telematics hardware is designed and manufactured and telematics data services are provided to us by third parties. These companies may fail to provide us accurate or complete data due to technical or operating failures, their hardware may have errors that inaccurately collect or represent driver behavior, car location, or other sensor data, or they may go stop offering their services to us. If we are delivered inaccurate or no data due to these failures, we may overpay claims, underbill customers, or create customer dissatisfaction that causes customers to cancel their insurance policies with us. Any of these eventualities could result in a material adverse effect on our business, results of operations and financial condition.

Regulatory changes may limit our ability to develop or implement our telematics-based pricing model and/or may eliminate or restrict the confidentiality of our proprietary technology.

Our future success depends on our ability to continue to develop and implement our telematics-based pricing model, and to maintain the confidentiality of our proprietary technology. Changes to existing laws, their interpretation or implementation, or new laws could impede our use of this technology, or require that we disclose our proprietary technology to our competitors, which could negatively impact our competitive position and result in a material adverse effect on our business, results of operations, and financial condition. For example, the November 2020 ballot measure in California, which was formally adopted, will enact the CPRA, which mandates issuance of regulations providing California residents with the right to information about the logic of certain algorithmic decisions about them and the right to opt-out of such decisions. Such regulations, and similar laws that could be enacted in other states, could require disclosure of our proprietary technology, limit the effectiveness of our products and reduce demand for them.

Our brand may not become as widely known or accepted as incumbents’ brands or the brand may become tarnished.

Many of our competitors have brands that are well-recognized. As a relatively new entrant into the insurance market, we have spent, and expect that we will for the foreseeable future continue to spend, considerable amounts of money and other resources on creating brand awareness and building our reputation. We may not be able to build brand awareness to levels matching our competitors, and our efforts at building, maintaining and enhancing our reputation could fail and/or may not be cost-effective. Complaints or negative publicity about our business practices, our marketing and advertising campaigns (including marketing affiliations or partnerships), our compliance with applicable laws, the integrity of the data that we provide to consumers or business partners, data privacy and security issues, and other aspects of our business, whether real or perceived, could diminish confidence in our brand, which could adversely affect our reputation and business. As we expand our product offerings and enter new markets, we will need to establish our reputation with new customers, and to the extent we are not successful in creating positive impressions, our business in these newer markets could be adversely affected. While we may choose to engage in a broader marketing campaign to further promote our brand, this effort may not be successful or cost effective. If we are unable to maintain or enhance our reputation or enhance consumer awareness of our brand in a cost-effective manner, our business, results of operations and financial condition could be materially adversely affected.

We may not continue to grow at historical rates or achieve or maintain profitability in the future.

Our limited operating history may make it difficult to evaluate our current business and our future prospects. While our revenue has grown in recent periods, this growth rate may not be sustainable and should not be considered indicative of future performance, and we may not realize sufficient revenue to achieve or maintain profitability. As we grow our business, we expect our revenue growth rates may slow in future periods due to a number of reasons, which may include slowing demand for our service, increasing competition, a decrease in the growth of our overall market, and our failure to capitalize on growth opportunities or the maturation of our business. We have incurred net losses on an annual basis since our inception, and may incur significant losses in the future for a number of reasons, including insufficient growth in the number of customers, a failure to retain our existing customers, and increasing competition, as well as other risks described in these Risk Factors, and we may encounter unforeseen expenses, difficulties, complications and delays and other unknown factors. We expect to continue to make investments in the development and expansion of our business, which may not result in increased or sufficient revenue or growth, as a result of which we may not be able to achieve or maintain profitability.

We rely on highly skilled and experienced personnel and if we are unable to attract, retain or motivate key personnel or hire qualified personnel, our business may be seriously harmed. In addition, the loss of key senior management personnel could harm our business and future prospects.

Our performance largely depends on the talents and efforts of highly-skilled and experienced individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled and experienced personnel and, if we are unable to hire and train a sufficient number of qualified employees for any reason, we may not be able to maintain or implement our current initiatives or grow, or our business may contract and we may lose market share. Moreover, certain of our competitors or other insurance or technology businesses may seek to hire our employees. We cannot assure you that our equity incentives and other compensation will provide adequate incentives to attract, retain and motivate employees in the future, particularly if the market price of our Common Stock does not increase or declines. If we do not succeed in attracting, retaining and motivating highly qualified personnel, our business may be seriously harmed.

We depend on our senior management, including Dan Preston, our Chief Executive Officer, and Paw Andersen, our Chief Technology Officer, as well as other key personnel. We may not be able to retain the services of any of our senior management or other key personnel, as their employment is at-will and they could leave at any time. If we lose the services of one or more of our senior management and other key personnel, including as a result of the COVID-19 pandemic, we may not be able to successfully manage our business, meet competitive challenges or achieve our growth objectives. Further, to the extent that our business grows, we will need to attract and retain additional qualified management personnel in a timely manner, and we may not be able to do so. Our future success depends on our continuing ability to identify, hire, develop, motivate, retain and integrate highly skilled personnel in all areas of our organization.

New legislation or legal requirements may affect how we communicate with our customers, which could have a material adverse effect on our business model, financial condition, and results of operations.

State and federal lawmakers, insurance regulators, and advisory groups such as the NAIC are focusing upon the use of artificial intelligence broadly, including concerns about transparency, deception, and fairness in particular. Changes in laws or regulations, or changes in the interpretation of laws or regulations by a regulatory authority, specific to the use of artificial intelligence, may decrease our revenues and earnings and may require us to change the manner in which we conduct some aspects of our business. We may also be required to disclose our proprietary software to regulators, putting our intellectual property at risk, in order to receive regulatory approval to use such artificial intelligence in the underwriting of insurance and/or the payment of claims. In addition, our business and operations are subject to various U.S. federal, state, and local consumer protection laws, including laws which place restrictions on the use of automated tools and technologies to communicate with wireless telephone subscribers or consumers generally. For example, a California law, effective as of July 2019, makes it unlawful for any person to use a bot to communicate with a person in California online with the intent to mislead the other person about its artificial identity for the purpose of knowingly deceiving the person about the content of the communication in order to incentivize a purchase of goods or services in a commercial transaction. Although we have taken steps to mitigate our liability for violations of this and other laws restricting the use of electronic communication tools, no assurance can be given that we will not be exposed to civil litigation or regulatory enforcement. Further, to the extent that any changes in law or regulation further restrict the ways in which we communicate with prospective or current customers before or during onboarding, customer care, or claims management, these restrictions could result in a material reduction in our customer acquisition and retention, reducing the growth prospects of our business, and adversely affecting our financial condition and future cash flows.

Severe weather events and other catastrophes, including the effects of climate change, are inherently unpredictable and may have a material adverse effect on our financial results and financial condition.

Our business may be exposed to catastrophic events such as tornadoes, tsunamis, tropical storms (including hurricanes), earthquakes, windstorms, hailstorms, severe thunderstorms, wildfires and other fires, as well as non-natural events such as explosions, riots, terrorism, or war, which could cause operating results to vary significantly from one period to the next. We may incur catastrophe losses in our business in excess of: (1) those experienced in prior years, (2) the average expected level used in pricing, (3) current reinsurance coverage limits, or (4) loss estimates from external tornado, hail, hurricane and earthquake models at various levels of probability. In addition, we are subject to customer insurance claims arising from weather events such as winter storms, rain, hail and high winds. The incidence and severity of weather conditions are largely unpredictable. There is generally an increase in the frequency and severity of customer insurance claims when severe weather conditions occur.

The incidence and severity of severe weather conditions and catastrophes are inherently unpredictable and the occurrence of one catastrophe does not render the possibility of another catastrophe greater or lower. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. In particular, severe weather and other catastrophes could significantly increase our costs due to a surge in claims following such events and/or legal and regulatory changes in response to catastrophes that may impair our ability to limit our liability under our policies. Severe weather conditions and catastrophes can cause greater losses for us, which can cause our liquidity and financial condition to deteriorate. Given our current state mix and performance of our book, we do not currently carry event reinsurance coverage for severe weather events. In addition, reinsurance placed in the market also carries some counterparty credit risk.

Climate change may affect the occurrence of certain natural events, such as an increase in the frequency or severity of wind and thunderstorm events, eruptions of volcanoes, and tornado or hailstorm events due to increased convection in the atmosphere; more frequent wildfires and subsequent landslides in certain geographies; higher incidence of deluge flooding and the potential for an increase in severity of the hurricane events due to higher sea surface temperatures. Additionally, climate change may cause an impact on the demand, price and availability of insurance, as well as the value of our investment portfolio. Due to significant variability associated with future changing climate conditions, we are unable to predict the impact climate change will have on our business.

Denial of claims or our failure to accurately and timely pay claims could materially and adversely affect our business, financial condition, results of operations, brand and prospects.

Under the terms of our policies, we are required to accurately and timely evaluate and pay claims. Our ability to do so depends on a number of factors, including the efficacy of our claims processing, the training and experience of our claims adjusters, including our third-party claims administrators, and our ability to develop or select and implement appropriate procedures and systems to support our claims functions.

We believe that the speed at which our technology-based claims processing platform allows us to process and pay claims is a differentiating factor for our business relative to our competitors, and an increase in the average time to process claims could lead to customer dissatisfaction and undermine our reputation and position in the insurance marketplace. If our claims adjusters or third-party claims administrators are unable to effectively process our volume of claims, our ability to grow our business while maintaining high levels of customer satisfaction could be compromised, which in turn, could adversely affect our operating margins. Any failure to pay claims accurately or timely could also lead to regulatory and administrative actions or other legal proceedings and litigation against us, or result in damage to our reputation, any one of which could materially and adversely affect our business, financial condition, results of operations, brand and prospects.

Unexpected increases in the frequency or severity of claims may adversely affect our results of operations and financial condition.

Our business may experience volatility in claim frequency from time to time, and short-term trends may not continue over the longer term. Changes in claim frequency may result from changes in mix of business, miles driven, distracted driving, macroeconomic or other factors. A significant increase in claim frequency could have an adverse effect on our results of operations and financial condition.

Changes in bodily injury claim severity are impacted by inflation in medical costs, litigation trends and precedents, regulation and the overall safety of automobile travel. Changes in auto property damage claim severity are driven primarily by inflation in the cost to repair vehicles, including parts and labor rates, the mix of vehicles that are declared total losses, model year mix as well as used car values. While actuarial models for pricing and reserving typically include an expected level of inflation, unanticipated increases in claim severity can arise from events that are inherently difficult to predict. Although we pursue various loss management initiatives to mitigate future increases in claim severity, there can be no assurances that these initiatives will successfully identify or reduce the effect of future increases in claim severity.

Failure to maintain our risk-based capital at the required levels could adversely affect our ability to maintain regulatory authority to conduct our business.

We are required to have sufficient capital and surplus in order to comply with insurance regulatory requirements, support our business operations and minimize our risk of insolvency. The NAIC has developed a system to test the adequacy of statutory capital and surplus of U.S.-based insurers, known as risk-based capital, that all states have adopted. This system establishes the minimum amount of capital and surplus necessary for an insurance company to support its overall business operations in consideration of its size and risk profile. It identifies insurers that may be inadequately capitalized by looking at certain risk factors, including asset risk, credit risk and underwriting risk with respect to the insurer’s business in order to determine an insurer’s authorized control level risk-based capital. An insurer’s risk-based capital ratio measures the relationship between its total adjusted capital and its authorized control level risk-based capital.

Insurers with a ratio falling below certain calculated thresholds may be subject to varying degrees of regulatory action, including heightened supervision, examination, rehabilitation or liquidation. An insurance company with total adjusted capital that is less than 200% of its authorized control level risk-based capital is at a company action level, which would require the insurance company to file a risk-based capital plan that, among other things, contains proposals of corrective actions the company intends to take that are reasonably expected to result in the elimination of the company action level event. Additional action level events occur when the insurer’s total adjusted capital falls below 150%, 100% and 70% of its authorized control level risk-based capital. Lower percentages trigger increasingly severe regulatory responses. In the event of a mandatory control level event (triggered when an insurer’s total adjusted capital falls below 70% of its authorized control level risk-based capital), an insurer’s primary regulator is required to take steps to place the insurer into receivership. As part of its regulatory review and approval of this transaction, the Delaware Department of Insurance required us to enter into a Capital Maintenance Agreement (the “CMA”). The CMA requires us, if the transaction closes, to ensure that the regulated insurance subsidiary, Metromile Insurance Company, will have and maintain total adjusted capital in an amount equal to at least 300% of the insurance company’s authorized control level risk based capital from the close of the transaction until a date to be determined by the regulator in mid-2025. Being required to maintain capital levels above the statutory requirement could put constraints on our ability to deploy capital to which our competitors are not subject.

In addition, the NAIC Insurance Regulatory Information System (the “IRIS”), is a collection of analytical tools designed to provide state insurance regulators with an integrated approach to screening and analyzing the financial condition of insurance companies operating in their respective states. If our ratios fall outside of the usual range for one or more ratios set forth by the IRIS for any number of reasons, it could subject us to heightened regulatory scrutiny or measures, or create investor uncertainty around the stability of our financial condition, which could harm our business.

Further, the NAIC has promulgated a Model Regulation to Define Standards and Commissioner’s Authority for Companies Deemed to be in Hazardous Financial Condition (the “Hazardous Financial Condition Standards”), which has been adopted by many states in whole or part. If our financial condition is deemed by state insurance regulators to meet the Hazardous Financial Conditions Standards, it could subject us to heightened regulatory scrutiny or measures, or create uncertainty around the stability of our financial condition, which could harm our business.

As a relatively new entrant to the insurance industry, we may face additional capital and surplus requirements as compared to those of our larger and more established competitors. Failure to maintain adequate risk-based capital at the levels required by law and/or the Delaware Department of Insurance as described above could result in increasingly onerous reporting and examination requirements and could adversely affect our ability to maintain regulatory authority to conduct our business.

Security incidents, or real or perceived errors, failures or bugs in our systems, website or app could impair our operations, compromise our confidential information or our customers’ personal information, damage our reputation and brand, and harm our business and operating results.

Our continued success depends on our systems, applications, and software continuing to operate and to meet the changing needs of our customers and users. We rely on our technology and engineering staff and vendors to successfully implement changes to and maintain our systems and services in an efficient and secure manner. Like all information systems and technology, our website and mobile app may contain or develop material errors, failures, vulnerabilities or bugs, particularly when new features or capabilities are released, and may be subject to computer viruses or malicious code, break-ins, phishing impersonation attacks, attempts to overload our servers with denial-of-service or other attacks, ransomware and similar incidents or disruptions from unauthorized use of our computer systems, as well as unintentional incidents causing data leakage, any of which could lead to interruptions, delays or website or mobile app shutdowns.

Operating our business and products involves the collection, storage, use and transmission of sensitive, proprietary and confidential information, including personal information, pertaining to our current, prospective and past customers, staff, contractors, and business partners. The security measures we take to protect this information may be breached as a result of computer malware, viruses, social engineering, ransomware attacks, hacking and cyberattacks, including by state-sponsored and other sophisticated organizations. Such incidents have become more prevalent in recent years. For example, attempts to fraudulently induce our personnel into disclosing usernames, passwords or other information that can be used to access our systems and the information in them have increased and could be successful. Our security measures could also be compromised by our personnel, theft or errors, or be insufficient to prevent exploitation of security vulnerabilities in software or systems on which we rely. Such incidents have in the past resulted in unauthorized access to certain personal information, and may in the future result in unauthorized, unlawful or inappropriate use, destruction or disclosure of, access to, or inability to access the sensitive, proprietary and confidential information that we handle. These incidents may remain undetected for extended periods of time.

We rely on third-party service providers to provide critical services that help us deliver our solutions and operate our business. These providers may support or operate critical business systems for us or store or process the same sensitive, proprietary and confidential information that we handle. These service providers may not have adequate security measures and could experience a security incident that compromises the confidentiality, integrity or availability of the systems they operate for us or the information they process on our behalf. Such occurrences could adversely affect our business to the same degree as if we had experienced these occurrences directly and we may not have recourse to the responsible third-party service providers for the resulting liability we incur.

Because there are many different cybercrime and hacking techniques and such techniques continue to evolve, we may be unable to anticipate attempted security breaches, react in a timely manner or implement adequate preventative measures. While we have developed systems and processes designed to protect the integrity, confidentiality and security of our and our customers’ confidential and personal information under our control, we cannot assure you that any security measures that we or our third-party service providers have implemented will be effective against current or future security threats.

A security breach or other security incident of our systems, data, website or app has occurred in the past, and may occur in the future. For example, in January 2021, we discovered a security incident related to our online pre-filled quote form and application process, which resulted in unknown person(s) accessing personal information of certain individuals, including individuals’ driver’s license numbers. An actual security breach or incident, a material vulnerability, or the perception that one has occurred or exists, could result in a loss of customer confidence in the security of our platform and damage to our reputation and brand; reduce demand for our insurance products; disrupt normal business operations; require us to expend significant capital and resources to investigate and remedy the incident, and prevent recurrence and comply with any breach notification obligations; and subject us to litigation (including class actions), regulatory enforcement action, fines, penalties, and other liability, which could adversely affect our business, financial condition and results of operations.

Even if we take steps that we believe are adequate to protect us from cyber threats, hacking against our competitors or other companies in our industry could create the perception among our customers or potential customers that our digital platform is not safe to use. Security incidents could also damage our IT systems and our ability to make the financial reports and other public disclosures required of public companies. These risks are likely to increase as we continue to grow and process, store and transmit an increasingly large volume of data.

We may be unable to prevent, monitor or detect fraudulent activity, including policy acquisitions or payments of claims that are fraudulent in nature.

If we fail to maintain adequate systems and processes to prevent, monitor and detect fraud, including fraudulent policy acquisitions or claims activity, or if inadvertent errors occur with such prevention, monitoring and detection systems due to human or computer error, our business could be materially adversely impacted. While we believe past incidents of fraudulent activity have been relatively isolated, we cannot be certain that our systems and processes will always be adequate in the face of increasingly sophisticated and ever-changing fraud schemes. We use a variety of tools to protect against fraud, but these tools may not always be successful at preventing such fraud.

Instances of fraud may result in increased costs, including possible settlement and litigation expenses, and could have a material adverse effect on our business and reputation. In addition, failure to monitor and detect fraud and otherwise comply with state Special Investigation Unit requirements can result in regulatory fines or penalties.

We are subject to stringent and changing privacy and data security laws, regulations, and standards related to data privacy and security. Our actual or perceived failure to comply with such obligations could harm our reputation, subject us to significant fines and liability, or adversely affect our business.

In the United States, insurance companies are subject to the privacy provisions of the federal Gramm-Leach-Bliley Act and the NAIC Insurance Information and Privacy Protection Model Act, to the extent adopted and implemented by various state legislatures and insurance regulators. The regulations implementing these laws require insurance companies to disclose their privacy practices to consumers, allow them to opt-in or opt-out, depending on the state, of the sharing of certain personal information with unaffiliated third parties, and maintain certain security controls to protect their information. Violators of these laws face regulatory enforcement action, substantial civil penalties, injunctions, and in some states, private lawsuits for damages.

Privacy and data security regulation in the U.S. is rapidly evolving. For example, California recently enacted the CCPA, which became effective January 1, 2020. The CCPA and related regulations give California residents expanded rights to access and request deletion of their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used and shared. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches, which is expected to increase the volume and success of class action data breach litigation. In addition to increasing our compliance costs and potential liability, the CCPA’s restrictions on “sales” of personal information may restrict our use of cookies and similar technologies for advertising purposes. The CCPA excludes information covered by Gramm-Leach-Bliley Act, the Driver’s Privacy Protection Act, the Fair Credit Reporting Act (the “California Financial Information Privacy Act”) from the CCPA’s scope, but the CCPA’s definition of “personal information” is broad and may encompass other information that we maintain. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the U.S., and multiple states have enacted or proposed similar laws. There is also discussion in Congress of new comprehensive federal data protection and privacy law to which we likely would be subject if it is enacted.

In addition, California voters approved the November 2020 ballot measure which will enact the CPRA, substantially expanding the requirements of the CCPA. As of January 1, 2023, the CPRA will give consumers the ability to limit use of precise geolocation information and other categories of information classified as “sensitive”; add e-mail addresses and passwords to the list of personal information that, if lost or breached, would give the affected consumers the right to bring private lawsuits; increase the maximum penalties threefold for violations concerning consumers under age 16; and establish the California Privacy Protection Agency to implement and enforce the new law, as well as impose administrative fines. The effects of the CCPA, CPRA and other similar state or federal laws are potentially significant and may require us to modify our data processing practices and policies, incur substantial compliance costs and subject us to increased potential liability.

In addition to privacy and data security requirements under applicable laws, we are subject to the Payment Card Industry Data Security Standard (“PCI DSS”), a self-regulatory standard that requires companies that process payment card data to implement certain data security measures. If we or our payment processors fail to comply with the PCI DSS, we may incur significant fines or liability and lose access to major payment card systems. Industry groups may in the future adopt additional self-regulatory standards by which we are legally or contractually bound.

If we expand into Europe, we may also face particular privacy, data security, and data protection risks in connection with requirements of the General Data Protection Regulation (E.U.) 2016/679 (“GDPR”) and other data protection regulations. Among other stringent requirements, the GDPR restricts transfers of data outside of the E.U. to countries deemed to lack adequate privacy protections (such as the U.S.), unless an appropriate safeguard specified by the GDPR is implemented. A July 16, 2020 decision of the Court of Justice of the European Union invalidated a key mechanism for lawful data transfer to the U.S. and called into question the viability of its primary alternative. As such, the ability of companies to lawfully transfer personal data from the E.U. to the U.S. is presently uncertain. Other countries have enacted or are considering enacting similar cross-border data transfer rules or data localization requirements. These developments could limit our ability to deliver our products in the E.U. and other foreign markets. In addition, any failure or perceived failure to comply with these rules may result in regulatory fines or penalties including orders that require us to change the way we process data.

Additionally, we are subject to the terms of our privacy policies, privacy-related disclosures, and contractual and other privacy-related obligations to our customers and other third parties. Any failure or perceived failure by us or third parties we work with to comply with these policies, disclosures, and obligations to customers or other third parties, or privacy or data security laws may result in governmental or regulatory investigations, enforcement actions, regulatory fines, criminal compliance orders, litigation or public statements against us by consumer advocacy groups or others, and could cause customers to lose trust in us, all of which could be costly and have an adverse effect on our business.

We rely on our mobile application to execute our business strategy. Government regulation of the internet and the use of mobile applications in particular is evolving, and unfavorable changes could seriously harm our business.

We rely on our mobile application to execute our business strategy. We are subject to general business regulations and laws as well as federal and state regulations and laws specifically governing the internet and the use of mobile applications in particular. Existing and future laws and regulations may impede the growth of the internet or other online services, and increase the cost of providing online services. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, content protection, electronic contracts and communications, electronic signatures and consents, consumer protection and social media marketing. It is at times not clear how existing laws governing issues such as property ownership, sales and other taxes and consumer privacy apply to the internet and the use of mobile applications in particular, as the vast majority of these laws were adopted prior to the advent of the internet and the use of mobile applications and do not contemplate or address the unique issues raised by the internet. It is possible that general business regulations and laws, or those specifically governing the internet and the use of mobile applications in particular, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We cannot be sure that our practices have complied, currently comply or will comply fully with all such laws and regulations. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business and proceedings or actions against us by governmental entities or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business and decrease the use of our mobile application or website by consumers and suppliers and may result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any such laws or regulations.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

Our trade secrets, trademarks, copyrights, patents, and other intellectual property rights are important assets for us. We rely on, and expect to continue to rely on, various agreements with our employees, independent contractors, consultants and third parties with whom we have relationships, as well as trademark, trade dress, domain name, copyright, patent, and trade secret laws, to protect our brand and other intellectual property rights. Such agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property or technology, and we may fail to consistently obtain, police and enforce such agreements. Additionally, various factors outside our control pose a threat to our intellectual property rights, as well as to our products, services and technologies. For example, we may fail to obtain effective intellectual property protection, or effective intellectual property protection may not be available in every country in which our products and services are available. Also, the efforts we have taken to protect our intellectual property rights may not be sufficient or effective in all cases. For example, governmental entities that grant intellectual property rights may deny our applications for such rights despite our best efforts. Additionally, granted intellectual property rights are subject to challenge. Successful challenges may result in such rights being narrowed in scope or declared invalid or unenforceable. Despite our efforts to obtain and protect broad intellectual property rights, there can be no assurance our intellectual property rights will be sufficient to protect against others offering products or services that are substantially similar to ours and compete with our business, and unauthorized parties may attempt to copy aspects of our technology and use information that we consider proprietary. Competitors or other third parties may also attempt to circumvent or design around our intellectual property rights.

In addition to registered intellectual property rights such as trademark registrations, we rely on non-registered proprietary information and technology, such as trade secrets, confidential information, know-how and technical information. Certain information or technology that we endeavor to protect as trade secrets may not be eligible for trade secret protection in all jurisdictions, or the measures we undertake to establish and maintain such trade secret protection may be inadequate. In order to protect our proprietary information and technology, we rely in part on agreements with our employees, investors, independent contractors and other third parties that place restrictions on the use and disclosure of this intellectual property. In some cases, these agreements may not adequately protect our trade secrets, these agreements may be breached, or this intellectual property, including trade secrets, may otherwise be disclosed or become known to our competitors, which could cause us to lose a competitive advantage resulting from this intellectual property. However, our employees, independent contractors or other third parties with whom we do business may nonetheless use intellectual property owned by others in their work for us, and disputes may arise as to the rights in related or resulting know-how and inventions. Current or future legal requirements may require us to disclose certain proprietary information or technology, such as our proprietary algorithms, to regulators or other third parties, including our competitors, which could impair or result in the loss of trade secret protection for such information or technology. The loss of trade secret protection could make it easier for third parties to compete with our products and services by copying functionality. In addition, any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection of our trade secrets or other proprietary information could harm our business, results of operations and competitive position.

We have filed, and may continue in the future to file, applications to protect certain of our innovations and intellectual property. We do not know whether any of our applications will result in the issuance of a patent, trademark or copyright, as applicable, or whether the examination process will require us to narrow our claims or otherwise limit the scope of such intellectual property. In addition, we may not receive competitive advantages from the rights granted under our intellectual property. Our existing intellectual property, and any intellectual property granted to us or that we otherwise acquire in the future, may be contested, circumvented or invalidated, and we may not be able to prevent third parties from infringing our intellectual property rights. Therefore, the exact effect of the protection of this intellectual property cannot be predicted with certainty. Because obtaining patent protection requires disclosing our inventions to the public, such disclosure may facilitate our competitors developing improvements to our innovations. Given this risk, we may sometimes choose not to seek patent protection for certain innovations and instead rely on trade secret protection. Any failure to adequately obtain such patent protection, or other intellectual property protection, could later prove to adversely impact our business.

We currently hold various domain names relating to our brand, including Metromile.com. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for users to find our website and our mobile app. We may be unable, without significant cost or at all, to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

We may be required to spend significant resources in order to monitor and protect our intellectual property rights, and some violations may be difficult or impossible to detect. For example, infringement of patent rights related to internal software processes may be difficult to detect. Litigation to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights or asserting that we infringe third-party intellectual property rights. The unauthorized copying or use of our proprietary technology, as well as any costly litigation or diversion of our management’s attention and resources, could impair the functionality of our platform, delay introductions of enhancements to our platform, result in our substituting inferior or more costly technologies into our platform or harm our reputation or brand. In addition, we may be required to license additional technology from third parties to develop and market new offerings or platform features, which may not be on commercially reasonable terms or at all and could adversely affect our ability to compete.

Although we take measures to protect our intellectual property, if we are unable to prevent the unauthorized use or exploitation of our intellectual property, the value of our brand, content, and other intangible assets may be diminished, competitors may be able to more effectively mimic our service and methods of operations, the perception of our business and service to customers and potential customers may become confused, and our ability to attract customers may be adversely affected. Any failure to protect our intellectual property could adversely impact our business, results of operations and financial condition. While we take precautions designed to protect our intellectual property, it may still be possible for competitors and other unauthorized third parties to copy our technology and use our proprietary brand, content and information to create or enhance competing solutions and services, which could adversely affect our competitive position in our rapidly evolving and highly competitive industry. Some license provisions that protect against unauthorized use, copying, transfer and disclosure of our technology may be unenforceable under the laws of certain jurisdictions and foreign countries. While we enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with our third-party providers and strategic partners, we cannot assure you that these agreements will be effective in controlling access to, and use and distribution of, our products and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our offerings.

Some of our products and services contain open source software, which may pose particular risks to our proprietary software, products, and services in a manner that could have a negative effect on our business.

We use open source software in our products and services and anticipate continuing to use open source software in the future. Some open source software licenses require those who distribute open source software as part of their own software product to publicly disclose all or part of the source code of such software product or to make available any derivative works of the open source code on unfavorable terms or at no cost, and we may be subject to such terms. The terms of certain open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide or distribute our products or services. Additionally, we could face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we develop using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license or cease offering the implicated products or services unless and until we can re-engineer such source code to eliminate use of such open source software. This re-engineering process could require us to expend significant additional research and development resources, and we may not be able to complete the re-engineering process successfully. In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties, assurance of title or controls on the origin or operation of the open source software, which are risks that cannot be eliminated, and could, if not properly addressed, negatively affect our business. We have established processes to help alleviate these risks, including a review process for screening requests from our development teams for the use of open source software, but we cannot be sure that all of our use of open source software is in a manner that is consistent with our current policies and procedures, or will not subject us to liability. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have a negative effect on our business, financial condition and operating results.

Claims by others that we infringe or have infringed their proprietary technology or other intellectual property rights could harm our business.

Companies in the internet and technology industries are frequently subject to litigation based on allegations of infringement or other violations of intellectual property rights. In addition, certain companies and rights holders seek to enforce and monetize patents or other intellectual property rights they own, have purchased or have otherwise obtained. As we gain an increasingly high public profile, the possibility of intellectual property rights claims against us grows. From time to time, third parties may assert claims of infringement of intellectual property rights against us. Although we may have meritorious defenses, there can be no assurance that we will be successful in defending against these allegations or in reaching a business resolution that is satisfactory to us. Our competitors and others may now and in the future have significantly larger and more mature patent portfolios than us. In addition, future litigation may involve patent holding companies or other adverse patent owners who have no relevant product or service revenue and against whom our own patents may therefore provide little or no deterrence or protection. Many potential litigants, including some of our competitors and patent-holding companies, have the ability to dedicate substantial resources to the assertion of their intellectual property rights. Any claim of infringement by a third party, even those without merit, could cause us to incur substantial costs defending against the claim, could distract our management from our business and could require us to cease use of such intellectual property. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, we risk compromising our confidential information during this type of litigation. We may be required to pay substantial damages, royalties or other fees in connection with a claimant securing a judgment against us, we may be subject to an injunction or other restrictions that prevent us from using or distributing our intellectual property, or from operating under our brand, or we may agree to a settlement that prevents us from distributing our offerings or a portion thereof, which could adversely affect our business, results of operations and financial condition.

With respect to any intellectual property rights claim, we may have to seek out a license to continue operations found or alleged to violate such rights, which may not be available, or if available, may not be available on favorable or commercially reasonable terms and may significantly increase our operating expenses. Some licenses may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. If a third party does not offer us a license to its intellectual property on reasonable terms, or at all, we may be required to develop alternative, non-infringing technology, which could require significant time (during which we would be unable to continue to offer our affected offerings), effort and expense and may ultimately not be successful. Any of these events could adversely affect our business, results of operations and financial condition.

We may be subject to compliance obligations arising from medical information privacy regulations.

By processing certain personal injury data on behalf of our clients, we may be subject to compliance obligations under privacy and data security-related laws specific to the protection of healthcare or medical information. Although we may be subject to the Health Insurance Portability and Accountability Act (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”) and comparable state laws, we do not have a process in place to assess or align our privacy and security practices specifically against requirements for protecting medical information.

We may be unable to prevent or address the misappropriation of our data.

From time to time, third parties may misappropriate our data through website scraping, bots or other means and aggregate this data on their websites with data from other companies. In addition, copycat websites or mobile apps may misappropriate data and attempt to imitate our brand or the functionality of our website or our mobile app. If we become aware of such websites or mobile apps, we intend to employ technological or legal measures in an attempt to halt their operations. However, we may be unable to detect all such websites or mobile apps in a timely manner and, even if we could, technological and legal measures may be insufficient to halt their operations. In some cases, particularly in the case of websites or mobile apps operating outside of the U.S., our available remedies may not be adequate to protect us against the effect of the operation of such websites or mobile apps. Regardless of whether we can successfully enforce our rights against the operators of these websites or mobile apps, any measures that we may take could require us to expend significant financial or other resources, which could harm our business, results of operations or financial condition. In addition, to the extent that such activity creates confusion among consumers or advertisers, our brand and business could be harmed.

If our customers were to claim that the policies they purchased failed to provide adequate or appropriate coverage, we could face claims that could harm our business, results of operations and financial condition.

Although we aim to provide adequate and appropriate coverage under each of our policies, customers could purchase policies that prove to be inadequate or inappropriate. If such customers were to bring a claim or claims alleging that we failed in our responsibilities to provide them with the type or amount of coverage that they sought to purchase, we could be found liable for amounts significantly in excess of the policy limit, resulting in an adverse effect on our business, results of operations and financial condition. While we maintain errors and omissions insurance coverage to protect us against such liability, such coverage may be insufficient or inadequate.

If we are unable to underwrite risks accurately or charge competitive yet profitable rates to our customers, our business, results of operations and financial condition will be adversely affected.

In general, the premiums for our insurance policies are established at the time a policy is issued and, therefore, before all of our underlying costs are known. The accuracy of our pricing depends on our ability to adequately assess risks, estimate losses and comply with state insurance regulations. Like other insurance companies, we rely on estimates and assumptions in setting our premium rates. We also utilize the data that we gather through our interactions with our customers, as evaluated and curated by our technology-based pricing platform.

Establishing adequate premium rates is necessary, together with investment income, if any, to generate sufficient revenue to offset losses, LAE, and other costs. If we do not accurately assess the risks that we underwrite, the premiums that we charge may not be adequate to cover our losses and expenses, which would adversely affect our results of operations and our profitability. Moreover, if we determine that our prices are too low, insurance regulations may preclude us from being able to cancel insurance contracts, non-renew customers, or raise premiums. Alternatively, we could set our premiums too high, which could reduce our competitiveness and lead to fewer customers and lower revenues, which could have a material adverse effect on our business, results of operations and financial condition.

Pricing involves the acquisition and analysis of historical loss data and the projection of future trends, loss costs and expenses, and inflation trends, among other factors, for each of our products in multiple risk tiers and many different markets. In order to accurately price our policies, we must:

•        collect and properly analyze a substantial volume of data from our customers;

•        develop, test and apply appropriate actuarial projections and rating formulas;

•        review and evaluate competitive product offerings and pricing dynamics;

•        closely monitor and timely recognize changes in trends; and

•        project both frequency and severity of our customers’ losses with reasonable accuracy; and

•        in many states obtain regulatory approval for these processes and the resulting rates.

There are no assurances that we will have success in implementing our pricing methodology accurately in accordance with our assumptions. Our ability to accurately price our policies is subject to a number of risks and uncertainties, including:

•        insufficient or unreliable data;

•        incorrect or incomplete analysis of available data;

•        uncertainties generally inherent in estimates and assumptions;

•        our failure to implement appropriate actuarial projections and rating formulas or other pricing methodologies;

•        incorrect or incomplete analysis of the competitive environment;

•        regulatory constraints on rate increases or the use of certain types of data; and

•        our failure to accurately estimate investment yields and the duration of our liability for loss and loss adjustment expenses, as well as unanticipated court decisions, legislation or regulatory action.

To address the potential inadequacy of our current business model, we may be compelled to increase the amount allocated to cover policy claims, increase premium rates or adopt tighter underwriting standards, any of which may result in a decline in new business and renewals and, as a result, could have a material adverse effect on our business, results of operations and financial condition.

Our product development cycles are complex and subject to regulatory approval, and we may incur significant expenses before we generate revenues, if any, from new products.

Because our products are highly technical and require rigorous testing and regulatory approvals, development cycles can be complex. Moreover, development projects can be technically challenging and expensive, and may be delayed or defeated by the inability to obtain licensing or other regulatory approvals. The nature of these development cycles may cause us to experience delays between the time we incur expenses associated with research and development and the time we generate revenues, if any, from such expenses. If we expend a significant amount of resources on research and development and our efforts do not lead to the successful introduction or improvement of products that are competitive in the marketplace, this could materially and adversely affect our business and results of operations. Additionally, anticipated customer demand for a product we are developing could decrease after the development cycle has commenced. Such decreased customer demand may cause us to fall short of our sales targets, and we may nonetheless be unable to avoid substantial costs associated with the product’s development. If we are unable to complete product development cycles successfully and in a timely fashion and generate revenues from such future products, the growth of our business may be harmed.

Litigation and legal proceedings filed by or against us and our subsidiaries could have a material adverse effect on our business, results of operations and financial condition.

From time to time, we are subject to allegations, and may be party to litigation and legal proceedings relating to our business operations. Litigation and other proceedings may include complaints from or litigation by customers or reinsurers, related to alleged breaches of contract or otherwise. We expect that as our market share increases, competitors may pursue litigation to require us to change our business practices or offerings and limit our ability to compete effectively.

As is typical in the insurance industry, we continually face risks associated with litigation of various types arising in the normal course of our business operations, including disputes relating to insurance claims under our policies as well as other general commercial and corporate litigation. Although we are not currently involved in any material litigation with our customers, members of the insurance industry are periodically the target of class action lawsuits and other types of litigation, some of which involve claims for substantial or indeterminate amounts, and the outcomes of which are unpredictable. This litigation is based on a variety of issues, including sale of insurance and claim settlement practices. In addition, because we employ a technology platform to collect customer data, it is possible that customers or consumer groups could bring individual or class action claims alleging that our methods of collecting data and pricing risk are impermissibly discriminatory. We cannot predict with any certainty whether we will be involved in such litigation in the future or what impact such litigation would have on our business. If we were to be involved in litigation and it was determined adversely, it could require us to pay significant damages or to change aspects of our operations, either of which could have a material adverse effect on our financial results. Even claims without merit can be time-consuming and costly to defend, and may divert management’s attention and resources away from our business and adversely affect our business, results of operations and financial condition. Additionally, routine lawsuits over claims that are not individually material could in the future become material if aggregated with a substantial number of similar lawsuits. In addition to increasing costs, a significant volume of customer complaints or litigation could also adversely affect our brand and reputation, regardless of whether such allegations have merit or whether we are liable. We cannot predict with certainty the costs of defense, the costs of prosecution, insurance coverage or the ultimate outcome of litigation or other proceedings filed by or against us, including remedies or damage awards, and adverse results in such litigation, and other proceedings may harm our business and financial condition.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2020, we had gross federal income tax net operating losses (“NOLs”), of approximately $279 million available to offset our future taxable income, if any, prior to consideration of annual limitations that may be imposed under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), or otherwise. Of our NOLs, $142 million of losses will begin to expire in 2031 through 2040 and $137 million of losses can be carried forward indefinitely.

We may be unable to fully use our NOLs, if at all. Under Section 382 of the Code, if a corporation undergoes an “ownership change” (very generally defined as a greater than 50% change, by value, in the corporation’s equity ownership by certain stockholders or groups of stockholders over a rolling three-year period), the corporation’s ability to use its pre-ownership change NOLs to offset its post-ownership change income may be limited. We have experienced ownership changes in the past, and we may experience ownership changes in the future as a result of subsequent shifts in our stock ownership, some of which may be outside of our control. Future regulatory changes could also limit our ability to utilize our NOLs. To the extent we are not able to offset future taxable income with our NOLs, our net income and cash flows may be adversely affected.

The Tax Cuts and Jobs Act (the “Tax Act”), as modified by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), among other things, includes changes to U.S. federal tax rates and the rules governing NOL carryforwards. For federal NOLs arising in tax years beginning after December 31, 2017, with certain exceptions, including for insurance companies that are not life insurance companies, the Tax Act as modified by the CARES Act limits a taxpayer’s ability to utilize NOL carryforwards in taxable years beginning after December 31, 2020 to 80% of taxable income. In addition, federal NOLs arising in tax years beginning after December 31, 2017, with an exception for insurance companies that are not life insurance companies, can be carried forward indefinitely. For federal NOLs for insurance companies that are not life insurance companies subject to taxation under Part 2 of subchapter L of the Code, NOLs may be carried forward for 20 taxable years regardless of when they arise. The income of insurance companies that are not life insurance companies is generally not subject to a percentage limitation for offset by group NOLs. Deferred tax assets for NOLs will need to be measured at the applicable tax rate in effect when the NOLs are expected to be utilized. The new limitation on use of NOLs may significantly impact our ability to utilize our NOLs to offset taxable income in the future. In addition, for state income tax purposes, there may be periods during which the use of net operating loss carryforwards is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. For example, California recently imposed limits on the usability of California state net operating losses to offset taxable income in tax years beginning after 2019 and before 2023.

Our enterprise software business unit has limited operating history, which makes it difficult to forecast operating results from the business unit, and we may not achieve the expected operating results in the future.

We established the enterprise software business unit in 2018 and signed its first customer the same year. Since then, we have seen a growth in revenue and deployments. However, as a result of its limited operating history, our ability to forecast future operating results from this business unit, including revenues, cash flows and profitability, is limited and subject to many uncertainties. The historical revenue growth in this business unit should not be considered indicative of its future performance.

Furthermore, the enterprise business unit’s revenue and customer growth could slow or decline for a number of reasons, including slowing demand for its products, increased competition, changes to technology, a decrease in growth in the overall market, or our failure, for any reason, to continue to take advantage of growth opportunities. Moreover, we have encountered and will continue to encounter a number of risks and uncertainties frequently experienced by growing companies in the technology industry, such as the risks and uncertainties described in this prospectus. If our assumptions regarding these risks and uncertainties are incorrect or change due to changes in our market, or if we do not address these risks successfully, the enterprise business unit’s operating and financial results could differ materially from our expectations and this business unit could suffer.

Our enterprise software business has relied on, and is expected to continue to rely on, orders from a relatively small number of customers for a substantial portion of our revenue, and the loss of any of these customers would significantly harm our operating and financial results

Our revenue is dependent on orders from customers in the property and casualty (“P&C”) insurance industry, which may be adversely affected by economic, environmental, social, and geo-political conditions. We currently charge customers a license fee for our enterprise software that is proportional to the size of their business. This means we can expect to make more revenue from one large-sized customer (as measured by the size of the customer’s business) than from several small-sized customers (as measured by the size of their business). We currently rely on and expect to continue to rely on a relatively small number of large-sized customers to account for a majority of our revenue. As a result, if we fail to successfully sell our products and services to one or more of these large-sized customers in any particular period or fail to identify additional potential large-sized customers, or such customers purchase fewer of our products or services, defer or cancel purchase orders for any reason, fail to renew their license or subscription agreements or otherwise terminate their relationship with us for any reason, the results of operations and financial condition of the enterprise business unit would be significantly harmed.

Our Metromile Enterprise business may cost more to operate than anticipated.

Metromile Enterprise has historically generated more cash than operating expenses due to prepaid revenue and service fees associated with signed deployments. As customer deployments increase, customers request new features, and upgrades and investments are required, we may need to accelerate our spend meaningfully and this could adversely impact our operating income.

The market in which the enterprise software business operates is highly competitive, and if we do not compete effectively, our business, our financial condition, and results of operations could be harmed

The market in which our enterprise software business operates is rapidly evolving and highly competitive. As it continues to mature and evolve, existing competitors will continue to introduce new, innovative products, and new competitors will continue to enter, thereby further intensifying competition.

We face competition from a number of sources:

•        Large, well-established, P&C software providers that have been selling into the P&C industry for quite some time seeking to introduce new features or launch product(s) that mimic the functionality of some of our product(s);

•        Large, well-established, custom software development and professional services companies offering bespoke software that competes with some or all of our enterprise software products; and

•        New or emerging entrants seeking to develop competing technology products.

We compete based on a number of factors, including innovativeness of our products, demonstrable breadth of use cases, maturity of software, speed of deployment, total cost of ownership of our products, customer service and support, brand recognition of the core Metromile business and ease of implementation. Some of our competitors have substantially greater customer relationships, and financial, technical and other resources than we do, and may be able to respond more effectively than us to new opportunities, technologies and customer needs. As a result, competition may negatively impact our ability to attract new customers or retain existing ones, or put downward pressure on our prices, any of which could materially harm our business, results of operations and financial condition.

Our enterprise software products expose us to liability associated with customer contracts and the use of their customers data.

Metromile Enterprise is a cloud-based subscription software solution provided to global P&C insurers. Through the deployment of this service, insurers may share or provide Metromile with customer data or aggregated data that reveals personally identifying information about the insurers’ customers. This data exposes us to material liability if it is publicly disclosed, copied, or used in an inadvertent way that violates the terms of our contract with our enterprise business unit’s customers, or their terms of service with their customers, or state or national laws.

We may become subject to intellectual property disputes or other claims of infringement, which are costly and may subject us to significant liability and increased costs of doing business.

We compete in a market where there are a large number of patents, copyrights, trademarks, trade secrets, and other intellectual and proprietary rights, as well as disputes regarding infringement of these rights. In particular, leading companies in the software industry own large numbers of patents, copyrights, trademarks and trade secrets, which they may use to assert claims against us. From time to time, third parties holding such intellectual property rights, including leading companies, competitors, patent holding companies and/or non-practicing entities, may assert patent, copyright, trademark or other intellectual property claims against us.

Although we believe that our products and services do not infringe upon the intellectual property rights of third parties, we cannot assure that third parties will not assert infringement or misappropriation claims against us with respect to current or future products or services, or that any such assertions will not require us to enter into royalty arrangements or result in costly litigation, or result in us being unable to use certain intellectual property. We cannot assure that we are not infringing or otherwise violating any third-party intellectual property rights.

Any intellectual property litigation to which we become a party may require us to do one or more of the following:

•        cease selling, licensing, or using products or features that incorporate the intellectual property rights that we allegedly infringe, misappropriate, or violate;

•        make substantial payments for legal fees, settlement payments, or other costs or damages, including indemnification of third parties;

•        obtain a license or enter into a royalty agreement, either of which may not be available on reasonable terms or at all, in order to obtain the right to sell or use the relevant intellectual property; or

•        redesign the allegedly infringing products to avoid infringement, misappropriation, or violation, which could be costly, time-consuming, or impossible.

Any of these events or any adverse result in any litigation claims against us could have a material adverse effect on our business, financial condition, and results of operations.

A significant portion of our future operating profit gains are expected to arise from the growth in our enterprise software revenue, which may not be realized.

Our Metromile Enterprise business is a new and growing business. While we have several new customer deployments active or underway, there is no guarantee that these deployments will materially increase revenue if customers cancel their contracts, reduce their desired level of services, or new customers do not sign up for the services. Any of which could significantly harm our business, operating results and financial condition.

Risks Related to Our Business Model and Industry

The insurance business, including the market for automobile, renters’ and homeowners’ insurance, is historically cyclical in nature, and we may experience periods with excess underwriting capacity and unfavorable premium rates, which could adversely affect our business.

Historically, insurers have experienced significant fluctuations in operating results due to competition, frequency and severity of catastrophic events, levels of capacity, adverse litigation trends, regulatory constraints, general economic conditions, and other factors. The supply of insurance is related to prevailing prices, the level of insured losses and the level of capital available to the industry that, in turn, may fluctuate in response to changes in rates of return on investments being earned in the insurance industry. As a result, the insurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity increased premium levels. Demand for insurance depends on numerous factors, including the frequency and severity of catastrophic events, levels of capacity, the introduction of new capital providers and general economic conditions. All of these factors fluctuate and may contribute to price declines generally in the insurance industry.

We cannot predict with certainty whether market conditions will improve, remain constant or deteriorate. Negative market conditions may impair our ability to underwrite insurance at rates we consider appropriate and commensurate relative to the risk assumed. Additionally, negative market conditions could result in a decline in policies sold, an increase in the frequency of claims and premium defaults, and an uptick in the frequency of falsification of claims. If we cannot underwrite insurance at appropriate rates, our ability to transact business will be materially and adversely affected. Any of these factors could lead to an adverse effect on our business, results of operations and financial condition.

Reinsurance may be unavailable at current levels and prices, which may limit our ability to underwrite new policies. Furthermore, reinsurance subjects us to counterparty risk and may not be adequate to protect us against losses, which could have a material effect on our results of operations and financial condition.

Reinsurance is a contract by which an insurer, which may be referred to as the ceding insurer, agrees with a second insurer, called a reinsurer, that the reinsurer will cover a portion of the losses incurred by the ceding insurer in the event a claim is made under one or more policies issued by the ceding insurer, in exchange for a premium. Our regulated insurance subsidiary, Metromile Insurance Company, obtains reinsurance to help manage its exposure to property and casualty insurance risks. Although our reinsurance counterparties are liable to us according to the terms of the reinsurance policies, we remain primarily liable to our policyholders as the direct insurers on all risks reinsured. As a result, reinsurance does not eliminate the obligation of our regulated insurance subsidiary to pay all claims, and we are subject to the risk that one or more of our reinsurers will be unable or unwilling to honor its obligations, that the reinsurers will not pay in a timely fashion, or that our losses are so large that they exceed the limits inherent in our reinsurance contracts, limiting recovery. We are also subject to the risk that under applicable insurance laws and regulations we may not be able to take credit for the reinsurance on our financial statements and instead would be required to hold separate admitted assets as reserves to cover claims on the risks that we have ceded to the reinsurer. Reinsurers may become financially unsound by the time they are called upon to pay amounts due, which may not occur for many years, in which case we may have no legal ability to recover what is due to us under our agreement with such reinsurer. Any disputes with reinsurers regarding coverage under reinsurance contracts could be time consuming, costly, and uncertain of success.

Market conditions beyond our control impact the availability and cost of the reinsurance we purchase. No assurances can be made that reinsurance will remain continuously available to us to the same extent and on the same terms and rates as is currently available, as such availability depends in part on factors outside of our control. A new contract may not provide sufficient reinsurance protection. Market forces and external factors, such as significant losses from weather and seismic events (like hurricanes or earthquakes) or terrorist attacks or an increase in capital and surplus requirements, impact the availability and cost of the reinsurance we purchase. If we were unable to maintain our current level of reinsurance or purchase new reinsurance protection in amounts that we consider sufficient at acceptable prices, we would have to either accept an increase in our catastrophe exposure, reduce our insurance underwritings, or develop or seek other alternatives.

The unavailability of acceptable reinsurance protection would have a materially adverse impact on our business model, which depends on reinsurance companies to absorb any unfavorable variance from the level of losses anticipated at underwriting. If we are unable to obtain adequate reinsurance at reasonable rates, we would have to increase our risk exposure or reduce the level of our underwriting commitments, each of which could have a material adverse effect upon our business volume and profitability. Alternatively, we could elect to pay higher than anticipated rates for reinsurance coverage, which could have a material adverse effect upon our profitability unless policy premium rates could also be raised, in most cases subject to approval by state regulators, to offset this additional cost.

Reinsurance subjects us to risks of our reinsurers and may not be adequate to protect us against losses arising from ceded insurance, which could have a material effect on our results of operations and financial condition.

The collectability of reinsurance recoverables is subject to uncertainty arising from a number of factors, including changes in market conditions, whether insured losses meet the qualifying conditions of the reinsurance contract and whether reinsurers, their affiliates, or certain regulatory bodies have the financial capacity and willingness to make payments under the terms of a reinsurance treaty or contract. Any disruption, volatility and uncertainty in the financial reinsurance markets may decrease our ability to access such markets on favorable terms or at all. In addition, we are subject to the risk that one or more of our reinsurers will not honor its obligations, that the reinsurers will not pay in a timely fashion, or that our losses are so large that they exceed the limits inherent in our reinsurance contracts, limiting recovery. Reinsurers may become financially unsound by the time that they are called upon to pay amounts due, which may not occur for many years, in which case we may have no legal ability to recover what is due to us under our agreement with such reinsurer. In addition, any disputes with reinsurers regarding coverage under reinsurance contracts could be time consuming, costly, and uncertain of success. Our inability to collect a material recovery from a reinsurer could have a material effect on our results of operations and financial condition.

We are subject to extensive regulation and potential further restrictive regulation may increase our operating costs and limit our growth.

We are subject to extensive laws by the individual state insurance departments in the states in which we transact business. These laws are complex and subject to change. Changes may sometimes lead to additional expenses, increased legal exposure, increased required reserves or capital and surplus, delays in implementing desired rate increases or business operations, and additional limits on our ability to grow or to achieve targeted profitability. Laws to which our licensed insurance carriers and producer subsidiaries are subject include, but are not limited to:

•        prior approval of transactions resulting in a change of control;

•        approval of policy forms and premiums;

•        approval of intercompany service agreements;

•        statutory and risk-based capital solvency requirements, including the minimum capital and surplus our regulated insurance subsidiary must maintain pursuant to applicable laws and the CMA entered into as required by the Delaware Department of Insurance described above;

•        establishing minimum reserves that insurance carriers must hold to pay projected insurance claims;

•        required participation by our regulated insurance subsidiary in state guaranty funds;

•        restrictions on the type and concentration of our regulated insurance subsidiary’s investments;

•        restrictions on the advertising and marketing of insurance;

•        restrictions on the adjustment and settlement of insurance claims;

•        restrictions on the use of rebates to induce a policyholder to purchase insurance;

•        restrictions on the sale, solicitation and negotiation of insurance;

•        restrictions on the sharing of insurance commissions and payment of referral fees;

•        prohibitions on the underwriting of insurance on the basis of race, sex, religion and other protected classes;

•        restrictions on our ability to use telematics to underwrite and price insurance policies, such as in California, our largest market, and other states in which we operate or may operate in the future;

•        restrictions on the ability of our regulated insurance subsidiary to pay dividends to us or enter into certain related party transactions without prior regulatory approval;

•        rules requiring the maintenance of statutory deposits for the benefit of policyholders;

•        privacy regulation and data security;

•        state-mandated premium rebates, refunds, or reductions as a result of potentially lower risk exposure due to the COVID-19 pandemic and related emergency orders;

•        regulation of corporate governance and risk management; and

•        periodic examinations of operations, finances, market conduct and claims practices; and required periodic financial reporting.

To the extent we decide to expand our current product offerings to include other insurance products, this would subject us to additional regulatory requirements and scrutiny in each state in which we elect to offer such products. Most states have also adopted legislation prohibiting unfair methods of competition and unfair or deceptive acts and practices in the business of insurance as well as unfair claims practices. Prohibited practices include, but are not limited to, misrepresentations, false advertising, coercion, disparaging other insurers, unfair claims settlement procedures, and discrimination in the business of insurance. Noncompliance with any of such state statutes may subject us to regulatory action by the relevant state insurance regulator, and possibly private litigation. States also regulate various aspects of the contractual relationships between insurers and independent agents as well as, in certain states, insurers and third-party administrators.

Although state insurance regulators have primary responsibility for administering and enforcing insurance regulations in the United States, such laws and regulations are further administered and enforced by a number of additional governmental authorities, each of which exercises a degree of interpretive latitude, including state securities administrators; state attorneys general as well as federal agencies including the SEC, the Financial Industry Regulatory Authority, the Federal Reserve Board, the Federal Insurance Office, the U.S. Department of Labor, the U.S. Department of Justice and the National Labor Relations Board. Consequently, compliance with any particular regulator’s or enforcement authority’s interpretation of a legal issue may not result in compliance with another’s interpretation of the same issue, particularly when compliance is judged in hindsight. Such regulations or enforcement actions are often responsive to current consumer and political sensitivities, which may arise after a major event. Such rules and regulations may result in rate suppression, limit our ability to manage our exposure to unprofitable or volatile risks, or lead to fines, premium refunds or other adverse consequences. The federal government also may regulate aspects of our businesses, such as the protection of consumer confidential information or the use of consumer insurance (credit) scores to underwrite and assess the risk of customers under the Fair Credit Reporting Act (“FCRA”). Among other things, the FCRA requires that insurance companies (i) have a permissible purpose before obtaining and using a consumer report for underwriting purposes and (ii) comply with related notice and recordkeeping requirements. Failure to comply with federal requirements under the FCRA or any other applicable federal laws could subject us to regulatory fines and other sanctions. In addition, given our short operating history to-date and rapid rate of growth, we are vulnerable to regulators identifying errors in the policy forms we use, the rates we charge, with respect to our customer communications. As a result of such noncompliance, regulators could impose fines, rebates or other penalties, including cease-and-desist orders with respect to our operations in an individual state, or all states, until the identified noncompliance is rectified.

In addition, there is risk that any particular regulator’s or enforcement authority’s interpretation of a legal issue or the scope of a regulator’s authority may change over time to our detriment. There is also a risk that changes in the overall legal environment may cause us to change our views regarding the actions we need to take from a legal risk management perspective. This would necessitate changes to our practices that may adversely impact our business. Furthermore, in some cases, these laws and regulations are designed to protect or benefit the interests of a specific constituency rather than a range of constituencies. State insurance laws and regulations are generally intended to protect the interests of purchasers or users of insurance products, rather than the holders of securities that we issue. For example, state insurance laws are generally prescriptive with respect to the content and timeliness of notices we must provide policyholders. Failure to comply with state insurance laws and regulations in the future could have a material adverse effect on our business, operating results and financial condition.

Additionally, the federal government could pass a law expanding its authority to regulate the insurance industry, expanding federal regulation over our business to our detriment. These laws and regulations may limit our ability to grow, to raise additional capital or to improve the profitability of our business.

Our ability to retain state licenses depends on our ability to meet licensing requirements established by the NAIC and adopted by each state, subject to variations across states. If we are unable to satisfy the applicable licensing requirements of any particular state, we could lose our license to do business in that state, which would result in the temporary or permanent cessation of our operations in that state. Alternatively, if we are unable to satisfy applicable state licensing requirements, we may be subject to additional regulatory oversight, have our license suspended, or be subject to the seizure of assets. Any such events could adversely affect our business, results of operations or financial condition.

A regulatory environment that requires rate increases to be approved and that can dictate underwriting practices and mandate participation in loss sharing arrangements may adversely affect our results of operations and financial condition.

From time to time, political events and positions affect the insurance market, including efforts to suppress rates to a level that may not allow us to reach targeted levels of profitability. For example, if our loss ratio compares favorably to that of the industry, state or provincial regulatory authorities may impose rate rollbacks, require us to pay premium refunds to policyholders, or challenge or otherwise delay our efforts to raise rates even if the property and casualty industry generally is not experiencing regulatory challenges to rate increases. Such challenges affect our ability to obtain approval for rate changes that may be required to achieve targeted levels of profitability and returns on equity. In particular due to the COVID-19 pandemic, state regulators and legislators are under increased political pressure to provide financial relief to policyholders through premium rebates or requiring insurers to pay claims arising from COVID-19 related losses, regardless of the applicable policy’s exclusions.

In addition, certain states have enacted laws that require an insurer conducting business in that state to participate in assigned risk plans, reinsurance facilities and joint underwriting associations. Certain states also require insurers to offer coverage to all consumers, often restricting an insurer’s ability to charge the price it might otherwise charge. In these markets, we may be compelled to underwrite significant amounts of business at lower-than-desired rates, possibly leading to an unacceptable return on equity. Laws and regulations of many states also limit an insurer’s ability to discontinue writing some or all of its business or to withdraw from one or more lines of insurance, except pursuant to a plan that is approved by the state insurance department. Additionally, as addressed above, certain states require insurers to participate in guaranty funds for impaired or insolvent insurance companies. These funds periodically assess losses against all insurance companies doing business in the state. Our results of operations and financial condition could be adversely affected by any of these factors.

State insurance regulators impose additional reporting requirements regarding enterprise risk on insurance holding company systems, with which we must comply as an insurance holding company.

In the past decade, various state insurance regulators have increased their focus on risks within an insurer’s holding company system that may pose enterprise risk to the insurer. In 2012, the NAIC adopted significant amendments to the Insurance Holding Company Act and related regulations (the “NAIC Amendments”). The NAIC Amendments are designed to respond to perceived gaps in the regulation of insurance holding company systems in the United States. One of the major changes is a requirement that an insurance holding company system’s ultimate controlling person submit annually to its lead state insurance regulator an “enterprise risk report” that identifies activities, circumstances or events involving one or more affiliates of an insurer that, if not remedied properly, are likely to have a material adverse effect upon the financial condition or liquidity of the insurer or its insurance holding company system as a whole. As the ultimate controlling person in our insurance holding company system, we are required to file an annual enterprise risk report in one or more states. Other changes include the requirement that a controlling person submit prior notice to its domiciliary insurance regulator of a divestiture of control, having detailed minimum requirements for cost sharing and management agreements between an insurer and its affiliates and expanding of the agreements between an insurer and its affiliates to be filed with its domiciliary insurance regulator, including states in which the insurer is commercially domiciled. The NAIC Amendments must be adopted by the individual state legislatures and insurance regulators in order to be effective, and many states have already done so.

In 2012, the NAIC also adopted the Risk Management and Own Risk and Solvency Assessment Model Act (the “ORSA Model Act”). The ORSA Model Act, as adopted by the various states, requires an insurance holding company system’s Chief Risk Officer to submit annually to its lead state insurance regulator an Own Risk and Solvency Assessment Summary Report (“ORSA”). The ORSA is a confidential internal assessment appropriate to the nature, scale and complexity of an insurer, conducted by that insurer of the material and relevant risks identified by the insurer associated with an insurer’s current business plan and the sufficiency of capital resources to support those risks. The ORSA Model Act must be adopted by the individual state legislature and insurance regulators in order to be effective. We cannot predict the impact, if any, that any other regulatory requirements may have on our business, financial condition or results of operations.

There is also risk that insurance holding company systems may become subject to group capital requirements at the holding company level. The NAIC is currently working to develop a group capital calculation framework that regulators may use for informational purposes. As envisioned, the framework is intended to complement the current holding company analytics framework by providing additional information to the lead state regulator for use in assessing group risks and capital adequacy. The NAIC has not promulgated a model law or regulation on this subject.

The increasing adoption by states of cybersecurity regulations could impose additional compliance burdens on us and expose us to additional liability.

In response to the growing threat of cyber-attacks in the insurance industry, certain jurisdictions have begun to consider new cybersecurity measures, including the adoption of cybersecurity regulations. On October 24, 2017, the NAIC adopted its Insurance Data Security Model Law, intended to serve as model legislation for states to enact in order to govern cybersecurity and data protection practices of insurers, insurance agents, and other licensed entities registered under state insurance laws. Alabama, Connecticut, Delaware, Indiana, Iowa, Louisiana, Maine, Michigan, Mississippi, New Hampshire, North Dakota, Ohio, South Carolina and Virginia have adopted versions of the Insurance Data Security Model Law, each with a different effective date, and other states may adopt versions of the Insurance Data Security Model Law in the future. The New York Department of Financial Services has promulgated its own Cybersecurity Requirements for Financial Services Companies that is not based upon the Insurance Data Security Model Law and requires insurance companies to establish and maintain a cybersecurity program and implement and maintain cybersecurity policies and procedures with specific requirements. In addition, some jurisdictions, such as California, Colorado, Massachusetts, Nevada, and Virginia have enacted more generalized data security laws that apply to certain data that we process. Although we take steps to comply with financial industry cybersecurity regulations and other data security laws and believe we are materially compliant with their requirements, our failure to comply with new or existing cybersecurity regulations could result in material regulatory actions and other penalties. In addition, efforts to comply with new or existing cybersecurity regulations could impose significant costs on our business, which could materially and adversely affect our business, financial condition or results of operations.

We rely on technology and intellectual property from third parties for pricing and underwriting our insurance policies, handling claims and maximizing automation, the unavailability or inaccuracy of which could limit the functionality of our products and disrupt our business.

We use technology and intellectual property licensed from unaffiliated third parties in certain of our products, and we may license additional third-party technology and intellectual property in the future. Any errors or defects in this third-party technology and intellectual property could result in harm to our brand and business. In addition, licensed technology and intellectual property may not continue to be available on commercially reasonable terms, or at all.

Further, although we believe that there are currently adequate replacements for the third-party technology and intellectual property we presently use, the loss of our right to use any of this technology and intellectual property could result in delays in producing or delivering affected products until equivalent technology or intellectual property is identified, licensed or otherwise procured, and integrated. Our business would be disrupted if any technology and intellectual property we license from others or functional equivalents of this software were either no longer available to us or no longer offered to us on commercially reasonable terms or prices. In either case, we would be required either to attempt to redesign our products to function with technology and intellectual property available from other parties or to develop these components ourselves, which would result in increased costs and could result in delays in product sales and the release of new product offerings. Alternatively, we might be forced to limit the features available in affected products. Any of these results could harm our business, results of operations and financial condition.

We are subject to payment processing risk.

We currently rely exclusively on one third-party vendor to provide payment processing services, including the processing of payments from credit cards and debit cards, and our business would be disrupted if this vendor refuses to provide these services to us and we are unable to find a suitable replacement on a timely basis or at all. If we or our processing vendor fail to maintain adequate systems for the authorization and processing of credit card transactions, it could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if these systems fail to work properly and, as a result, we do not charge our customers’ credit cards on a timely basis or at all, our business, revenue, results of operations and financial condition could be harmed.

The payment methods that we offer also subject us to potential fraud and theft by criminals, who are becoming increasingly more sophisticated, seeking to obtain unauthorized access to or exploit weaknesses that may exist in the payment systems. If we fail to comply with applicable rules or requirements for the payment methods we accept, or if payment-related data are compromised due to a breach of data, we may be liable for significant costs incurred by payment card issuing banks and other third parties or subject to fines and higher transaction fees, or our ability to accept or facilitate certain types of payments may be impaired. In addition, our customers could lose confidence in certain payment types, which may result in a shift to other payment types or potential changes to our payment systems that may result in higher costs. If we fail to adequately control fraudulent credit card transactions, we may face civil liability, diminished public perception of our security measures, and significantly higher credit card-related costs, each of which could harm our business, results of operations and financial condition.

Our success depends upon the insurance industry continuing to move online at its current pace and the continued growth and acceptance of online and mobile app-based products and services as effective alternatives to traditional offline products and services.

We provide automobile insurance products through our website and our online and mobile apps that compete with traditional offline counterparts. We do not offer insurance through traditional, offline brokers or agents. We believe that the continued growth and acceptance of online products and services as well as those offered through mobile devices generally will depend, to a large extent, on the continued growth in commercial use of the internet and mobile apps, and the continued migration of traditional offline markets and industries online.

Purchasers of insurance may develop the perception that purchasing insurance products online or through a mobile app is not as effective as purchasing such products through a broker or other traditional offline methods, and the insurance market may not migrate online as quickly as (or at the levels that) we expect. Moreover, if, for any reason, an unfavorable perception develops that telematics, mobile engagement, a technology-based platform and/or bots are less efficacious than traditional offline methods of purchasing insurance, underwriting, and claims processing, or if it is perceived that our processes lead to unfair outcomes, our business, results of operations and financial condition could be adversely affected.

Our actual incurred losses may be greater than our loss and loss adjustment expense reserves, which could have a material adverse effect on our financial condition and results of operations.

Our financial condition and results of operations depend on our ability to accurately price risk and assess potential losses and loss adjustment expenses under the terms of the policies we underwrite. Reserves do not represent an exact calculation of liability. Rather, reserves represent an estimate of what the expected ultimate settlement and administration of claims will cost, and the ultimate liability may be greater than or less than the current estimate. In our industry, there is always the risk that reserves may prove inadequate since we may underestimate the cost of claims and claims administration.

We base our estimates on our assessment of known facts and circumstances, as well as estimates of future trends in claim severity, claim frequency, judicial theories of liability, and other factors. These variables are affected by both internal and external events that could increase our exposure to losses, including changes in actuarial projections, claims handling procedures, inflation, severe weather, climate change, economic and judicial trends and legislative and regulatory changes. We regularly monitor reserves using new information on reported claims and a variety of statistical techniques to update our current estimate. Our estimates could prove to be inadequate, and this underestimation could have a material adverse effect on our financial condition.

Recorded claim reserves, including case reserves and incurred but not reported (“IBNR”), claims reserves, are based on our estimates of losses after considering known facts and interpretations of the circumstances, including settlement agreements. Additionally, models that rely on the assumption that past loss development patterns will persist into the future are used. Internal factors are considered including our experience with similar cases, actual claims paid, historical trends involving claim payment patterns, pending levels of unpaid claims, loss management programs, product mix, state mix, contractual terms, industry payment and reporting patterns, and changes in claim reporting and settlement practices. External factors are also considered, such as court decisions, changes in law and litigation imposing unintended coverage. We also consider benefits, such as the availability of multiple limits for a single loss occurrence. Regulatory requirements and economic conditions are also considered.

Because reserves are estimates of the unpaid portion of losses and expenses for events that have occurred, including IBNR losses, the establishment of appropriate reserves, including reserves for catastrophes, is an inherently uncertain and complex process that is regularly refined to reflect current estimation processes and practices. The ultimate cost of losses may vary materially from recorded reserves and such variance may adversely affect our results of operations and financial condition as the reserves and reinsurance recoverables are re-estimated.

If any of our insurance reserves should prove to be inadequate for the reasons discussed above, or for any other reason, we will be required to increase reserves, resulting in a reduction in our net income and stockholders’ equity in the period in which the deficiency is identified. Future loss experience substantially in excess of established reserves could also have a material adverse effect on future earnings and liquidity and financial rating, which would affect our ability to attract new business or to retain existing customers.

Performance of our investment portfolio is subject to a variety of investment risks that may adversely affect our financial results.

Our results of operations depend, in part, on the performance of our investment portfolio. We seek to hold a diversified portfolio of investments in accordance with our investment policy, which is routinely reviewed by the Investment Committee of our Board of Directors (the “Board”). However, our investments are subject to general economic and market risks as well as risks inherent to particular securities.

Our primary market risk exposures are to changes in interest rates. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures about Market Risk.” In recent years, interest rates have been at or near historic lows. A protracted low interest rate environment would continue to place pressure on our net investment income, particularly as it relates to fixed income securities and short-term investments, which, in turn, may adversely affect our operating results. Future increases in interest rates could cause the values of our fixed income securities portfolios to decline, with the magnitude of the decline depending on the maturity of the securities included in our portfolio and the amount by which interest rates increase. Some fixed income securities have call or prepayment options, which create possible reinvestment risk in declining rate environments. Other fixed income securities, such as asset-backed securities, carry prepayment risk or, in a rising interest rate environment, may not prepay as quickly as expected.

The value of our investment portfolio is subject to the risk that certain investments may default or become impaired due to deterioration in the financial condition of one or more issuers of the securities we hold, or due to deterioration in the financial condition of an insurer that guarantees an issuer’s payments on such investments. Downgrades in the credit ratings of fixed maturities also have a significant negative effect on the market valuation of such securities.

Such factors could reduce our net investment income and result in realized investment losses. Our investment portfolio is subject to increased valuation uncertainties when investment markets are illiquid. The valuation of investments is more subjective when markets are illiquid, thereby increasing the risk that the estimated fair value (i.e., the carrying amount) of the securities we hold in our portfolio does not reflect prices at which actual transactions would occur.

Risks for all types of securities are managed through the application of our investment policy, which establishes investment parameters that include, but are not limited to, maximum percentages of investment in certain types of securities and minimum levels of credit quality, which we believe are within applicable guidelines established by the NAIC as it relates to the portfolio of Metromile Insurance Company. The maximum percentage and types of securities we may invest in are subject to insurance laws and regulations, which may change. Failure to comply with these laws and regulations would cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in certain circumstances, we would be required to dispose of such investments.

Although we seek to preserve our capital, we cannot be certain that our investment objectives will be achieved, and results may vary substantially over time. In addition, although we seek to employ investment strategies that are not correlated with our insurance and reinsurance exposures, losses in our investment portfolio may occur at the same time as underwriting losses and, therefore, exacerbate the adverse effect of the losses on us.

Unexpected changes in the interpretation of our coverage or provisions, including loss limitations and exclusions, in our policies could have a material adverse effect on our financial condition and results of operations.

There can be no assurances that specifically negotiated loss limitations or exclusions in our policies will be enforceable in the manner we intend, or at all. As industry practices and legal, judicial, social, and other conditions change, unexpected and unintended issues related to claims and coverage may emerge. For example, many of our policies limit the period during which a customer may bring a claim, which may be shorter than the statutory period under which such claims can be brought against our customers. While these limitations and exclusions help us assess and mitigate our loss exposure, it is possible that a court or regulatory authority could nullify or void a limitation or exclusion, or legislation could be enacted modifying or barring the use of such limitations or exclusions. These types of governmental actions could result in higher than anticipated losses and loss adjustment expenses, which could have a material adverse effect on our financial condition or results of operations. In addition, court decisions, such as the 1995 Montrose decision in California, could read policy exclusions narrowly so as to expand coverage, thereby requiring insurers to create and write new exclusions. Under the insurance laws, the insurer typically has the burden of proving an exclusion applies and any ambiguities in the terms of a loss limitation or exclusion provision are typically construed against the insurer. These issues may adversely affect our business by either broadening coverage beyond our underwriting intent or by increasing the frequency or severity of claims. In some instances, these changes may not become apparent until sometime after we have issued insurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance contracts may not be known for many years after a contract is issued.

Risks Related to Ownership of Our Securities

Concentration of ownership among our existing executive officers, directors and their respective affiliates may prevent new investors from influencing significant corporate decisions.

At the Closing, our affiliates, executive officers, directors and their respective affiliates as a group beneficially owned approximately 15% of our outstanding Common Stock. As a result, these stockholders are able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of our Certificate of Incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of us or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

We do not expect to declare any dividends in the foreseeable future.

We do not anticipate declaring any cash dividends to holders of Common Stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Provisions in our charter and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our Common Stock and could entrench management.

Our Certificate of Incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include the ability of the Board to designate the terms of and issue new series of preferred shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

The price of our securities may fluctuate significantly due to general market and economic conditions. An active trading market for our securities may not be sustained.

We will incur significant costs and obligations as a result of being a public company.

We have only recently become a publicly traded company. As a publicly traded company, we have and will incur significant legal, accounting and other expenses that we were not required to incur in the past. These expenses will increase once we are no longer an “emerging growth company” as defined under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure for public companies, including Dodd Frank, the Sarbanes-Oxley Act, regulations related thereto and the rules and regulations of the SEC and Nasdaq, have increased the costs and the time that must be devoted to compliance matters. We expect these rules and regulations will increase our legal and financial costs and lead to a diversion of management time and attention from revenue-generating activities.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We may remain an “emerging growth company until December 31, 2025 or such earlier time that we have more than $1.07 billion in annual revenues, have more than $700.0 million in market value of our Common Stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. To the extent we choose not to use exemptions from various reporting requirements under the JOBS Act, or if we no longer can be classified as an “emerging growth company,” we expect that we will incur additional compliance costs, which will reduce our ability to operate profitably.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our Common Stock less attractive to investors.

As an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, which we have elected to do.

We cannot predict if investors will find our Common Stock less attractive because we will rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active market for our Common Stock, our share price may be more volatile and the price at which our securities trade could be less than if we did not use these exemptions.

If we do not develop and implement all required accounting practices and policies, we may be unable to provide the financial information required of a U.S. publicly traded company in a timely and reliable manner.

As Legacy Metromile was a privately held company, it was not required to adopt all of the financial reporting and disclosure procedures and controls required of a U.S. publicly traded company. We expect that the implementation of all required accounting practices and policies and the hiring of additional financial staff will increase our operating costs and require our management to devote significant time and resources to such implementation. If we fail to develop and maintain effective internal controls and procedures and disclosure procedures and controls, we may be unable to provide financial information and required SEC reports that are timely and reliable. Any such delays or deficiencies could harm us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and damaging our reputation, which in either cause could impede our ability to implement our growth strategy. In addition, any such delays or deficiencies could result in our failure to meet the requirements for continued listing of our Common Stock on Nasdaq.

We may issue additional shares of Common Stock or other equity securities without your approval, which would dilute your ownership interest in us and may depress the market price of our common stock.

We may issue additional shares of Common Stock or other equity securities in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or grants under our 2021 Equity Incentive Plan (the “2021 Plan”) without stockholder approval in a number of circumstances.

Our issuance of additional Common Stock or other equity securities could have one or more of the following effects:

•        our existing stockholders’ proportionate ownership interest in us will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding share of Common Stock may be diminished; and

•        the market price of our Common Stock may decline.

If our performance does not meet market expectations, the price of our securities may decline.

If our performance does not meet market expectations, the price of our Common Stock may decline from the price of our Common Stock prior to the Closing. The trading price of our Common Stock could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our Common Stock and our Common Stock may trade at prices significantly below the price you paid for them.

Factors affecting the trading price of our Common Stock may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about our operating results;

•        our operating results failing to meet market expectations in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning us or the insurance industry and market in general;

•        operating and stock price performance of other companies that investors deem comparable to us;

•        changes in laws and regulations affecting our business;

•        changes in the interpretation or enforcement of statutes and regulations affecting our business;

•        commencement of, or involvement in, litigation involving us;

•        changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of our Common Stock available for public sale;

•        any significant change in our board or management;

•        sales of substantial amounts of Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of our Common Stock irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for companies in the insurance industry or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our Common Stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

There is no guarantee that the Public Warrants may ever be in the money, and they may expire worthless.

The exercise price for our Warrants is $11.50 per share. There can be no assurance that the Public Warrants will be in the money prior to their expiration and, as such, they may expire worthless.

The terms of our Warrants may be amended in a manner that may be adverse to the holders. The Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding Public Warrants approve of such amendment. Our ability to amend the terms of the Warrants with the consent of at least 65% of the then outstanding Public Warrants is unlimited. Examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, shorten the exercise period or decrease the number of shares of our Common Stock purchasable upon exercise of a Warrant.

We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

We have the ability to redeem outstanding Warrants (excluding any Placement Warrants held by the Sponsor, Cantor Fitzgerald & Co (“Cantor”) or their permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per Warrant, provided that the last reported sales price (or the closing bid price of our Common Stock in the event the shares of our Common Stock are not traded on any specific trading day) of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and the like) on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the Warrants, we have an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force a Warrant holder: (i) to exercise its Warrants and pay the exercise price therefore at a time when it may be disadvantageous for it to do so, (ii) to sell its Warrants at the then-current market price when it might otherwise wish to hold its Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, will be substantially less than the market value of its Warrants.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 or which could have a material adverse effect on our business.

Commencing with our annual report for the year ending December 31, 2021, we are required to provide management’s attestation on internal controls. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Legacy Metromile as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to us. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and lead to a decrease in the market price of our Common Stock.

Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until we are no longer an “emerging growth company.” We will be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following September 8, 2025, the fifth anniversary of INSU’s IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Accordingly, until we cease being an “emerging growth company” stockholders will not have the benefit of an independent assessment of the effectiveness of our internal control environment.

We have identified a material weakness in our internal control over financial reporting which, if not remediated, could result in material misstatements in our financial statements.

We amended and restated certain items in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 31, 2021 (the “Amended Annual Report”), including INSU’s consolidated financial statements and related disclosures as of and for the year ended December 31, 2020 (the “Restatement”). In connection with the Restatement, management re-evaluated the Company’s disclosure controls and procedures as of December 31, 2020 and identified a material weakness in internal control over financial reporting relating to the accounting treatment for certain complex financial instruments. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We are taking steps to remediate the identified material weakness by, among other things, devoting significant effort and resources to the remediation and improvement of our internal control over financial reporting as it relates to the accounting treatment for complex financial instruments. However, we cannot be certain that such measures will remediate the identified material weakness or that we will not identify additional material weaknesses in our internal control over financial reporting in the future.

If we are unable to remediate the identified material weakness, our ability to record, process and report financial information and required SEC reports in an accurate and timely manner could be adversely affected. Any such failure could negatively affect the market price of our Common Stock, cause investors to lose confidence in our reported financial information, subject us to litigation or investigation by the SEC or other regulatory authorities and generally materially adversely impact our business and results of operations.

Our ability to meet expectations and projections in any research or reports published by securities or industry analysts, or a lack of coverage by securities or industry analysts, could result in a depressed market price and limited liquidity for our Common Stock.

The trading market for our Common Stock is influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If no securities or industry analysts commence coverage of us, our stock price would likely be less than that which would obtain if we had such coverage and the liquidity, or trading volume of our Common Stock may be limited, making it more difficult for a stockholder to sell shares at an acceptable price or amount. If any analysts do cover us, their projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of research analysts covering us. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.

We may be subject to securities litigation, which is expensive and could divert management attention.

Our share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on business, financial condition, results of operations and prospects. Any adverse determination in litigation could also subject us to significant liabilities.

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the exclusive forum for the following claims or causes of action under Delaware statutory or common law: (a) any derivative claim or cause of action brought on our behalf; (b) any claim or cause of action for breach of a fiduciary duty owed by any of our current or former directors, officers or other employees to us or our stockholders; (c) any claim or cause of action against us or any of our current or former directors, officers or other employees, arising out of or pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), our certificate of incorporation or our Bylaws; (d) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of our certificate of incorporation or our Bylaws; (e) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (f) any claim or cause of action against us or any of our current or former directors, officers or other employees that is governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This provision would not apply to claims or causes of action brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act.

Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Certificate of Incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provision will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

Changes in law or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments, including in particular, reporting and other requirements under the Exchange Act. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could result in fines, injunctive relief or similar remedies which could be costly to us or limit our ability to operate.

Risks Related to the Business Combination

We have incurred significant transaction and transition costs in connection with the Business Combination.

We have incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. We may also incur additional costs to retain key employees. Certain expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the Business Combination) have been or will be paid by us. Our transaction expenses as a result of the Business Combination are currently estimated at approximately $38.0 million. The amount of the deferred underwriting commissions was not adjusted for any shares that were redeemed in connection with the Business Combination.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Although INSU conducted due diligence on Metromile in connection with the Business Combination, this diligence may not have surfaced all material issues present in Metromile’s business. Moreover, factors outside of Metromile’s business and outside of our control may later arise. As a result of these factors, we may be forced to write down or write off assets, restructure operations, or incur impairment or other charges that could result in losses. Further, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. Accordingly, our securities could suffer a reduction in value. Our security holders are unlikely to have a remedy for such reduction in value, unless stockholders are able to successfully claim that the reduction in stock value was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to bring a private claim that the proxy statement relating to the Business Combination contained an actionable material misstatement or material omission.

If the Business Combination’s benefits do not meet the expectations of investors or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline. Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there was no public market for Metromile’s stock and trading in the shares of our securities was not active. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about our operating results;

•        the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•        speculation in the press or investment community;

•        success of competitors;

•        our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•        operating and stock price performance of other companies that investors deem comparable to us;

•        our ability to market new and enhanced services on a timely basis;

•        changes in laws and regulations affecting our business;

•        commencement of, or involvement in, litigation involving us following the Business Combination;

•        changes in our capital structure following the Business Combination, such as future issuances of securities or the incurrence of additional debt;

•        the volume of securities available for public sale;

•        any major change in the Board or management;

•        sales of substantial amounts of securities by our directors, officers or significant stockholders or the perception that such sales could occur;

•        the realization of any of the other risks described herein;

•        additions or departures of key personnel;

•        failure to comply with the requirements of Nasdaq;

•        failure to comply with the Sarbanes-Oxley Act of 2002 or other laws or regulations;

•        actual, potential or perceived control, accounting or reporting problems;

•        changes in accounting principles, policies and guidelines; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to the post-combination company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

General Risks

Future acquisitions or investments could disrupt our business and harm our financial condition.

In the future we may pursue acquisitions or investments that we believe will help us achieve our strategic objectives. There is no assurance that such acquisitions or investments will perform as expected or will be successfully integrated into our business or generate substantial revenue, and we may overestimate cash flow, underestimate costs or fail to understand the risks of or related to any investment or acquired business. The process of acquiring a business, product or technology can also cause us to incur various expenses and create unforeseen operating difficulties, expenditures and other challenges, whether or not those acquisitions are consummated, such as:

•        intense competition for suitable acquisition targets, which could increase prices and adversely affect our ability to consummate deals on favorable or acceptable terms;

•        inadequacy of reserves for losses and loss adjustment expenses;

•        failure or material delay in closing a transaction, including as a result of regulatory review and approvals;

•        regulatory conditions attached to the approval of the acquisition and other regulatory hurdles;

•        a need for additional capital that was not anticipated at the time of the acquisition;

•        anticipated benefits not materializing or being lower than anticipated;

•        diversion of management time and focus from operating our business to addressing acquisition integration challenges;

•        transition of the acquired company’s customers;

•        difficulties in integrating the technologies, operations, existing contracts and personnel of an acquired company;

•        retention of employees or business partners of an acquired company;

•        cultural challenges associated with integrating employees from the acquired company into our organization;

•        integration of the acquired company’s accounting, management information, human resources and other administrative systems;

•        the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, procedures and policies;

•        coordination of product development and sales and marketing functions;

•        theft of our trade secrets or confidential information that we share with potential acquisition candidates;

•        risk that an acquired company or investment in new offerings cannibalizes a portion of our existing business;

•        adverse market reaction to an acquisition;

•        liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and

•        litigation or other claims in connection with the acquired company, including claims from terminated employees, users, former stockholders or other third parties.

If we are unable to address these difficulties and challenges or other problems encountered in connection with any future acquisition or investment, we might not realize the anticipated benefits of that acquisition or investment and we might incur unanticipated liabilities or otherwise suffer harm to our business generally.

To the extent that we pay the consideration for any future acquisitions or investments in cash, it would reduce the amount of cash available to us for other purposes. Future acquisitions or investments could also result in dilutive issuances of our equity securities or the incurrence of debt, contingent liabilities, amortization expenses, increased interest expenses or impairment charges against goodwill on our consolidated balance sheet, any of which could seriously harm our business.

We expect a number of factors to cause our results of operations to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

Our revenue and results of operations could vary significantly from quarter to quarter and year to year, and may fail to match periodic expectations as a result of a variety of factors, many of which are outside of our control. Our results may vary from period to period as a result of fluctuations in the number of customers purchasing our insurance products and renewing their agreements with us as well as fluctuations in the timing and amount of our expenses. In addition, the insurance industry is subject to its own cyclical trends and uncertainties, including extreme weather which is often seasonal and may result in volatility in claims reporting and payment patterns. Fluctuations and variability across the industry may also affect our revenue. As a result, comparing our results of operations on a period-to-period basis may not be meaningful, and the results of any one period should not be relied on as an indication of future performance. Our results of operations may not meet the expectations of investors or public market analysts who follow us, which may adversely affect our stock price. In addition to other risks described in these Risk Factors, and elsewhere in this registration statement, factors that may contribute to the variability of our quarterly and annual results include:

•        our ability to attract new customers and retain existing customers, including in a cost-effective manner;

•        our ability to accurately forecast revenue and losses and appropriately plan our expenses;

•        our ability to develop and offer new products, including in a cost-effective manner;

•        the effects of changes in search engine placement and prominence;

•        the effects of increased competition on our business;

•        our ability to successfully maintain our position in and expand in existing markets as well as successfully enter new markets;

•        our ability to protect our existing intellectual property and to create new intellectual property;

•        our ability to maintain an adequate rate of growth and effectively manage that growth;

•        our ability to keep pace with technology changes in the insurance, mobile and automobile industries;

•        the success of our sales and marketing efforts;

•        costs associated with defending claims, including accident and coverage claims, intellectual property infringement claims, misclassifications and related judgments or settlements;

•        the impact of, and changes in, governmental or other regulation affecting our business;

•        the attraction and retention of qualified employees and key personnel;

•        our ability to choose and effectively manage third-party service providers;

•        our ability to identify and engage in joint ventures and strategic partnerships, both domestically and internationally;

•        the effects of natural or man-made catastrophic events;

•        the effectiveness of our internal controls; and

•        changes in our tax rates or exposure to additional tax liabilities.

New or changing technologies, including those impacting personal transportation, could cause a disruption in our business model, which may materially impact our results of operations and financial condition.

If we fail to anticipate the impact on our business of changing technology, including automotive technology, our ability to successfully operate may be materially impaired. Our business could also be affected by potential technological changes, such as autonomous or partially autonomous vehicles or technologies that facilitate ride, car or home sharing, or vehicles with built-in telematics features. Such changes could disrupt the demand for products from current customers, create coverage issues or impact the frequency or severity of losses, or reduce the size of the automobile insurance market, causing our business to decline. Since auto insurance constitutes substantially all of our current business, we are more sensitive than other insurers and more adversely affected by trends that could decrease auto insurance rates or reduce demand for auto insurance over time. We may not be able to respond effectively to these changes, which could have a material effect on our results of operations and financial condition.

A significant portion of our total outstanding shares of our Common Stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our Common Stock in the public market could occur at any time. We have filed a registration statement to register for resale the shares issued in the private placement that closed concurrent with the Business Combination, and certain other holders pursuant to a registration rights agreement. See “Certain Relationships and Related Party Transactions” for a discussion of this transaction and the registration rights agreement. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock and Public Warrants.

To the extent our warrants are exercised, additional shares of our Common Stock will be issued, which will result in dilution to the holders of our Common Stock and increase the number of shares eligible for resale in the public market. Sales, or the potential sales, of substantial numbers of shares in the public market by certain selling securityholders, subject to certain restrictions on transfer until the termination of applicable lock-up periods, could increase the volatility of the market price of our Common Stock or adversely affect the market price of our Common Stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this prospectus, our future financial performance, strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control.

Forward-looking statements in this prospectus may include, for example, statements about:

•        our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•        our financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder;

•        changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        the implementation, market acceptance and success of our business model;

•        our ability to scale in a cost-effective manner;

•        developments and projections relating to our competitors and industry;

•        the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;

•        our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        expectations regarding the time during which we will be an emerging growth company;

•        our future capital requirements and sources and uses of cash;

•        our ability to obtain funding for our future operations;

•        our business, expansion plans and opportunities; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

These statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements, including the following:

•        the outcome of any legal proceedings;

•        our ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•        our success in retaining or recruiting, or changes required in, officers, key employees or directors;

•        changes in applicable laws or regulations;

•        our ability to execute our business model, including our ability to attract new customers and retain existing customers, including in a cost-effective manner;

•        the possibility that the COVID-19 pandemic may adversely affect our results of operations, financial position and cash flows; and

•        the possibility that we may be adversely affected by other economic, business or competitive factors.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement.

Should one or more of the risks or uncertainties described in this prospectus, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC’s website at www.sec.gov.

You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

All of the Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $90.2 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on Nasdaq under the symbol “MILEW.”

We cannot currently determine the price or prices at which shares of our Common Stock or Warrants may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “MILE” and “MILEW,” respectively. Prior to the consummation of the Merger, our Common Stock, units and Public Warrants were listed on Nasdaq under the symbols “INAQ,” “INAQU” and “INAQW,” respectively. As of March 24, 2021, there were 312 holders of record of our Common Stock and one holder of record of our Warrants. We currently do not intend to list the Placement Warrants offered hereby on any stock exchange or stock market.

Dividend Policy

We have not paid any cash dividends on our Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of the Common Stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

As of December 31, 2020, we did not have any securities authorized for issuance under equity compensation plans. In connection with the Merger, our stockholders approved the Metromile, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) on February 9, 2021, which became effective immediately upon the Closing, and we assumed the Legacy Metromile options, which were issued under the MetroMile, Inc. 2011 Equity Incentive Plan, which was approved by its stockholders.

On June 3, 2021, we filed a registration statements on Form S-8 under the Securities Act to register the shares of Common Stock issued or issuable under the 2021 Plan and the assumed Legacy Metromile options.

SUMMARY UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and for the three months ended March 31, 2021, included in the “Unaudited Pro Forma Condensed Combined Financial Information.”

The summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined statement of operations, and the accompanying notes, which are included elsewhere in this prospectus. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the audited historical financial statements of Metromile, Inc. (formerly, INSU Acquisition Corp. II (“INSU”)) including the accompanying notes, which are included elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020 (the “Form 10-K”), as well as the audited historical financial statements of Metromile Operating Company (formerly, MetroMile, Inc., or “Legacy Metromile”) included elsewhere in this prospectus.

On February 9, 2021, (the “Closing Date”), INSU and Legacy Metromile consummated the previously announced merger pursuant to that certain Agreement and Plan of Merger and Reorganization, dated November 24, 2020, and as amended on January 12, 2021 and February 8, 2021 (the “Merger Agreement”), by and among INSU II Merger Sub Corp., a wholly owned subsidiary of INSU incorporated in the State of Delaware (“Merger Sub”), and Legacy Metromile. Pursuant to the terms of the Merger Agreement, a business combination between INSU and Legacy Metromile was effected through the merger of Merger Sub with and into Legacy Metromile, with Legacy Metromile surviving as the surviving company and as a wholly owned subsidiary of INSU (the “Merger” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”).

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. INSU and Legacy Metromile have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The Business Combination will be accounted for as a reverse capitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, INSU is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Legacy Metromile with the Business Combination being treated as the equivalent of Legacy Metromile issuing stock for the net assets of INSU, accompanied by a recapitalization. The net assets of INSU are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Legacy Metromile.

The unaudited pro forma condensed combined financial information has been prepared assuming actual redemptions of 8,372 Class A ordinary shares of INSU for an aggregate redemption price of less than $0.1 million.

(in thousands except per share data)
Summary Unaudited Pro forma Condensed Combined
Statement of operations data
Three Months Ended March 31, 2021
Revenue	$17,276
Net loss per share basic and diluted	$(0.57)
Weighted average shares – Class A-outstanding basic and diluted	126,727,134
Year Ended December 31, 2020
Revenue	$35,064
Net loss per share basic and diluted	$(0.50)
Weighted average shares – Class A-outstanding basic and diluted	126,727,134

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION

Introduction

Metromile is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination, as described in Note 1. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents Legacy Metromile combined with INSU (as combined, the “Company”), on a pro forma basis.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020, gives pro forma effect to the Business Combination and PIPE Financing as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined financial information does not include an unaudited pro forma consolidated balance sheet as of March 31, 2021, as the Business Combination and related transactions are already reflected in the Metromile, Inc. historical condensed consolidated balance sheet as of March 31, 2021, included elsewhere in this prospectus.

The following unaudited pro forma condensed combined statements of operations of the Company for the three months ended March 31, 2021 and for the year ended December 31, 2020 present the combination of the statement of operations of INSU and the statement of operations of Legacy Metromile on a pro forma basis after giving effect to the following transactions:

•        the Business Combination;

•        the PIPE Investment and related adjustments the holders of Legacy Metromile shares of preferred stock (“Legacy Metromile Preferred Stock”) converted their Legacy Metromile Preferred Stock into shares of Legacy Metromile common stock (“Legacy Metromile Common Stock”) utilizing the conversion ratio stipulated in Legacy Metromile’s Certificate of Incorporation, and subsequent exchange of such shares for Company common stock (“Company Common Stock”) in the Business Combination;

•        Exercise of cash election by holders of 20.7 million shares of Legacy Metromile Common Stock (or an equivalent of 3.1 million shares of Company Common Stock) to receive cash at the rate of approximately $10.15 per equivalent share of the Company;

•        Conversion of remaining Legacy Metromile Common Stock into Company Common Stock;

•        the redemption of 8,372 INSU Class A shares of common stock from INSU public stockholders who elected to have their shares redeemed in connection with the Business Combination for aggregate redemption price of less than $0.1 million;

•        the vested portion and unvested portion of Legacy Metromile stock option awards outstanding have converted automatically into vested restricted stock units (“RSUs”) and unvested options, respectively of the Company;

•        the causing to deliver an additional 10,000,000 Company Common Stock (“Additional Shares” ) to be allocated among the Legacy Metromile stockholders and holders of Legacy Metromile vested options (each, an “Earnout Participant”), as of immediately prior to the Effective Time, based on the proportion of each Earnout Participant’s shares relative to the aggregate of all Legacy Metromile Common Stock, excluding Legacy Metromile restricted shares (i.e., shares resulting from early exercise of options to acquire Legacy Metromile Common Stock since signing of the Merger Agreement) and vested RSU equivalents (i.e., with respect to each holder of vested options to acquire Legacy Metromile common stock, as of the determination date, a number of Company Shares equal to such holder’s Aggregate Option Spread divided by the Per Share Merger Consideration Value), held by all Legacy Metromile stockholders (the “Pro Rata Share”), subject to the Company’s share price being greater than $15.00 per share for 20 out of any 30 consecutive trading days at any time during the twenty-four months following the Closing;

•        the repayment of indebtedness of Legacy Metromile, which includes the Loan and Security Agreement (the “2019 Loan Agreement”) with certain lenders and the loan under the Paycheck Protection Program offered by the Small Business Administration under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) (the “PPP Loan”) but will exclude the senior secured subordinated debt with Hudson Structured Capital Management and an affiliate (the “2020 Hudson Loan”) and amounts payable to reinsurers.

The unaudited pro forma condensed combined statement of operations have been developed from and should be read in conjunction with:

•        the (i) historical audited financial statements of Legacy Metromile for the year ended December 31, 2020, and the historical unaudited financial statements of Metromile for the three months ended March 31, 2021 and (ii) historical audited financial statements of INSU as of and for the year December 31, 2020, and the related notes, in each case, included elsewhere in this prospectus;

•        the disclosures and discussion in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other information relating to INSU and Legacy Metromile contained in the Form 10-K/A, including the Merger Agreement and the description of certain terms thereof set forth under “Business Combination Proposal.”

The unaudited pro forma condensed combined statement of operations have been presented for illustrative purposes only and do not necessarily reflect what the Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined statement of operations also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined statement of operations and are subject to change as additional information becomes available and analyses are performed.

Description of the Business Combination

On November 24, 2020, INSU, Merger Sub, and Legacy Metromile entered into the Merger Agreement, with the Business Combination completed on February 9, 2021.

Upon the Closing of the Merger, subject to the terms and conditions of the Merger Agreement, Merger Sub merged with and into Legacy Metromile, the separate corporate existence of Merger Sub ceased and Legacy Metromile is the surviving corporation and a direct, wholly owned subsidiary of INSU (the “Merger”). Following the Closing, INSU changed its name to “Metromile, Inc.” (referred to herein, together with its subsidiaries, as the Company”).

At the Effective Time, by virtue of the Merger and without any action on the part of INSU, Merger Sub, Legacy Metromile or the holders of any of the Company’s or Legacy Metromile’s securities:

a)      the Preferred Stock Conversion was completed, pursuant to which each Legacy Metromile Preferred Share issued and outstanding immediately prior to the Effective Time was automatically converted into a number of Legacy Metromile Common Shares at the then-effective conversion rate as calculated pursuant to the terms of the organizational documents of Legacy Metromile.

b)      each Legacy Metromile Common Share that was issued and outstanding immediately prior to the Effective Time (excluding any Legacy Metromile Restricted Shares), following the Preferred Stock Conversion, was converted into the right to receive the following:

i.       if the calculation of the Cash Consideration (funds remaining in the Trust Account following the redemption (if any) of shares of INSU Common Stock, payment of Transaction Expenses and Repaid Indebtedness, plus PIPE proceeds, plus Cash as of 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date, minus $294,000,000) resulted in a positive number (the “Minimum Cash Election Condition”) and the holder of such Legacy Metromile Common Share made a proper Cash Election in an amount in cash for such Cash Electing Share, without interest, equal to the Per Share Merger Consideration Value (the “Per Share Cash Consideration”). Per Share Merger Consideration Value (calculated to be approximately $10.1548) is defined as Merger Consideration Value (Equity Value, plus (b) Cash, and Aggregate Exercise Price from all outstanding options minus (c) Debt for Borrowed Money, or $874.7 million as of the date of the signing of the Merger Agreement) divided by the fully diluted Legacy Metromile Outstanding Shares (86.2 million equivalent shares). As of the Closing Date, holders of 20.7 million shares of common stock of Legacy Metromile exercised the above cash election option.

ii.      if the holder of such share made a proper Stock Election, the applicable Per Share Stock Consideration. Per Share Stock Consideration is defined as a number of shares of Parent Common Stock equal to the Per Share Merger Consideration Value divided by the Reference Price of $10.00 (calculated to be approximately 1.01548 shares of INSU Common Stock ).

c)      the issuance and sale of 17,000,000 shares of the Company’s Common Stock for $10.00 per share and an aggregate purchase price of $170.0 million in the PIPE Investment pursuant to the Subscription Agreements;

d)      the cancellation of 1,177,000 shares of INSU Class B Common Stock and the placement of transfer restrictions on 5,100,334 shares of INSU Class B Common Stock in accordance with the terms of the Sponsor Share Cancellation and Vesting Agreement, dated as of November 24, 2020, by and among INSU and Sponsor and conversion of 6,669,667 shares of INSU Class B Common Stock into 6,669,667 shares of the Company Common Stock in connection with the Business Combination in accordance with the terms of the Merger Agreement. The transfer restrictions on 2,550,167 shares held by the Sponsor shall be removed when the Company Common Share Price is greater than $15.00 for any period of 20 trading days out of 30 consecutive trading days, and 2,550,167 shares held by each Sponsor shall have the applicable transfer restrictions removed when the Company Common Share Price is greater than $17.00 for any period of 20 trading days out of 30 consecutive trading days;

e)      each issued and outstanding share of common stock of Merger Sub was converted into and became one validly issued, fully paid and nonassessable share of common stock of the surviving corporation;

f)      all Excluded Shares were cancelled without any conversion thereof and no payment or distribution was made with respect thereto;

g)      prior to the Effective Time, all Vested Legacy Metromile Options automatically converted into a number of Vested RSUs equal to such holder’s Aggregate Option Spread divided by the Reference Price (rounded down to the nearest whole share).

h)      at the Effective Time, all Unvested Legacy Metromile Options automatically converted into Converted Options. For each Converted Option, (i) the number of shares of Company Common Stock subject to each such Converted Option was equal to the product (rounded down to the nearest whole share) of (A) the total number of Legacy Metromile Common Shares subject to such Unvested Legacy Metromile Option immediately prior to the Effective Time divided by (B) the Per Share Stock Consideration and (ii) the exercise price per share of Company Common Stock (equal the quotient (with the result rounded up to the nearest whole cent) of (A) the exercise price per Legacy Metromile Common Share of such Unvested Legacy Metromile Option immediately prior to the Effective Time divided by (B) the Per Share Stock Consideration). Each such Converted Option is subject to the same terms and conditions, including the applicable vesting schedule, as applied to the corresponding Unvested Legacy Metromile Option immediately prior to the Effective Time.

i)       each Legacy Metromile Restricted Share was converted into Company Common Stock that is subject to the terms and conditions giving rise to a substantial risk of forfeiture that applied to such Legacy Metromile Restricted Shares immediately prior to the Effective Time to the extent consistent with the terms of such Legacy Metromile Restricted Shares.

j)       each Legacy Metromile warrant outstanding at the Effective Time was exercised into a number of shares of Legacy Metromile capital stock in accordance with the terms of the warrant agreement amendment applicable to such Legacy Metromile Warrant (each, a “Warrant Agreement Amendment”) and the information set forth in the Merger Payment Schedule and exchanged for Company Common Stock in the Business Combination.

k)      if at any time during the twenty-four (24) months following the Closing the closing share price of the Company Common Stock is greater than $15.00 over any twenty (20) trading days within any thirty (30) trading day period, the Additional Shares will be payable to the Earnout Participants, as of immediately prior to the Effective Time based on the proportion of each Earnout Participant’s Pro Rata Share.

The Additional Shares may be also become payable upon certain acceleration or change of control events. As of the date of the signing of the Merger Agreement, the exchange ratio was approximately 1.01548.

The following information summarizes consideration transferred:

(in thousands, except per share data)
Shares transferred at closing(1)	83,012
Value per share	$10.0
Share consideration(2)	$830,120
Cash consideration(3)	$32,000
Total consideration transferred	$862,120

____________

(1)      The number of shares transferred to (or reserved for transfer to) Legacy Metromile equity holders upon consummation of the Business Combination include (i) 79.5 million shares of Company Common Stock for Legacy Metromile common stock and in respect of Legacy Metromile warrants exercised for shares of Legacy Metromile capital stock in accordance with the applicable Warrant Agreement Amendment immediately prior to the Effective Time; (ii) 1.3 million shares of Company Common Stock issued as vested RSUs for Legacy Metromile vested RSUs; and (iii) 2.2 million shares of Company Common Stock issued as unvested options for Legacy Metromile unvested options; and excludes 10.0 million Additional Shares as the trading price threshold has not been met.

(2)      Share consideration is calculated using a $10.00 reference price.

(3)      Cash election was oversubscribed by Legacy Metromile stockholders with a total of $32 million paid out in cash to stockholders, holding a total of 20.7 million Legacy Metromile shares converted into 3.1 million eligible shares, at a price of $10.15 per eligible share. Total consideration has been adjusted to reflect the consideration paid by cash. Total consideration transferred does not include $12.6 million to be received in the future from exercise of unvested options, which has been considered in the calculation of Merger Consideration Value of $874.7 million.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2021
(in thousands, except share and per share amounts)

	INSU Acquisition Corp II (Historical)	MetroMile, Inc. (Historical)	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Premiums earned, net	$—	$1,125	$—		$1,125
Investment income	—	36	—		36
Other revenue	—	16,115	—		16,115
Total Revenue	—	17,276	—		17,276
Costs and expenses
Cost of revenue
Losses and loss adjustment expenses	—	12,263	—		12,263
Policy servicing expense and other	—	4,443	—		4,443
Sales, marketing, and other acquisition costs	—	47,294	—		47,294
Research and development	—	3,650	—		3,650
Amortization of capitalized software	—	2,651	—		2,651
Formation and operating costs	320	—	—		320
Other operating expenses	—	8,589	—		8,589
Total costs and expenses	320	78,890	—		79,210

Loss from operations	(320)	(61,614)	—		(61,234)
Other expense
Interest (income)/ expense	(2)	15,876	(2,583)	(AA)	13,291
Increase in fair value of stock warrant liability	17,785	26,137	(47,062)	(BB)	(3,140)
Total other expense	17,783	42,013	(49,645)		10,151
Net loss before taxes	(18,103)	(103,627)	49,645		(72,085)
Income tax benefit	—	—	—		—
Net loss	(18,103)	(103,627)	49,645		(72,085)
Other comprehensive loss	—	(9)	—		(9)
Total comprehensive loss	(18,103)	(103,636)	49,645		(72,094)

Weighted average shares outstanding of Class A redeemable common stock	23,000,000				126,727,134
Basic and diluted net loss per share, Class A redeemable common stock	$(0.79)				$(0.57)
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	7,330,547				—
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	$(0.60)				—
Weighted-average shares used in computing basic and diluted net loss per share	—	75,791,557			—
Net loss per share, basic and diluted	—	$(1.37)			—

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2020
(in thousands, except share and per share amounts)

	INSU Acquisition Corp II (Historical)	MetroMile, Inc. (Historical)	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Premiums earned, net	$—	$12,464	$—		$12,464
Investment income	—	523	—		523
Other revenue	—	22,077	—		22,077
Total Revenue	—	35,064	—		35,064
Costs and expenses
Cost of revenue
Losses and loss adjustment expenses	—	21,208	—		21,208
Policy servicing expense and other	—	16,813	—		16,813
Sales, marketing, and other acquisition costs	—	5,483	—		5,483
Research and development	—	8,211	—		8,211
Transaction expenses	821	—	—		821
Amortization of capitalized software	—	11,188	—		11,188
Formation and operating costs	578	—	—		578
Other operating expenses	—	16,981	—		16,981
Total costs and expenses	1,399	79,884	—		81,283
Loss from operations	(1,399)	(44,820)	—		(46,219)
Other expense
Interest (income)/expense	(7)	6,067	(2,598)	(AA)	3,462
Increase in fair value of stock warrant liability	14,245	69,294	(69,294)	(BB)	14,245
Total other expense	14,238	75,361	(71,892)		17,707
Net loss before taxes	(15,637)	(120,181)	71,892		(63,926)
Income tax benefit	—	(84)	—		(84)
Net loss	(15,637)	(120,097)	71,892		(63,842)
Other comprehensive loss	—	(49)	—		(49)
Total comprehensive loss	(15,637)	(120,146)	71,892		(63,891)

Weighted average shares outstanding of Class A redeemable common stock	23,540,000				126,727,134
Basic and diluted net loss per share, Class A redeemable common stock	$(0.51)				$(0.50)
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	7,160,875				—
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	$(0.51)				—
Weighted-average shares used in computing basic and diluted net loss per share	—	8,755,116			—
Net loss per share, basic and diluted	—	$(13.72)			—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.     Basis of Presentation

The adjustments are described in Note 2 below. The pro forma adjustments have been prepared as if the Business Combination had been consummated on January 1, 2020, the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of operations. INSU and Legacy Metromile have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP. Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, INSU will be treated as the acquired company and Legacy Metromile will be treated as the acquirer for financial statement reporting purposes. Legacy Metromile has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        The pre-combination equity holders of Legacy Metromile will hold a majority of the voting rights in the Company;

•        Legacy Metromile has the ability to appoint the board of directors and the management of the Company;

•        Senior management of Legacy Metromile will comprise the senior management of the Company; and

•        Operations of Legacy Metromile will comprise the ongoing operations of the Company.

Accordingly, for accounting purposes, the financial statements of the Company represents a continuation of the financial statements of Legacy Metromile with the acquisition being treated as the equivalent of Legacy Metromile issuing stock for the net assets of INSU, accompanied by a recapitalization. The net assets of INSU are stated at historical cost, with no goodwill or other intangible assets recorded.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the consummation are considered as a direct reduction to Company additional paid-in capital and are assumed to be cash settled. The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments. The Company’s management believes this unaudited pro forma condensed combined financial information to not be meaningful given Legacy Metromile incurred significant losses during the historical periods presented.

Metromile, Inc.’s management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of Metromile, Inc. The unaudited pro forma condensed combined statements of operations should be read in conjunction with the restated financial statements and notes thereto of INSU, the historical consolidated financial statements and notes thereto of Metromile, Inc., and the unaudited condensed consolidated financial statements of Metromile, Inc. and notes thereto.

Based on its initial analysis, Company management did not identify any differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

The following summarizes the pro forma common stock ownership as of immediately following the consummation of the Business Combination.

	Pro Forma Combined
	Number of outstanding shares (in millions)(1)	Percentage of Outstanding Shares
INSU IPO Investors(1)	23.5	18.5%
Sponsor Shares	6.7	5.3%
Total INSU Shares	30.2	23.8%
Metromile Operating Company Shares(2)	79.5	62.7%
Total Target Shares	109.7	86.5%
PIPE Shares Issued	17.0	13.5%
Total PIPE Shares	17.0	13.5%
Total Outstanding	126.7	100%

________

(1)      Reflects actual redemptions of shares totalling less than 0.1 million shares.

(2)      The number of Metromile Operating Company shares was determined from the 78,313,665 shares of Metromile Operating Company common and preferred stock outstanding immediately prior to the closing of the Business Combination, which are presented net of the common and preferred stock redeemed, converted at the Exchange Ratio of 1.01548. All fractional shares were rounded down.

(3)      The number of outstanding shares held by Legacy Metromile Stockholders excludes 10.0 million Additional Shares. The Additional Shares would further increase the ownership percentages of Legacy Metromile Stockholders in the Company and would dilute the ownership of all stockholders of the Company, as further discussed below.

The Company issued new equity awards to its employees upon the consummation of the Merger. As such awards are unvested as of date of consummation, no effect has been given to the unaudited pro forma condensed combined financial information for the new awards.

The Additional Shares will be allocated among the Earnout Participants (post conversion of Legacy Metromile Preferred Stock and exercise of Legacy Metromile Warrants, described above), as of immediately prior to the Effective Time on the proportion of each Earnout Participant’s Pro Rata Share, and shall be issued to the Earnout Participants, if at any time during the twenty-four (24) months following the Closing, the closing share price of the Company’s Common Stock is greater than $15.00 over any twenty (20) Trading Days within any thirty (30) Trading Day period.

The issuance of such Additional Shares would dilute the value of all shares of Company Common Stock outstanding at that time. Assuming the current capitalization structure, the approximately 10.0 million Additional Shares that would be issued upon meeting the $15.00 threshold, would represent approximately 8% of total shares outstanding for the redemption scenarios set forth.

The Company’s management has concluded that the Additional Shares are equity-classified instruments. Additionally, as a portion of the Additional Shares related to net exercised warrants, the pro forma condensed combined statement of operations sheet reflects a one-time, nonrecurring expense, as further discussed in Note 2(BB), representing incremental fair value of modified Legacy Metromile Warrants. If the actual facts are different than these assumptions, the ownership percentage retained by Parent’s public stockholders in the post-combination company will be different from the above-stated ownership percentage.

2.     Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Combined Statements of Operations:

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the three months ended March 31, 2021 are as follows:

(AA) Represents pro forma adjustment to eliminate interest expense related to the repaid Legacy Metromile Notes Payables and PPP Loan.

(BB) Represents the elimination of remeasurement losses on Legacy Metromile Preferred Stock warrant liability since the warrants have been net exercised pursuant to terms of the Merger Agreement.

Loss per share:

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. When assuming the redemption scenario described above, this calculation is adjusted to eliminate such shares for the entire periods.

	Year Ended December 31, 2020	Three months ended March 31, 2021
	Pro Forma Combined	Proforma Combined
Pro Forma Net Loss	$(63,842)	(72,085)
Basic weighted average shares outstanding – Class A	126,727,134	126,727,134
Net loss per share – Basic and Diluted – Class A(1)	$(0.50)	(0.57)
Basic weighted average shares outstanding – Class A
INSU Public Stockholders	23,531,628	23,531,628
PIPE Investors	17,000,000	17,000,000
Sponsor	6,669,667	6,669,667
Closing merger consideration payable in stock	79,525,839	79,525,839
Total	126,727,134	126,727,134

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which our management believes is relevant to an assessment and understanding of our results of operations and financial condition. This discussion and analysis should be read together with the consolidated financial statements and related notes thereto of Legacy Metromile that are included in this prospectus. All references to the consolidated financial statements of Metromile (including the financial condition and results of operations of Metromile) refer to such consolidated financial statements of Legacy Metromile as of December 31, 2020. In addition to historical financial information, this discussion contains forward-looking statements based upon our current expectations that involve risks and uncertainties, including those set forth under the section entitled “Risk Factors” included in this prospectus. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements” in this prospectus. Our actual results could differ materially from such forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in this prospectus.

Overview

We started Metromile based on the simple observation that the physical world is being increasingly digitized, that this digital data can be used to better estimate the future, and that the best opportunity to create value for everyday customers in an increasingly predictable world is to reinvent insurance, one of the largest and most important global markets.

At its core, insurance financially protects the insured customer from the occurrence of specific future events. If these events can be more accurately estimated, using data and data science, then the insurance provided can be more accurately priced — lower likelihood events would cause the price of insurance to go down and higher likelihood events would cause the price of insurance to go up. The proliferation of sensor data, from cars, mobile phones, and elsewhere, means we have a greater ability to estimate the likelihood of future events and, thus, help many customers who are overpaying for insurance save money.

We founded Metromile in 2011 to realize this opportunity and tackle the broken auto insurance industry. With data science as our foundation, we offer our insurance customers real time, personalized auto insurance policies, priced and billed by the mile, with rates based on precisely how and how much they actually drive, instead of using the industry standard approximations and estimates that make prices unfair for most customers.

Through our digitally native offering, built around the needs of the modern driver, we believe our per-mile insurance policies save our customers, on average, 47% over what they were paying their previous auto insurer. We base this belief on data our customers self-reported in 2018 with respect to premiums paid to providers before switching to Metromile.

We believe the opportunity for our personalized per-mile insurance product is significant. Federal Highway Administration data indicates that approximately 35% of drivers drive more than half the total miles driven. We believe there is a correlation between the number of miles driven and the number of insurable losses. An October 2016 report by the Insurance Information Institute noted that the increase in claims frequency appears directly linked to the increase in the number of miles driven. Notwithstanding the relationship between miles driven and claims, auto insurance premiums have historically been priced based on a driver’s “class” — and drivers are charged the same basic premium rate as others in their class no matter the actual miles driven. In the traditional pricing model, a driver’s age, credit score, accident history, and geography influences the premium paid more than the actual miles driven. Thus, the 35% of drivers who account for more than half the total miles driven are not paying premiums based on how often they are behind the wheel and increasing the potential for an insurable loss claim. We believe the traditional pricing model is inherently unfair to the majority of drivers — the 65% of drivers who drive less than half the miles driven — as they are effectively subsidizing the minority of drivers who are high-mileage drivers. By offering auto insurance using a per-mile rate and then billing each customer monthly based on their actual miles driven, we are able to provide significant savings to the 65% of drivers who drive less than half the miles driven. Customers can simply use their connected car or use The Pulse to share their data with us — which includes miles driven, and in certain states where permitted by insurance regulators (four of the eight in which we currently operate), driving habits, such as phone use, speeding, hard-braking, accelerating, cornering, and location. Our customers are able to choose when and how to drive and share this information with us to realize these data driven savings every day.

The U.S. auto insurance market is massive, dominated by insurers stuck on legacy technology infrastructure who offer antiquated services. U.S. personal auto insurers write approximately $250 billion of premiums each year, with no carrier currently achieving more than 20% market share. We believe we are strategically positioned to succeed as industry incumbents struggle to meet the significant structural changes underway in an increasingly digital world. The advent of mobile phones has revolutionized modern mobility, while connected and autonomous technologies are drastically changing consumer relationships with vehicles. As we scale and accumulate more data, we believe that we can deliver increasingly better service, pricing and experiences for customers across all stages of the policy lifecycle.

Our Model

The traditional auto insurance industry is focused on charging customers static insurance rates based on a “class” of driver, which is determined based on a set of variables that approximate and estimate risk. The traditional approach requires little ongoing customer engagement and requires manual claims servicing, which results in lower gross margins. In contrast, our model is digitally native, automated, and built using predictive models. Our product provides customized rates for each individual driver, using telematics data and proprietary predictive models to assess risk and determine pricing for each customer, while billing customers based only for their actual miles driven. We have automated the claims approval process, resulting in higher margins, and reduced fraud rates through real-time reporting from telematics devices, resulting in lower loss ratios.

We have experienced strong growth since inception; however, our focus has been on prioritizing unit economics rather than solely focusing on revenue growth through increased net losses. Our priority has been on developing a durable business advantage.

Our gross profit/(loss), which is impacted by our reinsurance arrangements, decreased from $(4.0) million for the three months ended March 31, 2020 to $(2.1) million for the three months ended March 31, 2021, and from $(4.9) million for the year ended December 31, 2019 to $(14.1) million for the year ended December 31, 2020. However, our accident period contribution profit/(loss), a non-GAAP financial measure that excludes the results of prior period development on loss and LAE, increased from $1.6 million for the three months ended March 31, 2020 to $2.4 million for the three months ended March 31, 2021, and from $(0.6) million for the year ended December 31, 2019 to $18.4 million for the year ended December 31, 2020, in each case largely due to a decrease in losses. Accident period refers to the period in which the loss occurs, and estimates are made to determine the ultimate expected cost of that loss. These estimates are reassessed each period, and the movement from the initial estimate of that accident period is known as prior period development. We view accident quarter contribution margin and accident year contribution margin as the most relevant metrics of current product profitability and use accident quarter contribution margin and accident year contribution margin to consistently evaluate the variable contribution to our business from insurance operations from period to period based on the most current product profitability. Contribution profit/(loss), a non-GAAP financial measure that includes the results of prior period development on loss and LAE, decreased from $1.7 million for the three months ended March 31, 2020 to $(1.9) million for the three months ended March 31, 2021, largely due to unfavorable prior period loss development, and increased from $1.5 million for the year ended December 31, 2019 to $11.9 million for the year ended December 31, 2020, largely due to a decrease in losses. We use contribution profit/(loss) as a key measure of our progress towards profitability and to consistently evaluate the variable contribution to our business from insurance operations from period to period. See the section entitled “— Non-GAAP Financial Measures” for additional information regarding our use of accident quarter contribution profit/(loss), accident year contribution profit/(loss) and contribution profit/(loss) and a reconciliation to the most comparable GAAP measure.

Reinsurance

We obtain reinsurance to help manage our exposure to property and casualty insurance risks, and since May 2017, we have had proportional reinsurance protecting our business.

The reinsurance arrangement covering the periods May 1, 2017 to April 30, 2018 and May 1, 2018 to April 30, 2019 covered 85% of our renewal policies and beginning May 1, 2019, the reinsurance arrangements expanded to also include new policies. Thus, since May 1, 2019, we have ceded a larger percentage of our premium than in prior periods, resulting in a significant decrease in our revenues as reported under GAAP. In addition, under the reinsurance agreements from various years, LAE is ceded at a fixed rate ranging from 3% to 6% of ceded earned premium. In February 2021, we commuted 67% of our reinsurance program, resulting in 34.2% of the book being ceded as of March 2021. Going forward, and given the strength of our current balance sheet, we are working to restructure the remainder of our current reinsurance programs to allow us to manage our surplus at the insurance carrier at a lower cost of capital. We will continue to monitor our reinsurance needs, including new quota share arrangements, to maintain adequate capital levels at the insurance company level.

As we enter into new reinsurance arrangements, whereby the terms and structure may vary widely, our prior results, impacted by reinsurance, may not be a good indicator of future performance, including the fluctuations experienced in gross profit. Thus, we use accident quarter contribution profit/(loss), accident year contribution profit/(loss) and contribution profit/(loss) as key measures of our performance.

Key Performance Indicators

We regularly review key operating and financial performance indicators to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions. We believe these non-GAAP financial and operational measures are useful in evaluating our performance, in addition to our financial results prepared in accordance with GAAP. See the section entitled “— Non-GAAP Financial Measures” for additional information regarding our use of accident quarter contribution profit/(loss), accident year contribution profit/(loss), contribution profit/(loss), accident quarter loss ratio, accident year loss ratio, accident quarter LAE ratio and accident year LAE ratio and a reconciliation to the most comparable GAAP measures.

The following tables presents these metrics as of and for the periods presented:

	Three Months Ended March 31,
	2020	2021
	($ in millions, except for Direct Earned Premium per Policy)
Policies in Force (end of period)	90,922	95,958
Direct Earned Premium per Policy (annualized)	$1,125	$1,100
Direct Written Premium	$26.5	$28.0
Direct Earned Premium	$24.8	$25.8
Gross Profit/(Loss)	$(4.0)	$(2.1)
Gross Margin	(46.5)%	(12.0)%
Accident Quarter Contribution Profit/(Loss)	$1.6	$2.4
Accident Quarter Contribution Margin	6.4%	9.1%
Contribution Profit/(Loss)	$1.7	$(1.9)
Contribution Margin	6.7%	(7.1)%
Direct Loss Ratio	66.0%	78.6%
Direct LAE Ratio	14.0%	14.4%
Accident Quarter Loss Ratio	70.1%	65.1%
Accident Quarter LAE Ratio	10.3%	11.5%
	Year Ended December 31,
	2019	2020
	($ in millions, except for Direct Earned Premium per Policy)
Policies in Force (end of period)	88,099	92,635
Direct Earned Premium per Policy (annualized)	$1,211	$1,092
Direct Written Premium	$103.3	$100.6
Direct Earned Premium	$102.2	$99.7
Gross Profit/(Loss)	$(4.9)	$(14.1)
Gross Margin	(9.3)%	(40.3)%
Accident Year Contribution Profit/(Loss)	$(0.6)	$18.4
Accident Year Contribution Margin	(0.6)%	18.1%
Contribution Profit/(Loss)	$1.5	$11.9
Contribution Margin	1.5%	11.8%
Direct Loss Ratio	73.0%	57.7%
Direct LAE Ratio	12.5%	17.7%
Accident Year Loss Ratio	75.7%	57.4%
Accident Year LAE Ratio	11.9%	11.5%

Policies in Force

We define policies in force as the number of current and active policyholders as of the period end date. We view policies in force as an important metric to assess our financial performance because policy growth drives our revenue growth, increases brand awareness and market penetration, generates additional data to continue to improve the performance of our platform, and provides key data to assist strategic decision making for our company.

Direct Earned Premium per Policy

We define direct earned premium per policy as the ratio of direct earned premium divided by the average policies in force for the period, presented on an annualized basis. We view premiums per policy as an important metric because it is a reliable indicator of revenue earned in any given period, and growth in this metric would be a clear indicator of the growth of the business. However, as evidenced by the substantial reduction in miles driven during the COVID-19 pandemic, near-term fluctuations in miles driven can lead to fluctuations in direct earned premium. Thus, we refer to policies in force as a more stable indicator of overall growth. Direct earned premium excludes the impact of premiums ceded to reinsurers such that it reflects the actual business volume and direct economic benefit generated from our customer acquisition efforts. Additionally, premiums ceded to reinsurers can change based on the type and mix of reinsurance structures we use.

Direct Written Premium

We define direct written premium as the total amount of direct premiums on policies that were bound during the period. Direct written premium is a standard insurance metric and is included here for consistency. However, given that much of our premium is written and earned as customer miles are driven (i.e., customers are billed based on true use), unlike our competitors that write all premium up-front, we believe earned premium is a more meaningful comparison to other insurers. Direct written premium excludes mileage-based premium that has not yet been earned. It also excludes the impact of premiums ceded to reinsurers such that it reflects the actual business volume and direct economic benefit generated from our customer acquisition efforts. Additionally, premiums ceded to reinsurers can change based on the type and mix of reinsurance structures we use.

Direct Earned Premium

We define direct earned premium as the amount of direct premium that was earned during the period. Premiums are earned over the period in which insurance protection is provided, which is typically six months. We view direct earned premium as an important metric because it allows us to evaluate our growth prior to the impact of ceded premiums to our reinsurance partners. It is the primary driver of our consolidated GAAP revenues and represents the result of our sustained customer acquisition efforts. As with direct written premium, direct earned premium excludes the impact of premiums ceded to reinsurers to manage our business, and therefore should not be used as a substitute for net earned premium, total revenue, or any other measure presented in accordance with GAAP.

Gross Profit/(Loss)

Gross profit/(loss) is defined as total revenue minus losses and LAE, policy servicing expense and other, and amortization of capitalized software. Gross margin is equal to gross profit/(loss) divided by total revenue. Gross profit/(loss) includes the effects of reinsurance, thereby increasing volatility of this measure without corresponding changes in the underlying business or operations.

Contribution Profit/(Loss), Accident Quarter Contribution Profit/(Loss) and Accident Year Contribution Profit/(Loss)

Contribution profit/(loss), a non-GAAP financial measure, is defined as gross profit/(loss), excluding the effects of reinsurance arrangements on both total revenue and losses and LAE. It also excludes enterprise software revenues, investment income earned at the holding company, amortization of internally developed software, and devices, while including other policy servicing expenses.

Accident quarter contribution profit/(loss) and accident year contribution profit/(loss), both non-GAAP financial measures, further exclude the results of prior period development on losses and LAE. We believe the resulting calculations are inclusive of the variable costs of revenue incurred to successfully service a policy, but without the volatility of reinsurance. We use contribution profit/(loss) as a key measure of our progress towards profitability and to consistently evaluate the variable contribution to our business from insurance operations from period to period because it is the result of direct earned premiums, plus investment income earned at the insurance company, minus direct losses, direct LAE, premium taxes, bad debt, payment processing fees, data costs, underwriting reports, and other costs related to servicing policies. Accident quarter contribution profit/(loss) and accident year contribution profit/(loss) further exclude the results of prior period development on loss and LAE, thereby providing the most accurate view of the performance of our underlying insurance product, which drives our growth investment decisions and is a strong indicator of future loss performance.

See the section entitled “— Non-GAAP Financial Measures” for a reconciliation of total revenue to contribution profit/(loss), accident quarter contribution profit/(loss), and accident year contribution profit/(loss).

Contribution Margin, Accident Quarter Contribution Margin and Accident Year Contribution Margin

Contribution margin, a non-GAAP financial measure, is defined as contribution profit/(loss) divided by adjusted revenue. Adjusted revenue excludes the net effect of our reinsurance arrangements, revenue attributable to our enterprise segment, interest income generated outside of our insurance company, and bad debt expense. We view contribution margin as an important metric because it most closely correlates to the economics of our core underlying insurance product and measures our progress towards profitability. Accordingly, we use this non-GAAP financial measure to consistently evaluate the variable contribution to our business from insurance operations from period to period. Accident quarter contribution margin, a non-GAAP financial measure, is defined as accident quarter contribution profit/(loss) divided by adjusted revenue. Accident year contribution margin, a non-GAAP financial measure, is defined as accident year contribution profit/(loss) divided by adjusted revenue. We view accident quarter contribution margin and accident year contribution margin as important metrics as they exclude the results of prior period development on loss and LAE, thereby providing the most meaningful view of the performance of our current underlying insurance product, which drives our growth investment decisions and is a strong indicator of future loss performance.

See the section entitled “— Non-GAAP Financial Measures” for a reconciliation of total revenue to contribution profit/(loss), accident quarter contribution profit/(loss), and accident year contribution profit/(loss).

Direct Loss Ratio, Accident Quarter Loss Ratio and Accident Year Loss Ratio

We define direct loss ratio expressed as a percentage, as the ratio of direct losses to direct earned premium. Direct loss ratio excludes LAE. We view direct loss ratio as an important metric because it allows us to evaluate losses and LAE separately prior to the impact of reinsurance.

We define accident quarter loss ratio as direct loss ratio excluding prior accident quarter development on losses. We view accident quarter loss ratio as an important metric because it allows us to evaluate the expected ultimate losses, including losses not yet reported, for the most recent accident quarter.

We define accident year loss ratio as direct loss ratio excluding prior year development on losses. We view accident year loss ratio as an important metric because it allows us to evaluate the expected ultimate losses, including losses not yet reported, for the most recent accident year.

Direct LAE Ratio, Accident Quarter LAE Ratio, and Accident Year LAE Ratio

We define direct LAE ratio expressed as a percentage, as the ratio of direct LAE to direct earned premium. We view direct LAE ratio as an important metric because it allows us to evaluate losses and LAE separately prior to the impact of reinsurance.  We actively monitor the direct LAE ratio as it has a direct impact on our results regardless of our reinsurance strategy.

We define the accident quarter LAE ratio as the direct LAE ratio excluding prior quarter development on LAE. We view accident quarter LAE ratio as an important metric because it allows us to evaluate the expected ultimate LAE, including LAE for claims not yet reported, for the most recent accident quarter.

We define accident year LAE ratio as direct LAE ratio excluding prior year development on LAE. We view accident year LAE ratio as an important metric because it allows us to evaluate the expected ultimate LAE, including LAE for claims not yet reported, for the most recent accident year.

Recent Developments Affecting Comparability

Business Combination with INSU

In February 2021, we completed the Merger, pursuant to which Metromile Operating Company (formerly MetroMile, Inc.) became our wholly owned direct subsidiary. The Merger was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although INSU was the legal acquirer, INSU is treated as the “acquired” company for financial reporting purposes and Metromile Operating Company is treated as the accounting acquirer. This determination was primarily based on the fact that Metromile Operating Company’s stockholders prior to the Merger have a majority of our voting power, Metromile Operating Company’s senior management now comprise substantially all of our senior management, the relative size of Metromile Operating Company compared to our company, and that Metromile Operating Company’s operations comprise our ongoing operations. Accordingly, for accounting purposes, the Merger is treated as the equivalent of a capital transaction in which Metromile Operating Company issued stock for our net assets, which are stated at historical cost, with no goodwill or other intangible assets recorded, and Metromile Operating Company’s financial statements became the Company’s financial statements.

In connection with the Business Combination, we received approximately $310.0 million of cash, which we used to repay certain indebtedness as described herein. We expect to use our cash on hand for working capital and general corporate purposes. We may also use the proceeds for the acquisition of, or investment in, technologies, solutions, or businesses that complement our business.

COVID-19 Impact

In March 2020, the World Health Organization declared COVID-19 a global pandemic. We are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business. We have taken measures in response to the ongoing COVID-19 pandemic, including closing our offices and implementing a work from home policy for our nationwide workforce; implementing additional safety policies and procedures for our employees; and suspending employee travel and in-person meetings. We may take further actions that alter our business operations as may be required by federal, state, or local authorities or that we determine are in the best interests of our employees, customers, and stockholders.

For the three months ended March 31, 2021, we generated $25.8 million in direct earned premium, an increase of $1.0 million or 4.0%, as compared to $24.8 million for the three months ended March 31, 2020. This increase was primarily due to a year-over-year increase in policies in force. For the year ended December 31, 2020, we generated $99.7 million in direct earned premium, a decrease of $2.5 million or 2.5%, as compared to $102.2 million for the year ended December 31, 2019. This decrease was primarily due to the decrease in overall miles driven, which is attributable to the COVID-19 pandemic given the implementation of “shelter-in-place” and other orders, which reduced daily miles driven by our customers. Based on internal data, the average miles driven per policy declined by 16% for the first quarter of 2021 as compared to the same period in 2020, and decreased 23% for 2020 as compared to 2019. We believe that the potential long-term impacts of COVID-19, as more companies embrace work from home policies, represent an opportunity for us to increase our customer base as drivers continue to look for value-driven insurance solutions that provide the same or a better quality product that aligns to their own driving behaviors.

The future impact of the COVID-19 pandemic on our operational and financial performance will depend on certain developments, including the duration and spread of the pandemic, impact on our customers and their spending habits, impact on our marketing efforts, and effect on our suppliers, all of which are uncertain. Public and private sector policies and initiatives to reduce the transmission of COVID-19 and disruptions to our operations and the operations of our third-party suppliers, along with the related global slowdown in economic activity, may result in decreased revenues and increased costs. Impacts on our revenue and costs may continue through the duration of this crisis. It is possible that the COVID-19 pandemic, the measures taken by federal, state, or local authorities and businesses affected and the resulting economic impact may materially and adversely affect our business, results of operations, cash flows and financial positions as well as our customers.

Key Factors and Trends Affecting our Operating Performance

Our financial condition and results of operations have been, and will continue to be, affected by a number of factors, including the following:

Our Ability to Attract New Customers

Our long-term growth will depend, in large part, on our continued ability to attract new customers to our platform. Our growth strategy is centered around accelerating our existing position in markets that we already serve, expanding into new markets nationally across the United States, developing new strategic partnerships with key players in the automotive industry, and growing our enterprise software sales.

Our Ability to Retain Customers

Turning our customers to lifetime customers is key to our success. We realize increasing value from each customer retained as a recurring revenue base, which forms a basis for organic growth for our new product offerings and improves our loss ratios over time. Our ability to retain customers will depend on a number of factors, including our customers’ satisfaction with our products, offerings of our competitors and pricing of our products.

Our Ability to Expand Nationally Across the United States

Our long-term growth opportunity will benefit from our ability to provide insurance across more states in the United States. Today, we are licensed in 49 states and the District of Columbia, and active in eight states. We plan to apply our highly scalable model nationally, with a tailored approach to each state, driven by the regulatory environment and local market dynamics. This will allow us to expand rapidly and efficiently across different geographies while maintaining a high level of control over the specific strategy within each state.

Our Ability to Introduce New and Innovative Products

Our growth will depend on our ability to introduce new and innovative products that will drive the organic growth from our existing customer base as well as from potential customers. Our insurance offerings as well as our technology platform offered to enterprise customers provides us with a foundation to provide a broad set of insurance products to consumers in the future.

Our Ability to Manage Risk Through Our Technology

Risk is managed through our technology, artificial intelligence, and data science, which we utilize to accurately determine the risk profiles of our customers. Our ability to manage risk is augmented over time as data is continuously collected and analyzed by our machine learning with the objective of lowering our loss ratios over time. Our success depends on our ability to adequately and competitively price risk.

Components of Our Results of Operations

Revenue

Revenues are generated primarily from the sale of our pay-per-mile auto insurance policies within the United States, revenue related to policy acquisition costs recovered as part of the reinsurance arrangement, and through sales of our proprietary AI claims platform. Revenue excludes premiums ceded to our reinsurers (see the section entitled “— Reinsurance” for further information).

Premiums Earned, net

Premiums earned, net represents the earned portion of our gross written premium, less the earned portion that is ceded to third-party reinsurers under our reinsurance agreements. Revenue from premiums is earned over the term of the policy, which is written for six-month terms. The premium for the policy provides for a base rate per month for the entire policy term upon the binding of the policy plus a per-mile rate multiplied by the miles driven each day (based on data from the telematics device, subject to a daily maximum).

Investment Income

Investment income represents interest earned from our fixed maturity and short-term investments less investment expenses and is recorded as the income is earned. Investment income is directly correlated with the size of our investment portfolio and with the market level of interest rates. The size of our investment portfolio is expected to increase in future periods, and therefore investment income is also expected to increase, as we continue to invest both customer premiums and equity proceeds into our investment portfolio.

Other Revenue

Other revenue consists of enterprise revenue, revenue related to policy acquisition costs recovered as part of the reinsurance arrangements with our reinsurance partners, reinsurance profit commissions based on performance of the ceded business, gain on reinsurance commutation and policy commissions earned from NGI. We have developed technologies intended for internal use to service our insurance business and have started offering our technologies to third-party insurance carriers. Enterprise revenue represents revenues generated from the licensing of such internally developed software on a subscription basis, and sales of our professional services, which includes customization and implementation services for customers. We also earn revenues from policy acquisition costs recovered for policies newly ceded to our reinsurance partners, and we earn commissions for policies underwritten by NGI prior to becoming a full-stack insurance carrier in 2016.

Costs and Expenses

Our costs and expenses consist of losses and LAE, policy servicing expense and other, sales, marketing, and other acquisition costs, research and development, amortization of capitalized software, and other operating expenses.

Losses and LAE

Our losses and LAE consist of the net cost to settle claims submitted by our customers. Losses consist of claims paid, case reserves, as well as claims incurred but not reported, net of estimated recoveries from salvage and subrogation. LAE consists of costs borne at the time of investigating and settling a claim. Losses and LAE represents management’s best estimate of the ultimate net cost of all reported and unreported losses occurred through the balance sheet date. Estimates are made using individual case-basis valuations and statistical analyses and are continually reviewed and adjusted as necessary as experience develops or new information becomes known. These reserves are established to cover the estimated ultimate cost to settle insured losses.

Both losses and LAE are net of amounts ceded to reinsurers. We enter into reinsurance contracts to protect our business from losses due to concentration of risk and to manage our operating leverage ratios, as well as to provide additional capacity for growth. Our reinsurance contracts consist of quota-share reinsurance agreements with our reinsurance partners under which risks are covered on a pro-rata basis for all policies underwritten by us (see the section entitled “— Reinsurance” for further discussion). These expenses are a function of the size and term of the insurance policies we write and the loss experience associated with the underlying risks. Losses and LAE may be paid out over a period of years.

Various other expenses incurred during claims processing are allocated to losses and LAE. These amounts include claims adjusters’ salaries and benefits, employee retirement plan related expenses and stock-based compensation expenses (Personnel Costs); software expenses; and overhead allocated based on headcount (Overhead).

Policy Servicing Expense and Other

Policy servicing expense and other includes personnel costs related to our technical operations and customer experience teams, data transmission costs, credit card and payment processing expenses, premium taxes, and amortization of telematic devices. Policy servicing expense and other is expensed as incurred.

Sales, Marketing and Other Acquisition Costs

Sales, marketing, and other acquisition costs includes spend related to advertising, branding, public relations, third-party marketing, consumer insights, reinsurance ceding commissions, and expense recognized due to return of onboarding allowance as part of reinsurance commutation. These expenses also include related personnel costs and overhead. We incur sales, marketing and other acquisition costs for all product offerings including our newly introduced software as a service (“SaaS”) platform which provides access to our developed technology under SaaS arrangements, along with professional services to third-party customers (“Enterprise business solutions”). Sales, marketing and other acquisition costs are expensed as incurred, except for costs related to deferred acquisition costs that are capitalized and subsequently amortized over the same period in which the related premiums are earned. We plan to continue investing in marketing to attract and acquire new customers, increase our brand awareness, and expand our Enterprise product offering. We expect that sales and marketing expenses will increase in absolute dollars in future periods and vary from period-to-period as a percentage of revenue in the near-term. We expect that, in the long-term, our sales, marketing and other acquisition costs will decrease as a percentage of revenue as the proportion of renewals to our total business increases.

Research and Development

Research and development consist of costs that support our growth and expansion initiatives inclusive of website development costs, software development costs related to our mobile app and Enterprise business solution, and new product development costs. These costs include third-party services related to data infrastructure support; personnel costs and overhead for product design, engineering, and management; and amortization of internally developed software. Research and development costs are expensed as incurred, except for costs related to internally developed software that are capitalized and subsequently amortized over the expected useful life. We expect that research and development expenses will increase in both absolute dollars and percentage of revenues in future periods in the near-term. We expect that, in the long-term, our research and development expenses will decrease as a percentage of revenue as these represent largely fixed costs.

Amortization of Capitalized Software

Amortization of capitalized software relates to the amortization recorded for the capitalized website and software development costs for the period presented.

Other Operating Expenses

Other operating expenses primarily relate to personnel costs and overhead for corporate functions, external professional service expenses and depreciation expense for computers, furniture, and other fixed assets. General and administrative expenses are expensed as incurred.

We expect to incur incremental operating expenses to support our global operational growth and enhancements to support our reporting and planning functions.

We expect to incur significant additional operating expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and the listing standards of the Nasdaq, additional corporate, director and officer insurance expenses, greater investor relations expenses and increased legal, audit and consulting fees. We also expect to increase the size of our accounting, finance, and legal teams to support our increased compliance requirements and the growth of our business. As a result, we expect that our other operating expenses will increase in absolute dollars and percentage of revenues in future periods in the near-term. We expect that, in the long-term, our other operating expenses will decrease as a percentage of revenue as these represent largely fixed costs.

Interest expense

Interest expense primarily relates to interest incurred on our long-term debt, the amortization of debt issuance costs.

Increase in fair value of stock warrant liability

Increase in fair value of stock warrant liability primarily relates to changes in the fair value of warrant liabilities.

Results of Operations

Three Months Ended March 31, 2021 and 2020

The following table presents our consolidated statement of operations for the three months ended March 31, 2020 and 2021, and the dollar and percentage change between the two periods:

	Three Months Ended March 31,
(in thousands)	2020	2021	$ Change	% Change
	(unaudited)
Revenue
Premiums earned, net	$3,427	$1,125	$(2,302)	(67)%
Investment income	280	36	(244)	(87)%
Other revenue	4,983	16,115	11,132	223%
Total revenue	8,690	17,276	8,586	99%
Costs and expenses
Losses and loss adjustment expenses	5,405	12,263	6,858	127%
Policy servicing expense and other	4,628	4,443	(185)	(4)%
Sales, marketing and other acquisition costs	3,888	47,294	43,406	1,116%
Research and development	2,663	3,650	987	37%
Amortization of capitalized software	2,697	2,651	(46)	(2)%
Other operating expenses	5,249	8,589	3,340	64%
Total costs and expenses	24,530	78,890	54,360	222%
Loss from operations	(15,840)	(61,614)	(45,774)	289%
Other expense
Interest expense	739	15,876	15,137	2,048%
Increase in fair value of warrant liability	310	26,137	25,827	8,331%
Total other expense	1,049	42,013	40,964	3,905%
Net loss before taxes	(16,889)	(103,627)	(86,738)	514%
Net loss after taxes	$(16,889)	$(103,627)	$(86,738)	514%

Revenue

Premiums Earned, net

Net premiums earned decreased $2.3 million, or 67%, from $3.4 million for the three months ended March 31, 2020 to $1.1 million for the three months ended March 31, 2021, which was primarily attributable to a $2.6 million increase in premiums ceded to our reinsurance partners driven by a reinsurance commutation settlement, and a $0.7 million increase in bad debt expense which was due primarily to state mandated COVID-19 payment extensions. This was partially offset by a $1 million increase in direct earned premiums which was primarily attributable to an increase in policies in force during the three months ended March 31, 2021. We believe direct earned premium is the best measure of top-line revenue, as it excludes the impacts of reinsurance. Direct earned premium increased by $1.0 million from $24.8 million for the three months ended March 31, 2020 to $25.8 million for the three months ended March 31, 2021.

Investment Income

Investment income decreased $0.2 million, or 87%, from $0.3 million for the three months ended March 31, 2020 to $0.1 million for the three months ended March 31, 2021. The decrease was primarily due to a lower balance of highly liquid fixed income investments during the three months ended March 31, 2021.

Other Revenue

Other revenue increased $11.1 million, or 223%, from $5.0 million for the three months ended March 31, 2020 to $16.1 million for the three months ended March 31, 2021. The increase was primarily attributable to a $11.3 million gain recognized on reinsurance commutation settlement and $0.4 million increase in revenues from new customer implementations of our Enterprise business solutions, offset by a $0.8 million decrease in revenues from policy acquisition costs recovered for policies onboarded into our reinsurance program. A substantial portion of Enterprise business solutions revenue was from one customer who was an investor and therefore a related party, as described in Note 16 of our unaudited consolidated financial statements as of March 31, 2021, which are included elsewhere in this prospectus.

Costs and Expenses

Losses and LAE

Losses and LAE increased $6.9 million, or 127%, from $5.4 million for the three months ended March 31, 2020 to $12.3 million for the three months ended March 31, 2021. The increase in net losses of $6.4 million was driven by ceding less losses and thereby retaining more losses as a result of commuting a portion of our reinsurance program, which represented approximately $2.5 million, as well as a reserve adjustment for periods prior to the first quarter of 2021 of $3.9 million and an overall increase in claims frequency Additionally, LAE increased by $0.4 million due to an increase in defense and cost containment reflecting a reserve adjustment for periods prior to the first quarter of 2021.

Policy Servicing Expense and Other

Policy servicing expense and other decreased $0.2 million, or 4%, from $4.6 million for the three months ended March 31, 2020 to $4.4 million for the three months ended March 31, 2021. The decrease was primarily attributable to improved operating efficiencies and a decrease in personnel related expenses.

Sales, Marketing, and Other Acquisition Costs

Sales, marketing, and other acquisition costs increased $43.4 million, or 1,116%, from $3.9 million for the three months ended March 31, 2020 to $47.3 million for the three months ended March 31, 2021. Of this increase, $41.4 million was reinsurance-related including commutation settlement and impact to ceding commission offset. During the quarter, we completed the first phase of restructuring our reinsurance program commuting over 65% of the program. As a result of the commutation, we recorded a gain of $11.3 million recorded in Other Revenue as well as Sales, Marketing, and Other Acquisition Cost expense of $40.1 million related to a return of revenues from policy acquisition costs recovered for policies onboarded into our reinsurance program. Additionally, as part of our typical marketing efforts, there was an increase of $1.0 million in both our online and offline marketing campaigns. This was reduced by a $1.3 million less in reinsurance ceding commission which serves as an offset to sales and marketing expense.

Research and Development

Research and development increased $1.0 million, or 37%, from $2.7 million for the three months ended March 31, 2020 to $3.7 million for the three months ended March 31, 2021. The increase was primarily attributable to a decrease of $2.1 million in capitalized software costs which serves as an offset to research and development expense, which in turn was offset by a decrease of $1.1 million in personnel costs attributable to a reduction in force in response to the COVID-19 pandemic.

Amortization of Capitalized Software

Amortization of capitalized software decreased $0.1 million, or 2%, from $2.7 million for the three months ended March 31, 2020 to $2.6 million for the three months ended March 31, 2021. The decrease was primarily related to the amortization of our website development costs and capitalized costs related to internal use software.

Other Operating Expenses

Other operating expenses increased $3.3 million, or 64%, from $5.3 million for the three months ended March 31, 2020 to $8.6 million for the three months ended March 31, 2021. The increase was primarily driven by stock-based compensation expense of $2.8 million for Dan Preston’s performance based award as described in Note 12 of our unaudited consolidated financial statements as of March 31, 2021, which are included elsewhere in this prospectus and an increase in general corporate overhead costs.

Interest Expense

Interest expense increased $15.1 million, or 2,048%, from $0.7 million for the three months ended March 31, 2020 to $15.8 million for the three months ended March 31, 2021. The increase was primarily attributable to a $14.1 million non-recurring write off of unamortized debt issuance costs and debt prepayment fees related to debt payoff during the three months ended March 31, 2021 as described in Note 8 of our unaudited consolidated financial statements as of March 31, 2021, which are included elsewhere in this prospectus. As of March 31, 2021, all debt had been repaid and no outstanding debt remains on the balance sheet.

Increase in fair value of stock warrant liability

Fair value of stock warrant liability increased $25.8 million, from $0.3 million for the three months ended March 31, 2020 to $26.1 million for the three months ended March 31, 2021. The increase was primarily driven by the change in fair value of our preferred stock warrants issued in April 2020 and exercised in February 2021 and Public and private placement warrants as described in Note 2 of our unaudited consolidated financial statements as of March 31, 2021, which are included elsewhere in this prospectus.

Years Ended December 31, 2020 and 2019

	Year Ended December 31,
(in thousands)	2019	2020	$ Change	% Change
Revenue
Premiums earned, net	$23,807	$12,464	$(11,343)	(48)%
Interest income	1,898	523	(1,375)	(72)%
Other revenue	27,050	22,077	(4,973)	(18)%
Total revenue	$52,755	$35,064	$(17,691)	(34)%

Operating Expenses
Losses and loss adjustment expenses	$30,758	$21,208	$(9,550)	(31)%
Policy servicing expense and other	16,297	16,813	516	3%
Sales, marketing and other acquisition costs	23,954	5,483	(18,471)	(77)%
Research and development	9,055	8,211	(844)	(9)%
Amortization of capitalized software	10,648	11,188	540	5%
Other operating expenses	18,896	16,981	(1,915)	(10)%
Total Operating Expenses	$109,608	$79,884	$(29,724)	(27)%

Loss from operations	$(56,853)	$(44,820)	$12,033	(21)%

Other expense
Interest expense	$247	$6,067	$5,820	2,356%
Increase in fair value of stock warrant liability	92	69,294	69,202	N.M.
Total other income	$339	$75,361	$75,022	N.M.

Net loss before taxes	$(57,192)	$(120,181)	$(62,989)	110%

Income tax provision/(benefit)	$37	$(84)	$(121)	(327)%
Net loss	$(57,229)	$(120,097)	$(62,868)	110%

____________

N.M. — Percentage change not meaningful

Revenue

Premiums Earned, net

Net premiums earned decreased $11.3 million, or 48%, from $23.8 million for the year ended December 31, 2019 to $12.5 million for the year ended December 31, 2020, which was primarily attributable to a $9.1 million increase in premiums ceded to our reinsurance partners, which is reflective of the inclusion of new business into the reinsurance program, and a $2.7 million decrease in earned premiums due to an overall decrease in miles driven by customers in response to COVID-19 shelter-in-place restrictions, which generally began in March 2020. We believe direct earned premium is the best measure of top-line revenue, as it excludes the impacts of reinsurance financing.

Interest Income

Interest income decreased $1.4 million, or 72%, from $1.9 million for the year ended December 31, 2019 to $0.5 million for the year ended December 31, 2020. The decrease was primarily due to a lower balance of highly liquid fixed income investments during the year ended December 31, 2020.

Other Revenue

Other revenue decreased $5.0 million, or 18%, from $27.1 million for the year ended December 31, 2019 to $22.1 million for the year ended December 31, 2020. The decrease was primarily attributable to a $10.9 million decrease in revenues from policy acquisition costs recovered for policies onboarded into our reinsurance program, offset by a $4.9 million increase in revenues from new customer implementations of our Enterprise business solutions (“EBS”) and $1.0 million increase in policy commissions earned from NGI. A substantial portion of EBS revenue was from one customer who was an investor and therefore a related party as described in Note 17 of our audited consolidated financial statements as of December 31, 2020, which are included elsewhere in this prospectus.

Costs and Expenses

Losses and LAE

Losses and LAE decreased $9.6 million, or 31%, from $30.8 million for the year ended December 31, 2019 to $21.2 million for the year ended December 31, 2020. The decrease was primarily driven by a $13.3 million net decrease in total losses due to an overall decrease in claims, partially as the result of less miles driven by customers, and a $4.7 million increase in LAE due to an increase in defense and cost containment reflecting a reserve adjustment for periods prior to 2020. Given that our pricing model is billed based on true miles driven, our direct earned premium was also reduced in this timeframe.

Policy Servicing Expense and Other

Policy servicing expense and other increased $0.5 million, or 3%, from $16.3 million for the year ended December 31, 2019 to $16.8 million for the year ended December 31, 2020. The increase was primarily attributable to a $0.9 million increase in software subscription costs. The increase was partially offset by a decrease of $0.2 million in personnel related expenses.

Sales, Marketing, and Other Acquisition Costs

Sales, marketing, and other acquisition costs decreased $18.5 million, or 77%, from $24.0 million for the year ended December 31, 2019 to $5.5 million for the year ended December 31, 2020. The decrease was primarily attributable to an $11.1 million decrease in both our online and offline marketing campaigns, $5.2 million increase in reinsurance ceding commission which serves as an offset to sales and marketing expense, and $2.4 million decrease in personnel costs attributable to a reduction in force in response to the COVID-19 pandemic.

Amortization of Capitalized Software

Amortization of capitalized software increased $0.5 million, or 5%, from $10.6 million for the year ended December 31, 2019 to $11.2 million for the year ended December 31, 2020. The increase was primarily related to the amortization of our website development costs and capitalized costs related to internal use software.

Other Operating Expenses

Other operating expenses decreased $1.9 million, or 10%, from $18.9 million for the year ended December 31, 2019 to $17.0 million for the year ended December 31, 2020. The decrease was primarily driven by a $1.8 million decrease in recruiting, personnel, and general corporate overhead costs.

Interest Expense

Interest expense increased $5.8 million, or 2,356%, from $0.2 million for the year ended December 31, 2019 to $6.1 million for the year ended December 31, 2020. The increase was primarily attributable to a higher outstanding debt balance in 2020 as compared to 2019, which resulted in additional interest expense incurred.

Increase in fair value of stock warrant liability

Fair value of stock warrant liability increased $69.2 million, from $0.1 million for the year ended December 31, 2019 to $69.3 million for the year ended December 31, 2020. The increase was primarily driven by the change in fair value of our preferred stock warrants issued in April 2020.

Non-GAAP Financial Measures

The non-GAAP financial measures below have not been calculated in accordance with GAAP, and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. In addition, accident quarter contribution profit/(loss), accident year contribution profit/(loss) and contribution profit/(loss) should not be construed as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that these non-GAAP measures fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Our management use these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (1) monitor and evaluate the performance of our business operations and financial performance; (2) facilitate internal comparisons of the historical operating performance of our business operations; (3) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (4) review and assess the operating performance of our management team; (5) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (6) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The following table provides a reconciliation of total revenue to contribution profit/(loss) and accident quarter contribution profit/(loss) for the three months ended March 31, 2020 and March 31, 2021:

	Three Months Ended March 31,
	2020	2021
	($ in millions)
Total revenue	$8.7	$17.3
Losses and LAE	(5.4)	(12.3)
Policy servicing expense and other	(4.6)	(4.4)
Amortization of capitalized software	(2.7)	(2.7)
Gross profit/(loss)	(4.0)	(2.1)
Gross margin	(46.5)%	(12.0)%

Less revenue adjustments:
Revenue Adjustments Related to Reinsurance	16.8	8.9
Revenue from Enterprise Segment	(0.6)	(1.0)
Interest Income and Other	0.3	1.0

	Three Months Ended March 31,
	2020	2021
	($ in millions)
Less costs and expense adjustments:
Loss and LAE Adjustments Related to Reinsurance	(14.4)	(11.8)
Loss and LAE Adjustments Related to Prior Period Development	(0.1)	4.3
Bad Debt, Report Costs and Other Expenses	(0.1)	(0.6)
Amortization of Internally Developed Software	2.7	2.7
Devices	1.0	1.0
Accident quarter contribution profit/(loss)	$1.6	$2.4

Prior Period Development	0.1	(4.3)

Contribution profit/(loss)	$1.7	$(1.9)
Adjusted revenue	$25.2	$26.2
Accident quarter contribution margin	6.4%	9.1%
Contribution margin	6.7%	(7.1)%

The following table provides a reconciliation of total revenue to contribution profit/(loss) and accident year contribution profit/(loss) for the years ended December 31, 2019 and 2020:

	Year Ended December 31,
	2019	2020
	($ in millions)
Total revenue	$52.8	$35.1
Losses and LAE	(30.8)	(21.2)
Policy servicing expense and other	(16.3)	(16.8)
Amortization of capitalized software	(10.6)	(11.2)
Gross profit/(loss)	(4.9)	(14.1)
Gross margin	(9.3)%	(40.3)%

Less revenue adjustments:
Revenue Adjustments Related to Reinsurance	49.4	69.5
Revenue from Enterprise Segment	(0.8)	(5.7)
Interest Income and Other	1.9	2.4

Less costs and expense adjustments:
Loss and LAE Adjustments Related to Reinsurance	(56.7)	(54.0)
Loss and LAE Adjustments Related to Prior Period Development	(2.2)	6.5
Bad Debt, Report Costs and Other Expenses	(1.8)	(1.1)
Amortization of Internally Developed Software	10.6	11.2
Devices	3.9	3.7
Accident year contribution profit/(loss)	$(0.6)	$18.4

Prior Period Development	2.2	(6.5)

Contribution profit/(loss)	$1.5	$11.9
Adjusted revenue	$103.3	$101.3
Accident year contribution margin	(0.6)%	18.1%
Contribution margin	1.5%	11.8%

Liquidity and Capital Resources

We are a holding company that transacts a majority of our business through operating subsidiaries. Through our insurance subsidiaries, we sell pay-per-mile auto insurance policies to customers and through our Enterprise subsidiary, we sell our insurance solution technology to third-party insurance carriers. Since inception through completion of the Merger, we financed our operations primarily through sales of insurance policies, sales of our Enterprise platform, and the net proceeds received from the issuance of preferred stock, debt, and sales of investments. As of March 31, 2021, we had $221.5 million in cash and cash equivalents which includes $310.0 million received in cash from the trust account and the private placements in connection with the Closing in February 2021. Our cash and cash equivalents primarily consist of bank deposits and money market funds. Our marketable securities consist of U.S. treasury securities, municipal securities, corporate debt securities, residential and commercial mortgage-backed securities, and other debt obligations.

Insurance companies in the United States are also required by state law to maintain a minimum level of capital and surplus. Insurance companies are subject to certain risk-based capital (“RBC”) requirements as specified by NAIC. These standards for property and casualty insurers are used as a means of monitoring the financial strength of insurance companies. Under these requirements, the amount of capital and surplus maintained by an insurance company is to be determined based on the various risk factors related to it. Such regulation is generally for the protection of the policyholders rather than stockholders. As of December 31, 2020, our capital and policyholders’ surplus exceeded the minimum RBC requirements. We believe that our existing cash and cash equivalents, marketable securities, and cash flow from operations will be sufficient to support working capital and capital expenditure requirements for at least the next 12 months. Our future capital requirements will depend on many factors, including our insurance premium growth rate, renewal activity, including the timing and the amount of cash received from customers, the expansion of marketing activities, the timing and extent of spending to support development efforts, the introduction of new and enhanced products, the continuing market adoption of offerings on our platform, and the current uncertainty in the global markets resulting from the worldwide COVID-19 pandemic.

As part of our plans to restructure our reinsurance program and ensure the insurance carrier is adequately capitalized, approximately $50.0 million moved from unrestricted to restricted cash in the first quarter of 2021, a portion of which was used for reinsurance commutation settlement.

The following tables summarize our cash flow data for the periods presented:

	Three Months Ended March 31,
	2020	2021
	($ in millions)
Net cash used in operating activities	$(19.1)	$(29.4)
Net cash provided by investing activities	14.2	0.7
Net cash provided by financing activities	0.05	273.5
	Year Ended December 31,
	2019	2020
	($ in millions)
Net cash used in operating activities	$(30.7)	$(32.2)
Net cash (used in)/provided by investing activities	(63.3)	1.8
Net cash provided by financing activities	24.1	37.7

Operating Activities

Three Months Ended March 31, 2021 and 2020

Net cash used in operating activities for the three months ended March 31, 2021 was $29.4 million, which was an increase of net cash used of $10.3 million from $19.1 million for the three months ended March 31, 2020. Cash used during this period included $54.5 million from net loss for the three months ended March 31, 2021, excluding the impact of changes in fair value of our outstanding warrants, depreciation expense and stock-based compensation and other non-cash expenses. Net cash provided by changes in our operating assets and liabilities increased by

$32.5 million, which is primarily attributable to ceded reinsurance premiums, reinsurance recoverable on unpaid losses, accounts payable and accrued expense, prepaid reinsurance premium, premiums receivable which outpaced reinsurance recoverable on paid losses, prepaid expenses and other, unearned premium reserve, and loss and LAE reserves.

Net cash used in operating activities for the three months ended March 31, 2020 was $19.1 million. Cash used during this period included $11.7 million from net loss for the three months ended March 31, 2020, excluding the non-cash impacts from depreciation, stock-based compensation, and other non-cash items. Net cash provided by changes in operating assets and liabilities primarily consisted of increases in ceded reinsurance premium payable, loss and LAE reserves, other liabilities, and unearned premium reserves which outpaced the growth of premiums and accounts receivable, reinsurance recoverable and accounts payable. The increase in cash used in operating activities from the three months ended March 31, 2021 compared to the three months ended March 31, 2020 was primarily due to a reinsurance commutation settlement, as well as an increase in corporate overhead costs.

Years Ended December 31, 2020 and 2019

Net cash used in operating activities for the year ended December 31, 2020 was $32.2 million, which was a decrease of net cash used of $1.5 million from $30.7 million for the year ended December 31, 2019. Cash used during this period included $29.8 million from net loss for the year ended December 31, 2020, excluding the impact of changes in fair value of our outstanding warrants, depreciation expense and stock-based compensation and other non-cash expenses. Net cash provided by changes in our operating assets and liabilities decreased by $2.4 million, which is primarily attributable to ceded reinsurance premiums, reinsurance recoverable on unpaid losses, accounts payable and accrued expense, prepaid reinsurance premium, premiums receivable which outpaced reinsurance recoverable on paid losses, prepaid expenses and other, unearned premium reserve, and loss and LAE reserves.

Net cash used in operating activities for the year ended December 31, 2019 was $30.7 million. Cash used during this period included $39.2 million from net loss for the year ended December 31, 2019, excluding the non-cash impacts from depreciation, stock-based compensation, and other non-cash items. Net cash provided by changes in operating assets and liabilities primarily consisted of increases in ceded reinsurance premium payable, loss and LAE reserves, other liabilities, and unearned premium reserves which outpaced the growth of premiums and accounts receivable, reinsurance recoverable and accounts payable. The decrease in cash used in operating activities from the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily due to the volume and timing of claims payments and a decrease in personnel costs attributable to a reduction in force in response to the COVID-19 pandemic.

Investing Activities

Three Months Ended March 31, 2021 and 2020

Net cash provided by investing activities for the three months ended March 31, 2021 and 2020 was $0.7 million and $14.2 million, respectively, which was primarily driven by maturities of marketable securities offset by our continued investment in telematics devices, leasehold improvements, and other equipment, as well as continued investment in our website and software development.

Years Ended December 31, 2020 and 2019

Net cash provided by investing activities for the year ended December 31, 2020 was $1.8 million, which was primarily driven by maturities of marketable securities offset by our continued investment in telematics devices, leasehold improvements, and other equipment, as well as continued investment in our website and software development. Net cash used in investing activities was $63.3 million for the year ended December 31, 2019 which was primarily driven by increased purchases of marketable securities, our continued investment in telematics devices, leasehold improvements, and other equipment, as well as continued investment in our website and software development offset by maturities of our marketable securities.

Financing Activities

Three Months Ended March 31, 2021 and 2020

Net cash provided by financing activities for the three months ended March 31, 2021 was $273.5 million compared to $0.05 million in cash used in or provided by financing activities for the three months ended March 31, 2020. The increase in cash provided by financing activities is primarily due to cash received from the trust account and the private placements in connection with the Closing in February 2021.

Years Ended December 31, 2020 and 2019

Net cash provided by financing activities for the year ended December 31, 2020 was $37.7 million compared to $24.1 million used in financing activities for the year ended December 31, 2019. The increase in cash provided by financing activities is primarily due to the April 2020 issuance of subordinated debt and receipt of a loan under the Paycheck Protection Program. The Paycheck Protection Program loan was repaid in full in connection with the Business Combination, and the April 2020 subordinated debt was prepaid in full in March 2021.

Net cash provided by financing activities for the year ended December 31, 2019 was $24.1 million primarily from cash received from the incurrence of indebtedness, partially offset by the repayment of our outstanding indebtedness.

Contractual Obligations

The following is a summary of material contractual obligations and commitments as of the periods presented:

As of March 31, 2021

	Total	2021 (remaining nine months)	2022 – 2023	2024 – 2025	Thereafter
	(in millions)
Long-term debt	$—	$—	$—	$—	$—
Interest on long-term debt	—	—	—	—	—
Operating Leases	25.5	2.4	6.3	5.6	11.2
Purchase Commitments	4.8	4.8	—	—	—
Total	$30.3	$7.2	$6.3	$5.6	$11.2

As of December 31, 2020

	Total	2021	2022 – 2023	2024 – 2025	Thereafter
	(in millions)
Long-term debt	$63.3	$1.3	$24.6	$37.5	$
Interest on long-term debt	9.4	3.3	4.8	1.3
Operating Leases	26.4	3.3	6.3	5.6		11.2
Purchase Commitments	3.9	3.9				—
Total	$103.0	$11.8	$35.7	$44.4		$11.2

As of December 31, 2020, we issued subordinated debt with the following principal and interest amounts due: $4.6 million over 2021, $29.4 million over 2022 – 2023, $38.8 million over 2024 – 2025, and no principal and interest due after 2025 (see the section entitled “— Financing Arrangements — Subordinated Note Purchase and Security Agreement” for further information). Additionally, we entered into a non-cancellable agreement to purchase telematic devices, with $3.9 million due in 2021.

Financing Arrangements

Subordinated Note Purchase and Security Agreement

In April 2020, we entered into that certain Note Purchase and Security Agreement (as amended, the “Note Purchase Agreement”) with us, as issuer, certain of our subsidiaries, as guarantors, and certain affiliates of Hudson Structured Capital Management (collectively, “Hudson”), which was amended in February 2021 to reflect the consummation of the Merger by adding INSU as a guarantor and reflecting our new corporate structure. An executive of Hudson is on our Board and is a related party, as discussed in “Certain Relationship and Related Party Transactions.”

Under the Note Purchase Agreement, we could issue up to $50.0 million in aggregate principal amount of senior secured subordinated payable in kind (“PIK”) notes due in 2025 (the “Notes”). The Note Purchase Agreement further provided for additional funds of up to an aggregate of $15.0 million over time from Hudson, the timing of which was subject to reinsurance settlement timing. Notes issued under the Note Purchase Agreement were due on the fifth anniversary of their issuance, starting in April 2025, and bore interest at the following rates: 2% per annum payable quarterly in arrears in cash, and a varying interest rate of 9.0% to 11.0% PIK interest. The PIK interest was based on the aggregate outstanding principal balance as follows: (i) 11.0% if the outstanding balance was less than $5.0 million; (ii) 10.0% if the outstanding balance was greater than or equal to $5.0 million but less than $10.0 million, and (iii) 9.0% if the outstanding balance was greater than or equal to $10.0 million. PIK interest represents contractually deferred interest that was added to the principal balance outstanding each quarter and due at maturity. The Notes were secured by substantially all of our assets. We had the right to prepay the Notes at any time subject to payment of a fee. As of December 31, 2020, $31.6 million aggregate principal amount of the Notes was outstanding, along with $0.9 million of capitalized PIK interest. Subsequent to December 31, 2020, we issued additional Notes having an aggregate principal amount of $2.0 million. As of March 30, 2021, there was approximately $36.6 million of principal and PIK interest outstanding under the Hudson debt facility, which we repaid on such date, along with the prepayment fee of $0.4 million. Accordingly, there are no longer any Notes outstanding.

As part of the entry into the original Note Purchase Agreement, we issued warrants for up to 8,536,938 of Series E convertible preferred shares, which we estimated to have a fair value of $12.5 million at issuance, which was recorded as a discount to the debt and is being amortized to interest expense over the term of the debt. These warrants were net exercised immediately prior to the Effective Time (as defined in the Merger Agreement) and are no longer outstanding.

Paycheck Protection Program Loan

In April 2020, we were granted a loan under the Paycheck Protection Program offered by the Small Business Administration under the CARES Act, section 7(a)(36) of the Small Business Act for approximately $5.9 million. The balance outstanding for the Paycheck Protection Program loan was $5.9 million at December 31, 2020. We repaid this loan concurrent with the consummation of the Merger and it is no longer outstanding.

2019 Loan and Security Agreement

In December 2019, we entered into a Loan and Security Agreement (the “2019 Loan and Security Agreement”) with us, as borrower, certain of our subsidiaries, as guarantors and certain affiliates of Multiplier Capital, LLC and other financial institutions, as lenders and agent, providing for a term loan in aggregate principal amount of $25.0 million. Minimum payments of interest were due monthly through December 2021. Beginning in January 2022, equal payments of principal would have been due monthly in an amount necessary to fully amortize the loan by June 5, 2024. An end of term payment of $0.6 million was due at maturity or date of any prepayment. The loan was secured by substantially all of our and the guarantor’s assets. Lender’s consent was required to be obtained regarding certain dispositions, and changes in business, management, or ownership including mergers and acquisitions, such as the Merger, as more fully described in the 2019 Loan and Security Agreement. The balance outstanding net of debt issuance costs for the 2019 Loan and Security Agreement was $24.3 million as of December 31, 2020.

The loan could be prepaid in an amount equal to the outstanding principal, accrued interest, and the end of term fee, plus a prepayment charge of 3% if paid in the first two years after the effective date, 2% if paid in the third year after the effective date, or 1% if prepaid after the third year subsequent to the effective date. Accordingly, we prepaid this loan in connection with the consummation of the Merger and is no longer outstanding.

At the time of origination, the lender was granted a warrant to purchase Series E convertible preferred stock, estimated to have a fair value of $0.5 million at issuance. These warrants were net exercised immediately prior to the Effective Time and are no longer outstanding.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, results of operations, liquidity or cash flows.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with GAAP. The preparation of the consolidated financial statements in conformity with GAAP requires our management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the period. We evaluate our significant estimates on an ongoing basis, including, but not limited to, estimates related to reserves for loss and LAE, premium write-offs, and share-based compensation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

We believe that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations. For further information, see Note 1, Summary of Significant Accounting Policies, to the audited consolidated financial statements included elsewhere in this prospectus.

Unpaid Losses and LAE Reserves

Unpaid losses and LAE reserves are the difference between the estimated ultimate cost of losses and the amount of paid losses as of the reporting date. These reserves reflect our management’s best estimate for both reported claims and incurred but not reported claims and the reserves include estimates of all expenses associated with processing and settling all reported and unreported claims. Our management regularly reviews the reserve estimates and updates those estimates as new information becomes available or as events emerge that may affect the resolution of unsettled claims. Losses and LAE reserves are estimated based on the assumption that past-experience is an appropriate indicator of future events. Updates made to reserve estimates based on new information may cause changes in prior reserve estimates. These changes are recorded as Loss and loss adjustment expenses in the period such changes are determined. Estimating the ultimate cost of claims and claims expenses is an inherently complex process that involves a high degree of judgment. The estimate of unpaid losses and LAE reserves utilizes several key judgmental inputs:

•        the determination of the appropriate actuarial estimation methods to be applied to outstanding claims,

•        estimations of claims cycle times and claims settlement practices,

•        estimates of expected losses through the use of historical loss data, and

•        broader macroeconomic assumptions such as expectations of future inflation rates.

Claims are classified based on accident year or the year in which the claims occurred. This classification is utilized within actuarial models to prepare estimates of required reserves for payments to be made in the future. Claim cycle times, or the speed of claim to claim settlement, vary and depend on the type of claim being reported; property damage as compared to personal injury claims. Claims involving property damage are generally settled faster than personal injury claims. It has been our management’s experience that the longer the cycle time, the more the ultimate settlement amount can vary. Historical loss patterns are then applied to actual paid losses and reported losses by accident year to develop expectations of future payments. Implicit within the actuarial models are the impacts of inflation, especially for claims with longer expected cycle times. See Note 8, Loss and Loss Adjustment Expense Reserves, to our audited consolidated financial statements included elsewhere in this prospectus for more information regarding the methodologies used to estimate loss and LAE reserves.

Considerable variability is inherent in these estimates, which may have a material impact on the ultimate liability. The aggregation of numerous estimates for each of the major components of losses and groups of states as well as other considerations such as trends in claim frequency and severity, regulatory and judicial environments, allocations of ceded amounts in accordance with reinsurance agreements, and driving behavior including miles driven, may impact reported losses and IBNR. Reserve estimates are inherently very complex to determine and subject to significant judgment, and do not represent an exact determination for each outstanding claim. Due to the inherent uncertainty in estimating reserves, we evaluated what the potential impact on consolidated results of operations, financial position, and liquidity would be based on a hypothetical 10% change in reserves described above. A 10% variance in estimated reserves net of reinsurance would be approximately $2.3 million as of December 31, 2020, and would result in an increase or decrease to Net loss of $2.3 million to a Net loss of $122.4 million or $117.8 million, respectively. This would also result in a change to Total stockholders’ deficit of $2.4 million increasing or decreasing it to $363.8 million or $359.2 million, respectively. The reserve range represents a range of reasonably likely reserves, not a range of all possible reserves. Therefore, the ultimate liability may reach levels corresponding to reserve amounts beyond the stated figures. Given the growth since 2016, we believe evaluating sensitivity based on a hypothetical change of 10% is reflective of management’s best estimate and provides a range of variability in key assumptions.

The following table summarizes our gross and net reserves for loss and LAE as of, December 31, 2019 and 2020, respectively:

	as of December 31, 2019
Loss and LAE reserves	Gross	% of Total	Net	% of Total
	($ in millions)
Case Reserves	$26.6	51.1%	$8.9	38.0%
IBNR	25.6	48.2%	14.5	62.0%
Total Reserves	$52.2	100.0%	$23.4	100.0%
	as of December 31, 2020
Loss and LAE reserves	Gross	% of Total	Net	% of Total
	($ in millions)
Case Reserves	$29.4	51.5%	$7.2	31.1%
IBNR	27.7	48.5%	16.0	68.9%
Total Reserves	$57.1	100.0%	$23.2	100.0%

Given the inherent complexity and uncertainty surrounding the estimation of our ultimate cost of settling claims, reserves are reviewed quarterly and periodically throughout the year by combining historical results and current actual results to calculate new development factors. In estimating loss and LAE reserves, our actuarial reserving group considers claim cycle time, claims settlement practices, adequacy of case reserves over time, and current economic conditions. Because actual experience can differ from key assumptions used in estimating reserves, there may be significant variation in the development of these reserves and the actual losses and LAE ultimately paid in the future. These adjustments to the loss and LAE reserves are recognized in our consolidated statement of operations in the period in which the change occurs.

The following table summarizes our gross losses and LAE, and net losses and LAE as of December 31, 2019 and 2020 respectively:

	Gross Ultimate Loss & LAE			Net Ultimate Loss & LAE
Accident Year	2019	2020	Change	2019	2020	Change
2016	$3.0	$3.2	$0.2	$3.0	$3.2	$0.2
2017	48.6	49.9	1.3	36.4	37.6	1.2
2018	73.9	76.2	2.3	36.5	38.7	2.2
2019	89.5	92.2	2.7	31.7	33.0	1.3
2020		68.5	68.5		16.1	16.1
Total	$215.0	$290.0	$75.0	$107.6	$128.6	$21.0

Premiums Receivable and Reinsurance Recoverable and Related Expenses

Premiums receivable represents premiums written but not yet collected. Generally, premiums are collected prior to providing risk coverage, minimizing our exposure to credit risk. A policy is considered past due on the first day after its due date and policies greater than 15 days past due are written off. We recognized premium write-offs of $1.7 million and $2.3 million for the periods ended December 31, 2019 and 2020, respectively.

Reinsurance assets consist of reinsurance recoverable on paid and unpaid losses and LAE from our reinsurance partners of which the estimates are based on the same reserving practices as described above. Our use of reinsurance does not extinguish our primary liability under the policies written. In the event that any of our reinsurance partners might not be able to fulfill their obligations under our reinsurance contracts, we would be liable for the amounts defaulted. The amounts recoverable from our reinsurance partners are therefore exposed to the credit risk of our reinsurance partners. Therefore, we regularly evaluate the financial condition of our reinsurers, the sufficiency of collateral posted by our reinsurance partners, and establish provisions for uncollectible reinsurance as appropriate.

Capitalization of Internally Developed Software

We invest in research and development for the purpose of developing new functionality for our website, apps, and gathering and analyzing data received from the driving habits of our customers. We primarily develop software for internal use. For all internal use software, we account for software development costs under ASC 350-40, “Internal-Use Software; Computer Software Developed or Obtained for Internal Use.” With respect to internal use software, software and technology development activities generally fall into three stages:

1.      Preliminary Project Phase includes activities, such as the determination of needed technology and the formulation, evaluation, and selection of alternatives of those needs;

2.      Application Development Phase includes activities that focused on software design and configuration, coding, installation, testing, and parallel processing; and

3.      Post-Implementation/Operating Phase includes activities that address training, administration, maintenance, and all other activities to operate developed software.

During the Preliminary Project Phase, we expense all costs to expense as incurred.

During the Application Development Phase, we capitalize costs for projects that we determine are probable of being completed.

During the Post-Implementation/Operating Phase we expense all costs related to such activities as incurred. However, upgrades and/or enhancements of existing software will be capitalized to the extent that we determine that such upgrades and/or enhancements will result in additional functionality. We define additional functionality as modifications that enable additional tasks that our software was previously incapable of performing which normally requires new software specifications or a change to all or a part of existing software. Internal costs incurred for upgrades and/or enhancements are expensed or capitalized based on the three stages of development noted above. We track projects individually, such that the beginning and ending of the capitalization can be appropriately established, as well as the amounts capitalized therein.

All capitalized software requires the ongoing assessment for recoverability which requires judgment by management with respect to certain external factors including, but not limited to, anticipated future gross revenues, estimated economic useful life, and changes in competing software technologies. We have determined that our internal-use software’s estimated useful life is three years.

For all software to be sold to third-party insurance carriers, we account for software development costs under ASC 985-20, “Costs of Software to be Sold, Leased, or Marketed.” Costs incurred to develop software to be sold to third parties are expensed as incurred until technological feasibility is reached. All costs incurred after technological feasibility is reached and prior to when the developed software is available for general release to our customers are capitalized. As of December 31, 2020, software costs to be capitalized under ASC 985-20 have not been significant.

Stock-based Compensation

Stock-Based compensation, inclusive of stock options with only a service condition and stock options with service and performance conditions, are awarded to our officers, directors, employees, and certain non-employees through approval from the compensation committee of the Board.

We account for stock-based compensation in accordance with ASC Topic 718, “Compensation — Stock Compensation.” Stock-based compensation is measured at the grant date based on the fair value of the award. Stock-based compensation for stock options with service conditions are recognized as expense over the requisite service period, which is generally the vesting period of the respective award. The expense recorded is based on awards ultimately expected to vest and, therefore, is reduced by estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For stock options with performance-based metrics, stock-based compensation is recognized when it is probable that the performance criteria are achieved.

We calculate the fair value of stock options using the Black-Scholes option pricing model and recognize expense using the straight-line attribution approach. The fair value of stock options is determined on the grant date using the Black-Scholes Merton (“BSM”), option-pricing model. The BSM option pricing model requires inputs based on certain subjective assumptions, including the fair value of our Common Stock, expected stock price volatility, the expected term of the options, the risk-free interest rate for a period that approximates the expected term of the options and our expected dividend yield.

•        Expected Term — The expected term is the period of time when granted options are expected to be outstanding. In determining the expected term of options, we utilized the midpoint between the vesting date and contractual expiration date.

•        Risk-Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury yield curve for zero-coupon U.S. Treasury notes with maturities similar to the option’s expected term as of the grant date.

•        Volatility — Because our stock is not traded in an active market, we calculate volatility by using the historical stock prices of public companies that we consider to be comparable to our business.

•        Forfeiture Rate — The weighted average forfeiture rate of unvested options.

•        Expected Dividends — We assumed the expected dividend to be zero as we have no current expectations to be paying dividends in the foreseeable future.

•        Common Stock Valuation — Given the absence of a public trading market of our Common Stock, our Board considered numerous subjective and objective factors to determine the best estimate of fair value of our Common Stock underlying the stock options granted to our employees and non-employees. The grant date fair value of our Common Stock was determined using valuation methodologies which utilize certain assumptions, including probability weighting events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability. We used a weighted average value determined through the Option Pricing Model (OPM) and the Probability-Weighted Expected Return Method (PWERM) for allocating our enterprise value. Application of these methods involves the use of estimates, judgments, and assumptions that are complex and subjective, such as those regarding our expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events.

•        Fair Value — our Board determines the fair value of the Common Stock based on the closing price of the Common Stock on or around the date of grant.

Stock options issued to non-employees are accounted for at their estimated fair value determined using the Black-Scholes option pricing model. The fair value of the options granted to non-employees is remeasured as the options vest, and the resulting change in value, if any, is recognized as expense during the period the related services are rendered.

For more information, see Note 13, Stock Option Plan, to the audited consolidated financial statements included elsewhere in this prospectus.

Warrant Liability

We classify warrants to purchase shares of our preferred stock that are contingently puttable or redeemable as liabilities. Such warrants are measured and recognized at fair value and are subject to remeasurement at each balance sheet date. The fair value of our preferred stock warrant liability is measured using a Black-Scholes option-pricing model. Under the BSM option-pricing model, the fair value was measured using the following assumptions and inputs: exercise price, fair value of the underlying preferred stock, expected term, expected volatility, and risk-free interest rate.

At the end of each reporting period, changes in fair value during the period are recognized as a component of other expense within our consolidated statements of operations. We will continue to adjust the warrant liability for changes in the fair value until the earlier of the exercise or expiration of the warrants or the completion of a liquidation event, including completion of an initial public offering, at which time all such preferred stock warrants will automatically net exercise into Common Stock and the liability will be reclassified to additional paid-in capital. Immediately prior to the completion of the Merger, all outstanding warrants were exercised for shares of our preferred stock, which then converted into our common stock and were exchanged for INSU common stock in the Merger. We reflected the change in fair value of the warrant liability within our consolidated statement of operations. There are no longer any warrants outstanding.

New Accounting Pronouncements

See Note 1, Summary of Significant Accounting Policies, to our audited consolidated financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain credit and interest rate risks as part of our ongoing business operations.

Credit Risk

We are exposed to credit risk on our investment portfolio and our reinsurance contracts. Investments that potentially subject us to credit risk consist principally of cash and marketable securities. We place our cash and cash equivalents with financial institutions with high credit standing and our excess cash in marketable investment grade securities. With respect to our reinsurance contracts, we are exposed to credit risk from reinsurance recoverables and prepaid reinsurance premiums, which is mitigated by using a diverse group of reinsurers and monitoring their financial strength ratings. For any reinsurance counterparties who are not rated, we require adequate levels of collateral in the form of a trust account or Letter of Credit.

Interest Rate Risk

Our consolidated balance sheets include assets and liabilities with estimated fair values that are subject to market risks. Our primary market risk has been interest rate risks which impacts the fair value of our liabilities as well as interest rate risks associated with our investments in fixed maturities.

BUSINESS

Overview

We started Metromile based on the simple observation that the physical world is being increasingly digitized, that this digital data can be used to better estimate the future, and that the best opportunity to create value for everyday customers in an increasingly predictable world is to reinvent insurance, one of the largest and most important global markets.

At its core, insurance financially protects the insured customer from the occurrence of specific future events. If these events can be more accurately estimated, using data and data science, then the insurance provided can be more accurately priced — lower likelihood events would cause the price of insurance to go down and higher likelihood events would cause the price of insurance to go up. The proliferation of sensor data, from cars, mobile phones, and elsewhere, means we have a greater ability to estimate the likelihood of future events and, thus, help many customers who are overpaying for insurance save money.

We founded Metromile in 2011 to realize this opportunity and tackle the broken auto insurance industry. With data science as our foundation, we offer our insurance customers real time, personalized auto insurance policies, priced and billed by the mile, with rates based on precisely how and how much they actually drive, instead of using the industry standard approximations and estimates that make prices unfair for most customers.

Through our digitally native offering, built around the needs of the modern driver, we believe our per-mile insurance policies save our customers, on average, 47% over what they were paying their previous auto insurer. We base this belief on data our customers self-reported in 2018 with respect to premiums paid to providers before switching to Metromile.

We believe the opportunity for our personalized per-mile insurance product is significant. Federal Highway Administration data indicates that approximately 35% of drivers drive more than half the total miles driven. We believe there is a correlation between the number of miles driven and the number of insurable losses. An October 2016 report by the Insurance Information Institute noted that the increase in claims frequency appears directly linked to the increase in the number of miles driven. Notwithstanding the relationship between miles driven and claims, auto insurance premiums have historically been priced based on a driver’s “class” — and drivers are charged the same basic premium rate as others in their class no matter the actual miles driven. In the traditional pricing model, a driver’s age, credit score, accident history, and geography influences the premium paid more than the actual miles driven. Thus, the 35% of drivers who account for more than half the miles driven are not paying premiums based on how often they are behind the wheel and increasing the potential for an insurable loss claim. We believe the traditional pricing model is inherently unfair to the majority of drivers — the 65% of drivers who drive less than half the miles driven — as they are effectively subsidizing the minority of drivers who are high-mileage drivers. By offering auto insurance using a per-mile rate and then billing each customer monthly based on their actual miles driven, we are able to provide significant savings to the vast majority of drivers, the 65% of drivers who drive less than half the miles driven. Customers can simply use their connected car or use a Metromile Pulse device (“The Pulse”), to share their data with us — which includes miles driven, and in certain states where permitted by insurance regulators, driving habits, such as phone use, speeding, hard-braking, accelerating, cornering, and location. Our customers are able to choose when and how to drive and share this information with us to realize these data driven savings every day. See “— Our Technology Platform” for more information regarding The Pulse and data collection.

Our offering is also more appealing to the modern digital consumer beyond just the savings we offer. Customers sign up, access customer support, and file claims entirely through our mobile app. Claims are handled quickly and, in many cases, are fully automated. Our proprietary technology underpins these unique capabilities. We are built using data science at our core — we know how to acquire and unlock the predictive value of the data generated by the car, mobile phones, and elsewhere. This translates into a better experience, higher customer retention rates, lower cost of customer acquisition, less fraud, less servicing expense, and greater operating profits.

Our core technology capabilities have also unlocked a powerful new business for us — Metromile Enterprise, a cloud-based enterprise software solution for insurance carriers that provides them advanced claims automation and fraud detection tools, improving their operating margins, while earning us a share of their insurance premium as a service fee. With Metromile Enterprise already in market, we have started to realize returns on our earlier technology investments and expect to see this business help the large incumbents in the insurance industry transition into a more digital world, while helping us quickly grow our earnings.

Today, we consider ourselves a leading digital insurance platform, providing unique and advantaged products to auto insurance customers in the United States and auto insurance companies in the United States and globally.

The U.S. auto insurance market is massive, dominated by insurers stuck on legacy technology infrastructure who offer antiquated services. U.S. personal auto insurers write approximately $250.0 billion of premiums each year, with no carrier currently achieving more than 20% market share. We believe we are strategically positioned to succeed as industry incumbents struggle to meet the significant structural changes underway in an increasingly digital world. The advent of mobile phones has revolutionized modern mobility, while connected and autonomous technologies are drastically changing consumer relationships with vehicles. As we scale and accumulate more data, we believe that we can deliver increasingly better service, pricing and experiences for customers across all stages of the policy lifecycle.

Through our core competencies in technology and operating as a full-stack insurance carrier, we are already achieving durable margin advantages that we believe will allow us to maintain a competitive edge in pricing and generate incremental cash to invest in future growth for the years and decades ahead. We believe our focus on technology will allow us to gain efficiencies through automation and the ability to scale.

We believe our customers are loyal. We measure this, in part, by our overall net promoter score (“NPS”) of 56 as of end of year 2020. The NPS metric is a management tool used to measure customer satisfaction and loyalty and indicates the percentage of customers rating their likelihood to recommend a product or service to a friend or colleague. After 51 days of joining Metromile, we ask each new customer the likelihood that they will recommend Metromile to a friend or colleague on a scale of 0 to 10. We also survey customers after the closure of a claim. Scores between 0-6 are considered detractors and scores between 9-10 are considered promoters. To arrive at Metromile’s NPS score in a given month, the percentage of detractors is subtracted from the percentage of promoters. Scores between 7-8 are considered passive and are counted toward the total number of respondents, thus decreasing the percentage of detractors and promoters and pushing the net score toward 0. By recommending our services to their friends and family, we believe our customers demonstrate their satisfaction and loyalty to our services. In addition to NPS, we believe that customer referrals also demonstrate customer loyalty. One out of four customers with our Ride Along app recommends our app to a friend or colleague, yielding a 25% referral rate. We believe our overall NPS of 55, along with our 25% referral rate through the Ride Along app, demonstrate our customer satisfaction and loyalty to Metromile.

We have trained our predictive models to deliver what we believe is one of the most sophisticated pricing engines in the industry using the approximately three billion miles of customer driving data we have collected since our founding. Our data-driven approach is designed to improve the accuracy of risk-profiling customers while simultaneously reducing the likelihood of fraud and losses.

We built these models by carefully selecting our first markets, acquiring data and quickly iterating on our proprietary rating and underwriting models, building out our own customer service and claims functions, and reinventing as we gained new data and experience.

As our models have matured, we have also learned how to more efficiently and effectively acquire customers, as these models can also be applied to estimate the lifetime profitability of any potential new customer lead based on key indicators. We migrated from marketing in well-defined offline channels to using a variety of more cost-effective digital solutions for our customer funnel, where we can tailor ad targeting, content, and a quote funnel to each individual prospect.

We leverage a diverse mix of channel strategies to optimize our marketing efforts including search, display, and social marketing, as well as app acquisition, aggregators (like compare.com, The Zebra, and Everquote), our free app Ride Along (akin to a try before you buy experience) and key automotive original equipment manufacturer (“OEM”), partnerships. Our experience and financial profile equip us to excel in our next phase of growth across the United States.

We have an exciting and ambitious growth plan that we believe will help us quickly scale nationally. Our disciplined marketing strategy allows us to understand unit economics in each state before investing too far ahead of returns. Prior to initiating rapid growth in a state, we develop our rating and underwriting models, and introduce rates into the market with low marketing spend for the first few quarters as we test and measure key performance indicators. This introductory period allows us to refine our model and underwrite policies with an aim of achieving profitable growth. Once we obtain sufficient data and proof points, we accelerate marketing spend and quickly scale.

To further support our insurance customer growth, we are expanding our distribution network by partnering with leading automotive OEMs to identify low-mileage drivers. Our two existing partners are among the world’s top ten biggest car manufacturers, and we aim to partner with at least eight OEMs by 2022. These partners will be able to identify a low-mileage driver 30 days after they purchase a car and offer personalized co-branded marketing to those customers, highlighting their savings and driving a significant number of new customers to Metromile. We believe this exciting channel could generate millions of leads for us in the future with a low new customer acquisition cost.

Metromile Enterprise provides additional upside in the near-term. With four active deployments and a full pipeline, this software-as-a-service (“SaaS”) business is expected to become a meaningful contributor to revenue and operating profits over the years ahead. Each customer typically signs a multi-year agreement with significant prepaid revenue and service fees, allowing the business to fund its development and growth with customer capital.

We believe we have put together one of the best leadership teams in our industry who have significant experience with top technology and insurance companies. They will help us execute our ambitious growth plans through our unique approach to insurance. We believe that we have a truly differentiated value proposition that puts customers in the driver’s seat. Through data science, we have built an impactful business that we believe will help transform the insurance industry.

Our Technology Platform

Our proprietary technology platform is a key competitive advantage. Through the collection of high frequency telematics data, we have developed a platform capable of understanding moment-by-moment driving behavior. Using data science and machine learning, we build predictive models to accurately determine the risk profiles of our customers and offer fairer, more accurate pricing.

Our customer-friendly, intuitive interface paired with The Pulse creates a seamless user experience. The Pulse device easily plugs into the diagnostic port of our customer’s car and transmits data over wireless cellular networks. The Pulse device provides visibility into customer braking behavior at each intersection, miles driven, speed, acceleration, hard-braking, cornering, and location. In addition, through our OEM partnerships, we will be able to connect directly with vehicles and stream the same sensor data without a device. The more data we collect, the better our predictive models will become, allowing us to enhance our unit economics and value to consumers.

The moment of truth for all insurers is when a customer submits a claim. In a traditional experience, a customer is required to go through many hurdles simply to get their car repaired after an accident, causing customer frustration. The fundamental cause of this high friction experience is that up to 17% of claims are fraudulent and insurers are forced to implement onerous processes and look at every claim with suspicion, where trust is eroded with the customer. Alternatively, our platform is capable of algorithmically reconstructing the accident scene and letting the majority of drivers have the claim nearly instantly approved. We create loyal customers by helping them get back on the road quickly and seamlessly.

We have been able to identify and reduce fraudulent claims by three times the rate of our industry peers. The structural costs associated with high fraud rates in the auto insurance industry are ultimately passed on to consumers. Our fraud detection advantage ultimately improves our loss ratio, which allows us to keep our costs lower and pass on additional savings to our customers.

The net result of our technology advantage is a fundamentally lower cost structure. Because premiums charged to the consumer ultimately reflect the underlying costs of the insurance business and its losses, we have developed a competitive advantage beyond our pricing model. Built from the ground-up with technology and sensors first, we have developed a durable competitive advantage with a highly efficient and streamlined operation, which we believe will yield higher returns to stockholders for years to come.

The Metromile app

From the outset, we believed the experience with an auto insurer should go beyond being a compulsory purchase, selected based solely on price. With our app, our customers benefit from rich functionality, tools, and features. Prospects are able to sign up within minutes or try Ride Along to estimate and earn more savings. Aligned with our first value of creating loyal customers, we aim to stay engaged with our customers every step of the way.

Our app increases engagement and improves our relationship with customers by providing helpful features such as street sweeping notifications to help avoid parking tickets, get walking directions to their car, and monitor their car health. Everything needed to manage a policy can be done in the app, such as viewing policy information and documents, auto insurance ID cards, monthly billing summaries, and detailed trip maps. With an always-connected vehicle, we have a 92% stolen car recovery rate.

Ride Along

We launched Ride Along to help prospects understand if they are a fit for per-mile, and to provide additional savings to prospects by demonstrating that they are also safe drivers.

The significance of this specific technology offering also lends itself to the future growth potential of our company. The Ride Along feature serves not only as a platform to provide driving insights to customers but also as a customer acquisition source, by helping estimate savings and allowing prospects to earn additional discounts through safe driving.

Our Ride Along app enables viral growth as evidenced by a 20% conversion rate for prospects who use the app, a 25% referral rate to new customers, and the fact that 11% of abandoned quoters try Ride Along, all since it was launched in the second quarter of 2020.

Metromile Enterprise

Metromile Enterprise is a cloud-based enterprise software offering for third party insurance carriers that was built on top of our sophisticated automated claims technology. The service helps carriers automate the claims processes for both customers and claims agents while reducing the cost of fraudulent claims through advanced fraud detection features. The service works cooperatively with existing P&C insurance enterprise software platforms and is priced based on a percentage of the insurance premium the service is used to help manage.

Our automation and fraud detection capabilities have allowed Metromile’s auto insurance claims program to detect three times more fraud than the industry average, benefiting our loss ratio, while reducing our loss adjustment expense ratio by an estimated 20% due to advanced automation. We saw an opportunity in applying these capabilities to help the broader P&C insurance industry transform and better manage their claims processes and are excited by the progress we’ve made since launching Metromile Enterprise in 2019.

Metromile Enterprise is not just for telematics-based auto insurance programs — the software helps global P&C insurers improve customer experience and reduce claim costs across a variety of use cases in auto, home, renters, pet, workers compensation and other specialized P&C insurance programs.

This unique growing business allows us to diversify our revenue base into recurring, high-margin enterprise SaaS revenue, while actively participating in the digital transformation underway in the broader insurance markets, with minimal incremental cost. We expect continued growth from this business segment as we continue to sign and launch new deployments with carriers globally and other specialized P&C insurance. This proprietary growth engine will allow us to diversify our revenue base into recurring, high-margin enterprise SaaS revenues. We expect continued growth from our Metromile Enterprise business as we continue to scale more holistically.

With respect to the platform’s specific feature set, our Metromile Enterprise offering consists of Report, Detect, Replay, and Streamline modules.

Report

The secret to success with predictive models lies in gathering rich, reliably structured data at first notice of loss (“FNOL”). The Report module is a smart digital FNOL solution for customer-facing data collection and call center representatives that creates opportunities for improved fraud detection, efficient downstream processing, and a “no-touch” claims experience.

Detect

Our Detect module is an artificial intelligence (“AI”) powered fraud detection tool trained to scan incoming claims in seconds and build a feedback loop with existing investigative experts. We help capture more fraud and cut costs by eliminating investigations on low probability claims.

Portal

The Portal enables insurance carriers to offer their insureds a one-stop digital destination for filing claims, tracking updates on claims in progress and taking action on pending items. This solution helps improve claim handling efficiency and save claim adjuster time.

Replay

Replay is a software solution that ingests various types of telematics data and makes it easy to play back a trip to corroborate the reported facts of loss with hard data. The solution helps cut investigation costs and increases confidence in payout decisions.

Streamline

Streamline is a powered automation suite, enabled by sophisticated data science modeling, that reduces repetitive tasks done by claims handlers so that they can spend more time providing service for customers with more complex needs. The Streamline solution enables claims self-servicing to settle claims with efficiency.

Our platform architecture

We believe our platform provides us with a true competitive advantage. We built our technology from the ground-up with the secular shifts in insurance in mind. Our platform is built on a number of foundational architecture principles.

We are able to deliver a flexible and scalable platform where customer services can be added and evolved over time.

Through delivering micro-services, we ensure a constant evolution of the technology platform, both in terms of features supported as well as technology used. Micro-services also allow efficient scaling of the engineering organization, as it allows an ever-growing number of teams to work in parallel with the least dependency bottlenecks.

Our unified user interface is technology-agnostic and built on a back-end service that can enable a diverse range of clients.

This allows us to remain agnostic to mobile and web applications along with third-party integrations. We have the flexibility to isolate part of or all of our platform features for third-party integration both directly into a user experience and into the backend of a given platform. This provides us the opportunity to service different enterprises with different technology platforms.

Our offerings were created with the core ideas of resiliency and durability in mind to allow for uninterrupted scale.

All services are built to enable a distributed and horizontal scaling deployment. This not only supports our scalability but also provides resilience as distributed service instances can survive fault tolerances of individual instances or full zone fails.

We heavily leverage machine learning to underpin our business. From personalized pricing through to claims, our technology stack is critical to our success.

Industry and market opportunity

The U.S. auto insurance market is massive, fragmented, and ripe for disruption as pricing and risk identification remain key components to drive competitive demand. Additionally, shifting consumer preferences toward an online environment creates opportunity for new entrants with a focus on customer experience.

•        Massive market:    In 2019, the U.S. personal auto insurance market generated in excess of $250 billion in premiums.

•        Highly fragmented:    Market share in the United States is fragmented with no carrier holding more than 20% market share. Additionally, 111 carriers generated greater than $100.0 million in premiums in 2019.

•        Ripe for disruption:    The auto insurance placement and claims process suffers from poor overall consumer experience, which is attributable to opaque and tiered pricing, lengthy sign-up processes, and arduous claims processes that are often long and repetitive. Additionally, traditional insurance carriers do not consider technology-driven developments to the auto industry when pricing risk. With a developing driver model including autonomous features and new means of transportation, additional factors need to be considered.

•        Limited use of technology:    The insurance market has typically relied on a number of factors to provide pricing and risk assessment information. Statistics like age, credit score, accident history, and geography have often been deciding factors that categorize drivers into buckets and price them accordingly. Technological developments and data science provide new applications to better understand individual driver risk, such as actual miles driven and driving behaviors, and are able to adjust pricing models to consider these variable factors. While other auto insurance providers consider an individual’s prior accident history, we believe Metromile is distinguished by further adjusting to real-time driving behavior. This real-time capture, we believe, allows Metromile to better understand each driver’s risk in ways that backward-looking algorithms, such as “good-driver rewards,” are unable to.

•        COVID-19 pandemic:    Although the ultimate impacts of COVID-19 remain uncertain and consumer demand for auto insurance may be impacted in a recessionary or stationary environment, a recent survey published by Capgemini SE found that 44% of U.S. adults surveyed plan to use their cars more often and public transportation less often in the future. Further, the dramatic decline in miles driven during the second quarter of 2020 and the fact that legacy carriers were forced to react through ad hoc refund and rebate programs and were sued in class action lawsuits proves that the existing fixed priced insurance model is outdated.

Metromile is well positioned by providing a product that solves fundamental issues with auto insurance and fairly prices policies to individual drivers. This is driven by Metromile’s view that auto insurance today is unfair to most consumers, as insureds are broadly categorized into the same buckets and charged similar rates while still holding varying driving habits and vehicular uses. The distinction between this broad classification and a more technology and data driven approach to assessing risk underpins Metromile’s vision to change how insureds are assessed and charged.

Several areas within the personal lines auto space are most significant to understanding this unique market opportunity. The first and most important is regarding the traditional insurance model where insurance products are built for a “class of driver” rather than individual insureds. This foundational concept of pricing risk gained traction in the 1990s when carriers discovered independent factors such as credit score were good indicators of an individual’s driving habits and risk classification. Using additional rating variables like credit expanded segmentation via proxy and moved the industry further away from evaluating individual risk. The widespread use of such factors became industry norm where the process of receiving an insurance quote is dictated by several key factors that place customers into classes associated with varying risk levels and premium payments. While still broadly used today, this results in a significant bifurcation of insureds within each class level where drivers that have the same gender, geographic location, vehicle make, accident history, and credit score receive similar quotes. Other factors, however, still vary between two similar applications, the most significant and quantifiable being miles driven. This creates a pricing imbalance where a small portion of drivers within a class create significant liabilities because of their frequent driving habits. Drivers who infrequently use their vehicles therefore are subsidizing the higher risk of their peers by paying similar rates while having fundamentally different risk profiles. We believe this results in approximately 65% of drivers overpaying for personal auto insurance and 35% of drivers underpaying, as the Federal Highway Administration data indicates that approximately 35% of drivers drive more than half the total miles driven. We believe there is a correlation between the number of miles driven and the number of insurable losses. An October 2016 report by the Insurance Information Institute noted that the increase in claims frequency appears directly linked to the increase in the number of miles driven. Thus, the 35% of drivers who account for more than half the miles driven are not paying premiums based on how often they are behind the wheel and increasing the potential for an insurable loss claim. We believe the traditional pricing model is inherently unfair to the majority of drivers — the 65% of drivers who drive less than half the miles driven — as they are effectively subsidizing the minority of drivers who are high-mileage drivers.

To address this issue, Metromile has leveraged technology to create accurate methods of measuring car usage and charging drivers on a “per-mile” basis. Our product development has maintained a unique focus on understanding individual driver habits to provide more granular insight into the likelihood of requiring a claim. Metromile’s position as one of the only large carriers to offer this approach to pricing — and the only carrier solely focused on low mileage drivers — underpins its opportunity to capture market share and change the industry’s approach to risk assessment.

An additional factor supporting this market opportunity is the large market size and significant fragmentation found in personal lines auto insurance. With over $250.0 billion in annual premiums in the United States, personal auto insurance is one of the largest lines globally. An outsized number of companies operate in the space, pricing customers with varying risk demographics and underwriting a book that meets operational and loss standards. In a market with a relatively commoditized product, pricing, customer experience and added factors becomes significant to attracting new customers. Metromile has created a new competitive advantage that drives customer volume by differentiating their core product from large and traditional carriers. This large amount of fragmentation mixed with Metromile’s unique approach supports its ability to readily attract new customers by providing a different approach to pricing.

The tech enabled landscape within the automotive and broader industries has also been a key point of focus for Metromile. As the usage of smartphones and technology that collects individual consumer data becomes more widespread, so too do the opportunities for insurance companies to collect more data and conduct analytics on it. This pairs with innovation in the auto space changing the true risk of operating a vehicle. Autonomous driving, driving assistance features on vehicles, or the decrease in vehicular usage due to ride-share applications have all made the personal lines auto insurance landscape more complex with respect to individual risk that cannot be captured by a collection of data points like credit score and age. This creates a fundamental need to gain insight into individual usage and leverage this data to paint a better picture of what true risk and therefore price looks like.

Competitive strengths

•        Structurally advantaged through data science.    To date, we have collected approximately three billion miles of data through our core data engine. We built our engine from the ground up to realize a structural pricing and cost advantage in auto insurance. We collect our data through the next generation of connected vehicles, mobile and telematics devices to generate what we believe is the most granular and insightful data on driving behavior in the industry. We analyze data such as miles driven, speed, acceleration, hard-braking, cornering, and location to deliver market-leading intelligence. This enables us to provide highly personalized policies at scale and attractive unit economics. We currently deploy behavioral telematics, other than miles driven, in four of the eight states where we operate. We are building a durable competitive advantage through personalization, superior pricing, better fraud detection, approval automation and customer loyalty. The strength of our technological offering has even turned our infrastructure into a source of revenue. We offer our Metromile Enterprise services to a number of leading insurance carriers looking to digitize their platforms.

•        Customer-oriented approach with member loyalty.    We leverage our data advantage and technology to offer customers better experiences through our use of mobile technology. We were born as a digital-first entity and have invested meaningfully to develop a seamless mobile and online experience for customers long-underserved by the traditional auto insurance industry. Customers can quickly download and use our app and access our rich feature set, enabling a shorter time to receive a quote. They also receive real-time feedback on fuel consumption and driving behavior, while we are additionally automating claims through our AI enabled platform. We believe these features and customer experience have established member loyalty to our platform and cultivated a strong brand affiliation. As of March 31, 2021, our new policy life expectancy, which is the estimated number of years a customer will remain insured with Metromile based on the historical performance of our book, is 3.4 years, and Metromile’s one-year retention rate on new policies is 69.9%, which is the percentage of customers that remain with Metromile after two policy terms, and is inclusive of all cancellation reasons, whether initiated by the customer or by us. According to the California Department of Insurance, in 2019 in California, which is Metromile’s largest market, Metromile received 13 justified complaints, which was lower than the average number of justified complaints received by the 50 largest automobile carriers in terms of exposure counts (of which Metromile ranked 49th). Each exposure count represents an insured vehicle. In addition, in 2019 in California, Metromile ranked 49 out of 50 in terms of the ratio of justified complaints to exposure counts. In 2020, Metromile decreased its justified complaint count in California by nearly 50%.

•        Full-Stack Insurance provider.    In 2016, we became a full-stack carrier, enabling us to recapture economics from third-party providers. We have complete control over the entire process of writing a policy, from underwriting and investment discretion to the back-end processing that drives new customer acquisition and growth, leading to high capital-efficiency. Our premiums can grow with minimal increase in surplus, while mitigating large or tail losses. We partner with some of the leading reinsurers in the industry. We are licensed in 49 states and the District of Columbia, of which we are currently active in eight states. We aim to be a fully national provider of insurance across 49 states and the District of Columbia by 2022.

•        Strategic partnerships in new channels.    We are developing strategic partnerships with automotive giants that are helping us to win sustainable market share. Our OEM partners can help us identify low mileage drivers based on the data collected from a newly purchased vehicle and target new customer segments with our product. Access to customers that fit our target demographic who are at a decision point in insurance buying post vehicle purchase is highly valuable and allows us to showcase our unique value proposition to the right customers at the right time. And, by connecting directly to vehicles, these connected car owners can bypass needing our Pulse device. By 2022, we aim to expand the number of our OEM partners to eight (we currently have two). This channel has demonstrated a track record of impressive growth and quality customers and we anticipate millions of leads per year through this channel at a low cost of acquisition.

•        World-class talent.    The Metromile team comprises a blend of experienced technology industry executives, the best data scientists and leading insurance industry veterans. Our diverse mix of talent has helped us look at the automotive insurance industry through an alternative lens. We pride ourselves on our unique DNA and fresh outlook. We focus on hiring the best talent from a wide array of backgrounds to provoke diversity of thought and ideas. Our leadership team exemplifies our foundation in data science. Chairman David Friedberg previously worked at Google and founded and successfully scaled the Climate Corporation, culminating in a $1.1 billion acquisition of the business by Monsanto in 2013. Dan Preston first trained as a data scientist and joined Metromile as Chief Technology Officer in 2013 before becoming Chief Executive Officer in 2014. Prior to joining Metromile, Dan was the co-founder and Chief Technology Officer of AisleBuyer, a mobile retail innovator that was acquired by Intuit in April 2012. Paw Andersen, who joined Metromile in early 2019 as Chief Technology Officer, is a technologist with over 20 years of engineering leadership experience. He was most notably a senior leader of engineering in Uber’s Advanced Technology group, where he grew his team from 27 to 700. Outside of key leadership, Messrs. Friedberg and Preston have built a tremendous team of technologists, insurance experts and finance veterans culled from companies including Progressive, Salesforce, and PricewaterhouseCoopers to the most innovative startups.

Our Operating Model

Our playbook for developing and growing markets is an iterative, deliberate methodology designed to ensure that all types of consumers, regardless of their “driver class,” receive competitive rates that deliver substantial savings, while pricing to accurately reflect their expected losses. Thus, as a market matures and achieves positive unit economics, we believe our ability to scale and deploy additional capital in that market increases. Our most mature markets have the largest market penetration and strongest unit economics, which is the result of a focused effort to both improve unit profitability and efficiency in Customer Acquisition Cost (“CAC”).

These efforts, in aggregate, have led to year-over-year improvements in direct loss ratio.

Our revenue and gross profit are significantly impacted by our reinsurance program, the terms of which vary from year-to-year. Our reinsurance program includes an upfront policy fee paid to us by the reinsurers for each new policy entering into the program, as a way for us to recover policy acquisition costs. We record this as other revenue in the consolidated statements of operations. We then cede most of the premium earned on that policy to the reinsurance syndicate and earn back a share of the realized profit from the policy, over time, which is also recognized as other revenue.

Because our reinsurance program has varied year-to-year and the onboarding allowance portion of the program results in the recognition of more revenue during periods in which we sell more policies, we have seen a significant variance in our quarterly and annual revenue. Our other revenue and gross profit declined year-over-year, primarily due to the upfront policy fee we received from our reinsurers for new policies sold in 2019 relative to 2020. In the years ended December 31, 2019 and 2020, we had other revenue of $27.0 million and $22.1 million, respectively. Our gross profit declined from $(4.9) million to $(14.1) million for the same period. In the three months ended March 31, 2020 and 2021, we had other revenue of $5.0 million and $16.1 million, respectively. Gross profit decreased from $(4.0) million to $(2.1) million for the same period.

We use reinsurance to reduce the likelihood of paying a large obligation resulting from an insurance claim. Our reinsurance arrangements provide for the transfer of a portion of our risk portfolio to a third-party in exchange for a share of the insurance premium, e.g., we cede a portion of the premium paid per policy. As we cede risk and premium, we not only transfer risk of loss, but are able to underwrite additional policies and generate additional premiums.

Since May 2017, we have proportional reinsurance arrangements protecting our business. Proportional reinsurance means that premium and losses are calculated on a pro rata basis. To date, we have four reinsurance programs and a total of five reinsurance counterparties including Partner Re, Mapfre Re, Cincinnati Insurance Company, Horseshoe Re, and Topsail Re. See also Note 9, Reinsurance, to the Legacy Metromile Audited Financial Statements for information regarding Metromile’s reinsurers and its reinsurance programs. Each program has multiple reinsurance agreements varying based on the number of reinsurance counterparties participating in the respective reinsurance program. The reinsurance arrangements cover policies entering into the reinsurance arrangement during that contract year and continue coverage for a term ranging from six to nine years. During any fiscal year, we may be ceding premium under multiple reinsurance arrangements, which have varying terms.

The reinsurance arrangement includes an upfront policy fee paid by the reinsurers for each new policy entering into the reinsurance program as a way for us to recover policy acquisition costs. This upfront policy fee is renegotiated for each contract year and varies by contract year, relative to our policy acquisition costs. We record this upfront policy fee as other revenue in the consolidated statements of operations. During periods with increased policy sales, the amount recorded to other revenue will also increase, which is a key driver of gross profit. Correspondingly, periods of decreased policy sales will result in a decrease to the amounts recorded to other revenue.

The reinsurance arrangement covering the periods May 1, 2017 to April 30, 2018 and May 1, 2018 to April 30, 2019 covered 85% of our renewal policies and beginning May 1, 2019, the reinsurance arrangements expanded to also include new policies. Thus, since May 1, 2019, we have ceded a larger percentage of our premium than in prior periods, resulting in a significant decrease in our revenues as reported under GAAP. We expect to revise our reinsurance structure towards the end of 2021 into a more simplified structure with a reduced quota share, which over time, will reduce the amount of ceded premium, and we expect will reduce the overall cost of our reinsurance arrangements.

In addition, under the reinsurance agreements effective May 1, 2017 and May 1, 2018, LAE is ceded at a fixed rate of 3% of ceded earned premium. Under the reinsurance agreement effective May 1, 2019, LAE is ceded at a fixed rate of 6% of ceded earned premium and will be revalued effective May 1, 2021. Under the reinsurance agreement effective May 1, 2020, LAE is ceded at a fixed rate of 4.75 – 6.0% of ceded earned premium. For the reinsurance agreements effective May 1, 2017 and May 1, 2018, Metromile receives a 10.2% ceding commission, adjusted up or down based on loss ratios of the ceded business. For the reinsurance agreement effective May 1, 2019, Metromile receives a 10.0% ceding commission. For the reinsurance agreement effective May 1, 2020, Metromile receives a 10.0 – 11.75% ceding commission, adjusted up or down based on loss performance of the ceded business.

Because of the effect that our reinsurance program has on our revenue and gross profit, we believe contribution profit, a non-GAAP financial measure, is a more useful metric to evaluate the fundamentals underlying the profitability of our insurance operation. Contribution profit is calculated as direct earned premium, plus investment income earned at the insurance company, minus direct losses, direct loss adjustment expense, and variable costs associated with the servicing of policies. Contribution margin is contribution profit divided by direct earned premium plus investment income earned at the insurance company. See “Metromile’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” for additional information regarding our use of contribution profit/(loss) and contribution margin and a reconciliation to the most comparable GAAP measures.

While our gross margin declined from (9.3)% for the year ended December 31, 2019 to (40.3)% for the year ended December 31, 2020, our contribution margin has steadily improved as our investments in technology and operations have been realized. Gross margin increased from (46.5)% for the three months ended March 31, 2020 to (12.0)% for the three months ended March 31, 2021.

Our average new customer lifetime as of year-end 2020 was estimated to be 3.4 years and our contribution margin was 12%. For a new customer, the one-year retention ratio at year-end 2020 was 69.4%, which is inclusive of all cancellation reasons, whether initiated by the customer or by us.

Metromile’s Growth Strategy

Scale our position in existing markets.    We have an established presence in our existing markets — eight states in the United States that represent approximately 30% of the market for drivers. Our data engine is helping us to continuously learn more about our customers and their driving behaviors, which allows us to improve price competitiveness in new segments. As our data aggregates over time, we become more sophisticated in our pricing, analysis and predictions while our competitors remain broadly stagnant. Our financial profile improves as we scale and refine our local market knowledge. This improved financial profile frees up more capital to invest in furthering our technical advantages and growing our customer base.

Expand nationally across the United States.    We will apply our highly replicable model of “active-on” nationally, with a tailored approach to each state, driven by the regulatory environment and local market dynamics. This will allow us to expand rapidly and efficiently across different geographies while maintaining a high level of control over the specific strategy within each state. We aim to be in 21 states by the end of 2021 and 49 states and the District of Columbia by the end of 2022. We do not yet have visibility on whether or not these 41 new markets will permit the use of behavioral telematics data to offer polices and premiums based on driving habits in addition to miles driven. As we expand into new markets, when appropriate, we plan to engage in discussion with state insurance regulators to expand our ability to use behavioral telematics, which we expect will evolve over time. Our data platform will continue to inform new and existing markets as we successfully scale.

Scale partnerships & key channels.    Our existing channels have been continually optimized for lower CAC and heightened throughput. We market through a variety of channels, including direct-to-consumer advertisements, display, search, and social media marketing, search engine optimization, and customer referrals. Our products are customer-centric with an overall NPS of 56, and we benefit greatly from word-of-mouth marketing.

In addition to the existing growth engine, we have adopted new channels. First, we pioneered the Ride Along tool through our mobile app, which has helped us radically increase our quote purchasing — in the recent period since its launch, 11% of our abandoned quotes have tried Ride Along, while we enjoy a 25% referral rate in this channel and a 20% conversion rate.

Second, we have developed strategic partnerships with key players in the automotive industry. Through our relationships with OEM partners, we expect considerable success in growing our customer base, as we can effectively and accurately target low-mileage drivers. We estimate that this channel can deliver over one million leads per year at a low cost of acquisition.

Scale our Enterprise Software business.    The investments we have made in our platform to develop key economic advantages have turned a traditional cost center into a source of accelerated value creation. We offer Enterprise Software and related services to other leading insurance carriers who want to leverage our technology to improve their operating performance. Enterprise customers can dramatically improve their loss adjustment expenses and losses due to fraud by using our solution. Our holistic set of services include fraud detection, digital customer portal, process automation and telematics enablement. Launched in 2019, Metromile Enterprise is scaling to be a substantial contributor to our financial results.

Cross-sell with new products and services.    With active and loyal customers, we intend to build on that foundation to offer an expanded product offering. We believe that there is a compelling cross-sell opportunity for other insurance services including homeowners insurance, and renters insurance, and car maintenance. Through a mix of strong partners and new internal product development, we expect to bring these products to market in an intuitive manner, consistent with the experience Metromile customers expect from us.

Investments

Our portfolio of investable assets is primarily held in cash, short-term investments, and available-for-sale fixed maturity securities, including U.S. Treasury securities, corporate debt securities, commercial paper, and asset backed securities. We manage the portfolio in accordance with investment policies and guidelines approved by our Board, in consultation with legal counsel and as may be required to be approved by applicable regulatory authorities.

We have designed our investment policy and guidelines to provide a balance between current yield, conservation of capital, and liquidity requirements of our operations setting guidelines that provide for a well-diversified investment portfolio that is compliant with insurance regulations applicable to the states in which we operate.

Competition

We operate in a highly competitive segment of the insurance industry. Many of our primary and direct competitors have well-established national brands, a longer operating history, and market similar products, including at prices comparable to ours. Our competitors include large national insurance companies such as Progressive, Allstate, and Nationwide, as well as up-and-coming companies and new market entrants in the InsurTech industry, some of whom also utilize telematics and offer forms of usage-based insurance. Several of these established national insurance companies are larger than us and have significant competitive advantages over us, including increased name recognition, greater resources, access to additional capital, and more types of insurance coverage to offer the consumer, such as renters, homeowners, health and life, than we currently do. In particular, many of these competitors offer consumers the ability to purchase multiple other types of insurance coverage and “bundle” them together into one policy and, in certain circumstances, include an umbrella liability policy for additional coverage at competitive prices. We do not offer such “bundles” and are specialized in one type of insurance — personal automotive insurance. Moreover, as we expand into new lines of business and offer additional products, we could face intense competition from traditional insurance companies that are already established in such markets.

Competition is based on many factors, including the reputation and experience of the insurer, coverages offered, pricing and other terms and conditions, customer service, size, and financial strength ratings, among other considerations. We believe we compete favorably across many of these factors, and have developed a platform and business model based on data science, artificial intelligence, machine learning and a stand out customer experience that we believe will be difficult for incumbent insurance providers to emulate and utilize like we have.

Intellectual Property

We believe that our intellectual property rights are valuable and important to our business. We rely on trademarks, patents, copyrights, trade secrets, license agreements, intellectual property assignment agreements, confidentiality procedures, non-disclosure agreements, and electronic and physical security measures to establish and protect our proprietary rights. Though we rely in part upon these legal, contractual, and other protections, we believe that factors such as the skill and ingenuity of our employees and the functionality and frequent enhancements to our platform are large contributors to our success in the marketplace. We intend to pursue additional intellectual property protection on such enhancements to the extent we believe it would be beneficial and cost-effective.

As of January 31, 2021, we have five issued patents and three pending patent applications in the United States. The issued patents generally relate to determining the route and parking location of a vehicle, recording trip data associated with a vehicle, and estimating the usage of a vehicle based on refueling events. The issued patents are expected to expire between September 1, 2035 and January 11, 2036. We continually review our development efforts to assess the existence and patentability of new intellectual property.

We have trademark rights in our name, our logo, and other brand indicia, and have trademark registrations for select marks in the United States. We also have registered domain names for websites that we use in our business.

Although we believe our intellectual property rights are valuable and strong, intellectual property rights are sometimes subject to invalidation or circumvention. For additional information, see the sections titled “Risk Factors — Risks Related to Our Business — Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.”

Employees and Human Capital Resources

As of February 28, 2021, we had 259 full-time employees. None of our employees is represented by a labor union or covered by collective bargaining agreements. We have not experienced any work stoppages. We consider our relationship with our employees to be good.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards.

Facilities

Our corporate headquarters are located in San Francisco, CA, and consist of 26,164 square feet under a lease agreement that expires in April 2030. We maintain additional offices in Tempe, Arizona and Boston, Massachusetts. We lease all of our facilities and do not own any real property. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Legal Proceedings

From time to time, we are involved in various legal proceedings arising from the normal course of business activities, some of which, to date, have related to fraudulent insurance claims made against us. We are not presently a party to any extra contractual or non-claim related litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows or financial condition. Defending such proceedings is costly and can impose a significant burden on management and employees. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Available Information

Our website address is www.metromile.com. We make available, free of charge through the Investor Relations portion of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus.

REGULATION

Insurance Regulation

Metromile is subject to insurance regulation in the jurisdictions in which we transact insurance through licensed insurance carrier and producer subsidiaries. Insurance regulatory authorities have broad administrative powers to regulate all aspects of an insurance carrier or producer’s business, including the powers to restrict or revoke licenses to transact business, and to levy fines and monetary penalties against insurers and insurance producers found to be in violation of applicable laws and regulations. Regulations to which the licensed insurance carrier and producer subsidiaries are subject include, but are not limited to:

•        prior approval of transactions resulting in a change of “control” (as such term is defined under the Insurance Holding Company System Registration Act of Delaware (the “Delaware Holding Company Act”));

•        prior approval of transactions resulting in a change of “control” (as such term is defined under the Insurance Holding Company System Regulatory Act of California (the “California Holding Company Act”));

•        state-mandated premium rebates, refunds, or reductions as a result of potentially lower risk exposure due to the Coronavirus pandemic and related emergency orders;

•        approval of policy forms and premiums in each state in which the insurance carrier operates;

•        approval of intercompany service agreements in Delaware and California;

•        statutory and risk-based capital solvency requirements, including the minimum capital and surplus the insurance carrier must maintain pursuant to applicable laws and the CMA entered into as required by the Delaware Department of Insurance described above;

•        establishing minimum reserves that the insurance carrier must hold to pay projected insurance claims;

•        required participation by the insurance carrier in state guaranty funds;

•        restrictions on the type and concentration of the insurance carrier’s investments;

•        restrictions on the advertising and marketing of insurance;

•        restrictions on the adjustment and settlement of insurance claims;

•        restrictions on the use of rebates or other consideration to induce a policyholder to purchase insurance;

•        restrictions on the sale, solicitation, and negotiation of insurance;

•        restrictions on the sharing of insurance commissions and payment of referral fees with unlicensed persons;

•        prohibitions on the underwriting of insurance on the basis of race, sex, religion, and other protected classes;

•        restrictions on disparate treatment of similarly situated applicants and policyholders;

•        restrictions on the ability to use telematics to underwrite and price insurance policies, particularly in California;

•        restrictions on the use and weight of certain underwriting factors;

•        restrictions on the ability of the insurance carrier to pay dividends to us or enter into certain related party transactions without prior regulatory approval;

•        rules requiring the maintenance of statutory deposits for the benefit of policyholders;

•        privacy regulation and data security;

•        regulation of corporate governance and risk management;

•        periodic examinations of operations, finances, market conduct, and claims practices; and

•        required periodic financial reporting.

The business of insurance is principally regulated at the state level, and the laws and regulations to which the licensed insurance carrier and producer subsidiaries are subject vary depending on the state. Unless the context otherwise requires, references herein to “state” include any of the 50 states, the District of Columbia and the five U.S. territories. These rules are subject to change as state legislatures and regulatory agencies update their laws and regulations to address real and perceived issues and concerns. These laws and regulations are also subject to interpretation by courts. The NAIC and the National Council of Insurance Legislators (“NCOIL”) are the principal organizations tasked with establishing standards and best practices across the various states, the District of Columbia and five U.S. territories, and from time to time promulgate model rules and regulations that often are the basis for insurance rules and regulations adopted by such jurisdictions. We cannot predict precisely whether or when regulatory actions may be taken that could adversely affect us or the operations of the insurance carrier and producer subsidiaries. Interpretations of regulations by regulators may change and statutes, regulations, and interpretations may be applied with retroactive effect, particularly in areas such as accounting or reserve requirements.

Required Licensing

The U.S. insurance carrier, Metromile Insurance Company, is domiciled and admitted in the state of Delaware to transact certain lines of property and casualty insurance. In addition to Delaware (the domiciliary state) and California (currently, a commercial domicile for the insurance carrier), Metromile Insurance Company maintains licenses to transact insurance in all states except Tennessee, and currently writes policies in Arizona, California, Illinois, Oregon, New Jersey, Pennsylvania, Virginia, and Washington. No additional license applications are currently pending.

The licensed insurance producer subsidiary, Metromile Insurance Services LLC, must maintain an insurance producer license in every state in which it sells, solicits, or negotiates insurance. Metromile Insurance Services LLC currently holds a resident insurance producer license in California and a non-resident license in Arizona, Illinois, New Jersey, Oregon, Pennsylvania, and Virginia. No additional license applications are currently pending.

Insurance regulators have broad authority to restrict or revoke licenses of insurance carriers and producers who are found to be in violation of any applicable laws and regulations.

Licensing of Our Employees

Unless directly employed by the insurance carrier, any of our employees who sell, solicit, or negotiate insurance must be licensed insurance producers and must fulfill pre-licensing and annual continuing education and license renewal requirements. In certain states in which we operate, insurance claims adjusters are also required to be licensed and fulfill annual continuing education requirements.

Insurance Holding Company Regulation

We are a member of an “insurance holding company system” under the Delaware Holding Company Act and the California Holding Company Act as the parent company of a wholly owned regulated insurance subsidiary. Under the insurance holding company system rules and regulations, Metromile Insurance Company is required to register with the insurance departments of Delaware and California and furnish information concerning the operations of companies within the holding company system that may materially affect the operations, management, or financial condition of Metromile Insurance Company. Although the insurance carrier is currently commercially domiciled in California and therefore subject to certain provisions of the California Holding Company Act, this is not necessarily a permanent designation. The insurance carrier will remain commercially domiciled in California only for so long as during its three preceding fiscal years taken together it wrote an average of more direct premiums in California than it wrote in Delaware during the same period, and the California direct premiums written constitute 33 percent or more of its total direct premiums written everywhere in the U.S. for that three-year period.

As the ultimate controlling person in our insurance holding company system, we are required to file an annual enterprise risk report pursuant to both the Delaware Holding Company Act and the California Holding Company Act. The report discloses, among other things, any material activities or developments that could adversely affect the insurance holding company system and/or the domestic insurance carrier specifically. In some states, any person divesting control of an insurer must provide thirty (30) days’ written notice to the regulator and the insurer. In addition, most states require insurance holding company systems to make annual corporate governance disclosures.

Under the Delaware Holding Company Act and the California Holding Company Act, all inter-affiliate transactions within a holding company system must meet the following conditions: (i) the terms must be fair and reasonable; (ii) charges or fees for services performed must be fair and reasonable; and (iii) expenses incurred and payments received must be allocated to the insurer in conformity with customary insurance accounting practices consistently applied. The regulators in California and Delaware, respectively, often interpret these requirements differently, which can lead to delays in approval of affiliate agreements and unexpected terms or conditions. The insurance carrier generally must disclose any transaction between the insurance carrier and any other affiliate(s) to the insurance departments of Delaware and California and the insurance carrier must obtain prior approval from each such regulator before entering into certain material inter-affiliate transactions, including, but not limited to, management agreements, tax allocation agreements, service contracts, cost-sharing arrangements, extraordinary dividends, certain reinsurance transactions, and certain loan agreements.

Change of Control of the Insurance Carrier

Pursuant to both the Delaware Holding Company Act and the California Holding Company Act, a person must either (a) seek regulatory approval from the Commissioner of both states prior to acquiring direct or indirect “control” of a domestic insurer by filing a Form A Statement Regarding the Acquisition of Control of or Merger with a Domestic Insurer, or (b) obtain an exemption from such requirement from the relevant Commissioner if the transaction does not result in the actual change of “control” as defined in the state’s Holding Company Act. Because of the nature of the transaction described herein, the stockholders before and after the transaction, the continuity of management, and the fact that there will be no new owners of ten percent or more of the voting securities of the insurer, we applied for an exemption of this transaction from the Form A process in both Delaware and California, on the basis that this transaction does not effect a change in control. Delaware granted the exemption and approved the transaction in writing on January 21, 2021, including the execution of the CMA described above as a condition for approval.

The California Department of Insurance denied the application for an exemption, and we filed a Form A application in California. The entity acquiring control (as well as any controlling stockholders of such entity) were required to submit, along with other documents and disclosures, its financial statements, organizational charts and biographical affidavits for any officers, directors, and controlling stockholders of each applicable entity. Under the California Holding Company Act, the Commissioner of the California Department of Insurance could have disapproved the transaction if the Commissioner found any of the following: (i) after the change of control Metromile Insurance Company could not satisfy the requirements for the issuance of a license to write the line or lines of insurance for which it is presently licensed; (ii) the purchases, exchanges, mergers, or other acquisitions of control would substantially lessen competition in insurance in California or create a monopoly therein; (iii) the financial condition of an acquiring person might jeopardize Metromile Insurance Company’s financial stability, or prejudice the interests of its policyholders; (iv) the plans or proposals that the acquiring person has to liquidate the insurer, to sell its assets, or to merge it with any person, or to make any other major change in its business or corporate structure or management, are not fair and reasonable to policyholders; or (v) the competence, experience, and integrity of those persons who would control the operation of Metromile Insurance Company indicate that it would not be in the interest of policyholders or the public to permit them to do so. The California Department of Insurance approved the Form A Application in writing on January 26, 2021.

Both the Delaware Holding Company Act and The California Holding Company Act provide that control over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, ten percent or more of the voting securities of the domestic insurer. This disclaimer of control is different than the Form A exemption referenced above A person may rebut this statutory presumption of control by submitting a disclaimer of affiliation with the respective insurance department, disclosing all material relationships and bases for affiliation between the person and the insurer as well as the basis for disclaiming such affiliation. The state regulators, however, may also find that “control” exists in circumstances in which a person owns or controls less than ten percent of the voting securities of the domestic insurer.

These change of control regulations may dissuade investors from acquiring a controlling stake in our company, including through transactions that some or all of our stockholders might consider to be desirable. Such regulations may also inhibit our ability to acquire another insurance company should we wish to do so in the future. See the section titled “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock — Applicable insurance laws may make it difficult to effect a change of control.”

ORSA

Pursuant to the ORSA Model Act, an insurance company with direct written and unaffiliated assumed premium of more than $500.0 million or that is part of an insurance group with direct written and unaffiliated assumed premium of more than $1.0 billion must maintain a risk management framework to assist the insurer with identifying, assessing, monitoring, managing, and reporting on its material and relevant risks. In addition, the insurer must regularly conduct an “own risk and solvency assessment” in accordance with NAIC’s ORSA Guidance Manual. Upon the request of the Commissioner of the Delaware Department of Insurance, and not more than once a year, any insurer subject to these requirements must submit an ORSA summary report, or any combination of reports that together contain the information described in the ORSA Guidance Manual, with respect to the insurer and the insurance group of which it is a member. Metromile Insurance Company was exempt from these requirements in 2019 and 2020 since it had direct written and unaffiliated assumed premium of less than $500.0 million for that year, but at some point Metromile Insurance Company could become subject to the ORSA requirements.

Restrictions on Paying Dividends

We are a holding company that transacts a majority of its business through operating subsidiaries. Consequently, our ability to pay dividends to stockholders and meet our debt payment obligations depends on the results of operations of our operating subsidiaries and on the ability of such subsidiaries to provide us with cash, whether in the form of dividends, distributions, loans, or otherwise. The payment of any extraordinary dividend by our regulated insurance subsidiary requires the prior approval (or no disapproval after thirty days’ notice) of the Commissioner of the Delaware Department of Insurance and the Commissioner of the California Department of Insurance.

“Extraordinary dividend” is defined under the Delaware Insurance Code as any dividend or distribution of cash or other property, whose fair market value together with that of other dividends or distributions made within the preceding twelve months, exceeds the greater of (a) ten percent of Metromile Insurance Company’s surplus as of December 31 of the preceding year, or (b) Metromile Insurance Company’s net income for the twelve-month period ending December 31 of the preceding year, but does not include pro rata distributions of any class of the insurance company’s own securities. In addition, Metromile Insurance Company may not declare or pay a dividend or other distribution from any source other than earned surplus without the Delaware Commissioner’s prior approval.

“Extraordinary dividend” is similarly defined under the California Insurance Code as any dividend or distribution that, together with other dividends or distributions made within the preceding twelve months, exceeds the greater of (a) ten percent of Metromile Insurance Company’s policyholder’s surplus as of December 31 of the preceding year, or (2) Metromile Insurance Company’s net income for the 12-month period ending the preceding December 31.

As of December 31, 2020, and March 31, 2021, Metromile Insurance Company was not permitted to pay any dividends to its holding company parent without approval of the Commissioner of the Delaware Department of Insurance. See the section titled “Risk Factors — Risks Related to Our Business — Failure to maintain our risk-based capital at the required levels could adversely affect our ability to maintain regulatory authority to conduct our business.”

In addition, insurance regulators have broad powers to prevent a reduction of statutory surplus to inadequate levels, and there is no assurance that dividends of the maximum amount calculated under any applicable formula would be permitted. Delaware and/or California may in the future adopt statutory provisions more restrictive than those currently in effect.

Reserves

Metromile Insurance Company is required to hold admitted assets as reserves to cover projected losses under its policies, in accordance with actuarial principles. In accordance with the NAIC’s property and casualty statement instructions, Metromile Insurance Company must submit an annual Statement of Actuarial Opinion from a qualified actuary appointed by the company, certifying that its reserves are reasonable. The insurance departments of Delaware and California have the authority to dispute the reasonableness of the reserves certified by the actuary.

Risk-Based Capital

Metromile Insurance Company is required to maintain minimum levels of risk-based capital to support its overall business operations and minimize the risk of insolvency. State insurance regulators use risk-based capital to set capital requirements, based on the size and degree of risk taken by the insurer, taking into account various risk factors including asset risk, credit risk, underwriting risk, and interest rate risk. As the ratio of an insurer’s total adjusted capital and surplus decreases relative to its risk-based capital, the risk-based capital laws provide for increasing levels of regulatory scrutiny and intervention.

Delaware adopted the model legislation promulgated by the NAIC pertaining to risk-based capital, and requires annual reporting by Delaware-domiciled insurers to confirm that the insurer is meeting its risk-based capital requirements. Delaware-domiciled insurers falling below a risk-based capital threshold may be subject to varying degrees of regulatory action. An insurance company with total adjusted capital that is less than 200% of its authorized control level risk-based capital is at a company action level, which would require the insurance company to file a risk-based capital plan that, among other things, contains proposals of corrective actions the company intends to take that are reasonably expected to result in the elimination of the company action level event. Additional action level events occur when the insurer’s total adjusted capital falls below 150%, 100% and 70% of its authorized control level risk-based capital. When total adjusted capital falls below 70%, a mandatory control event is triggered which results in the Delaware Department of Insurance placing the insurance company in receivership and assuming control of the operations of the insurer. As of September 2020, Metromile Insurance Company’s risk-based capital levels are above all of these regulatory action level thresholds. As part of its regulatory review and approval of this transaction, the Delaware Department of Insurance required us to enter into a Capital Maintenance Agreement (the “CMA”). The CMA requires us to ensure that the regulated insurance subsidiary, Metromile Insurance Company, has and will maintain total adjusted capital in an amount equal to at least 300% of the insurance company’s authorized control level risk based capital from the close of the transaction until a date to be determined by the regulator in mid-2025. Being required to maintain capital levels above the statutory requirement could put constraints on our ability to deploy capital to which our competitors are not subject.

Hazardous Financial Conditions

The Delaware Department of Insurance has the authority to deem Metromile Insurance Company to be in a hazardous financial condition such that the insurer’s continued operation may be hazardous to its policyholders, creditors, or the general public. A finding of a hazardous condition can be based upon a number of factors, including, but not limited to: (i) adverse findings in a financial, market conduct or other examination; (ii) failure to maintain adequate reserves in accordance with presently accepted actuarial standards of practice; (iii) net loss or negative net income in the last twelve month period or any shorter period of time; (iv) failure to meet financial and holding company filing requirements; (v) insolvencies with a company’s reinsurer(s) or within the insurer’s insurance holding company system; (vi) a finding of incompetent or unfit management of the insurer; (vii) a failure to furnish requested information or provide accurate information in relation to a response to an inquiry or filing of a financial statement; and (viii) any other finding determined by the commissioner to be hazardous to the insurer’s policyholders, creditors or the general public.

If the Delaware Department of Insurance finds Metromile Insurance Company to be in hazardous condition it has the authority, in lieu of placing the insurer into supervision, rehabilitation or liquidation, to enter into a memorandum of understanding with the insurer or issue an order to require the insurer to remedy the hazard. This would include, but is not limited to, ordering the insurer to: (i) increase its capital and surplus, (ii) suspend payment of dividends, (iii) limit or withdraw from certain investments, (iv) correct corporate governance deficiencies, and (v) take any other action necessary to cure the hazardous condition.

Periodic Examinations

Metromile Insurance Company is subject to on-site and remote or virtual visits and examinations by the state insurance regulatory authorities. Metromile Insurance Company is subject to market conduct examinations by insurance regulators, under which the regulator will examine its conduct towards policyholders including, but not limited to, complaint handling, marketing, claims, rate and form filing, nonrenewal and cancellation practices, and customer service. Metromile Insurance Company is also subject to a financial examination by the Delaware Department of Insurance every five years, under which it will review the company’s financials, including its relationships and transactions with affiliates. Metromile Insurance Company completed its first financial examination, covering the period January 1, 2013 through December 31, 2017, by the Delaware Department of Insurance, which was accepted, adopted, and filed effective January 22, 2019, with “no significant findings or material adjustments to the Company’s financial statements” (the “2017 Examination”). In addition, the Delaware Department of Insurance may conduct special or targeted examinations to address particular concerns or issues at any time. Specifically, by memorandum dated December 3, 2018, the Delaware Department of Insurance identified several exceptions that were noted during the course of the 2017 Examination which were not deemed significant enough to be included in its January 22, 2019 report. As a follow-up to the memorandum, the Delaware Department of Insurance conducted two targeted examinations to which Metromile Insurance Company provided responses that were accepted by the regulator. Insurance regulators of other states in which Metromile Insurance Company is licensed may also conduct examinations of the company, and such examinations have been completed by Illinois, Pennsylvania, Virginia, and Washington. Additionally, there is an ongoing examination by the California Department of Insurance. The results of each examination can give rise to fines and monetary penalties as well as regulatory orders requiring remedial, injunctive, or other corrective action.

Statutory Accounting Principles

A licensed insurance carrier’s financial statements must be completed in accordance with statutory accounting principles, or SAP. SAP was developed by U.S. insurance regulators as a method of accounting used to monitor and regulate the solvency of insurance companies. In developing SAP, insurance regulators were primarily concerned with evaluating an insurer’s ability to pay all its current and future obligations to customers. As a result, statutory accounting focuses on conservatively valuing the assets and liabilities of insurers, generally in accordance with standards specified by the insurer’s domiciliary jurisdiction.

Uniform statutory accounting practices are established by the NAIC and generally adopted by regulators in the various U.S. jurisdictions. These accounting principles and related regulations differ somewhat from GAAP principles, which are designed to measure a business on a going-concern basis. GAAP gives consideration to matching of revenue and expenses and, as a result, certain expenses are capitalized when incurred and then amortized over the life of the associated policies. Other assets such as goodwill are accounted for under GAAP financial statements but not SAP. As a result, the values for assets, liabilities, and equity reflected in financial statements prepared in accordance with GAAP may be different from those reflected in financial statements prepared under SAP.

Credit for Reinsurance

Metromile Insurance Company is currently a party to a number of reinsurance agreements under which it has ceded a portion of the risk it is insuring to various reinsurers. State insurance laws permit U.S. insurance companies, as ceding insurers, to take financial statement credit for reinsurance that is ceded, so long as the assuming reinsurer satisfies the credit for reinsurance laws of the ceding insurer’s state of domicile. Once an insurance carrier has received credit for reinsurance it does not need to hold separate admitted assets as reserves to cover claims on the risks that it has ceded to the reinsurer. There are several different ways in which the credit for reinsurance laws may be satisfied by an assuming reinsurer, including being licensed in the state, being accredited in the state, or maintaining certain types of qualifying collateral. We ensure that all of Metromile Insurance Company’s reinsurers, and the related reinsurance and other agreements, qualify for credit for reinsurance so that Metromile Insurance Company is able to take full financial statement credit for its reinsurance.

Rate Regulation

Most states require personal property and casualty insurers to file rating plans, policy or coverage forms, and other information with the state’s regulatory authority. In certain cases, such rating plans, policy forms, or both must be approved prior to use.

We currently have products on file and approved in the following states: Arizona, California, Illinois, Oregon, New Jersey, Pennsylvania, Virginia, and Washington.

The speed with which an insurer can change rates in response to competition or increasing costs depends, in part, on whether the rating laws are (i) prior approval, (ii) file-and-use, or (iii) use-and-file. In states having prior approval laws, the regulator must approve a rate before the insurer may use it, and this process can often take multiple months. In states having file-and-use laws, the insurer does not have to wait for the regulator’s approval to use a rate, but the rate must be filed with the regulatory authority before being used. A use-and-file law requires an insurer to file rates within a certain period of time after the insurer begins using them. Many states, including California, have prior approval laws. Under all three types of rating laws, the regulator has the authority to disapprove a rate filing.

An insurer’s ability to adjust its rates in response to competition or to changing costs depends on an insurer’s ability to demonstrate to the regulator that its rates or proposed rating plan meet the requirements of the rating laws. In those states that significantly restrict an insurer’s discretion in selecting the business that it wants to underwrite, an insurer can manage its risk of loss by charging a rate that reflects the cost and expense of providing the insurance. In those states that significantly restrict an insurer’s ability to charge a rate that reflects the cost and expense of providing the insurance, the insurer can manage its risk of loss by being more selective in the type of business it underwrites. When a state significantly restricts both underwriting and pricing, it becomes more difficult for an insurer to maintain its profitability.

From time to time, the personal lines insurance industry comes under pressure from state regulators, legislators, and special-interest groups to reduce, freeze, or set rates at levels that do not correspond with our analysis of underlying costs and expenses. In particular, auto insurers have come under increasing pressure and in some states have been required to refund a portion of their premium to their policyholders due to decreasing auto claims arising from the COVID-19 pandemic. Whether this pressure continues to exist depends on the persistence of COVID-19 generally, and on other political, social, and health issues that may arise. State regulators may interpret existing law or rely on future legislation or regulations to impose new restrictions that adversely affect profitability or growth. We cannot predict with precision the impact on our business of possible future legislative and regulatory measures regarding insurance rates.

In addition, insurers are restricted in their ability to use telematics-based data to set premium rates in California, Metromile’s largest market. Proposition 103, which was passed by referendum in 1988, limits the factors that insurers can use to set auto insurance rates to, in decreasing order of importance: (i) the insured’s driving safety record; (ii) the number of miles he or she drives annually; (iii) the number of years of driving experience the insured has had; and (iv) those other factors that the Commissioner of the California Department of Insurance may adopt by regulation and that have a substantial relationship to the risk of loss. Under current California regulation, the use of telematics-based data beyond miles driven, including when, where or how the car is driven, is prohibited. In addition, other states in which Metromile operates, or may choose to operate in the future, similarly limit the use of telematics-based data beyond miles driven. Metromile Insurance Company is currently in discussions with the California Department of Insurance to revise its regulations to allow the use of telematics to a greater extent to underwrite and price insurance policies. Metromile cannot predict the outcome of these discussions, and there can be no assurance that the California Department of Insurance or other state regulators will revise regulations accordingly, if at all.

Insolvency/Guaranty Funds and Associations, Mandatory Pools, and Insurance Facilities

Most states require admitted property and casualty insurance companies to become members of insolvency or guaranty funds or associations for impaired or insolvent insurance companies, which each state funds through an annual assessment on all insurance companies doing business in the state. These funds cover payments of claims of state policyholders whose admitted insurance carriers have become insolvent. The annual assessments required in any one year will vary from state to state, and are subject to various maximum assessments per line of insurance. Our results of operations and financial condition could be adversely affected by any such assessments.

In addition, most states require private passenger automobile insurers to participate in mandatory pools, insurance facilities, or similar markets of last resort. These pools allocate to all licensed auto insurers those drivers who are required by law to have automobile insurance but because of their risk profile cannot obtain coverage from the voluntary markets. Allocations are based on market share in each state.

Investment Regulation

Metromile Insurance Company is subject to Delaware’s rules and regulations governing the investment of its assets. Delaware’s laws generally require that an insurance company invest in a diverse portfolio, and limit its investments in certain asset categories. Failure to comply with these laws and regulations would cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in certain circumstances, Metromile Insurance Company would be required to dispose of those investments.

Trade Practices

Insurance companies and producers are subject to regulation on how they may sell, solicit, or negotiate insurance and conduct their business, with state laws prohibiting certain unfair trade practices. Such practices include, but are not limited to, false advertising, making false statements to regulators, unfair discrimination including against protected classes, and rebating premium to policyholders above certain de minimis amounts. Metromile and its affiliates set business conduct policies and provide training to ensure employee-agents and other customer service personnel are aware of these prohibitions and understand that they are required to conduct their activities in compliance with these laws. In addition, the NAIC and several states, including California, Connecticut, and New York, have indicated an increased desire and intent to examine scoring and other models used for rating and underwriting. We are not currently able to predict with precision what impact these laws, initiatives, or actions in this respect might have on our business.

Unfair Claims Practices

Insurance companies, third-party administrators, and individual claims adjusters are generally prohibited by state laws from engaging in unfair claims practices. Unfair claims practices include, but are not limited to, misrepresenting pertinent facts or insurance policy provisions, failing to acknowledge and act reasonably promptly upon communications with respect to claims arising under insurance policies, failing to adopt reasonable standards for the investigation and settlement of a claim, and attempting to settle a claim for less than the amount to which a reasonable person would have believed such person was entitled. Metromile and its affiliates set business conduct policies to make claims adjusters aware of these prohibitions and to require them to conduct their activities in compliance with these laws.

Commission Sharing

Insurance producers cannot share insurance commissions with any person for selling, soliciting, or negotiating insurance unless such person holds an insurance producer license. There is a well-recognized, limited exception to this prohibition on commission sharing for the payment of referral fees to unlicensed persons, provided that the fee is a flat fee that is not contingent on the purchase of insurance and the referral does not involve the discussion of the terms or conditions of the policy.

Data Privacy

The use of non-public personal information in the insurance industry is subject to regulation under the privacy provisions of the Gramm-Leach-Bliley Act and the NAIC Insurance Information and Privacy Act, to the extent adopted and implemented by the various state legislatures and insurance regulators, including through the California Financial Information Privacy Act. Pursuant to these laws and regulations, among other things, an insurance carrier or producer must disclose its privacy policies to all of its applicants and policyholders and must also provide either an opt-in or opt-out, depending on the state, to the sharing of non-public personal information with unaffiliated third parties.

We are also subject to the CCPA, which took effect on January 1, 2020, and its implementing regulations which took effect in August 2020. The CCPA and related regulations give California residents the right to access and request deletion of their personal information, opt out of certain personal information sharing, and receive detailed disclosures about how their personal information is used and shared. The CCPA exempts certain information that is collected, processed, sold or disclosed pursuant to the California Financial Information Privacy Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, or the federal Driver’s Privacy Protection Act, which also apply to us. However, the definition of “personal information” in the CCPA is broad and encompasses other information that we process beyond the scope of these exemptions. In addition, on November 3, 2020, Californians approved Proposition 24, a ballot measure that created the California Privacy Rights Act (CPRA). As of January 1,

2023, the CPRA will add new obligations on Metromile Insurance Company’s use, protection, and disclosures regarding personal information. We are not currently able to predict with precision what impact these laws and regulations might have on our business.

Cybersecurity

Under the Gramm-Leach-Bliley Act, insurance companies and producers must also establish a program of administrative, technical, and physical safeguards designed to ensure the security and confidentiality of customer information, protect against any anticipated threats or hazards to the security or integrity of customer information, and protect against unauthorized access to or use of customer information that could result in substantial harm or inconvenience to the customers.

Additionally, in response to the growing threat of cyber-attacks in the insurance industry, certain jurisdictions have begun to consider and adopt new cybersecurity regulations. On October 24, 2017, the NAIC adopted the Insurance Data Security Model Law, intended to serve as model legislation for states to enact to govern cybersecurity and data protection practices of insurers, insurance agents, and other licensed entities registered under state insurance laws. Alabama, Connecticut, Delaware, Iowa, Louisiana, Maine, Michigan, Mississippi, New Hampshire, North Dakota, Delaware, Indiana, South Carolina and Virginia, have adopted versions of the Insurance Data Security Model Law, each with a different effective date and some substantive differences. In addition, certain other states, including New York, have adopted their own cybersecurity laws with material differences from the NAIC Model Law. The CCPA also indirectly requires businesses to implement and maintain reasonable security procedures and practices appropriate to the nature of the personal information processed. Metromile Insurance Company takes steps to comply with financial industry cybersecurity regulations and believes it complies in all material respects with their requirements. Its board of directors oversees cybersecurity risk management and delegates oversight of its information security program to executive officers and a chief information security officer, who is responsible for the day-to-day management of our information security program and provides updates to the audit committee of the board of directors at each of its meetings. Metromile Insurance Company’s incident response team reports material information security incidents to executive officers, who in turn report them to the Board.

Federal Regulation

The regulation of insurance companies is principally a matter of state law, and the federal government does not directly regulate the transaction of insurance. However, federal statutes, regulations, and other initiatives do have an impact on the insurance industry. In particular, the Federal Insurance Office (FIO) was established within the U.S. Department of the Treasury (“Treasury”) by the Dodd-Frank Act in July 2010 to monitor and coordinate the regulation of the insurance industry across the United States.

Although the FIO has limited direct regulatory authority over insurance companies or other insurance industry participants, it does represent the U.S. on prudential aspects of international insurance matters, including at the International Association of Insurance Supervisors (“IAIS”). In addition, the FIO serves as an advisory member of the Financial Stability Oversight Council, assists the secretary of the Treasury with administration of the Terrorism Risk Insurance Program, monitors trends in the insurance industry, and advises the secretary of the Treasury on important national and international insurance matters. The FIO has the ability to make a recommendation to the Financial Stability Oversight Council to designate an insurer as “systemically significant,” subjecting the insurer to regulation by the Federal Reserve as a bank holding company, which could lead to higher capital requirements.

In addition, a number of federal laws affect and apply to the insurance industry, including various privacy laws, false advertising laws, anti-money laundering laws, the FCRA, and the economic and trade sanctions implemented by the Office of Foreign Assets Control (“OFAC”). OFAC has imposed civil penalties on persons, including insurance and reinsurance companies, arising from violations of its economic sanctions program.

MANAGEMENT

Executive Officers, Key Employees and Board of Directors

Our directors and executive officers and their ages as of August 4, 2021 are listed below:

Executive Officers

Name	Age	Position
Dan Preston	35	Chief Executive Officer and Director
Regi Vengalil	38	Chief Financial Officer
Lindsay Alexovich	38	Chief Accounting Officer
Paw Andersen	49	Chief Technology Officer
Mark Gundacker	52	Chief People Officer and Chief of Staff
Jesse McKendry	48	Vice President, Insurance

Non-Employee Directors

Name	Age	Class	Position
Colin Bryant	43	I	Director
David Friedberg	40	II	Director
Ryan Graves	37	II	Director
Dan Preston	35	III	Director
Vikas Singhal	40	I	Director
John Butler	45	III	Director

Executive Officers

Dan Preston, Chief Executive Officer, joined Metromile in 2013 as Chief Technology Officer before becoming Chief Executive Officer, a position he has held since 2014. Under his leadership, Metromile has experienced significant policy, premium and employee growth. The Company has also established itself as the industry leader in leveraging artificial intelligence and machine learning to improve the customer experience and lower loss ratios. Metromile has been voted a Best Place to Work by Glassdoor and the Phoenix Business Journal. Prior to joining Metromile, Mr. Preston was the co-founder and chief technology officer of AisleBuyer, a mobile retail innovator that was acquired by Intuit Inc. in April 2012. He has published several research papers on machine learning with applications such as astrophysics, remote sensing, and computer vision. Mr. Preston holds a master’s degree in Computer Science with a specialization in Artificial Intelligence, Machine Learning, and Computer Vision from Stanford University and a Bachelor’s degree in Computer Science from Brandeis University, where he received the Michtom Prize for Outstanding Achievement in Computer Science and graduated Summa Cum Laude with highest honors in Computer Science.

We believe Mr. Preston is qualified to serve on our Board due to his role as our Chief Executive Officer.

Regi Vengalil, Chief Financial Officer, joined Metromile on May 24, 2021. Mr. Vengalil previously served as Chief Financial Officer of Egencia, the corporate travel division of Expedia Group. Mr. Vengalil joined Egencia as Chief Financial Officer in November 2019 after previously serving as Global Head of Corporate Development & Strategy for Expedia Group from January 2017 to November 2019. Prior to that, Mr. Vengalil was an executive at Lending Club, an online lending marketplace, serving as Vice President, Strategy, M&A and Business Operations from May 2016 until January 2017. Previously Mr. Vengalil served as Vice President, Head of Strategy and Business Operations of Lending Club from November 2015 to May 2016 and Senior Director, Head of Corporate Strategy from October 2014 to November 2015. Mr. Vengalil is also currently a member of the Board of Porch Group, Inc., a home services vertical software company. Mr. Vengalil holds a Bachelor of Science degree in Economics and an MBA, both earned with honors, from the Wharton School at the University of Pennsylvania. We believe Mr. Vengalil is well qualified to serve as the Company’s Chief Financial Officer due to his extensive experience in financial leadership at a large public technology company and financial, M&A and strategy experience across regions, industries and functions.

Lindsay Alexovich, Chief Accounting Officer, oversees the company’s accounting and financial reporting operations. She joined Metromile in 2017 as the Vice President, Controller, and became the Chief Accounting Officer in June 2020. She brings more than 15 years of accounting and finance experience, including in the insurance-technology industry. Before joining Metromile, from 2005-2017, Ms. Alexovich was a director at PricewaterhouseCoopers, an accounting firm, where she served as the chief auditor in San Francisco. She has deep experience working with both public and high-growth private companies, leading audits, and serving as the insurance and controls subject matter expert across national and global priority accounts. Ms. Alexovich is an alumna of American University and holds a Bachelor’s degree with honors in mathematics and a Bachelor of Science in business administration with honors with an accounting specialization. Ms. Alexovich is a licensed CPA in California.

Paw Andersen, Chief Technology Officer, joined Metromile in this role in March 2019. Mr. Andersen is a technologist with over 20 years of engineering leadership experience. Prior to joining Metromile, Mr. Andersen worked as the Vice President of Engineering at Apartment List, an online marketplace for apartment listings, from 2017 to 2018. Additionally, from 2014 to 2017, Mr. Andersen served in various roles as a senior leader of engineering in the Advanced Technology group of Uber, a ride-hailing technology company, where he grew his team from 27 to 700. Beyond ride-sharing and autonomous vehicles, he’s been on the front lines of technical challenges in several sectors, including geographic information systems, fintech and e-commerce, ranging from small startups to large, established companies. Originally from Denmark, he is a graduate of the London Business School, Niels Brock Copenhagen Business College, and Aalborg University.

Mark Gundacker, Chief People Officer and Chief of Staff, brings over 25 years of human resources experience to Metromile, which he joined in January 2020. From his first human resources role in an insurance company to his most recent in a technology firm, Mark’s experience covers the breadth of Insurtech. Prior to his role at Metromile, from 2016 through 2019, Mark was the SVP of Human Resources at Salesforce.org, the public benefit corporation for Salesforce. While there, Mark grew the organization from 300 to over 1,100. Previously, Mark led human resources organizations for global engineering and finance organizations. Mark is passionate about community involvement and currently serves on two non-profit boards. He holds an MBA from Golden Gate University and has a Bachelor of Arts degree in business economics from the University of California, Santa Cruz.

Jesse McKendry, VP, Insurance, joined Metromile in January 2020. He oversees the company’s insurance product management and marketing efforts. Prior to joining Metromile, Mr. McKendry served in various insurance product management and marketing experience roles with Progressive Insurance, an insurance company from 2006 to 2020. He has also spent nearly a decade in auto supply chain and logistics, including Daimler and General Motors. Mr. McKendry holds an MBA from The Wharton School of the University of Pennsylvania, a master’s in mechanical engineering from Stanford University, and a Bachelor of Science degree in mechanical engineering from Michigan State University.

Key Employees

Junna Ro, General Counsel and Corporate Secretary, joined Metromile in February 2021. She oversees the company’s legal, regulatory, and compliance functions. Ms. Ro came to Metromile with over 15 years of experience in the industry at CSAA Insurance Group, a AAA Insurer, one of the top 20 personal lines property and casualty insurance groups in the United States. She was Vice President, Chief Ethics & Compliance Officer and Associate General Counsel responsible for corporate compliance and ethics, privacy, product forms, and employment law. Before AAA, Ms. Ro served as corporate counsel at Symantec Corporation and its predecessor VERITAS Software Corporation for seven years. Ms. Ro has a JD from Santa Clara University School of Law, and a Bachelor of Arts degree in political science from University of California, Los Angeles. She is licensed to practice law in California.

Matt Stein, VP, Product, brings more than twenty years of experience creating well-loved products, to his role, leading Metromile’s Product, Design, and Customer Experience teams. Mr. Stein joined Metromile in 2015 from Salesforce, where he was Director, Product Design for the Community Cloud. Previously, he spent a decade at Autodesk, where he worked across the full spectrum of product, engineering, and design. Mr. Stein has a Bachelor of Science degree in Computer Science from the University of California at Santa Barbara.

Debra Jack, VP, Communications, oversees Metromile’s corporate, consumer and internal communications and joined Metromile in 2019. Prior to Metromile, she served as the Vice President, Communications for LendUp starting in 2016. She has more than 20 years of experience working with high growth consumer companies. Serving as Metromile’s first senior head of communications, she held similar roles at SoFi and LendUp, two fintechs recognized for creating well-loved, disruptor brands. Prior, she was SVP of corporate communications for Bank of the West, an $89 billion bank owned by BNP Paribas. Before moving in-house, Ms. Jack was an EVP at Edelman, the world’s largest privately held communications agency, where she ran its SF-based corporate, crisis, and social responsibility practice. She holds a Bachelor’s degree from SUNY Oneonta.

Jim Huscroft, VP, Claims, has over 30 years of auto claims experience, and joined Metromile in 2018. Prior to joining Metromile, he served as President of JDH Consulting from 2017 to 2018, and before that he had 28 years in multiple leadership roles with Progressive Insurance from 1991 to 2017 — with his last position leading claims and special investigative teams in six states. Mr. Huscroft received his MBA and Bachelor’s degrees from Kent State University, and also holds a CPCU designation.

Amrish Singh, General Manager, Enterprise, leads the SaaS business group and joined Metromile in 2018 to launch the business group. Previously, Mr. Singh spent more than 16 years in enterprise-product, management consulting, and software engineering leadership roles, including as digital transformation consultant for Fortune 500 insurance companies, a founding Chief Technology Officer of a startup and an advisor to entrepreneurs, to help scale enterprise software startups. Amrish holds an MBA from the NYU Stern School of Business, a master’s degree in information systems with summa cum laude honors from Carnegie Mellon University, and a Bachelor’s degree in information technology from the International University in Germany.

Non-Employee Directors

Colin Bryant.    Mr. Bryant has served as an Operating Partner of New Enterprise Associates, Inc., a venture capital firm, since June 2014 and as a member of our Board since 2018. From 2002 to June 2014, Mr. Bryant was employed by Paladin Capital Group, a venture capital firm. In addition to his role on our Board, Mr. Bryant also serves as a member of the board of directors of several private companies. He holds a Bachelor of Arts degree in Philosophy from Haverford College. We believe Mr. Bryant is qualified to serve on our Board due to prior service as a director of Metromile, his experience in venture capital, and his service on the board of directors of numerous companies.

David Friedberg.    Mr. Friedberg is the founder of Metromile and has served as the Chairman of Metromile’s Board of Directors since January 2011 and served as President and Chief Executive Officer from January 2011 to May 2011. Since May 2015, Mr. Friedberg has served as the Chief Executive Officer of The Production Board LLC, a life sciences and technology business foundry and investment holding company. In his role at The Production Board, Mr. Friedberg is also the founder and sits on the boards of several private companies. From 2006 to 2013, Mr. Friedberg founded and was the chief executive officer of The Climate Corporation, an agriculture-focused weather insurance and software company acquired by The Monsanto Company in 2013. Mr. Friedberg holds a Bachelor of Arts degree in Astrophysics from the University of California, Berkeley. We believe Mr. Friedberg is uniquely qualified to serve on our Board due to his role as our founder, his executive leadership experience, and his service as a director at numerous companies.

Ryan Graves.    Mr. Graves is the founder and chief executive officer of Saltwater Capital. Prior to founding Saltwater Capital, from 2017 to 2019, Mr. Graves was on the Board of Directors of Uber Technologies, Inc., a ride-hailing technology company. Formerly, Mr. Graves served as the SVP Global Operations for Uber. Mr. Graves was the first employee, first chief executive officer, and a member of Uber’s founding team. Mr. Graves currently serves on the Board of Directors of charity:water, Pachama Inc., and Fort Point Beer. Mr. Graves holds a Bachelor of Arts degree in economics from Miami University (OH). We believe Mr. Graves is qualified to serve on our Board due to his executive leadership experience, his experience in venture capital, and his service on the board of directors of several companies.

Vikas Singhal.    Mr. Singhal joined Hudson Structured Capital Management Ltd. (“HSCM”), an asset management company, in February 2016 and has been a partner of HSCM since July 2017, with primary responsibilities in the Re/Insurance Strategy Department and the Insurtech Strategy. From September 2010 to January 2016, Mr. Singhal was a partner at Gracie Point, a specialty finance company he helped to start which focuses on specialty lending in the life insurance industry. Prior to Gracie Point, Mr. Singhal worked at Concord Capital Management from April 2004 to September 2010, focused on structured finance strategies in insurance. Mr. Singhal graduated from Duke University with a Bachelor of Arts degree in Computer Science and holds an

MBA from Stanford University, Stanford Graduate School of Business. We believe Mr. Singhal is qualified to serve on our Board due to prior service as a director of Metromile, his extensive experience in the insurance industry and his knowledge of Metromile’s principal markets.

John Butler.    Mr. Butler has served as Portfolio Manager and Head of Cohen & Company’s U.S. Insurance Asset Management Platform and Global ILS Program since November 2017, and has served as the CEO of Cohen & Company Financial (Europe) Ltd since April 2019. Mr. Butler additionally serves as President and CEO of the INSU series of Special Purpose Acquisition Companies, blank check companies sponsored by Cohen & Company formed for the purpose of effecting a business combination with a primary focus in the insurance, reinsurance or insurance related sectors, since January 2019, including Insurance Acquisition Corp (NASDAQ: INSU) from January 2019 to October 2020, INSU Acquisition Corp. II (NASDAQ: INAQ) from September 2020 to February 2021, and INSU Acquisition Corp III (NASDAQ: IIII) since December 2020. From October 2012 to November 2017, Mr. Butler worked for Twelve Capital AG, a European asset manager specializing in investment in the insurance sector, where he served in various senior roles including Managing Partner & Head of Investment Management, where he oversaw the investment of $4 billion, principally in fixed income and insurance linked securities. Earlier in his career, Mr. Butler held various reinsurance underwriting and management roles across a broad range of markets and business lines. Mr. Butler has served as a member of the Advisory Board of Kovrr Inc, an Israel-based provider of cyber insurance risk analytics since February 2020, and as the Vice Chair of the board of TCI Reinsurance Inc, a Puerto Rico-based reinsurance company since June 2020. Mr. Butler holds an Honors Degree in Law from the University of London, is an Associate of the Chartered Insurance Institute of the UK, a member of the Insurance Institute of Ireland, is qualified as a Chartered Insurer, and is a Freeman of the Worshipful Company of Insurers of the City of London. We believe Mr. Butler is qualified to serve on our Board due to his extensive experience in the insurance industry, his leadership experience, and his knowledge of various industry and market sectors.

Board Leadership Structure

Our business and affairs are organized under the direction of our Board, which consists of six members. David Friedberg serves as Chairman of the Board. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling and direction to our management. Our Board meets on a regular basis and additionally as required. In accordance with the terms of our Certificate of Incorporation, the Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term. Upon Closing, the Class I directors were elected to an initial one-year term (and three-year terms subsequently), the Class II directors were elected to an initial two-year term (and three-year terms subsequently) and the Class III director was elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

The Board is divided into the following classes:

•        the Class I directors are Colin Bryant and Vikas Singhal, and their terms will expire at our first annual meeting of stockholders following the Closing of the Merger;

•        the Class II directors are David Friedberg and Ryan Graves, and their terms will expire at our second annual meeting of stockholders following the Closing of the Merger; and

•        the Class III directors are Dan Preston and John Butler, and their terms will expire at our third annual meeting of stockholders following the Closing of the Merger.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the Board may have the effect of delaying or preventing changes in control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least a majority of our voting stock.

Director Independence

Each of the directors on the Board, other than Dan Preston, qualify as independent directors, as defined under the listing rules of The Nasdaq Stock Market LLC (the “Nasdaq listing rules”), and the Board consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

Family Relationships

There are no family relationships among any of the directors and executive officers.

Committees of Our Board of Directors

Effective upon the consummation of the Merger, the Board reconstituted the membership of its standing committees, which are governed by our Certificate of Incorporation that complies with the applicable requirements of current Nasdaq listing rules. We intend to comply with future requirements to the extent they will be applicable to us. Copies of the amended and restated charters for each committee are available on the investor relations portion of our website, at www.metromile.com. The Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Our audit committee consists of Colin Bryant and Vikas Singhal. Each of the members of the audit committee satisfy the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act. Each member of the audit committee is able to read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. The Board has appointed Vikas Singhal as the chair of the audit committee, and Mr. Singhal has been designated as an “audit committee financial expert” within the meaning of SEC regulations.

The primary purpose of the audit committee is to discharge the responsibilities of the Board with respect to corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include:

•        helping the Board oversee our corporate accounting and financial reporting processes;

•        managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•        discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•        developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•        reviewing related person transactions;

•        obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•        approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

The audit committee operates under an amended and restated written charter that satisfies the applicable listing standards of Nasdaq.

Compensation Committee

Our compensation committee consists of Colin Bryant, Ryan Graves and John Butler. The Board has appointed Colin Bryant as chair of the compensation committee. Each member of the compensation committee is independent under the listing standards of Nasdaq, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the compensation committee is to discharge the responsibilities of the Board in overseeing compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee include:

•        reviewing and recommending to the Board the compensation of our chief executive officer and other executive officers;

•        reviewing and recommending to the Board the compensation of our directors;

•        administering our equity incentive plans and other benefit programs;

•        reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management; and

•        reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Our compensation committee operates under an amended and restated written charter that satisfies the applicable listing standards of Nasdaq.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has ever been an executive officer or employee of the Company. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serves as a member of the Board or the compensation committee.

Nominating and Governance Committee

Our nominating and governance committee consists of David Friedberg, Ryan Graves and Vikas Singhal. The Board has appointed Ryan Graves as chair of the nominating and governance committee. Each member of the nominating and governance committee is independent under the listing standards of Nasdaq.

Specific responsibilities of the nominating and governance committee include:

•        identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the Board;

•        considering and making recommendations to the Board regarding the composition and chairmanship of the committees of the Board;

•        developing and making recommendations to the Board regarding corporate governance guidelines and matters; and

•        overseeing periodic evaluations of the Board’s performance, including committees of the Board.

The nominating and governance committee operates under an amended and restated written charter that satisfies the applicable listing standards of Nasdaq.

Code of Conduct and Ethics

In connection the closing of the Merger, the Board adopted an amended and restated code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The full text of our code of business conduct and ethics is available under the Corporate Governance section of our website at www.metromile.com. We intend to disclose future amendments to our code of ethics, or any waivers of such code, on the website or in public filings. The reference to our website address does not constitute incorporation by reference of the information contained at or available through the website, and you should not consider it to be a part of this prospectus.

Officer and Director Compensation

During 2019 and 2020, Legacy Metromile did not pay any compensation to any of its non-employee directors who became our directors following the consummation of the Merger, for their service on Legacy Metromile’s board of directors. For this reason, we have omitted a director compensation table.

The Board expects to review director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors. We intend to develop a non-employee directors’ compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to our long-term success.

EXECUTIVE COMPENSATION

The following is a discussion and analysis of compensation arrangements of our named executive officers for the years ended December 31, 2020 and December 31, 2019. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt may differ materially from the currently planned programs that are summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Our named executive officers for the year ended December 31, 2020, consisting of our principal executive officer and the next two most highly compensated executive officers, were:

Dan Preston, our Chief Executive Officer.

Mark Gundacker, our Chief People Officer and Chief of Staff.

Paw Andersen, our Chief Technology Officer.

Summary Compensation Table

The following table presents all of the compensation awarded to or earned by or paid to our named executive officers, during the year ended December 31, 2020 (and for Mr. Preston, the year ended December 31, 2019). We did not grant any stock awards nor did named executive officers earn any non-equity incentive plan compensation during the periods presented. Accordingly, we have omitted those columns from the table.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)(1)		All Other Compensation ($)(2)	Total ($)
Dan Preston	2020	350,000		1,000	(3)	—		19,948	370,948
Chief Executive Officer	2019	350,000		—		—		1,320	351,320

Mark Gundacker	2020	272,003	(4)	—		459,878	(5)	19,876	751,757
Chief People Officer and Chief of Staff

Paw Andersen	2020	275,000		—		256,044		1,389	532,433
Chief Technology Officer

____________

(1)      Amounts reported represent the aggregate grant date fair value of stock options granted to such named executive officers and have been computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of stock options issued during the nine-month period which ended September 30, 2020, are set forth in Note 13, Stock Option Plan, to our consolidated financial statements included elsewhere in this prospectus. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(2)      All other compensation reflects payment of health and life insurance premiums, and for Mr. Preston, includes $5,069 reimbursement for professional fees incurred in 2020 in connection with his compensation arrangements.

(3)      Reflects a one-time guaranteed $1,000 bonus available to all employees upon the seventh anniversary of employment.

(4)      Mr. Gundacker joined Metromile in January 2020 and his salary reflects a pro rata amount earned in 2020.

(5)      Includes $164,433 of incremental fair value from the July 2020 repricing of option awards granted in January 2020 (reduced from $3.59 to $3.06).

Agreements with Our Named Executive Officers

The terms of the existing offer letters with each of our named executive officers for the year ended December 31, 2020 are described below. We will enter into revised employment offer letters with each of our executive officers.

Dan Preston

In January 2013, Metromile entered into an employment offer letter with Dan Preston when he commenced employment as Chief Technology Officer. Mr. Preston’s employment is at will and may be terminated at any time, with or without cause. The offer letter provided for an initial annual base salary of $150,000 and a new hire grant of stock options to acquire a number of shares equal to 3.5% of Metromile’s then outstanding common stock, which award vested monthly for the first six months as to the first .5%, with the remaining 3.0% vesting monthly over the following 48 months. Mr. Preston’s salary and other compensation was subject to review and adjustment by the Board in its sole discretion and he is eligible to participate in benefit plans and arrangements made available to all full-time employees. In 2014, Mr. Preston became Chief Executive Officer and the Board adjusted his compensation in connection therewith. In 2019 and 2020, Mr. Preston’s annual base salary was $350,000.

In February 2021, following the closing of the Business Combination, Metromile entered into an employment offer letter with Dan Preston as Chief Executive officer, which amended and restated his prior offer letter, and which was immediately effective. Under his amended and restated offer letter, Mr. Preston’s employment is at will and may be terminated at any time, with or without cause. The amended and restated offer letter provides for an initial annual base salary of $450,000 and (i) a time-based grant of restrict stock units covering 1,750,000 shares of our Common Stock, subject to quarterly vesting over three years, with 145,833 of the shares vesting on each of the first eight completed calendar quarters and 145,834 of the shares vesting on the ninth through twelfth completed calendars following the vesting commencement date (the “Time-Based Award”), (ii) a performance based grant of restricted stock units covering 1,750,000 shares of the Company’s Common Stock, subject to vesting upon obtaining certain pre-defined performance based milestones and (iii) accelerated vesting of 150,000 options to purchase the Company’s Common Stock on the closing of the Business Combination. Mr. Preston’s salary and other compensation is subject to review and adjustment by the Board in its sole discretion and he is also eligible to participate in benefit plans and arrangements made available to all full-time employees.

Mr. Preston’s amended and restated offer letter also provides for severance and other benefits in the event his employment is terminated without cause or he resigns for good reason (in each case as such terms are defined in his offer letter). In these circumstances, Mr. Preston is entitled to severance equal to twelve months of his then-current base salary and up to twelve months of company-paid health care coverage. If these circumstances occur within three months prior to or within twelve months following the closing of a change of control, then Mr. Preston is entitled to severance equal to eighteen months of then-current base salary, up to eighteen months of company-paid health care coverage, and accelerated vesting of the Time-Based Award. Payment of all severance and accelerated equity vesting is contingent upon signing a release and other customary provisions.

Mark Gundacker

In December 2019, Metromile entered into an employment offer letter with Mark Gundacker as Chief People Officer. Mr. Gundacker’s employment is at will and may be terminated at any time, with or without cause. The offer letter provided for an initial annual base salary of $275,000 and a new hire grant of an option to acquire 100,000 shares of Metromile’s common stock, which had 12- month cliff vesting as to 25%, with the remainder vesting in monthly installments such that the award is vested in full on the four-year anniversary of the grant date. In July 2020, Metromile reduced the exercise price of these options from $3.59 per share to $3.06 per share and granted Mr. Gundacker an additional option to acquire 75,000 shares of Metromile’s common stock at $3.06 per share. Mr. Gundacker’s salary and other compensation is subject to review and adjustment by the Board in its sole discretion and he is also eligible to participate in benefit plans and arrangements made available to all full-time employees.

Mr. Gundacker’s offer letter also provides for severance and other benefits in the event his employment is terminated without cause within one-year of a change of control or he resigns for good reason (in each case as such terms are defined in his offer letter). In these circumstances, Mr. Gundacker is entitled to severance equal to six months of base salary then in effect and a payment equal to the cost of six months of COBRA premium then in effect. In addition, Mr. Gundacker was entitled to accelerated vesting of 12 months of any then-outstanding equity awards in the event of a change of control prior to the one-year anniversary of the offer letter agreement, following which, his employment was terminated without cause or he resigned for good reason (in each case as such terms are defined in his offer letter). Payment of all severance and acceleration of vesting is contingent upon signing a release and other customary provisions.

We intend to enter into a new offer letter with Mr. Gundacker reflecting his position as Chief People Officer and Chief of Staff of a public company.

Paw Andersen

In January 2019, Metromile entered into an employment offer letter with Paw Andersen as Chief Technology Officer. Mr. Andersen’s employment is at will and may be terminated at any time, with or without cause. The offer letter provides for an initial annual base salary of $275,000 and a new hire grant of an option to acquire 350,000 shares of Metromile’s common stock, which had 12-month cliff vesting as to 25%, with the remainder vesting in monthly installments such that the award is vested in full on the four-year anniversary of the grant date. Mr. Andersen’s salary and other compensation is subject to review and adjustment by the Board in its sole discretion and he is eligible to participate in benefit plans and arrangements made available to all full-time employees. Mr. Andersen’s 2020 salary remained unchanged and in July, he was granted an option to acquire 150,000 shares of Metromile common stock at $3.06 per share. See “— Outstanding Equity Awards at Fiscal Year-End” for the vesting and other terms for this option.

We intend to enter into a new offer letter with Mr. Andersen reflecting his position as Chief Technology Officer of a public company.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity incentive plan awards, as of December 31, 2020, held by each of our named executive officers for the year ended December 31, 2020. We have not granted any stock awards to such individuals and accordingly, such columns have been omitted from the table. Options granted to our named executive officers under our 2011 Equity Incentive Plan may be exercised prior to vesting but remain subject to a repurchase right until vested.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity incentive plan awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price Per Share ($)(1)		Option Expiration Date
Dan Preston	4/30/15	340,000		—		—	$0.87		4/30/25
	8/14/17	150,000	(2)	—		—	$2.01		9/1/21
Mark Gundacker	1/10/20	—		100,000	(3)	—	$3.06	(4)	1/9/30
	7/28/20	—		75,000	(5)	—	$3.06		7/27/30
Paw Andersen	6/19/19	—		350,000	(3)	—	$2.22		6/18/29
	7/28/20	—		150,000	(6)	—	$3.06		7/27/30

____________

(1)      This column reflects the number of options held by our named executive officers that were exercisable and unvested as of December 31, 2020.

(2)      All of the option awards were granted with a per share exercise price equal to the fair market value of one share of Legacy Metromile’s common stock on the date of grant, as determined in good faith by Legacy Metromile’s board of directors or compensation committee.

(3)      These options vested upon achievement of certain pre-defined performance objectives. We amended these awards such that they vested in full upon consummation of the Merger.

(4)      These options vest as to 25% on the one-year anniversary of the grant date, with the remaining vesting monthly over three years such that they are vested in full on the four-year anniversary of the grant date.

(5)      The original exercise price of $3.59 was reduced to $3.06 per share in July 2020.

(6)      These options vest as to 12.5% (6/48) on the six-month anniversary of the July 15, 2020 vesting commencement date, with the remaining vesting monthly over 3.5 years such that they are vested in full on the four-year anniversary of the vesting commencement date.

(7)      These options vest monthly over four years such that they are vested in full on the four-year anniversary of the grant date.

Other Compensation and Benefits

We provide benefits to our named executive officers on the same basis as provided to all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; disability insurance; and a tax-qualified Section 401(k) plan for which no match by us is provided. We do not maintain any executive-specific benefit or executive perquisite programs.

We provide a tax-qualified Section 401(k) plan for all employees, including the named executive officers. We do not provide a match for participants’ elective contributions to the 401(k) plan, nor do we provide to employees, including our named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

2021 Equity Incentive Plan

Overview

Our board unanimously adopted the 2021 Plan and the stockholders approved its adoption on February 9, 2021. The purpose of the 2021 Plan is to provide eligible employees, directors and key advisors the opportunity to receive stock-based incentive awards in order to encourage such persons to contribute materially to our growth and align the economic interests of such persons with those of our stockholders.

Eligibility.    Our employees, consultants and directors, and employees and consultants of our affiliates, may be eligible to receive awards under the 2021 Plan. As of January 31, 2021, we have approximately 240 employees, six non-employee directors and approximately one consultant who may be eligible to receive awards under the 2021 Plan.

Award Types.    The 2021 Plan provides for the grant of incentive stock options (“ISOs”) to employees and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of stock awards to employees, directors, and consultants.

Share Reserve.    The number of shares of Common Stock initially reserved for issuance under the 2021 Plan is approximately 12.4 million shares of Common Stock (10% of the total number of issued and outstanding shares of Common Stock immediately after the Closing) (the “Share Reserve”). The number of shares of Common Stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, for a period of ten years, from January 1, 2022 continuing through January 1, 2031, by 5% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares as may be determined by the Board. The maximum number of shares that may be issued pursuant to the exercise of ISOs under the 2021 Plan is approximately 37.2 million (300% of the number of shares of Common Stock initially reserved under the 2021 Plan). Shares issued under the 2021 Plan may be authorized but unissued or reacquired shares. Shares subject to stock awards granted under the 2021 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under the 2021 Plan. Additionally, shares issued pursuant to stock awards under the 2021 Plan that are repurchased or forfeited, as well as shares that are reacquired as consideration for the exercise or purchase price of a stock award or to satisfy tax withholding obligations related to a stock award, will become available for future grant under the 2021 Plan.

Parent Vested RSU Share Reserve.    An additional 1,993,988 shares of Common Stock are reserved under the 2021 Plan to be used exclusively for the grant of Parent Vested RSUs (as defined in the Merger Agreement) pursuant to the terms and conditions of the Merger Agreement and may be used solely for such purpose (the “Parent Vested RSU Share Reserve”). The shares of Common Stock issuable under any Parent Vested RSUs that may be awarded under the 2021 Plan will be in addition to and will not reduce the Share Reserve. The shares of Common Stock underlying any Parent Vested RSUs that are forfeited, canceled, held back upon exercise of a Parent Vested RSU or settlement of a Parent Vested RSU to cover tax withholding, reacquired or repurchased by the Company satisfied without the issuance of Common Stock or otherwise terminated (other than by exercise) shall not be added back to the Share Reserve.

Plan Administration.    The Board, or a duly authorized committee thereof, has the authority to administer the 2021 Plan. The Board may also delegate to one or more officers the authority to (i) designate employees other than officers to receive specified stock awards and (ii) determine the number of shares to be subject to such stock awards.

Subject to the terms of the 2021 Plan, the plan administrator has the authority to determine the terms of awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under the 2021 Plan. The plan administrator has the power to modify outstanding awards under the 2021 Plan. Subject to the terms of the 2021 Plan, the plan administrator also has the authority to reprice any outstanding option or stock award, cancel and re-grant any outstanding option or stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any materially adversely affected participant.

Stock Options.    ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of Common Stock on the date of grant (however, a stock option may be granted with an exercise or strike price lower than 100% of the fair market value on the date of grant of such award if such award is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction, as such term is defined in the 2021 Plan, and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code). Options granted under the 2021 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator. The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. Options generally terminate immediately upon the termination of an optionholder’s service for cause. In no event may an option be exercised beyond the expiration of its term. Acceptable consideration for the purchase of Common Stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (i) cash, check, bank draft, or money order, (ii) a broker-assisted cashless exercise, (iii) the tender of shares of Common Stock previously owned by the optionholder, (iv) a net exercise of the option if it is an NSO and (v) other legal consideration approved by the plan administrator.

Tax Limitations on ISOs.    The aggregate fair market value, determined at the time of grant, of Common Stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all stock plans maintained by us may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the option is not exercisable after the expiration of five years from the date of grant.

Restricted Stock Awards.    Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. Except as provided otherwise in the applicable award agreement, if a participant’s service relationship ends for any reason, we may receive through a forfeiture condition or a repurchase right any or all of the shares held by the participant under his or her restricted stock award that have not vested as of the date the participant terminates service.

Restricted Stock Unit Awards.    Restricted stock units are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock units may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Stock Appreciation Rights.    Stock appreciation rights are granted under stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of Common Stock on the date of grant (however, a stock appreciation right may be granted with an exercise or strike price lower than 100% of the fair market value on the date of grant of such award if such award is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction, as such term is defined in the 2021 Plan, and in a manner consistent with the provisions of Sections 409A). A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

Performance Awards.    The 2021 Plan permits the grant of performance-based stock and cash awards. The plan administrator may structure awards so that the shares of Common Stock, cash, or other property will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. The performance criteria that will be used to establish such performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to stockholders other than regular cash dividends; (9) to exclude the effects of stock-based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to expense under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the plan administrator retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the performance goals. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the applicable award agreement or the written terms of a performance cash award. The performance goals may differ from participant to participant and from award to award.

Other Stock Awards.    The plan administrator may grant other awards based in whole or in part by reference to Common Stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Non-Employee Director Compensation Limit.    The aggregate value of all compensation granted or paid by us to any individual for service as a non-employee director with respect to any calendar year (such period, the “annual period”), including stock awards and cash fees paid by us to such non-employee director, will not exceed (i) $750,000 in total value or (ii) in the event such non-employee director is first appointed or elected to the board during such annual period, $1,000,000 in total value. For purposes of these limitations, the value of any such stock awards is calculated based on the grant date fair value of such stock awards for financial reporting purposes.

Changes to Capital Structure.    In the event there is a specified type of change in our capital structure, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, appropriate adjustments will be made to (i) the class(es) and maximum number of shares of Common Stock subject to the 2021 Plan and the maximum number of shares by which the share reserve may annually increase; (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of ISOs; and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding awards.

Corporate Transactions.    The following applies to stock awards under the 2021 Plan in the event of a corporate transaction, as defined in the 2021 Plan, unless otherwise provided in a participant’s stock award agreement or other written agreement with us or unless otherwise expressly provided by the plan administrator at the time of grant. In the event of a corporate transaction, any stock awards outstanding under the 2021 Plan may be assumed, continued or substituted by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the transaction (contingent upon the effectiveness of the transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the transaction). With respect to performance awards with multiple vesting levels depending on performance level, unless otherwise provided by an award agreement or by the plan administrator, the award will accelerate at 100% of target. If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by persons other than current participants, such awards will terminate if not exercised (if applicable) prior to the effective time of the transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the transaction. The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to take the same actions with respect to all participants. In the event a stock award will terminate if not exercised prior to the effective time of a transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value, at the effective time, to the excess (if any) of (1) the value of the property the participant would have received upon the exercise of the stock award over (2) any exercise price payable by such holder in connection with such exercise.

Change in Control.    In the event of a change in control, as defined under the 2021 Plan, awards granted under the 2021 Plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement.

Plan Amendment or Termination.    The Board will have the authority to amend, suspend, or terminate the 2021 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date our Board adopted the 2021 Plan.

Employee Stock Purchase Plan

Our board unanimously adopted the Metromile, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and the stockholders approved its adoption on February 9, 2021. The purpose of the ESPP is to provide a means whereby we can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, the Board believes that the ability to allow our employees to purchase shares of Common Stock will help us to attract, retain, and motivate employees and encourage them to devote their best efforts to our business and financial success.

Share Reserve.    Following the consummation of the Merger, the ESPP authorizes the issuance of approximately 1.9 million shares (1.5% of the total number of issued and outstanding shares of Common Stock as of immediately after the Closing) of Common Stock under purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of Common Stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2022 through January 1, 2031, by the lesser of (i) 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, and (ii) approximately 3.7 million shares (200% of the initial share reserve); provided, that prior to the date of any such increase, the Board may determine that such increase will be less than the amount set forth in clauses (i) and (ii). If purchase rights granted under the ESPP terminate without having been exercised, the shares of Common Stock not purchased under such purchase rights will again become available for issuance under the ESPP.

Plan Administration.    The Board, or a duly authorized committee thereof, has the authority to administer the ESPP. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of Common Stock on specified dates during such offerings. Under the ESPP, the plan administrator may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of Common Stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.

Payroll Deductions.    Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, will be eligible to participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the ESPP) for the purchase of Common Stock under the ESPP. Unless otherwise determined by the plan administrator, Common Stock will be purchased for the accounts of employees participating in the ESPP at a price per share equal to not less than the lesser of (i) 85% of the fair market value of a share of Common Stock on the first trading date of an offering or (ii) 85% of the fair market value of a share of Common Stock on the date of purchase.

Limitations.    Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the plan administrator, including: (i) being customarily employed for more than 20 hours per week; (ii) being customarily employed for more than five months per calendar year; or (iii) continuous employment for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of Common Stock based on the fair market value per share of Common Stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee would have voting power equal to 5% or more of our capital stock measured by vote or value pursuant to Section 424(d) of the Code.

Changes to Capital Structure.    In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transactions, the plan administrator will make appropriate adjustments to (i) the class(es) and maximum number of shares reserved under the ESPP, (ii) the class(es) and maximum number of shares by which the share reserve may increase automatically each year, (iii) the class(es) and maximum number of shares and purchase price applicable to all outstanding offerings and purchase rights and (iv) the class(es) and number of shares that are subject to purchase limits under ongoing offerings.

Corporate Transactions.    In the event of a corporate transaction, as defined in the ESPP, any then-outstanding rights to purchase shares under the ESPP may be assumed, continued or substituted by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of Common Stock within ten business days prior to such corporate transaction, and such purchase rights will terminate immediately.

ESPP Amendment or Termination.    The Board has the authority to amend or terminate the ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We must obtain stockholder approval of any amendment to the ESPP to the extent required by applicable law or listing rules.

Amended and Restated 2011 Equity Incentive Plan

Our 2011 Equity Incentive Plan (the “2011 Plan”) was originally adopted by Legacy Metromile’s board of directors and approved by its stockholders on June 10, 2011, and was last amended in July 18, 2018. We assumed the 2011 Plan following the Closing of the Merger. The 2011 Plan provides for the discretionary grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock units to our employees, consultants and directors, or employees and consultants of our subsidiaries. Incentive stock options may be granted only to our employees or employees of our subsidiaries. Immediately prior to the Merger, the 2011 Plan was terminated such that no further grants will be made under the 2011 Plan. Any awards granted under the 2011 Plan remain subject to the terms of the 2011 Plan and the applicable award agreement. Only options have been granted under the 2011 Plan.

Authorized Shares.    The maximum number of shares of Common Stock that may be issued under the 2011 Plan is 14,177,581 shares.

Plan Administration.    Our Board, or a duly authorized committee thereof, is granted the authority to administer the 2011 Plan. The 2011 Plan authorizes the plan administrator to determine which eligible persons are to receive awards, the number of shares covered by each award, the fair market value of a share of our Common Stock, to approve the forms of award agreements for use under the 2011 Plan, to determine the terms and conditions of the awards, to construe and interpret the terms of the 2011 Plan, and to amend and modify the 2011 Plan and awards granted thereunder.

Stock Options.    ISOs and NSOs are granted pursuant to award agreements adopted by the plan administrator. ISOs may only be granted to our employees. Anyone eligible to participate in the 2011 Plan may receive an award of NSOs. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders). The term of a stock option may not be longer than 10 years (or five years in the case of ISOs granted to certain significant stockholders). Subject to certain exceptions for death and disability, an option granted under the 2011 Plan generally may only be exercised while an optionholder is employed by, or providing service to, us, unless provided otherwise in the optionholder’s award agreement. If an optionholder’s service relationship with us ceases due to disability or death, the optionholder or a beneficiary may generally exercise any vested options for a period of six months thereafter, unless provided otherwise in the optionholder’s award agreement. An optionholder may exercise an option by delivering a notice of exercise to us and paying the applicable exercise price. Acceptable consideration for the purchase of stock issued upon the exercise of an option include (i) cash; (ii) check; (iii) promissory note; (iv) shares of our Common Stock; (v) cashless exercise; (vi) net exercise; (vii) other consideration as permitted by applicable laws; (ix) or any combination of these methods. In no event may an option be exercised beyond the expiration of its term. The plan administrator will have the authority to affect the cancellation or surrender of any or all outstanding options under the 2011 Plan and to exchange for new awards of the same or different type, cash or other consideration.

Certain Transactions.    The plan administrator has broad discretion to take action under the 2011 Plan, as well as to make adjustments to the terms and conditions of awards, to prevent the diminution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events, such as a merger, consolidation, reorganization, recapitalization, stock split, reverse stock split, split-up, spin-off, combination, repurchase, or exchange of share or other of our securities, or other change in corporate structure affecting our shares. In the event of a change in control, as defined in the 2011 Plan, the plan administrator may determine in its sole discretion that such awards will (i) be assumed, or substantially equivalent awards will be substituted, by the successor corporation; (ii) terminate immediately upon the change in control; (iii) accelerate and vest in whole or in part; (iv) or terminate in exchange for cash, property, or other rights as selected by the plan administrator. In the event the successor corporation does not assume or substitute awards, the awards will fully vest and become exercisable.

Transferability.    Unless determined otherwise by the plan administrator, awards granted under the 2011 Plan may not be transferred other than by will, the laws of descent and distribution or as otherwise provided under the 2011 Plan and, are exercisable during the optionholder’s lifetime only by the optionholder.

Limitations of Liability and Indemnification Matters

Our Certificate of Incorporation eliminates our directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        any breach of the director’s duty of loyalty to the corporation or its stockholders;

•        any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•        any transaction from which the director derived an improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our Certificate of Incorporation requires us to indemnify and advance expenses to, to the fullest extent permitted by applicable law, our directors, officers and agents. We plan to maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Certificate of Incorporation prohibits any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, we have entered into and will enter into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request. We believe these provisions in the Certificate of Incorporation are necessary to attract and retain qualified persons as directors and officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Amended and Restated Registration Rights Agreement

In connection with the Closing, we entered into the Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) on February 9, 2021, with INSU, Cantor, our directors and executive officers and certain stockholders, pursuant to which the such stockholders of Registrable Securities (as defined therein), subject to certain conditions, will be entitled to registration rights. Pursuant to the A&R Registration Rights Agreement, we agreed that, within 15 business days after the Closing, we will file with the SEC (at our sole cost and expense) a registration statement registering the resale of such registrable securities, and we will use our reasonable best efforts to have such registration statement declared effective by the SEC as soon as reasonably practicable after the filing thereof. Certain of such stockholders has been granted demand underwritten offering registration rights and all of such stockholders will be granted piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by us if we fail to satisfy any of our obligations under the A&R Registration Rights Agreement. The A&R Registration Rights Agreement will terminate upon the earlier of (a) ten years following the Closing or (b) the date as of which such stockholders cease to hold any Registrable Securities (as defined therein).

Lock-Up Agreements

In connection with the Closing, our directors, executive officers and certain of our stockholders agreed, subject to certain exceptions, not to, without the prior written consent of our Board, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, any shares of Common Stock held by them immediately after the Effective Time, or issuable upon the exercise of options to purchase shares of Common Stock held by them immediately after the Effective Time, or securities convertible into or exercisable or exchangeable for Common Stock held by them immediately after the Effective Time, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) until 180 days after the Closing Date.

PIPE Financing

On February 9, 2021, the Subscribers purchased 17,000,000 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $170,000,000, pursuant to the Subscription Agreements entered into effective as of November 24, 2020. Cohen & Company, LLC acquired 2,500,000 PIPE Shares through a special purpose vehicle (the “Cohen SPV”). Our new director, Ryan Graves, invested $15.0 million in the Cohen SPV, and per the terms of its operating agreement, has the right to receive shares of Common Stock when and if distributed by the Cohen SPV.

INSU Related Person Transactions

Founder Shares and Placement Units

In January 2019, Insurance Acquisition Sponsor II, LLC purchased 1,000 shares of INSU Class B Common Stock (the “Founder Shares”) for an aggregate purchase price of $25,000. INSU effected a 6,888.333-for-1 forward stock split in July 2020 and a stock dividend in September 2020 of 1.1391242 shares of INSU Class B Common Stock for each share of INSU Class B Common Stock outstanding prior to the dividend, and, as a result, INSU’s initial stockholders held 7,846,667 Founder Shares. The number of Founder Shares was determined based on the expectation that the Founder Shares would represent 25% of the aggregate of our Founder Shares, the Placement Shares and the issued and outstanding public shares after the INSU IPO.

In accordance with the terms of the Sponsor Share Cancellation and Vesting Agreement, dated as of November 24, 2020, by and among INSU and the Sponsor, at the Closing, 1,177,000 Founder Shares held by the Sponsor were forfeited and transfer restrictions were placed on an additional 5,100,334 Founder Shares held by the Sponsor. The transfer restrictions on 2,550,167 shares held by the Sponsor shall be removed when the Metromile share price is greater than $15.00 for any period of 20 trading days out of 30 consecutive trading days, and 2,550,167 shares held by the Sponsor shall have the applicable transfer restrictions removed when the Metromile share price is greater than $17.00 for any period of 20 trading days out of 30 consecutive trading days, subject to acceleration if Metromile completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction upon the consummation of which holders of Metromile common stock would be entitled to exchange their shares for cash, securities or other property.

Simultaneously with the IPO, the Initial Holders purchased an aggregate of 540,000 Placement Units (452,500 Placement Units by the Sponsor and 87,500 Placement Units by Cantor) at a price of $10.00 per unit (or an aggregate purchase price of $5,400,000). Each Placement Unit consists of one Placement Share and one-third of one Placement Warrant to purchase one share of our Common Stock exercisable at $11.50.

The Placement Warrants are identical to the Public Warrants included in the units sold in the IPO, except that if held by the Initial Holders or their permitted transferees, they (a) may be exercised for cash or on a cashless basis, (b) are not subject to being called for redemption and (c) they (including our Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of the Merger. In addition, for as long as the Placement Warrants are held by Cantor and/or its designees or affiliates, such Placement Warrants may not be exercised after September 2, 2025. There are no redemption rights or liquidating distributions with respect to the Founder Shares, Placement Shares or Placement Warrants, which would have expired worthless if we had not completed an initial business combination.

Promissory Note and Advance — Related Party

Prior to the closing of the IPO, an affiliate of Insurance Acquisition Sponsor II, LLC loaned us $75,000 for expenses related to our formation and the IPO. The loan was non-interest bearing, unsecured and due on the earlier of December 31, 2020 or the closing of the IPO. The loan was repaid upon the closing of the IPO on September 8, 2020.

Related Party Loans

Pursuant to the Loan Commitment Agreement, dated September 2, 2020, the Sponsor or one of its affiliates committed to loan us funds as may have been required up to a maximum of $750,000, and may have, but was not obligated to, loan us additional funds to fund our additional working capital requirements and transaction costs. The loans would be interest free, repayable upon the consummation of an initial business combination, and convertible into warrants in certain cases. We did not borrow funds under the Loan Commitment Agreement prior to the consummation of the Merger.

Administrative Services

Commencing on September 3, 2020 and ending on February 9, 2021, we paid $20,000 per month to the Sponsor or its affiliate for office space, administrative and shared personnel support services.

Sponsor Support Agreement

Following the execution and delivery of the Merger Agreement, on November 24, 2020, INSU, Legacy Metromile and INSU’s officers, directors and Sponsor entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which INSU’s officers, directors and Sponsor agreed to, among other things, vote all of the shares of our common stock held by them (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement; (ii) against any actions that would result in a breach by the Company of any covenant, representation or warranty or other obligation contained in the Merger Agreement; (iii) against alternative proposals or offers from any person (other than Metromile or any of its affiliates) concerning an alternative transaction and (iv) against any actions that would reasonably interfere with the timely consummation of the Merger or the fulfillment of any of the Company’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s certificate of incorporation or bylaws other than in connection with the Merger).

The Sponsor Support Agreement generally prohibited the stockholders party thereto from transferring, or permitting to exist any liens on, their shares of our common stock prior to the consummation of the Merger. The Sponsor Support Agreement automatically terminated upon the Closing.

Legacy Metromile Related Person Transactions

Series E Preferred Stock Financing

In July 2018 and September 2018, Legacy Metromile sold an aggregate of 14,561,640 shares of its Series E convertible preferred stock at a purchase price of $6.3867 per share to a total of eleven accredited investors for an aggregate purchase price of approximately $93.0 million. The following table summarizes purchases of Legacy Metromile’s Series E redeemable convertible preferred stock by related persons:

Stockholder	Shares of Series E Redeemable Convertible Preferred Stock	Total Purchase Price
Tokio Marine & Nichido Fire Insurance Co., Ltd.	4,697,300	$30,000,245.91
Intact Ventures, Inc.(1)	1,879,000	$12,000,609.30
Entities affiliated with Index Ventures(2)	469,725	$2,999,992.68
New Enterprise Associates 13, L.P.(3)	782,876	$4,999,994.15
The Northern Trust Company	2,348,630	$14,999,995.23

____________

(1)      Karim Hirji, a member of Legacy Metromile’s board of directors, is a Managing Director at Intact Ventures, Inc.

(2)      Entities associated with Index Ventures holding Legacy Metromile’s securities whose shares are aggregated for purposes of reporting share ownership information are Index Ventures V (Jersey), L.P., Index Ventures V Parallel Entrepreneur Fund (Jersey), L.P. and Yucca (jersey) SLP. Neil Rimer, a member of Legacy Metromile’s board of directors, is a Partner at Index Ventures.

(3)      Colin Bryant, a member of our Board and a member of the Legacy Metromile Board, is an Operating Partner at New Enterprise Associates 13, L.P. (“New Enterprise Associates”).

Investors’ Rights Agreement

Legacy Metromile was party to an amended and restated investors’ rights agreement (the “IRA”), with certain holders of Legacy Metromile’s capital stock, including entities affiliated with Index Ventures, Intact Ventures, Inc., New Enterprise Associates, Tokio Marine & Nichido Fire Insurance Co., Ltd., The Northern Trust Company, as well as other holders of Legacy Metromile’s convertible preferred stock. The IRA provided the holders of Legacy Metromile’s convertible preferred stock with certain registration rights, including the right to demand that Legacy Metromile file a registration statement or request that their shares be covered by a registration statement that Legacy Metromile is otherwise filing. The IRA also provided these stockholders with information rights, and a right of first refusal with regard to certain issuances of Legacy Metromile’s capital stock, which did not apply to, and terminated upon, the Closing of the Merger. The agreement terminated upon the Closing of the Merger.

Right of First Refusal

Pursuant to Legacy Metromile’s equity compensation plans and certain agreements with Legacy Metromile’s stockholders, including a right of first refusal and co-sale agreement with certain holders of Legacy Metromile’s capital stock, including Dan Preston, entities affiliated with Index Ventures, Intact Ventures, Inc., New Enterprise Associates, Tokio Marine & Nichido Fire Insurance Co., Ltd., The Northern Trust Company, Legacy Metromile and its assignees had a right to purchase shares of Legacy Metromile’s capital stock which certain stockholders proposed to sell to other parties. These agreements terminated upon the closing of the Merger.

Employment Agreements

Legacy Metromile entered into employment agreements with its executive officers. We intend to enter into a new offer letter with each of our named executive officers reflecting their roles as officer of a public company. For more information regarding employment agreements with our named executive officers, see the section entitled “Executive Compensation — Agreements with Metromile’s Named Executive Officers.”

Loans to Executive Officer

In August 2014, Legacy Metromile entered into a promissory note and security agreement with Mr. Preston, which was amended and restated in August 2015, April 2016, and most recently April 2020. The aggregate principal amount of the promissory note, as of September 30, 2020, was $349,870 with a 1.5% annual interest rate that compounded annually. All of the principal and interest under the note was paid off prior to the Closing of the Merger, and are no longer outstanding.

Indemnification Agreements

Our Certificate of Incorporation requires us to indemnify and advance expenses to, to the fullest extent permitted by applicable law, our directors, officers and agents. We plan to maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Certificate of Incorporation prohibits any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, we have entered into and will enter into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

Tokio Marine Agreement

In July 2018, Legacy Metromile and Tokio Marine & Nichido Fire Insurance Co., Ltd. (“Tokio Marine”), entered into an agreement, which was amended and restated in January 2021, whereby Tokio Marine has the exclusive right to negotiate and enter into a technology licensing agreement insurance distribution arrangement, joint venture or other substantially similar commercially collaborative arrangement with respect to developing the strategy around the distribution of our technology in Japan.

2020 Debt Financing

In April 2020, Legacy Metromile entered into a Note Purchase Agreement, as amended July 2020 and further amended February 2021 upon which the Company became party to the Note Purchase Agreement, with entities affiliated with Hudson Structured Capital Management (“Hudson”), of which Vikas Singhal, a director of Legacy Metromile and one of our directors, is a Partner. The facility allows for up to $50,000,000 through the sale of notes and warrants to purchase 8,536,939 shares of Legacy Metromile Series E Preferred Stock with an exercise price of $6.3867 (“NPA Warrants”). The NPA Warrants were exercised in connection with the Business Combination and are no longer outstanding.

Lock-Up Agreement

Concurrently with the execution and delivery of the Merger Agreement, the Company and certain Legacy Metromile stockholders entered into a lock-up agreement (the “Lock-Up Agreement”) providing for certain restrictions on transfer applicable to the shares issued in connection with the Merger. Generally, the Lock-Up Agreement prohibits, until the six month anniversary of the Closing of the Merger, the Legacy Metromile stockholders from (i) selling, offering to sell, contracting or agreeing to sell, hypothecating, pledging, granting any option to purchase or otherwise disposing of or agreeing to dispose of, directly or indirectly, or establishing or increasing a put equivalent position or liquidating or decreasing a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to the merger consideration, (ii) entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of merger consideration, whether any such transaction is to be settled by delivery of Merger Consideration or other securities, in cash or otherwise, or (iii) publicly announcing any intention to effect any transaction specified in the immediately preceding subsections (i) or (ii), subject to certain limited exceptions set forth in the Lock-Up Agreement.

Stockholder Support Agreement

Shortly following the execution of the Merger Agreement, stockholders of Legacy Metromile holding at least 47,043,247 of the shares of Legacy Metromile outstanding as of the date of the Merger Agreement executed and delivered to INSU the Stockholder Support Agreements, pursuant to which, among other things, such persons have agreed (a) to support the adoption of the Merger Agreement and the approval of the Merger contemplated by the Merger Agreement, subject to certain customary conditions, (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions, and (c) not to commence, join in, facilitate, assist or encourage and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Merger, INSU, Merger Sub, Legacy Metromile or any of their respective successors or directors challenging the validity of, or seeking to enjoin the operation of, any provision of Stockholder Support Agreements, or alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement. The Stockholder Support Agreement automatically terminated upon the Closing.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Merger, our Board adopted a written related person transaction policy that set forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to a member of our audit committee or another member of the Board any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) in which such related person has or will have a direct or indirect material interest and all material facts with respect thereto. A member of our audit committee or another member of the Board will promptly communicate such information to our audit committee, or in certain instances the Board. No related person transaction will be entered into without the approval or ratification of our audit committee or another independent body of the Board. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our audit committee or another independent body of our Board in determining whether or not to approve or ratify a related person transaction and we accordingly anticipate that these determinations will be made in accordance with the DGCL.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of August 4, 2021 by:

•        each person or group of affiliated persons who is known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock;

•        each of our then current named executive officers and directors; and

•        all then current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Applicable beneficial ownership percentages are based on 126,727,134 shares of Common Stock issued and outstanding as of August 4, 2021. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock. Shares of Common Stock issuable upon vesting, exercise or conversion of outstanding equity awards or warrants that are exercisable, subject to vesting or convertible within 60 days after August 4, 2021 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the awards, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

	Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage %
Directors and Named Executive Officers:(1)
Colin Bryant	—	—
David Friedberg(2)	6,663,178	5.16%
Ryan Graves(3)	3,555,182	2.81%
Dan Preston(4)	2,353,064	1.86%
Vikas Singhal(5)	7,666,839	6.05%
Paw Andersen(6)	467,710	*
John Butler(7)	97,501	*
Mark Gundacker(8)	105,897	*
All directors and executive officers as a group (11 individuals)(9)	21,229,523	16.75%

5% or Greater Beneficial Owners:
Intact Ventures, Inc.(10)	11,484,046	9.06%
New Enterprise Associates 13, L.P.(11)	10,451,259	8.25%
Entities affiliated with Hudson(5)	7,666,839	6.05%
Entities affiliated with Index Ventures(12)	8,170,354	6.45%
China Pacific Property Insurance Co. Ltd.(13)	12,332,864	9.73%
Cohen & Company, LLC(14)	9,622,167	7.59%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the following individuals is c/o Metromile Inc., 425 Market Street #700, San Francisco, CA 94105.

(2)      Consists of (i) 766,197 shares of Common Stock and 92,187 Additional Shares held by The Friedberg Irrevocable Remainder Trust u/a/d 5/17/2017, of which Mr. Friedberg is the trustee; (ii) 991,045 shares of Common Stock and 119,240 Additional Shares held by The David Friedberg 2019 Annuity Trust u/a/d 9/26/19, of which Mr. Friedberg is the trustee; (iii) 4,078,764 shares of Common Stock and 490,745 Additional Shares held by The David Friedberg Revocable Trust u/a/d 9/19/13, of which Mr. Friedberg is the trustee; (iv) 83,333 Vested RSUs and (v) 41,667 shares of Common Stock issuable to Mr. Friedberg pursuant to RSUs that vest within 60 days of August 4, 2021.

(3)      Consists of (i) 2,800,033 shares of Common Stock and 336,892 Additional Shares held by Saltwater Capital (“Saltwater”), and (ii) 373,338 shares of Common Stock and 44,919 Additional Shares held by The Graves Irrevocable Remainder Trust (“Graves Irrevocable Trust”). Ryan Graves has or may be deemed to have voting and dispositive power over the securities held by Saltwater and Graves Irrevocable Trust. The business address of each reporting person is 1127 High Ridge Rd #132 Stamford, CT 06905.

(4)      Consists of (i) 1,167,275 shares of Common Stock, (ii) 566,465 Vested RSUs; (iii) 198,693 Additional Shares; and (iv) 437,500 shares of Common Stock issuable to Mr. Preston pursuant to RSUs that vest within 60 days of August 4, 2021.

(5)      Consists of (i) 4,303,647 shares of Common Stock and 288,237 Additional Shares held by HSCM Bermuda Fund LTD (“Bermuda”); (ii) 2,963,220 shares of Common Stock and 104,823 Additional Shares held by HS Santanoni LP (“Santanoni”); and (iii) 6,170 shares of Common Stock and 742 Additional Shares held by HSCM FI Master Fund Ltd (“FI Master Fund”). Each of Bermuda, Santanoni and FI Master Fund is advised by Hudson Structured Capital Management Ltd., an investment adviser registered with the U.S. Securities & Exchange Commission under the Investment Advisers Act of 1940 (“HSCM”). Vikas Singhal and Michael Millette are each partners of HSCM and as such have voting and dispositive power over the securities held by Bermuda, Santanoni and FI Master Fund. The business address of each reporting person is 2187 Atlantic Street, Fourth Floor, Stamford, CT 06902.

(6)      Consists of (i) 128,076 Vested RSUs and (ii) 339,634 shares of Common Stock issuable to Mr. Andersen pursuant to options that are early exercisable, but subject to repurchase right until vested, within 60 days of August 4, 2021.

(7)      Consists of 97,501 shares of Common Stock.

(8)      Consists of (i) 24,387 Vested RSUs, (ii) 81,510 shares of Common Stock issuable to Mr. Gundacker pursuant to options that are early exercisable, but subject to repurchase right until vested, within 60 days of August 4, 2021.

(9)      Consists of (i) 19,811,201 shares of Common Stock held directly by directors and executive officers and (ii) 1,418,322 shares of Common Stock issuable to directors and executive officers within 60 days of August 4, 2021.

(10)    Consists of 10,059,298 shares of Common Stock and 1,427,362 Additional Shares directly held by Intact Ventures, Inc. (“Intact”), and indirectly held by Intact Financial Corporation. Intact Ventures, Inc. is a wholly owned subsidiary of Intact Financial Corporation, a public company listed on the Toronto Stock Exchange under the symbol “IFC.” As such, Intact Financial Corporation may be deemed to share voting and investment power with respect to the shares held by Intact Ventures, Inc. The business address of the reporting person is 700 University Ave, Suite 1500-A Toronto, Ontario, Canada M5G 0A1.

(11)    Consists of 9,384,285 shares of Common Stock and 1,068,931 Additional Shares directly held by New Enterprise Associates 13, L.P. (“NEA 13”), and indirectly held by NEA Partners 13 LP (“NEA Partners 13”), the sole general partner of NEA 13, and NEA 13 GP LTD (“NEA 13 LTD”), is the sole general partner of NEA Partners 13. The individual Directors of NEA 13 LTD (the “NEA 13 Directors”), are Forest Baskett, Patrick J. Kerins and Scott Sandell. The principal business address for all entities and individuals affiliated with NEA 13 is New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093. Each NEA 13 Director disclaims beneficial ownership of such shares except to the extent of a pecuniary interest therein.

(12)    Consists of 7,143,870 shares of Common Stock and 859,529 Additional Shares directly held by Index Ventures V (Jersey), L.P. (“IV Jersey”), (b) 57,868 shares of Common Stock and 6,963 Additional Shares held by Index Ventures V Parallel Entrepreneur Fund (Jersey), L.P. (“IV Parallel”), collectively with IV Jersey referred to as Index V Funds, and (c) 91,156 shares of Common Stock and 10,968 Additional Shares held by Yucca (Jersey) SLP (“Yucca”). Index Venture Associates V Limited (“IVA”), is the general partner of each of the Index V Funds and may be deemed to have voting and dispositive power over the shares held by those funds. Yucca is the administrator of the Index co-investment vehicles that are contractually required to mirror the relevant Index V Funds’ investment, and IVA may be deemed to have voting and dispositive power over the allocation of shares held by Yucca. David Hall, Phil Balderson, Sarah Earles and Sinéad Meehan are the members of the board of directors of IVA, and investment and voting decisions with respect to the shares over which IVA may be deemed to have voting and dispositive power are made by such directors collectively. The address of each of these entities is 44 Esplanade, St Helier, Jersey JE4 9WG, Channel Islands.

(13)    Consists of 10,962,263 shares of Common Stock and 1,373,115 Additional Shares directly held by China Pacific Property Insurance Co. Ltd. (“CPIC”). The business address for CPIC is 190 Middle Yincheng Road, Pudong New District, Shanghai, China.

(14)    Consists of (i) 2,841,000 shares held directly by Insurance Acquisition Sponsor II, LLC, (ii) 4,281,167 shares held directly by Dioptra Advisors II, LLC and (iii) 2,500,000 shares held directly by INSU PIPE Sponsor II, LLC. Each of Insurance Acquisition Sponsor II, LLC, Dioptra Advisors II, LLC and INSU PIPE Sponsor II, LLC is managed by Cohen & Company, LLC. Mr. Daniel Cohen is the chief executive officer of each of Insurance Acquisition Sponsor II, LLC and Dioptra Advisors II, LLC and the chairman of the board of Cohen & Company, LLC. Mr. Cohen disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein. The business address of Cohen & Company, LLC is 3 Columbus Circle, 24th Floor, New York, NY 10019.

SELLING SECURITYHOLDERS

The Selling Securityholders acquired the Placement Warrants and shares of our Common Stock from us in private offerings pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act in connection with a private placement concurrent with the IPO and in connection with the Merger. Pursuant to the Registration Rights Agreement, the Subscription Agreements and the Warrant Agreement, we agreed to file a registration statement with the SEC for the purposes of registering for resale (i) the Placement Warrants (and the shares of Common Stock that may be issued upon exercise of the Placement Warrants), and (ii) the shares of our Common Stock issued to the Selling Securityholders pursuant to the Subscription Agreements and the Merger Agreement.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Securityholders, certain information as of March 25, 2021 regarding the beneficial ownership of our Common Stock and Warrants by the Selling Securityholders and the shares of Common Stock and Warrants being offered by the Selling Securityholders. The applicable percentage ownership of Common Stock is based on approximately shares of Common Stock outstanding as of March 25, 2021. Information with respect to shares of Common Stock and Placement Warrants owned beneficially after the offering assumes the sale of all of the shares of Common Stock and Placement Warrants offered and no other purchases or sales of our Common Stock or Placement Warrants. The Selling Securityholders may offer and sell some, all or none of their shares of Common Stock or Placement Warrants, as applicable.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Common Stock and Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.

Up to 7,666,666 shares of Common Stock issuable upon exercise of the Public Warrants are not included in the table below, unless specifically indicated in the footnotes therein.

Name of Selling Securityholder	Number of Shares of Common Stock Beneficially Owned	Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
					Number	Percent	Number	Percent
Atalaya Capital Management LP(1)	100,000	—	100,000	—	—	—	—	—
Blackwell Partners LLC – Series A(2)	601,568	149,367	142,264	—	459,304	*	149,367	1.9%
Cantor Fitzgerald & Co.(3)	116,667	29,167	116,667	29,167	—	—	—	—
Chachacha 2019 Trust dtd 9/20/2019(4)	1,500,000	—	1,500,000	—	—	—	—	—
ClearBridge Small Cap CIF(5)	49,500	—	49,500	—	—	—	—	—
ClearBridge Small Cap Fund(5)	1,137,400	—	1,137,400	—	—	—	—	—
Corbin ERISA Opportunity Fund, Ltd.(6)	133,333	—	133,333	—	—	—	—	—
Corbin Opportunity Fund, L.P.(6)	66,667	—	66,667	—	—	—	—	—
CVI Investments, Inc.(7)	200,000	—	200,000	—	—	—	—	—
Dan Preston(8)	1,638,729	—	1,638,729	—	—	—	—	—
David Friedberg(9)	6,530,978	—	6,530,978	—	—	—	—	—
Dioptra Advisors II, LLC(10)	4,281,167	—	4,281,167	—	—	—	—	—
Entities affiliated with Foxhaven Asset Management, LP(11)	1,000,000	—	1,000,000	—	—	—	—	—
Guardian Small Cap Core VIP Fund(5)	313,100	—	313,100	—	—	—	—	—
HS Santanoni LP(12)	3,066,968	—	3,066,968	—	—	—	—	—
HSCM Bermuda Fund Ltd.(12)	4,588,929	—	4,588,929	—	—	—	—	—
HSCM FI Master Fund Ltd.(12)	6,905	—	6,905	—	—	—	—	—
INSU PIPE Sponsor II, LLC(10)	2,500,000	—	2,500,000	—	—	—	—	—
Insurance Acquisition Sponsor II, LLC(10)	2,991,833	150,833	2,991,833	150,833	—	—	—	—
Integrated Core Strategies (US) LLC(13)	300,000	—	300,000	—	—	—	—	—
Jane Street Global Trading, LLC(14)	333,074	33,268	200,000	—	133,074	*	33,268	*
Jesse McKendry(15)	99,534	—	99,534	—	—	—	—	—
Lindsay Alexovich(16)	269,741	—	269,741	—	—	—	—	—
Mark Gundacker(17)	170,091	—	170,091	—	—	—	—	—
Miller Opportunity Trust, A Series of Trust for Advised Portfolios(18)	2,400,000	—	2,400,000	—	—	—	—	—
MMCAP International Inc. SPC on Behalf of MMCAP Master Segregated Portfolio(19)	500,000	—	500,000	—	—	—	—	—

Name of Selling Securityholder	Number of Shares of Common Stock Beneficially Owned	Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
					Number	Percent	Number	Percent
Nantahala Capital Partners Limited Partnership(2)	232,895	63,997	60,954	—	171,941	*	63,997	*
Nantahala Capital Partners II Limited Partnership(2)	682,880	186,075	177,226	—	505,654	*	186,075	2.4%
NCP QR LP(2)	285,166	77,726	74,030	—	211,136	*	77,726	*
New Enterprise Associates 13, L.P.(20)	10,442,258	—	10,442,258	—	—	—	—	—
Patient Partners, LP(21)	100,000	—	100,000	—	—	—	—	—
Paw Andersen(22)	469,126	—	469,126	—	—	—	—	—
PSAM WorldARB Master Fund Ltd.(23)	500,000	—	500,000	—	—	—	—	—
Radical Investments LP(24)	1,795,580	—	1,795,580	—	1,294,785	1.0%	—	—
Riverview Group LLC(13)	500,000	—	500,000	—	—	—	—	—
Saltwater Capital LLC(25)	3,133,471	—	3,133,471	—	—	—	—	—
Silver Creek CS SAV, L.L.C.(2)	142,146	47,799	45,526	—	96,620	*	47,799	*
The Graves 2018 Irrevocable Descendants’ Trust II(25)	104,450	—	104,450	—	—	—	—	—
The Graves Irrevocable Remainder Trust u/a/d 2/24/2015(25)	417,796	—	417,796	—	—	—	—	—

____________

*        Less than one percent.

(1)      Drew Phillips, Partner and Chief Executive Officer of Atalaya Capital Management LP, may be deemed to have voting and dispositive power over the securities held by the Selling Securityholder.

(2)      As of the close of business on February 9, 2021: (i) Blackwell Partners LLC – Series A held 601,568 shares of Common Stock (consisting of 452,201 shares of Common Stock and 149,367 shares of Common Stock issuable upon exercise of Public Warrants); (ii) Nantahala Capital Partners Limited Partnership held 232,895 shares of Common Stock (consisting of 168,898 shares of Common Stock and 63,997 shares of Common Stock issuable upon exercise of Public Warrants); (iii) Nantahala Capital Partners II Limited Partnership held 682,880 shares of Common Stock (consisting of 496,805 shares of Common Stock and 186,075 shares of Common Stock issuable upon exercise of Public Warrants); (iv) NCP QR LP held 285,166 shares of Common Stock (consisting of 207,440 shares of Common Stock and 77,726 shares of Common Stock issuable upon exercise of Public Warrants); (v) Silver Creek CS SAV, L.L.C. held 142,146 shares of Common Stock (consisting of 94,937 shares of Common Stock and 47,799 shares of Common Stock issuable upon exercise of Public Warrants); and (vi) other entities affiliated with Nantahala Capital Management, LLC held 156,894 shares of Common Stock not listed in the table above. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the Selling Securityholder as a General Partner or Investment Manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the Selling Securityholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the securities held by the Selling Securityholder.

(3)      Number of Shares of Common Stock Being Offered includes 29,167 shares of Common Stock issuable upon the exercise of Placement Warrants. Howard W. Lutnick, through indirect beneficial ownership of the general partners of Cantor Fitzgerald & Co., has voting and investment control over the securities. Mr. Lutnick disclaims beneficial ownership of the securities except to the extent of any pecuniary interest therein. Based on information provided to us by the Selling Securityholder, the Selling Securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the Selling Securityholder acquired the securities being registered hereunder in the ordinary course of business, and at the time of the acquisition of the securities, the Selling Securityholder did not have any agreements or understandings with any person to distribute such securities.

(4)      Chamath Palihapitiya, Trustee of Chachacha 2019 Trust dtd 9/20/2019, may be deemed to have voting and dispositive power over the securities held by the Selling Securityholder.

(5)      ClearBridge Investments, LLC is the discretionary investment adviser of ClearBridge Small Cap Fund, ClearBridge Small Cap CIF and Guardian Small Cap Core VIP Fund (collectively, the “ClearBridge Funds”). Albert Grosman and Brian Lund are portfolio managers at ClearBridge Investments, LLC and have voting and investment control of the securities held by the ClearBridge Funds. Based on information provided to us by the Selling Securityholder, the Selling Securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the Selling Securityholder acquired the securities being registered hereunder in the ordinary course of business, and at the time of the acquisition of the securities, the Selling Securityholder did not have any agreements or understandings with any person to distribute such securities.

(6)      Craig Bergstrom is the Chief Investment Officer of Corbin Capital Partners, L.P., the investment manager of this Selling Securityholder, and directs the voting and investment decisions with respect to the securities held by this Selling Securityholder. Mr. Bergstrom disclaims beneficial ownership of such securities.

(7)      Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the securities held by CVI and may be deemed to be the beneficial owner of these securities. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the securities held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the securities.

(8)      Consists of (i) 1,167,275 shares of Common Stock, (ii) 274,798 Vested RSUs, and (iii) the contingent right for Mr. Preston to receive 196,656 Additional Shares.

(9)      Consists of (i) 4,078,764 shares of Common Stock held by The David Friedberg Revocable Trust u/a/d 9/19/2013; (ii) the contingent right for The David Friedberg Revocable Trust u/a/d 9/19/2013 to receive 485,714 Additional Shares; (iii) 766,197 shares of Common Stock held by The Friedberg Irrevocable Remainder Trust u/a/d 5/17/2017; (iv) the contingent right for The Friedberg Irrevocable Remainder Trust u/a/d 5/17/2017 to receive 91,241 Additional Shares; (v) 991,045 shares of Common Stock held by The David Friedberg 2019 Annuity Trust III u/a/d 9/26/2019; and (vi) the contingent right for The David Friedberg 2019 Annuity Trust III u/a/d 9/26/2019 to receive 118,017 Additional Shares. David Friedberg is Trustee of The David Friedberg Revocable Trust u/a/d 9/19/2013, The Friedberg Irrevocable Remainder Trust u/a/d 5/17/2017, and The David Friedberg 2019 Annuity Trust III u/a/d 9/26/2019 (collectively, the “Friedberg Trusts”), and may be deemed to have voting and dispositive power over the securities held by the Friedberg Trusts.

(10)    Number of Shares of Common Stock Being Offered includes 150,833 shares of Common Stock issuable upon the exercise of Placement Warrants. The securities are held directly by the Selling Securityholder, which is managed by Cohen & Company, LLC. Mr. Cohen is the chief executive officer of Insurance Acquisition Sponsor II, LLC and the chairman of the board of Cohen & Company, LLC. Mr. Cohen disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein. Based on information provided to us by the Selling Securityholder, the Selling Securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the Selling Securityholder acquired the securities being registered hereunder in the ordinary course of business, and at the time of the acquisition of the securities, the Selling Securityholder did not have any agreements or understandings with any person to distribute such securities. Mr. Cohen served as Chairman of the board of directors of INSU Acquisition Corp. II, the Company’s predecessor. Ryan Graves, a member of our Board, is the Trustee of The Graves Revocable Trust, which is a member of the Selling Securityholder and has a pecuniary interest therein. Mr. Graves disclaims beneficial ownership of the securities held by the Selling Securityholder except to the extent of his pecuniary interest therein.

(11)    Consists of (i) 568,056 shares of Common Stock held by Foxhaven Master Fund, LP; (ii) 171,329 shares of Common Stock held by Foxlane, LP; and (iii) 260,615 shares of Common Stock held by Foxway, LP (the “Foxhaven Funds”). Foxhaven Asset Management, LP (“Foxhaven”) is a registered investment adviser that directs the voting and disposition of the securities directly owned by the Foxhaven Funds. Foxhaven Capital GP, LLC (“Foxhaven GP”) is the general partner of the Foxhaven Funds. As a result, Foxhaven and Foxhaven GP may be deemed to have voting and dispositive power over the securities held for the accounts of the Foxhaven Funds. Michael Pausic and Nicholas Lawler are managing members of the general partner of Foxhaven and Foxhaven GP and may be deemed to have voting and dispositive power with respect to the securities directly owned by the Foxhaven Funds.

(12)    Includes, respectively, the contingent right for HSCM Bermuda Fund Ltd. to receive 285,282 Additional Shares, HSCM FI Master Fund Ltd. to receive 735 Additional Shares, and HS Santanoni LP to receive 103,748 Additional Shares. Vikas Singhal, a member of our Board, and Michael Millette are each partners of the investment adviser that has investment discretion over the investment decisions of the Selling Securityholder and as such have voting and dispositive power over the securities held by the Selling Securityholder.

(13)    As of the close of business on February 9, 2021: (i) Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”), beneficially owned 300,000 shares of Common Stock; (ii) Riverview Group LLC, a Delaware limited liability company (“Riverview Group”), beneficially owned 500,000 shares of Common Stock; and (iii) ICS Opportunities, Ltd., an exempted company organized under the laws of the Cayman Islands (“ICS Opportunities”), beneficially owned an aggregate of 61,250 shares of Common Stock (consisting of 11,250 shares of Common Stock and 50,000 shares of Common Stock issuable upon exercise of Public Warrants). ICS Opportunities is an affiliate of Integrated

Core Strategies and Riverview Group, the Selling Securityholders. Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and Riverview Group and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, Riverview Group and ICS Opportunities. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies, Riverview Group or ICS Opportunities, as the case may be.

(14)    Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC. Michael A. Jenkins and Robert. A. Granieri are the members of the Operating Committee of Jane Street Group, LLC and as such have voting and dispositive power over the securities held by the Selling Securityholder. Based on information provided to us by the Selling Securityholder, the Selling Securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the Selling Securityholder acquired the securities being registered hereunder in the ordinary course of business, and at the time of the acquisition of the securities, the Selling Securityholder did not have any agreements or understandings with any person to distribute such securities.

(15)    Consists of (i) 6,347 shares of Common Stock; (ii) 8,868 RSUs; (iii) 82,507 shares of Common Stock underlying options; and (iv) the contingent right for Mr. McKendry to receive 1,812 Additional Shares.

(16)    Consists of (i) 136,455 shares of Common Stock; (ii) 117,414 shares of Common Stock underlying options; and (iii) the contingent right for Ms. Alexovich to receive 15,872 Additional Shares.

(17)    Consists of (i) 24,387 RSUs; (ii) 142,800 shares of Common Stock underlying options; and (iii) the contingent right for Mr. Gundacker to receive 2,904 Additional Shares.

(18)    William H. Miller is the Manager of Miller Value Partners, LLC, the discretionary advisor for the Miller Opportunity Trust, and may be deemed to have voting and dispositive power over the securities held by the Selling Securityholder.

(19)    Securities held by MMCAP International Inc. SPC. Matthew MacIsaac is the Secretary MM Asset Management Inc., which is the investment advisor to MMCAP International Inc. SPC, and may be deemed to having voting and dispositive control over the securities held by the Selling Securityholder.

(20)    Consists of (i) 9,384,285 shares of Common Stock and (ii) the contingent right for New Enterprise Associates 13, L.P. (“NEA 13”) to receive 1,057,973 Additional Shares. The securities directly held by NEA 13, are indirectly held by NEA Partners 13, L.P. (“Partners 13”), which is the sole general partner of NEA 13; NEA 13 GP, LTD (“NEA 13 LTD”), which is the sole general partner of Partners 13; and each of the individual directors of NEA 13 LTD. The individual Directors of NEA 13 LTD (the “NEA 13 Directors”) are Forest Baskett, Patrick Kerins, and Scott D. Sandell. Partners 13, NEA 13 LTD, and the NEA 13 Directors share voting and dispositive power with regard to the shares owned directly by NEA 13. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein. Colin Bryant, a Partner at New Enterprise Associates, Inc., is a member of our Board. Mr. Bryant has no voting or dispositive power over the securities held by the Selling Securityholder.

(21)    Samantha McLemore is the Manager of Patient Capital Management, LLC, the discretionary investment manager for Patient Partners, LP, and may be deemed to have voting and dispositive power over the securities held by the Selling Securityholder.

(22)    Consists of (i) 128,076 RSUs; (ii) 325,798 shares of Common Stock underlying options; and (iii) the contingent right for Mr. Andersen to receive 15,252 Additional Shares.

(23)    Peter M. Schoenfeld may be deemed to have voting and dispositive power over the securities held by the Selling Securityholder.

(24)    Number of Shares of Common Stock Beneficially Owned consists of (i) 1,157,715 shares of Common Stock and (ii) the contingent right for Radical Investments LP to receive 137,865 Additional Shares. Mark Cuban may be deemed to have voting and dispositive power over the securities held by the Selling Securityholder.

(25)    Includes, respectively, the contingent right for Saltwater Capital LLC (“Saltwater”) to receive 333,438 Additional Shares, The Graves 2018 Irrevocable Descendants’ Trust II (“Graves 2018”) to receive 11,115 Additional Shares, and The Graves Irrevocable Remainder Trust u/a/d 2/24/2015 (“Graves 2015”) to receive 44,458 Additional Shares. Ryan Graves, Manager of Saltwater and a member of our Board, may be deemed to have voting and dispositive power over the securities held by Saltwater. Ryan Graves and Molly Graves, Co-Trustees of Graves 2015 may be deemed to have voting and dispositive power over the securities held by Graves 2015. First Republic Trust Company of Delaware, LLC as Corporate Trustee may be deemed to have voting and dispositive power over the securities held by Graves 2018. Mr. Graves disclaims beneficial ownership of all applicable securities held by Saltwater, Graves 2015 and Graves 2018 except to the extent of his pecuniary interest therein.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the Warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of our Certificate of Incorporation, the Bylaws and the Warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 650,000,000 shares, consisting of 640,000,000 shares of Common Stock, $0.0001 par value per share and 10,000,000 shares of preferred stock, $0.0001 par value per share.

As of June 30, 2021, there were 126,727,134 shares of our Common Stock outstanding. No shares of preferred stock are outstanding as of the date of this prospectus.

Common Stock

Holders of our Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the Board out of funds legally available therefor.

Holders of our Common Stock have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock. If we liquidate, dissolve or wind up after our initial business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock.

Preferred Stock

Our Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions, applicable to the shares of each series.

Founder Shares and Placement Shares

The Founder Shares and Placement Shares are each identical to shares of our Common Stock and holders of Founder Shares and Placement Shares have the same stockholder rights as public stockholders, except that (i) the Founder Shares and Placement Shares are subject to certain transfer restrictions and (ii) each holder of Founder Shares and Placement Units has waived his, her or its redemption rights with respect to his, her or its Founder Shares and Placement Shares, (A) in connection with the consummation of the Merger, and (B) if we had failed to consummate the Merger or another initial business combination by, or if we liquidated prior to, March 18, 2022. To the extent holders of Founder Shares or Placement Units transfer any of these securities, such transferees will agree, as a condition to such transfer, to be subject to the applicable transfer restrictions. The Founder Shares automatically converted into shares of INSU Class A Common Stock at the time of the Closing of the Merger on a one-for-one basis.

Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the consummation of an initial business combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Common Stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you have purchased at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the consummation of the Merger, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise for cash of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a warrant unless Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the warrants. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants has not been declared effective by the end of 60 business days following the Closing of the Merger, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act.

We have agreed that, as soon as practicable, but in no event later than 15 business days after the Closing of the Merger, we will use our best efforts to file with the SEC, and within 60 business days following the Merger to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the warrants, and to maintain a current prospectus relating to those shares of Common Stock until the warrants expire or are redeemed, as specified in the warrant agreement.

If a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants has not been declared effective by the 60th business day following the Closing of the Merger, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the Common Stock (or the closing bid price of our Common Stock in the event shares of our Common Stock are not traded on any specific day) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and the like) for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date on which we send proper notice of such redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing if it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above or (b) by certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such event, that the holder of the warrants would have received if such holder had exercised his, her or its warrants immediately before the event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of Common Stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrant holder.

Placement Warrants and Loan Warrants

The Initial Holders hold an aggregate of 180,000 Placement Warrants. In addition, up to $1,500,000 of any working capital loans by the Sponsor were convertible into warrants of the Company at a price of $1.00 per warrant, however no conversions were made at the time of the Merger. The Placement Warrants are identical to the Public Warrants, except that, if held by the Initial Holders or their permitted assigns, they (a) may be exercised for cash or on a cashless basis; (b) are not subject to being called for redemption and (c) they (including the Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of the Merger. In addition, for as long as the Placement Warrants are held by Cantor or its designees or affiliates, they may not be exercised after September 2, 2025.

Dividend Policy

We have not paid any cash dividends on our Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of the Common Stock in the foreseeable future.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of Common Stock then outstanding; or

•        the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of May 14, 2021, there were 126,065,460 shares of our Common Stock outstanding. Of these shares, 22,991,628 shares originally sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 6,669,667 Founder Shares, 540,000 Placement Shares and 180,000 Placement Warrants are restricted securities under Rule 144 because they were issued in private transactions not involving a public offering.

As of February 28, 2021, there were 7,846,666 Warrants to purchase our Common Stock outstanding, consisting of 7,666,666 Public Warrants originally sold as part of units in the IPO and 180,000 Placement Warrants sold as part of units in the Private Placement. We have agreed to use best efforts to file a registration statement with respect to the Common Stock issuable upon exercise of the Public Warrants. See the section entitled “— Registration Rights” below for additional information.

Registration Rights

The Initial Holders and certain other stockholders have been granted registration rights in connection with the Closing of the Merger as described under “Certain Relationships and Related Transactions — Company Related Person Transactions.”

We have agreed to use our best efforts to file a registration statement with respect to the Common Stock issuable upon exercise of the Public Warrants included in the IPO units within 15 business days of the Closing, and to cause the registration statement to become effective within 60 business days of the Closing, and to maintain a current prospectus relating to those shares of Common Stock until the earlier of the date the Public Warrants expire or are redeemed.

Anti-Takeover Effects of Delaware Law and The Certificate of Incorporation

Some provisions of Delaware law, the Certificate of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

Stockholder Meetings

Our Bylaws provide that a special meeting of stockholders may be called only by our chairman of the board, chief executive officer or president, or by a resolution adopted by a majority of our Board.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board.

Elimination of Stockholder Action by Written Consent

Our Certificate of Incorporation and our Bylaws eliminate the right of stockholders to act by written consent without a meeting.

Staggered Board

Our Board directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. For more information on the classified board, see the section titled “Management — Composition of Our Board of Directors.” This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

Our Certificate of Incorporation provides that no member of our Board may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Our Certificate of Incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board.

Choice of Forum

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (i) any derivative claim or cause of action brought on our behalf; (ii) any claim or cause of action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, or other employees to us or our stockholders; (iii) any claim or cause of action against us or any of our current or former directors, officers or other employees arising out of or pursuant to any provision of the DGCL, our Certificate of Incorporation or Bylaws; (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or Bylaws (including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against us or any of our current or former directors, officers, or other employees that is governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act.

Our Certificate of Incorporation further provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Additionally, our Certificate of Incorporation provides that any person or entity holding, owning or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Amendment of Certificate of Incorporation Provisions

The amendment of any of the above provisions, except for the provision making it possible for our Board to issue preferred stock, would require approval by holders of at least two-thirds of the total voting power of all of our outstanding voting stock.

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. See the section titled “Risk Factors — Risks Relating to Our Business — “Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.”

Listing of Securities

Our Common Stock and Public Warrants are listed on The Nasdaq Capital Market under the symbols “MILE” and “MILEW,” respectively.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of our Common Stock and the purchase, exercise, disposition and lapse of our Warrants. The Common Stock and the Warrants are collectively referred to herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our securities.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the purchase, ownership and disposition of our securities. This summary is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended(the “Code”), existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of our securities.

We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any other U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax- qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our securities.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “Tax Considerations Applicable to U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock will generally equal the U.S. Holder’s acquisition cost for such Common Stock (or, in the case of Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Common Stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our Common Stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the Common Stock received upon exercise of the Warrant.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “Tax Considerations Applicable to U.S. Holders — Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.

If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. Because the term of the Warrants is more than one year, a U.S. Holder’s capital loss will be treated as a long-term capital loss. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of our Securities — Warrants — Public Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “Tax Considerations Applicable to U.S. Holders — Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of Common Stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares on our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Tax Considerations Applicable to Non-U.S. Holders — Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “Tax Considerations Applicable to U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or Warrants or an expiration or redemption of our Warrants, unless:

•        the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•        the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Common Stock or Warrants and, in the case where shares of our Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Common Stock. These rules may be modified as applied to the Warrants. There can be no assurance that our Common Stock will be treated as regularly traded or not regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or Warrants, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of our Securities — Warrants — Public Stockholders’ Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Non-U.S. Holders — Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Common Stock and Warrants. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

We are registering the issuance by us of (i) up to 180,000 shares of Common Stock that are issuable upon the exercise of the Placement Warrants by the holders thereof and (ii) up to 7,666,666 shares of Common Stock that are issuable upon the exercise of the Public Warrants by the holders thereof. We are also registering the resale by the Selling Securityholders or their permitted transferees from time to time of (i) up to 50,871,441 shares of Common Stock (including up to 2,768,776 Additional Shares and up to 180,000 shares of Common Stock that may be issued upon exercise of the Placement Warrants) and (ii) up to 180,000 Placement Warrants.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The shares of Common Stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of Nasdaq;

•        through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        short sales;

•        distribution to employees, members, limited partners or stockholders of the Selling Securityholders; through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•        by pledge to secured debts and other obligations;

•        delayed delivery arrangements;

•        to or through underwriters or broker-dealers;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        in privately negotiated transactions;

•        in options transactions;

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker- dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of Common Stock or Warrants to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable Common Stock or Warrants pursuant to the distribution through a registration statement.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Cooley LLP.

EXPERTS

The audited consolidated financial statements of Legacy Metromile as of December 31, 2020 and 2019 and for the years then ended included in this prospectus and registration statement have been audited by Moss Adams LLP (“Moss Adams”), an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of INSU included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP (“Grant Thornton”), independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

CHANGE IN AUDITOR

On February 9, 2021, the audit committee of the Company’s board of directors approved a resolution appointing Moss Adams as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2021 and Grant Thornton was dismissed from its role as the registrant’s independent registered public accounting firm. Grant Thornton was previously engaged to audit INSU’s financial statements for the year ending December 31, 2020. The appointment of Moss Adams did not affect Grant Thornton’s engagement to audit INSU for the year ended December 31, 2020. Grant Thornton’s dismissal became effective upon the filing of the Annual Report on Form 10-K for the year ended December 31, 2020 on March 31, 2021.

Grant Thornton’s report on the registrant’s financial statements for the fiscal years ended December 31, 2020 and 2019 did not contain an adverse opinion or a disclaimer of opinion, nor was either report qualified or modified as to uncertainty, audit scope or accounting principles except for an explanatory paragraph in the report for the fiscal year ended December 31, 2019 regarding substantial doubt about the registrant’s ability to continue as a going concern.

At no point during the fiscal years ended December 31, 2020 or 2019 and the subsequent interim period through March 31, 2021 were there any (i) disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Grant Thornton, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report, or (ii) “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, other than as noted above regarding the Company’s ability to continue as a going concern.

The Company has provided Grant Thornton with a copy of the foregoing disclosure and has requested that Grant Thornton furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the statements made herein, each as required by applicable SEC rules. A copy of Grant Thornton’ letter to the SEC is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

During the fiscal years ended December 31, 2020 and 2019 and the subsequent interim period through March 31, 2021, the Company did not consult with Moss Adams regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Our website address is www.metromile.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Metromile, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Metromile, Inc. (and subsidiaries) (the “Company”), as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Moss Adams LLP

San Francisco, California

March 30, 2021 (August 6, 2021 as to the effects of the reverse recapitalization described in Note 1 and subsequent events described in Note 19)
We have served as the Company’s auditor since 2016

METROMILE OPERATING COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31, 2019	December 31, 2020
Assets
Investments
Marketable securities	$9,352	$—
Marketable securities – restricted	36,963	24,651
Total investments	46,315	24,651
Cash and cash equivalents	18,687	19,150
Restricted cash and cash equivalents	24,200	31,038
Receivable for securities	225	—
Premiums receivable	16,602	16,329
Accounts receivable	5,590	4,999
Reinsurance recoverable on paid loss	12,541	8,475
Reinsurance recoverable on unpaid loss	28,837	33,941
Prepaid reinsurance premium	12,904	13,668
Prepaid expenses and other assets	8,621	7,059
Deferred transaction costs	—	3,581
Deferred policy acquisition costs, net	1,421	656
Telematics devices, improvements and equipment, net	10,570	12,716
Website and software development costs, net	16,481	18,401
Intangible assets	7,500	7,500
Total assets	$210,494	$202,164

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Loss and loss adjustment expense reserves	$52,222	$57,093
Ceded reinsurance premium payable	36,864	27,000
Payable to carriers – premiums and LAE, net	2,553	849
Unearned premium reserve	15,171	16,070
Deferred revenue	5,200	5,817
Accounts payable and accrued expenses	5,911	8,222
Note payable	24,102	51,934
Deferred tax liability	84	—
Warrant liability	1,738	83,652
Other liabilities	5,189	8,554
Total liabilities	149,034	259,191

Commitments and contingencies (Note 11)
Convertible preferred stock, $0.0001 par value; 78,697,118, and 89,775,268 shares authorized as of December 31, 2019, and 2020, respectively; 68,776,614 shares issued and outstanding as of December 31, 2019 and 2020; liquidation preference of $302,397 as of December 31, 2019 and 2020	304,469	304,469

Stockholders’ equity (deficit):
Common stock, $0.0001 par value; 97,485,929 and 111,702,628 shares authorized as of December 31, 2019 and 2020, respectively; 8,865,510 and 8,992,039 shares issued and outstanding as of December 31, 2019 and 2020	1	1
Accumulated paid-in capital	3,816	5,482
Note receivable from executive	(408)	(415)
Accumulated other comprehensive gain/(loss)	60	11
Accumulated deficit	(246,478)	(366,575)
Total stockholders’ deficit	(243,009)	(361,496)
Total liabilities, convertible preferred stock and stockholders’ deficit	$210,494	$202,164

See notes to consolidated financial statements.

METROMILE OPERATING COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Years Ended December 31,
	2019	2020
Revenue
Premiums earned, net	$23,807	$12,464
Investment income	1,898	523
Other revenue	27,050	22,077
Total revenue	52,755	35,064
Costs and expenses
Losses and loss adjustment expenses	30,758	21,208
Policy servicing expense and other	16,297	16,813
Sales, marketing and other acquisition costs	23,954	5,483
Research and development	9,055	8,211
Amortization of capitalized software	10,648	11,188
Other operating expenses	18,896	16,981
Total costs and expenses	109,608	79,884
Loss from operations	(56,853)	(44,820)
Other expense
Interest expense	247	6,067
Increase in fair value of stock warrant liability	92	69,294
Total other expense	339	75,361
Net loss before taxes	(57,192)	(120,181)
Income tax provision/(benefit)	37	(84)
Net loss after taxes	$(57,229)	$(120,097)
Net loss per share, basic and diluted	$(6.74)	$(13.51)
Weighted-average shares used in computing basic and diluted net loss per share	8,489,372	8,890,631

See notes to consolidated financial statements.

METROMILE OPERATING COMPANY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Years Ended December 31,
	2019	2020
Net loss	$(57,229)	$(120,097)
Unrealized net gain (loss) on marketable securities	61	(49)
Total comprehensive loss	$(57,168)	$(120,146)

See notes to consolidated financial statements.

METROMILE OPERATING COMPANY

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(dollars in thousands)

	Convertible Preferred Stock		Common Stock		APIC	Note Receivable	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balances as of December 31, 2018	67,728,286	$304,469	7,942,833	$1	$1,030	$(387)	$(1)	$(189,249)	$(188,606)
Retroactive application of recapitalization	1,048,328	—	122,943	—
As adjusted, beginning of period	68,776,614	304,469	8,065,776	1	1,030	(387)	(1)	(189,249)	(188,606)
Vested portion of common stock options	—	—	799,734	—	1,359	—	—	—	1,359
Stock-based compensation	—	—	—	—	1,427	—	—	—	1,427
Interest on stock purchase promissory note	—	—	—	—	—	(21)	—	—	(21)
Unrealized net gain on marketable securities	—	—	—	—	—	—	61	—	61
Net loss	—	—	—	—	—	—	—	(57,229)	(57,229)
Balances as of December 31, 2019	68,776,614	$304,469	8,865,510	$1	$3,816	$(408)	$60	$(246,478)	$(243,009)
Vested portion of common stock options	—	—	126,529	—	209	—	—	—	209
Stock-based compensation	—	—	—	—	1,457	—	—	—	1,457
Interest on stock purchase promissory note	—	—	—	—	—	(7)	—	—	(7)
Unrealized net loss on marketable securities	—	—	—	—	—	—	(49)	—	(49)
Net loss	—	—	—	—	—	—	—	(120,097)	(120,097)
Balances as of December 31, 2020	68,776,614	$304,469	8,992,039	$1	$5,482	$(415)	$11	$(366,575)	$(361,496)

See notes to consolidated financial statements.

METROMILE OPERATING COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2019	2020
Cash flows from operating activities:
Net loss	$(57,229)	$(120,097)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation and amortization	15,651	17,004
Stock-based compensation	1,427	1,457
Change in fair value of warrant liability	92	69,294
Telematic devices unreturned	989	682
Amortization of debt issuance costs	30	687
Noncash interest and other (expense)/income	(181)	1,136
Changes in operating assets and liabilities
Premiums receivable	(1,041)	273
Accounts receivable	64	591
Reinsurance recoverable on paid loss	(5,017)	4,066
Reinsurance recoverable on unpaid loss	(11,194)	(5,104)
Prepaid reinsurance premium	(4,070)	(764)
Prepaid expenses and other assets	(3,984)	2,920
Deferred transaction costs	—	(3,581)
Deferred policy acquisition costs, net	(1,508)	(976)
Accounts payable and accrued expenses	484	2,119
Ceded reinsurance premium payable	13,821	(9,864)
Loss and loss adjustment expense reserves	11,037	4,871
Payable to carriers – premiums and LAE, net	(435)	(1,704)
Unearned premium reserve	1,042	899
Deferred revenue	4,400	617
Deferred tax liability	37	(84)
Other liabilities	4,844	3,365
Net cash used in operating activities	(30,741)	(32,193)
Cash flows from investing activities:
Purchases of telematics devices, improvements, and equipment	(7,970)	(6,903)
Payments relating to capitalized website and software development costs	(12,167)	(13,108)
Purchase of securities	(204,044)	(26,646)
Sales and maturities of marketable securities	160,893	48,462
Net cash (used in) provided by investing activities	(63,288)	1,805
Cash flow from financing activities:
Proceeds from notes payable	24,441	37,480
Payment on notes payable	(1,653)	—
Repurchase of unvested common stock options	(22)	—
Proceeds from exercise of common stock options and warrants	1,343	209
Net cash provided by financing activities	24,109	37,689
Net (decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(69,920)	7,301
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	112,807	42,887
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$42,887	$50,188

METROMILE OPERATING COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

(in thousands)

	Years Ended December 31,
	2019	2020
Supplemental cash flow data:
Cash paid for interest	$212	$2,797
Non-cash investing and financing transactions:
Purchases of telematics devices, improvements and equipment included in accounts payable at year end	$1	$—
Capitalized stock-based compensation	$400	$522
Preferred stock warrant issued in conjunction with note payable	$499	$12,620
Reclassification of liability to equity for vesting of stock options	$38	$—

See notes to consolidated financial statements.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Overview and Basis of Presentation

Description of Business

Metromile Operating Company (“Metromile”) was incorporated in the State of Delaware on January 14, 2011 as Fair Auto, Inc. and changed its name to MetroMile, Inc. in May 2012 and to Metromile Operating Company in February 2021. Metromile, through its wholly owned subsidiary, Metromile Insurance Services LLC (the “GA Subsidiary”), sells pay-per-mile auto insurance to consumers in eight states: California, Washington, Oregon, Illinois, Pennsylvania, Virginia, New Jersey, and Arizona. Metromile has a wholly owned subsidiary, Metromile Insurance Company (the “Insurance Company”), which focuses on property and casualty insurance. In January 2019, Metromile formed Metromile Enterprise Solutions, LLC (“Enterprise”), a wholly owned subsidiary, which focuses on selling its insurance solution technology to third party customers. Metromile, the GA Subsidiary, the Insurance Company, and Enterprise collectively are referred to as the “Company.”

The Insurance Company provides automobile insurance to customers with premiums based on a flat rate plus an adjustable rate based on actual miles driven. To record miles driven, the GA Subsidiary may provide drivers with a telematics device, the Metromile Pulse, which plugs into a car’s on-board diagnostic system to capture mileage.

The GA Subsidiary acts as a full-service insurance General Agent (“GA”). As a full-service GA, the subsidiary provides all policy pricing, binding, and servicing (payments and customer service) for the policyholders. Until late 2016, the GA Subsidiary underwriting carrier was National General Insurance (“NGI”) and its related carriers. The GA Subsidiary began transitioning NGI-issued policies upon renewal in late 2016 to the Insurance Company and has only a small number of policies with NGI as of December 31, 2020. The GA Subsidiary is the sole agent for the Insurance Company.

NGI handles claims for the GA Subsidiary’s policies underwritten by NGI and its related carriers, for which it pays NGI a fee for the loss adjustment expense (“LAE”). NGI bears the risk of loss under these policies. Accordingly, the Company has no exposure to claims that would require an accrual for those NGI-related losses.

The Insurance Company bears risk of loss under all insurance policies it underwrites. The financial statements include reserves for future claims based on actuarial estimates for the Insurance Company. The Loss and LAE reserves as of December 31, 2019 and 2020 were $52.2 million and $57.1 million, respectively.

In February 2021, the Company completed a business combination (the “Merger”) with INSU Acquisition Corp. II (“INSU”), where the Metromile merged with a wholly-owned subsidiary of INSU, with Metromile surviving the Merger as a wholly-owned subsidiary of INSU. The Merger was accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States (“GAAP”). Under this method of accounting, INSU, who was the legal acquirer, is treated as the “acquired” company for financial reporting purposes and the Company is treated as the accounting acquirer. Accordingly, all historical financial information presented in the accompanying consolidated financial statements represents the accounts of Metromile and its wholly owned subsidiaries as if Metromile is the predecessor to the Company. The shares and net loss per common share, prior to the Merger, have been retroactively restated as shares reflecting conversion at the exchange ratio of 1.01547844 established in the Merger Agreement.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. of America (“GAAP”) and in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). References to the Accounting Standard Codification (“ASC”) and Accounting Standard Updates (“ASU”) included hereinafter refer to the Accounting Standards Codification and Updates established by the Financial Accounting Standards Board (“FASB”) as the source of authoritative GAAP. The consolidated financial statements include the accounts of Metromile, Inc. and its subsidiaries, all of which are wholly owned. All intercompany accounts and transactions have been eliminated in consolidation.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Overview and Basis of Presentation (cont.)

Liquidity and Capital Resources

The Company’s consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has had recurring losses and an accumulated deficit since its inception, related primarily to the development of its website, technology, customer acquisition, insurance losses and other operations. The Company obtained additional funding of $310 million in 2021 to support its ongoing operations and fund future growth of the Company. Management has concluded that substantial doubt regarding the Company’s ability to continue as a going concern for the period January 2021 through March 2022 has been alleviated based upon the recent funding and future operational improvement plans.

In the first quarter of 2020, the global pandemic caused by COVID-19 breached the U.S. and resulted in Shelter-In-Place orders across the country and insurance department bulletins limiting the actions that insurance carriers may take and reducing the amount of premiums that will be promptly received in the short term. These factors resulted in a significant decline in both revenues and losses of the Insurance Company. In addition, in response to these events, the Company performed a reduction in force of 125 employees to further align costs with revenue and to extend the current capital runway. The Company will continue to monitor the situation closely, but given the uncertainty about the duration or magnitude of the pandemic, management cannot estimate the impact on its financial condition, operations, and workforce.

Revision to Previously Issued Financial Statements

The Company has made revisions to the table in Note 16, Segment and Geographic Information, which presents a reconciliation of the Company’s total reportable segments’ contributions to its total loss from operations .To reflect proper classification of certain income and expense amounts $1.9 million was reclassified from Policy services expenses and other to Other income within the reconciliation presented for the year ended December 31, 2019. The revisions had no effect on total liabilities, stockholders’ deficit or net loss after taxes as previously reported.

Use of Estimates

The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. The Company’s principal estimates include unpaid losses and LAE reserves; the fair value of investments; the fair value of share-based awards; the fair value of the warrant liability; premium refunds to policyholders; reinsurance recoverable on unpaid loss; and the valuation allowance for income taxes. Because of uncertainties associated with estimating the amounts, timing and likelihood of possible outcomes, actual results could differ materially from these estimates.

Revenue Recognition

Insurance Services

The Company’s insurance services are accounted for in accordance with Topic 944, Insurance. Policies are written for six-month terms and are considered short-duration contracts for the purposes of accounting under U.S. GAAP. The premium for the policies provides for a base rate per month for the entire policy term, plus a per-mile rate multiplied by the mileage driven each day (based on data from the telematics device subject to a daily maximum). Upon the binding of the policy, the customer pays at least the first month’s base rate and then is billed monthly in arrears for the mileage-based premium portion of the policy plus each subsequent month’s base rate not otherwise prepaid upon binding of the policy. Base premiums are recognized ratably over the policy term and mileage-based premiums are recognized monthly as incurred. All earned premiums are presented net of bad debt expense in the Company’s consolidated statement of operations.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Overview and Basis of Presentation (cont.)

Investment Income

Investment income is recorded as earned. Investment income consists primarily of interest on the Company’s highly liquid fixed income securities and is recognized on an accrual basis.

Other Revenue

Other revenue principally consists of enterprise revenue discussed below, reinsurance profit commissions based on performance of the ceded business, commission on NGI policies, and revenue related to policy acquisition costs as part of the reinsurance arrangement as described in Note 9, Reinsurance.

The commission on NGI policies is recognized on a net basis and was insignificant in the periods presented. The revenue related to the acquisition costs for policies newly ceded to the reinsurers is recognized as the policies become part of the reinsurance arrangement. No amounts are due back to the reinsurers should a ceded policy cancel after entering the reinsurance arrangement.

Enterprise services are accounted for by applying the requirements of Topic 606, Revenue from Contracts with Customers. Topic 606 establishes a principle for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. Topic 606 also includes Subtopic 340-40, Other Assets and Deferred Costs-Contracts with Customers, which requires the deferral of incremental costs of obtaining a contract with a customer. Collectively, references to Topic 606 used herein refer to both Topic 606 and Subtopic 340-40.

The Company accounts for revenue contracts with customers by applying the requirements of Topic 606, which includes the following steps:

•        Identification of the contract, or contracts, with a customer

•        Identification of the performance obligations in the contract

•        Determination of the transaction price

•        Allocation of the transaction price to the performance obligations in the contract

•        Recognition of revenue when, or as, the Company satisfies a performance obligation

The Company has developed technologies intended for internal use to service their insurance business and through its enterprise services started offering these products and services to third party customers during the year ended December 31, 2019. The Company also has referral agreements with third party carriers and ad exchange agreements whereby the Company can receive consideration for such services. As such, the Company has three categories of revenue agreements that are included within the scope of Topic 606: 1) subscription and professional services agreements, 2) referral agreements, and 3) ad exchange agreements. For the periods presented, the Company’s revenues from referral and ad exchange agreements have not been significant.

The Company’s technology agreements include software subscription-as-a-service (“SaaS”) which provides the customer with the right to access the Company’s core software via a hosted solution. Customers who purchase the SaaS service also receive technical support and access to updates and upgrades. The Company’s performance obligations related to its SaaS offering is a stand-ready obligation to provide the customer with continuous access to the hosted service as well as to provide updates/upgrades and technical support. Access to the platform represents a series of distinct services as the Company continually provides access to, and fulfills its obligation to, the end customer over the subscription term. The series of distinct services represents a single performance obligation that is satisfied over time. The Company recognizes revenue ratably because the customer receives and consumes the benefits of the platform throughout the contract period.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Overview and Basis of Presentation (cont.)

During the year ended December 31, 2020, the Company sold a perpetual license for its software. Revenue for this license was recognized up-front upon delivery of the software license.

In addition, the Company offers customization and implementation services for customers. Customization services are provided when a customer requests the development of a specific feature and/or functionality that is not currently present within the solution as of the date of execution of the agreement. Implementation services include installation, custom builds, data migration, integration to other application programming interfaces, and training of customer personnel. Both customization and implementation services are priced based on mutual negotiation and subject to Company approvals. Occasionally, these services are offered at a discount or included as a bundle with pricing for the software or SaaS products. These services are not considered to represent distinct performance obligations and when present are combined with the overall subscription service. Revenue recognition begins when all services have been completed and are made available to customers.

Deferred Contract Acquisition Costs

Prior to the adoption of Topic 606 on January 1, 2019, sales commissions associated with the Company’s technology agreements were not deferred and expensed as incurred. Under Topic 606, the Company recognizes an asset for the incremental costs of obtaining a contract with a customer if the entity expects to recover such costs. Sales commissions are considered incremental and recoverable costs of obtaining a contract with a customer. Contract acquisition costs are accrued and capitalized upon execution of the sales contract by the customer. The Company allocates commission costs to the performance obligations in an arrangement consistent with the allocation of the transaction price. The portion of these costs that are attributed to performance obligations delivered over time are capitalized and recorded in prepaid expense and other current assets on the Company’s consolidated balance sheet.

Deferred contract costs on the Company’s consolidated balance sheets were approximately $0.2 million as of December 31, 2019 and 2020. Amortization expense related to deferred contract costs through the years ended December 31, 2019 and 2020 was not significant. There was no impairment loss in relation to the costs capitalized for the periods presented.

Deferred Revenue

The deferred revenue balance consists of subscription and professional services for the Company’s technology agreements which have been invoiced in advance of when the revenue recognition criteria are met. The Company’s subscription contracts are typically invoiced to its customers at the beginning of the term, or in some instances, such as in multi-year arrangements, in annual installments. Accordingly, the Company’s deferred revenue balance does not include revenues for future years of multi-year non-cancellable contracts that have not yet been billed.

The Company recognizes subscription revenue ratably over the contract term beginning on the date that services are made available to customers, which may be after the contract commencement date if additional customization or implementation services are required to make the subscription service available to customers. On the contract commencement date, the Company records amounts due in accounts receivable and in deferred revenue. To the extent the Company bills customers in advance of the contract commencement date, the accounts receivable and corresponding deferred revenue amounts are netted to zero on the consolidated balance sheets, unless such amounts have been paid as of the balance sheet date.

The Company recognized $0.8 million and $2.3 million of revenue during the years ended December 31, 2019, and 2020, respectively, that was included in the deferred revenue balances at the beginning of the respective years.

Remaining Performance Obligations

Remaining performance obligations represent contracted revenues that are non-cancellable and have not yet been recognized due to unsatisfied or partially satisfied performance obligations. This includes deferred revenues and amounts that will be invoiced and recognized as revenues in future periods. As of December 31, 2019 and 2020, future estimated revenue related to performance obligations for subscriptions with terms of more than one year

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Overview and Basis of Presentation (cont.)

that are unsatisfied or partially unsatisfied at the end of the reporting periods was approximately $19.6 million and $17.2 million, respectively. As of December 31, 2019 and December 31, 2020 the Company expects to recognize revenue on approximately 40% and 51% of these unsatisfied performance obligations, respectively over the following 24 months and the remainder thereafter.

Losses and Loss Adjustment Expenses and Loss and Loss Adjustment Expenses Reserves

The Insurance Company’s losses and LAE are presented net of any reinsurance and charged to income as incurred. The liabilities for unpaid losses and LAE represent the estimated liabilities for reported claims, claims incurred but not yet reported, and the related LAE. Losses and loss adjustment expenses also includes the LAE related to NGI as well as LAE incurred directly, including claims personnel and related expenses, compensation related to customer experience, depreciation on telematics devices, packaging and postage for shipping devices to customers, fulfillment service center costs, and third-party web-hosting costs.

Liability for unpaid losses and LAE for policies underwritten by the Insurance Company represents management’s best estimate of the ultimate net cost of all reported and unreported losses incurred during the years ended December 31, 2019 and 2020. The reserves for unpaid losses and LAE are estimated using individual case-basis valuations and statistical analyses. Estimated reserves are computed in accordance with accepted actuarial standards and principles. Several different actuarial approaches are considered, and reserve estimates may rely on a single or multiple techniques, depending on the appropriateness of the technique in a given situation. One branch of techniques that is frequently relied upon belongs to chain ladder methods in which data is aggregated into appropriate accident periods (when a claim occurred) and historical loss patterns are applied to actual paid losses and reported losses (paid losses plus individual case reserves as established by claim adjusters).

The chain ladder method uses a ratio of losses from consecutive periods to calculate a development factor amongst various accident periods at similar maturities. An age-to-age factor is the expected development for future accident periods at a similar maturity. This is judgmentally selected based on a variety of inputs including, but not limited to, industry trends, company-specific trends, changes in claims handling practices, and changes in judicial environment and other external influences. Age-to-age factors are then multiplied and applied to the known losses to estimate the ultimate loss. The primary assumption of this approach is that historical development patterns are predictive of how current and future accident periods will develop. Modifications and variations of this approach can be made to better address certain issues that may arise, such as a sudden change in claim reserving process from claim adjusters, changes in payment and closure rate of claims, and external factors. Large losses, severe weather events, and other catastrophic events may significantly increase the variance of development patterns. These may be capped or excluded in the data and analyzed separately.

The use of these methods on paid data as opposed to reported data has both benefits and drawbacks. For a sufficiently large dataset, paid data tends to be more stable, but may finalize later, creating additional uncertainty and potential to both over- and under-estimate reserves. For newer, immature accident periods, approaches using paid data may create very volatile estimates as a relatively small amount has been paid, which is then multiplied by a large multiplier from the age-to-age factors as described above. Reported data includes payments made to date as well as the best estimate from claim adjusters of future payments. The claim adjusters are able to review each claim and incorporate facts about each individual event to estimate losses on a claim-by-claim basis. Reported data tends to require less future development than paid data, which decreases the potential variance from the ultimate amount to be paid for a claim. It may however be influenced by changes in claims reserving and settlement practices, which need to be accounted for when using historical data to predict future liabilities.

The estimates are subject to the effects of trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management believes the reserves for losses and LAE are adequate. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in the current year’s operations. Salvage and subrogation recoverables are estimated using the case basis method or historical statistics. Salvage and subrogation estimated recoverables are deducted from the liability for unpaid losses and LAE.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Overview and Basis of Presentation (cont.)

Reinsurance

The Company enters into ceded reinsurance contracts to protect its business from losses due to concentration of risk and to manage its operating leverage ratios. The Company has entered into quota-share reinsurance agreements with reinsurers under which risks are covered on a pro-rata basis for all policies underwritten by the Insurance Company. Premiums ceded to reinsurers are reported as a reduction of premiums written, and expenses incurred in connection with ceded policies have been accounted for as a reduction of the Company’s related deferred policy acquisition costs.

The Company is exposed to credit risk from reinsurance recoverables and prepaid reinsurance premiums, which is mitigated by using a trust account.

Cash, Cash Equivalents and Restricted Cash

For purposes of the consolidated financial statements, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company’s operating cash is held in an overnight sweep account. The Company’s cash is maintained in checking accounts, money market funds, and other highly liquid fixed income investments.

Certain of the Company’s cash accounts are restricted. The Company holds certificates of deposits as collateral on its letters of credit in conjunction with its office leases and corporate credit cards. As part of the Company’s debt arrangement, a certain cash minimum must be maintained in a separate bank account as part of the debt covenants. The Company also collects insurance policy premiums that it holds in a segregated account for transmittal to the applicable underwriting carrier or for the benefit of policyholders for insurance-related claims. Cash held by the Insurance Company is restricted for use by the Insurance Company for the benefit of its policyholders.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk, to the extent of the amounts recorded on the consolidated balance sheets, consist principally of cash and marketable securities. The Company, at times, maintains cash balances with its primary bank in excess of Federal Deposit Insurance Corporation limits. The Company places its cash and cash equivalents with financial institutions with high credit standing. The Company places its excess cash in marketable investment grade securities. There are no significant concentrations in any one issuer of debt securities.

The ceding of insurance does not legally discharge the Company from its primary liability for the full amount of the policy coverage, and therefore the Company will be required to pay the loss and bear collection risk if the reinsurer fails to meet its obligations under the reinsurance agreement. To minimize exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk.

The Company did not have any customers whose revenue or account receivable balance individually represented 10% or more of the Company’s total revenues or accounts receivable, respectively, during the years presented. However, one customer made up 99.8% of the Company’s Enterprise business solutions segment revenue (see Note 16, Segment and Geographic Information).

Marketable Securities

The Company classifies marketable investment securities as available-for-sale. Interest income and dividends on securities are recognized in income on an accrual basis. Premiums and discounts on debt securities are amortized as an adjustment to interest income using the interest method. These securities are reported at their estimated fair value with unrealized gains and losses reported as a separate component of comprehensive income in stockholders’ deficit and classified into unrestricted and restricted marketable securities. Purchases and sales of investments are recorded on a trade date basis. Realized gains and losses are determined based on the specific identification method.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Overview and Basis of Presentation (cont.)

Certain marketable securities are restricted as they are held by the Insurance Company and are either pledged as statutory deposits for state licenses or restricted as to the distribution of the assets of the Insurance Company under the regulations of the State of Delaware.

Telematics Devices, Improvements, and Equipment, Net

Telematics devices, improvements, and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is generally estimated to be three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements. Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized.

Website and Software Development Costs, Net

Costs related to the planning and post-implementation phases of the Company’s website and software development efforts are recorded as an operating expense. Direct costs incurred in the development phase of major development efforts and upgrades are capitalized and amortized using the straight-line method over an estimated useful life, generally estimated to be three years.

Deferred Policy Acquisition Costs (“DPAC”)

The Company defers sales commissions and expenses, marketing and underwriting costs, net of reinsurance ceding commission, directly relating to the successful acquisition of policies that the GA Subsidiary binds, and costs related to written premiums to the extent they are considered recoverable. These costs are then expensed over the customer’s policy term including estimated renewal periods. The method followed to determine the deferred policy acquisition costs limits the deferral to its realizable value by considering estimated future claims and expenses to be incurred as premiums are earned. Changes in estimates, if any, are recorded in the accounting period in which changes are determined.

When anticipated losses, LAE, commissions, and other policy acquisition costs exceed recorded unearned premium, any future premiums on existing policies, and anticipated investment income on existing policies, a premium deficiency reserve is recognized by recording a reduction to DPAC with a corresponding charge to operations. The Company does not include anticipated investment income as a factor in the premium deficiency calculations. The Company concluded that no premium deficiency adjustments were necessary through December 31, 2019 and 2020.

Any excess ceding commissions over and above the portion that represents a recovery of deferred policy acquisition costs is recorded as a deferred liability and amortized over the same period in which the related premiums are earned.

Impairment of Long-Lived Assets

The Company evaluates the carrying amount of its long-lived assets, primarily telematics devices, improvements, equipment, website and software development costs, and policy acquisition costs for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company assesses recoverability using undiscounted cash flows attributed to that asset. If impairment has occurred, any excess of the carrying value over the fair value is recorded as a loss. No impairment occurred during the years presented.

Indefinite-lived intangible assets, such as the Company’s insurance licenses included as intangible assets on the accompanying consolidated balance sheet, are subject to annual impairment testing. On an annual basis or more frequently if a triggering event occurs, the fair value of indefinite-lived intangible assets are evaluated to determine if an impairment charge is required.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Overview and Basis of Presentation (cont.)

Warrants Exercisable for Preferred and Common Stock

The Company generally accounts for warrants to purchase common stock as a component of equity at its issued cost unless the warrants include a conditional obligation to issue a variable number of shares or there is a deemed possibility that the Company may need to settle the warrants in cash. For warrants issued with a conditional obligation to issue a variable number of shares or the deemed possibility of a cash settlement, the Company records the fair value of the warrants as a liability at each balance sheet date. The warrant liability is subsequently marked to estimated fair value at each reporting date based on current fair value, with the changes in fair value reported in results of operations.

Freestanding warrants issued by the Company to purchase shares of its convertible preferred stock are classified as liabilities on the consolidated balance sheets and are measured at their estimated fair value, as the underlying convertible preferred stock is considered contingently redeemable. The initial liability recorded is adjusted for changes in fair value at each reporting date with an offsetting entry recorded as a component of other income, net in the accompanying consolidated statements of operations. The liability will continue to be adjusted for changes in fair value until the earlier of the exercise date or the conversion of the underlying convertible preferred stock into common stock, at which time the convertible preferred stock warrants will convert to common stock warrants, and the liability will be reclassified to stockholders’ deficit.

The Company estimates the fair value of these warrants at the respective dates using the Black-Scholes option valuation model based on the estimated fair value of the underlying common stock or convertible preferred stock at the valuation measurement date, the remaining contractual term of the warrant, risk-free interest rates, expected dividends, and the expected volatility of the price of the underlying convertible preferred stock. These estimates, especially the market value of the underlying common stock or convertible preferred stock and the related expected volatility, are highly judgmental and could differ materially in the future.

Stock-Based Compensation

Stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is generally the vesting period of the respective award. The expense recorded is based on awards ultimately expected to vest and, therefore, is reduced by estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company calculates the fair value of options using the Black-Scholes option pricing model and recognizes expense using the straight-line attribution approach. Awards with performance conditions and no service conditions are expensed when the performance condition is deemed probable of being achieved and is based on the fair value of the award at that time.

Advertising Expenses

The Company expenses advertising costs as incurred. Advertising costs were approximately $18.6 million, and $7.2 million in the years ended December 31, 2019, and 2020, respectively, and are included in sales and marketing expense in the accompanying consolidated statements of operations.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Overview and Basis of Presentation (cont.)

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions on the basis of a two-step process in which (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

All tax years remain open and subject to federal and state examination.

Net Loss per Share

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its redeemable convertible preferred stock to be participating securities. Under the two-class method, the net loss attributable to common stockholders is not allocated to the redeemable convertible preferred stock as the holders of its redeemable convertible preferred stock do not have a contractual obligation to share in the Company’s losses. Under the two-class method, net income is attributed to common stockholders and participating securities based on their participation rights. Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of stock options and redeemable convertible preferred stock. As the Company has reported losses for the years presented, all potentially dilutive securities are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

Recently Adopted Accounting Pronouncements

The Company adopted the following accounting standards during the year ended December 31, 2020:

In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The guidance will be effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. The Company adopted this standard effective January 1, 2020. The adoption of this standard did not have a material impact to the Company’s results of operations for the year ended December 31, 2020.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), to improve the effectiveness of disclosures in the note to the financial statements by facilitating clear communication of the information required by generally accepted accounting principles. The adoption of ASU 2018-13 is effective for the Company beginning January 1, 2020. The adoption of this standard did not have a material impact to the Company’s results of operations for the year ended December 31, 2020.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Overview and Basis of Presentation (cont.)

Recent Issued Accounting Pronouncements

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time as the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.

In February 2016, FASB issued ASU 2016-02, Leases (Topic 842). Lessees will need to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For income statement purposes, FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model and the new revenue recognition standard. The standard will be effective beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating this new standard and the impact it will have on its consolidated financial statements.

In June 2016, FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), intended to improve the timing, and enhance the accounting and disclosure, of credit losses on financial assets. This update modified the existing accounting guidance related to the impairment evaluation for available-for-sale debt securities, reinsurance recoverables, and premiums receivables and could result in the creation of an allowance for credit losses as a contra asset account. The ASU requires a cumulative-effect change to retained earnings in the period of adoption and prospective changes on previously recorded impairments, to the extent applicable. The amendments in ASU 2016-13 are effective for fiscal years beginning after December 15, 2022. The Company is currently evaluating this new standard and believes that it will not have a material impact on the Company’s consolidated financial statements with its current investment portfolio.

In March 2020, FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions to contract modifications and hedging relationships that reference LIBOR or another reference rate expected to be discontinued. The standard is effective upon issuance through December 31, 2022 and may be applied at the beginning of the interim period that includes March 12, 2020 or any date thereafter. The Company is currently evaluating this new standard and the impact it will have on its consolidated financial statements.

2. Fair Value of Financial Instruments

Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Fair Value of Financial Instruments (cont.)

The following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Cash and Cash Equivalents

The Company’s cash and cash equivalents are demand and money market accounts and other highly liquid investments with an original maturity of three months or less. Demand and money market accounts are at stated values. Fair values for other cash equivalents are classified as Level 1 or Level 2 and are based upon appropriate valuation methodology.

Marketable Securities — Available-for-sale

The Company classifies highly liquid money market funds, U.S. Treasury bonds and certificates of deposit within Level 1 of the fair value hierarchy because they are valued based on quoted market prices in active markets and upon models that take into consideration such market-based factors as recent sales, risk-free yield curves, and prices of similarly rated bonds. Commercial paper, corporate bonds, corporate debt securities, repurchase agreements, and asset backed securities are classified within Level 2 because they are valued using inputs other than quoted prices that are directly or indirectly observable in the market, including readily available pricing sources for the identical underlying security which may not be actively traded. The Company did not hold any securities classified within Level 3 as of December 31, 2019 and 2020.

Assets measured on a recurring basis at fair value, primarily related to marketable securities, included in the consolidated balance sheets as of December 31, 2019 and 2020 (in thousands):

	Fair Value Measurement at December 31, 2019
	Level 1	Level 2	Level 3	Total
Cash equivalents
Money market accounts	$5,275	$—	$—	$5,275
Total cash equivalents	5,275	—	—	5,275

Restricted cash equivalents
Money market accounts	1,896	—	—	1,896
Repurchase agreements	—	2,000	—	2,000
Certificates of deposits	3,771	—	—	3,771
Total restricted cash equivalents	5,667	2,000	—	7,667

Marketable securities
Corporate debt securities	—	7,852	—	7,852
Asset backed securities	—	1,500	—	1,500
Total marketable securities	—	9,352	—	9,352

Marketable securities – restricted
Corporate debt securities	—	12,505	—	12,505
U.S. treasury securities	10,627	1,055	—	11,682
Commercial paper	—	6,273	—	6,273
Asset backed securities	—	6,503	—	6,503
Total marketable securities – restricted	$10,627	$26,336	$—	$36,963

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Fair Value of Financial Instruments (cont.)

	Fair Value Measurement at December 31, 2020
	Level 1	Level 2	Level 3	Total
Cash equivalents
Money market accounts	$6,771	$—	$—	$6,771
Total cash equivalents	6,771	—	—	6,771

Restricted cash equivalents
Money market accounts	6,201	—	—	6,201
Certificates of deposits	3,331	—	—	3,331
Total restricted cash equivalents	9,532	—	—	9,532

Marketable securities – restricted
Corporate debt securities	—	5,955	—	5,955
U.S. treasury securities	6,994	—	—	6,994
Commercial paper	—	8,791	—	8,791
Asset backed securities	—	2,911	—	2,911
Total marketable securities – restricted	$6,994	$17,657	$—	$24,651

Warrants

The Company estimated the fair value of warrants exercisable for convertible preferred stock measured at fair value on a recurring basis at the respective dates using the Black-Scholes option valuation model, based on the estimated fair value of the underlying convertible preferred stock at the valuation measurement date, the remaining contractual term of the warrant, the risk-free interest rates, the expected dividends, and the expected volatility of the price of the underlying stock using guideline companies for reference. These estimates, especially the market value of the underlying stock and the related expected volatility, are highly judgmental and could differ materially in the future.

There were no changes in the valuation techniques during the periods presented. The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date and as such are classified as Level 3 liabilities.

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 liabilities for the years ended December 31, 2019 and 2020 (in thousands):

Balance at December 31, 2018	$1,147
Issuance of warrant on Series E convertible preferred stock	499
Increase in fair value of warrant	92
Balance at December 31, 2019	1,738
Issuance of warrant on Series E convertible preferred stock	12,620
Increase in fair value of warrant	69,294
Balance at December 31, 2020	$83,652

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Fair Value of Financial Instruments (cont.)

The fair value of the convertible preferred stock warrants was determined using the Black-Scholes option valuation model using the following assumptions for values as of December 31, 2019 and 2020:

	Estimated Fair Value of Warrants as of December 31, 2019	Exercise Price	Dividend Yield	Volatility	Risk-Free Interest Rate	Expected Term (in Years)
Series A	$972	$0.5909	0%	66.00%	1.60%	2.42
Series C	$127	$4.3189	0%	44.00%	1.60%	2.33
Series D	$140	$5.0763	0%	40.00%	1.59%	1.42
Series E	$499	$6.2894	0%	34.00%	1.62%	3.13
	Estimated Fair Value of Warrants as of December 31, 2020	Exercise Price	Dividend Yield	Volatility	Risk-Free Interest Rate	Expected Term (in Years)
Series A	$4,459	$0.5909	0%	63.00%	0.27%	0.46
Series C	$883	$4.3189	0%	61.00%	0.27%	0.46
Series D	$1,163	$5.0763	0%	61.00%	0.09%	0.46
Series E	$3,763	$6.2894	0%	60.00%	0.58%	0.46
Series E	$73,162	$6.2894	0%	60.00%	0.09%	0.46
Series E	$222	$8.6560	0%	60.00%	0.09%	0.46

Through December 31, 2019 and 2020, there were no transfers to or from any Level. The carrying amounts of accounts payable, accrued expenses, notes payable, and convertible debt approximate their fair values because of the relatively short periods until they mature or are required to be settled.

3. Marketable Securities

The Company has investments in certain debt securities that have been classified as available-for-sale and recorded at fair value. These investments are included in both assets for securities with a maturity of one-year or less and assets for securities with a maturity of more than one-year. These securities are held in the Insurance Company and shown as restricted given that the transfer of these assets is subject to the approval of the state regulators. As of December 31, 2019 and 2020, deposits with various states consisted of bonds with carrying values of $4.6 million and $4.9 million, respectively.

When evaluating an investment for other-than-temporary impairment, the Company reviews factors such as the length of time and extent to which fair value has been below its cost basis, the financial condition of the issuer and any changes thereto, changes in market interest rates and the Company’s intent to sell, or whether it is more likely than not it will be required to sell the investment before recovery of the investment’s cost basis. As of December 31, 2019 and 2020, the Company does not consider any of its investments to be other-than-temporarily impaired. Unrealized gains and losses arising from the revaluation of available-for-sale securities are included in the consolidated statements of other comprehensive loss. Realized gains and losses on sales of investments are generally determined using the specific identification method and are included in the consolidated statements of operations.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Marketable Securities (cont.)

The cost basis and fair value of available-for-sale securities as of December 31, 2019 and 2020 are presented below (in thousands):

	As of December 31, 2019
	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value
Marketable securities
Corporate debt securities	$7,848	$4	$—	$7,852
Asset backed securities	1,499	1	—	1,500
Total marketable securities	$9,347	$5	$—	$9,352

Marketable securities – restricted
Corporate debt securities	$12,481	$24	$—	$12,505
U.S. treasury securities	11,659	23	—	11,682
Commercial paper	6,273	—	—	6,273
Asset backed securities	6,495	8	—	6,503
Total marketable securities – restricted	$36,908	$55	$—	$36,963
	As of December 31, 2020
	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value
Marketable securities – restricted
Corporate debt securities	$5,938	$17	$—	$5,955
U.S. treasury securities	6,994	—	—	6,994
Commercial paper	8,791	—	—	8,791
Asset backed securities	2,911	—	—	2,911
Total marketable securities – restricted	$24,634	$17	$—	$24,651

The amortized cost and estimated fair value of marketable securities as of December 31, 2019 and 2020 are shown below by contractual maturity (in thousands):

	As of December 31, 2019
	Amortized Cost	Estimated Fair Value
Due within one year	$44,057	$44,105
Due between one to five years	2,198	2,210
	$46,255	$46,315
	As of December 31, 2020
	Amortized Cost	Estimated Fair Value
Due within one year	$21,603	$21,629
Due between one to five years	3,031	3,022
	$24,634	$24,651

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Telematics Devices, Improvements, and Equipment, Net

Telematics devices, improvements, and equipment consist of the following (in thousands):

	December 31,
	2019	2020
Telematics devices	$14,061	$14,018
Equipment	2,102	2,677
Leasehold improvements	2,785	7,324
Property and equipment, gross	18,948	24,019
Less accumulated depreciation and amortization	(8,378)	(11,303)
Telematics devices, improvements, and equipment, net	$10,570	$12,716

For the years ended December 31, 2019 and 2020, total depreciation and amortization expense was approximately $3.3 million, and $4.0 million respectively, included as part of policy servicing expense and other expense on the Company’s consolidated statements of operations.

The Company has one major vendor that supplies all telematics devices. The Company expects to maintain this relationship with the vendor for the foreseeable future. As of December 31, 2019 and 2020, the Company had approximately 48,800 and 49,200 telematics devices available to send to policyholders, respectively.

5. Website and Software Development Costs, Net

Website and software development costs consist of the following (in thousands):

	December 31,
	2019	2020
Capitalized website and software development costs	$51,370	$64,478
Less accumulated amortization	(34,889)	(46,077)
Capitalized website and software development costs, net	$16,481	$18,401

For the years ended December 31, 2019 and 2020 total amortization expense was approximately $10.6 million and $11.2 million respectively. For the years ended December 31, 2019 and 2020 the net amount of capitalized website and software development costs written off was approximately $0.2 million and $0 respectively.

6. Deferred Policy Acquisition Costs, Net

DPAC consists of the following (in thousands):

	December 31,
	2019	2020
Deferred policy acquisition costs	$9,731	$10,511
Less deferred ceding commission	(1,242)	(1,202)
Less accumulated amortization	(7,068)	(8,653)
Deferred policy acquisition costs, net	$1,421	$656

For the years ended December 31, 2019 and 2020, total amortization expense was approximately $1.7 million and $1.5 million, respectively, included as part of sales, marketing and other acquisition costs on the Company’s consolidated statements of operations.

7. Intangible Assets

Intangible assets of $7.5 million as of December 31, 2019 and 2020, are primarily related to the state insurance licenses acquired in 2016. These intangibles carry an indefinite life and are evaluated at least annually for impairment. For the years ended December 31, 2019 and 2020, the Company did not record an impairment charge.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Loss and Loss Adjustment Expense Reserves

The following table provides a reconciliation of the beginning and ending reserve balances for losses and LAE, net of reinsurance recoverable, as of December 31, 2019 and 2020 (in thousands):

	December 31,
	2019	2020
Balance at January 1	$41,185	$52,222
Less reinsurance recoverable	(17,643)	(28,837)
Net balance at January 1	23,542	23,385

Incurred related to:
Current year	31,706	16,140
Prior years	(1,082)	4,793
Total incurred	30,622	20,933

Paid related to:
Current year	17,032	6,425
Prior years	13,747	14,741
Total paid	30,779	21,166

Net balance at end of period	23,385	23,152
Plus reinsurance recoverable	28,837	33,941
Balance at end of period	$52,222	$57,093

These reserve estimates are generally the result of ongoing analysis of recent loss development trends and emerging historical experience. Original estimates are increased or decreased as additional information becomes known regarding individual claims. In setting reserves, the Company reviewed its loss data to estimate expected loss development. Management believes that the use of sound actuarial methodology applied to its analyses of historical experience provides a reasonable estimate of future losses. However, actual future losses may differ from the Company’s estimates, and future events beyond the control of management, such as changes in law, judicial interpretations of law and inflation, may favorably or unfavorably impact the ultimate settlement of the Company’s losses and LAE.

The anticipated effect of inflation is implicitly considered when estimating liabilities for losses and LAE. While anticipated price increases due to inflation are considered in estimating the ultimate claim costs, the increase in average severities of claims is caused by a number of factors that vary with the individual type of policy written. Future average severities are projected based on historical trends adjusted for implemented changes in underwriting standards, policy provisions, and general economic trends.

The estimation of unpaid losses and LAE reserves is based on existing factors at the date of estimation. Accordingly, future events may result in ultimate losses and LAE significantly varying from a reasonable provision as of the date of estimation. Unfavorable development of claims in future years could result in a significant negative impact on operations, stockholders’ surplus, and risk-based capital. Such development, if not offset by other increases in stockholders’ surplus, could result in the insurance departments of the state of domicile taking regulatory actions against the Company.

In 2019, the Company experienced favorable development on losses and LAE from prior accident years driven by lower-than-estimated severity of collision claims in 2018. In 2020, the Company experienced unfavorable development on losses and LAE from prior accident years as a result of adverse LAE development. The Company has not had any unfavorable prior year claim experience on retrospectively rated policies. However, the business to which the development relates is subject to premium adjustments.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Loss and Loss Adjustment Expense Reserves (cont.)

The following is supplementary information about average historical claims duration as of December 31, 2020. Given the stage of the Insurance Company, historical data for claims is limited to five years.

Average Annual Percentage Payout of Incurred Claims by Age, Net of Reinsurance
Years	1	2	3	4	5	6	7	8	9	10
Automobile	47%	28%	11%	9%	3%

The following is information about incurred and paid claims development as of December 31, 2020, net of reinsurance, as well as cumulative claim frequency and the total of incurred-but-not-reported (“IBNR”) liabilities plus expected development on reported claims included within the net incurred claims amounts.

The information about incurred and paid claims development for the years ended December 31, 2011 to December 31, 2020, including claim frequency, is presented below. The Company tracks claim frequency by individual claimant (dollars in thousands).

	Automobile										As of December 31, 2020
	Incurred loss and loss adjustment expenses, net of reinsurance For the Years Ended December 31,										Total of IBNR Liabilities Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
Accident Year	2011*	2012*	2013*	2014*	2015*	2016*	2017*	2018*	2019*	2020
2011	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	—
2012			—	—	—	—	—	—	—	—	—	—
2013				—	—	—	—	—	—	—	—	—
2014					—	—	—	—	—	—	—	—
2015						—	—	—	—	—	—	—
2016						2,530	3,107	2,818	3,030	3,215	29	1,633
2017							34,309	36,244	36,326	37,529	793	29,121
2018								37,879	36,501	38,657	2,448	44,090
2019									31,705	32,954	5,220	51,016
2020										16,140	7,469	36,291
Total										$128,495
	Automobile
	Cumulative paid loss and loss adjustment expenses, net of reinsurance For the Years Ended December 31,
Accident Year	2011*	2012*	2013*	2014*	2015*	2016*	2017*	2018*	2019*	2020
2011	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
2012			—	—	—	—	—	—	—	—
2013				—	—	—	—	—	—	—
2014					—	—	—	—	—	—
2015						—	—	—	—	—
2016						1038	2,254	2,640	3,004	3,096
2017							21,246	29,988	33,987	36,121
2018								20,771	30,154	34,465
2019									17,032	25,235
2020										6,426
Total										105,343
All outstanding liabilities before 2011, net of reinsurance										—
Liabilities for loss and LAE, net of reinsurance										$23,152

____________

*        Unaudited required supplemental information

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Loss and Loss Adjustment Expense Reserves (cont.)

The following table reconciles the incurred and paid claims development to the liability for losses and loss adjustment expenses for the year ended December 31, 2020 (in thousands):

Total incurred losses and loss adjustment expenses, net of reinsurance	$128,495
Total paid losses and loss adjustment expenses, net of reinsurance	(105,343)
Liabilities for loss and LAE, net of reinsurance	23,152
Reinsurance recoverable on losses and LAE	33,941
Loss and loss adjustment expense reserves, gross of reinsurance	$57,093

9. Reinsurance

The Company uses reinsurance contracts to protect itself from losses due to concentration of risk and to manage its operating leverage ratios. Effective May 1, 2017, two quota-share reinsurance agreements were entered into under which 85% of the Company’s premiums and losses related to its renewal business occurring May 1, 2017 through April 30, 2018 were ceded to two unaffiliated reinsurers. Effective May 1, 2018, three quota-share reinsurance agreements were in place whereby 85% of the Company’s premiums and losses related to its second term renewal business occurring May 1, 2018 through April 30, 2019, but not covered by the earlier quota-share agreements, were ceded to three unaffiliated reinsurers. Effective May 1, 2019, four quota-share reinsurance agreements were in place whereby 85% of the Company’s premiums and losses, subject to a loss corridor, related to its new and renewal business occurring May 1, 2019 through April 30, 2020, but not covered by the earlier quota-share agreements, were ceded to four unaffiliated reinsurers. Effective May 1, 2020, four quota-share reinsurance agreements were in place whereby 85% of the Company’s premiums and losses, subject to a loss corridor for one agreement, related to its new and renewal business occurring May 1, 2020 through April 30, 2021, but not covered by the earlier quota-share agreements, were ceded to five unaffiliated reinsurers. In addition, under the reinsurance agreements effective May 1, 2017 and May 1, 2018, LAE is ceded at a fixed rate of 3% of ceded earned premium. Under the reinsurance agreement effective May 1, 2019, LAE is ceded at a fixed rate of 6% of ceded earned premium and will be revalued effective May 1, 2021. Under the reinsurance agreement effective May 1, 2020, LAE is ceded at a fixed rate of 4.75 – 6.0% of ceded earned premium. For the reinsurance agreements effective May 1, 2017 and May 1, 2018, the Company receives a 10.2% ceding commission, sliding based on loss ratios of the ceded business. For the reinsurance agreement effective May 1, 2019, the Company receives a 10.0% ceding commission. For the reinsurance agreement effective May 1, 2020, the Company receives a 10.0 – 11.75% ceding commission, sliding based on loss performance of the ceded business.

In addition, the Company receives revenue from the reinsurers related to the acquisition costs incurred related to the ceded policies. The revenue is based on the number of policies newly ceded to the reinsurers. During the years ended December 31, 2019 and 2020 the Company received $25.2 million and $11.3 million respectively, for acquisition costs from the reinsurers, pursuant to the existing reinsurance agreements. This revenue is recorded in other revenue on the consolidated statements of operations.

The insurance company is not relieved of its primary obligations to policyholders as a result of any reinsurance agreements. The credit risk associated with the Company’s reinsurance contracts is mitigated by using a diverse group of reinsurers and monitoring their financial strength ratings. The reinsurance counterparties and their A.M. Best financial strength rating are as follows: Mapfre Re (A), Cincinnati Insurance Company (A+), Partner Re (A+), Horseshoe Re (not rated), and Topsail Re (not rated). For reinsurance counterparties not rated, adequate levels of collateral are required either in the form of a letter of credit or funded trust account.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Reinsurance (cont.)

The effect of the Company’s reinsurance agreements on premiums, loss and LAE related to the insurance company for the years ended December 31, 2019 and 2020 is as follows (in thousands):

	December 31, 2019
	Premium Written	Premium Earned	Unearned Premium	Losses and LAE Incurred	Loss and LAE Reserves
Direct	$103,280	$102,238	$15,171	$87,359	$52,222
Ceded	(79,678)	(75,608)	(12,904)	(56,736)	(28,837)
Net	$23,602	$26,630	$2,267	$30,623	$23,385
	December 31, 2020
	Premium Written	Premium Earned	Unearned Premium	Losses and LAE Incurred	Loss and LAE Reserves
Direct	$100,611	$99,712	$16,070	$74,943	$57,093
Ceded	(85,504)	(84,740)	$(13,668)	(54,010)	(33,941)
Net	$15,107	$14,972	$2,402	$20,933	$23,152

10. Notes Payable, net

The following table summarizes the Company’s debt outstanding, net of issuance costs (in thousands):

	December 31,
	2019	2020
2019 Loan and Security Agreement	25,000	25,000
Subordinated Note Purchase and Security Agreement	—	32,461
Paycheck Protection Program Loan	—	5,880
Principal Amount Due	25,000	63,341
Less: Unamortized debt issuance costs and discounts	(898)	(11,407)
Notes payable, net	$24,102	$51,934

Paycheck Protection Program Loan

In April 2020, the Company was granted a loan under the Paycheck Protection Program offered by the Small Business Administration under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), section 7(a)(36) of the Small Business Act for approximately $5,900,000. The loan was evidenced by a promissory note and bore interest at 1% with payments deferred for 10 months after the covered period of 24 weeks months. Monthly payments of principal and interest of approximately $330,000 would have begun in September 2021 and continued through maturity in April 2022, if required. The loan was subject to partial or full forgiveness if the Company: used all proceeds for eligible purposes; maintained certain employment levels; and maintained certain compensation levels in accordance with and subject to the CARES Act and the rules, regulations and guidance. This loan was repaid in February 2021 and is no longer outstanding (see Note 19).

Subordinated Note Purchase and Security Agreement

In April 2020, the Company entered into a subordinated debt transaction (the “Note Purchase and Security Agreement”) with Hudson Structured Capital Management and an affiliate (collectively, “Hudson”) with borrowings totaling $31.6 million through December 31, 2020 in the aggregate, along with $0.9 million of capitalized payment in kind (“PIK”) interest. The transaction further provided for additional funds up to $15.0 million over time, from Hudson, the timing of which was subject to reinsurance settlement timing. The outstanding principal under the Note Purchase and Security Agreement was due in April 2025 and bore interest at the following rates: 2% per

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Notes Payable, net (cont.)

annum payable quarterly in arrears in cash, and a varying interest rate of 9.0% to 11.0% of PIK interest. The PIK interest was based on the aggregate outstanding principal balance as follows: (i) 11.0% if the outstanding balance was less than $5.0 million; (ii) 10.0% if the outstanding balance was greater than or equal to $5.0 million but less than $10.0 million, and (iii) 9.0% if the outstanding balance was greater than or equal to $10.0 million. PIK interest represents contractually deferred interest that is added to the principal balance outstanding and due at maturity. The loan was secured by substantially all assets of the Company. As of December 31, 2020, the outstanding principal and capitalized PIK interest on the Note Purchase and Security Agreement was $32.5 million, along with $0.6 million of accrued PIK interest not subject to capitalization as of such date. This loan was repaid in March 2021 and is no longer outstanding (see Note 19).

As part of the Note Purchase and Security Agreement, the Company issued warrants for up to 8,669,076 of Series E convertible preferred shares, which the Company estimated to have a fair value of $12.5 million at issuance which was recorded as a discount to the debt and is being amortized to interest expense over the term of the debt. These warrants were exercised in February 2021 and are no longer outstanding (see Note 19).

2019 Loan and Security Agreement

In December 2019, the Company entered into a Loan and Security Agreement (the “2019 Loan and Security Agreement”) with a group of lenders for a term loan in the amount of $25.0 million. Minimum payments of interest were due monthly through December 2021. Beginning in January 2022, equal payments of principal would have been due monthly in an amount necessary to fully amortize the loan by June 5, 2024. An end of term payment of $0.6 million was due at maturity or date of any prepayment. At the time of origination, the lender was granted a warrant to purchase Series E convertible preferred stock, estimated to have a fair value of $0.5 million at issuance. The warrants were exercised in February 2021 and are no longer outstanding (see Note 19). The loan was secured by substantially all assets of the Company. The Company was required to obtain the lender’s consent regarding certain dispositions, and changes in business, management, or ownership including mergers and acquisitions, as more fully described in the 2019 Loan Agreement. The balance outstanding net of debt issuance costs for the 2019 Loan Agreement was $24.1 million and $24.3 million as of December 31, 2019 and 2020, respectively.

The loan was able to be prepaid in an amount equal to the outstanding principal, accrued interest, and the end of term fee, plus a prepayment charge of 3% if paid in the first year after the effective date, 2% if paid in the second year after the effective date, or 1% if prepaid after the second year subsequent to the effective date. The following table summarizes the principal amounts due on the Company’s outstanding debt as of December 31, 2020 (in thousands):

Year Ended December 31,	Amount
2021	$1,307
2022	14,573
2023	10,000
2024	5,000
2025	32,461
Thereafter	—
Total minimum principal payments	$63,341

This loan was prepaid in February 2021 and is no longer outstanding (see Note 19).

11. Commitments

The Company leases facilities in San Francisco, California, which is the corporate headquarters, Tempe, Arizona and Boston, Massachusetts, as well as certain equipment. The leases are non-cancellable operating leases that expire on various dates through 2030.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Commitments (cont.)

Future minimum lease payments relating to these agreements as of December 31, 2020, are as follows (in thousands):

Year Ended December 31,	Purchase Obligations	Leases	Total
2021	$3,949	$3,276	$7,225
2022	—	3,093	3,093
2023	—	3,181	3,181
2024	—	3,190	3,190
2025	—	2,433	2,433
Thereafter	—	11,186	11,186
Total minimum lease payments	$3,949	$26,359	$30,308

In 2019, the company entered into a new lease for office space in San Francisco, CA. This lease commenced in August 2019 and includes minimum lease payments of approximately $22.6 million in total through March 2030.

The Company moved into the new San Francisco office space in March 2020. The Company exited the prior office space in February 2020 and ceased lease payments at that time in accordance with an executed updated lease agreement. For the years ended December 31, 2019, and 2020, rent expense was approximately $3.2 million, and $2.9 million, respectively, included as part of other operating expenses on the Company’s consolidated statements of operations.

The Company was not a party to any material litigation, regulatory actions, or arbitration other than what is routinely encountered in claims activity and routine regulatory examinations, none of which is expected by the Company to have a materially adverse effect on the Company’s financial position or operations and/or cash flow as of December 31, 2019 and 2020.

12. Convertible Preferred Stock and Common Stock

Series E-1 Conversion to Series D

In April 2020, the Company amended the conversion rights of non-voting convertible Series E-1 preferred stock to provide for conversion on a 1:1 basis into shares of convertible Series D preferred stock. In December 2020, holders of non-voting convertible Series E-1 preferred stock elected to convert 6,293,581 shares into an equivalent number of shares of convertible Series D preferred stock in accordance with the amended convertible Series E-1 preferred stock conversion rights. Upon conversion of the Series E-1 convertible preferred stock to Series D convertible preferred stock, which had an equivalent fair value on the date of conversion, approximately $31.9 million was reclassified within the Company’s consolidated balance sheets for the balances of such classes of shares of convertible preferred stock, based on an original issue price and liquidation preference of $5.0763 per share for both classes of convertible preferred stock.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Convertible Preferred Stock and Common Stock (cont.)

Authorized, Issued, and Outstanding Shares and Liquidation Preference

The authorized, issued, and outstanding shares of common stock and the authorized, issued, outstanding, and aggregate liquidation preference of the Company’s convertible preferred stock as of December 31, 2019 were as follows (dollars in thousands):

	December 31, 2019
	Number of Shares		Aggregate Balance	Aggregate Liquidation Preference
Series	Authorized	Issued and Outstanding
Series A Senior	7,260,666	6,939,098	$4,032	$4,100
Series B Senior	5,805,056	5,805,057	9,949	10,000
Series C Senior	9,304,900	9,224,670	39,613	39,840
Series D Senior	19,371,524	18,915,820	93,727	96,023
Series E Senior	23,850,034	14,787,031	90,468	93,001
Series E-1 Senior (non-voting)	11,412,474	11,412,474	57,933	57,933
Junior Preferred	1,692,464	1,692,464	1,479	1,500
	78,697,118	68,776,614	$297,201	$302,397
Common stock:
Shares	97,485,929	8,865,933
Less shares subject to restriction	—	(423)
Total	97,485,929	8,865,510

The authorized, issued, and outstanding shares of common stock and the authorized, issued, outstanding, and aggregate liquidation preference of the Company’s convertible preferred stock as of December 31, 2020 were as follows (dollars in thousands):

	December 31, 2020
	Number of Shares		Aggregate Balance	Aggregate Liquidation Preference
Series	Authorized	Issued and Outstanding
Series A Senior	7,260,666	6,939,098	$4,032	$4,100
Series B Senior	5,805,056	5,805,057	$9,949	$10,000
Series C Senior	9,304,900	9,224,670	$39,613	$39,840
Series D Senior	30,449,674	25,209,401	$125,675	$127,971
Series E Senior	23,850,034	14,787,031	$90,468	$93,001
Series E-1 Senior (non-voting)	11,412,474	5,118,893	$25,985	$25,985
Junior Preferred	1,692,464	1,692,464	$1,479	$1,500
	89,775,268	68,776,614	$297,201	$302,397
Common stock	111,702,628	8,992,463

Convertible Preferred Stock

All convertible preferred stock converted into common stock in February 2021 and is no longer outstanding (see Note 19). Significant terms of the outstanding convertible preferred stock series were as follows:

Dividends — Each share of Series A, Series B, Series C, Series D, Series E, and Series E-1 convertible preferred stock (“Senior convertible preferred stock”) was entitled to receive, when and if declared by the Company’s Board of Directors, noncumulative dividends at an annual rate of $0.0473 for Series A convertible preferred stock, $0.1378 for Series B convertible preferred stock, $0.3456 for Series C convertible preferred stock, $0.4061 for Series D convertible preferred stock, $0.5031 for Series E convertible preferred stock, and $0.4061 for Series E-1 convertible preferred stock payable in preference and priority to any distributions made to holders of

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Convertible Preferred Stock and Common Stock (cont.)

Junior convertible preferred stock or common stock. After the payment of dividends to holders of Senior convertible preferred stock, the holders of Junior convertible preferred stock were entitled to receive, when and if declared by the Company’s Board of Directors, noncumulative dividends at an annual rate of $0.0709 per share. Additional dividends or distributions would have been distributed among all holders of common stock and convertible preferred stock pro-rata on the number of shares of common stock held by each assuming full conversion of all preferred stock. No dividends could have been paid on the common stock until the dividends on the Senior preferred stock and Junior preferred stock were paid. No dividends have been declared to date.

Voting Rights — Each holder of common stock is entitled to one vote for each share. The holders of each share of Series A convertible preferred Stock, Series B convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock, Series E convertible preferred stock, and Junior convertible preferred stock (collectively, the “Voting convertible preferred stock”) were entitled to the number of votes equal to the number of shares of common stock into which such shares could then be converted and have voting rights and powers equal to the voting rights and powers of the common stock. The holders of the Voting convertible preferred stock, voting as a separate class, were entitled to elect three directors to the Company’s Board of Directors. The holders of the Company’s common stock were entitled to elect two directors to the Company’s Board of Directors. The holders of the common stock and Senior convertible preferred stock, voting as a single class of stock, assuming a full conversion, elected all remaining directors of the Company. The Company was prohibited from taking certain material actions unless approved by the holders of 60% of the then outstanding shares of Voting convertible preferred stock. The holders of Series E-1 convertible preferred stock did not have any voting rights.

For so long as any shares of Series E convertible preferred stock remained outstanding (as adjusted for any recapitalization), the Company could not (by amendment, merger, consolidation, or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least 60% of the outstanding shares of the Series E convertible preferred stock (voting together as a single class and on an as-converted basis), have taken any action that altered or changed the rights, preferences, privileges, or powers of the Series E convertible preferred stock in a manner that adversely affects the holders thereof differently than the holders of any other series of convertible preferred stock.

Liquidation — In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Senior convertible preferred stock were entitled to receive, prior and in preference to any distributions of assets to the holders of the Junior convertible preferred stock or the common stock, an amount equal to the sum of any declared but unpaid dividends plus a liquidation preference per share of $0.5909 for Series A convertible preferred stock, $1.7226 for Series B convertible preferred stock, $4.3189 for Series C convertible preferred stock, $5.0763 for Series D convertible preferred stock, $6.2894 for Series E convertible preferred stock, and $5.0763 for Series E-1 convertible preferred stock.

If upon any liquidation, dissolution, or winding up of the Company, the available funds and assets to be distributed to the holders of the Senior convertible preferred stock were insufficient to permit the payment to such stockholders of their full preferential amount, then all of the available funds and assets were to be distributed among the holders of Senior convertible preferred stock pro-rata according to the number of outstanding shares held by each holder thereof.

The Junior convertible preferred stockholders had a preference to common stockholders upon liquidation, dissolution, or winding up of the Company of $0.8863 per share plus any declared but unpaid dividends.

Redemption Rights — No shares of Senior convertible preferred stock, Junior convertible preferred stock, or common stock had redemption rights.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Convertible Preferred Stock and Common Stock (cont.)

Conversion — The holders of the Senior and Junior convertible preferred stock had the option to convert each share into one share of common stock. The conversion price for the Senior and Junior convertible preferred stock was subject to adjustment to account for certain dilutive issuances including stock splits.

Shares of Senior and Junior convertible preferred stock would have converted automatically into shares of common stock at the conversion price at the time in effect for such Senior and Junior convertible preferred stock (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to a registration statement under the Securities Act of 1933, as amended, provided that the offering price per share was not less than $10.00 (as may be adjusted for stock splits, recapitalizations, and the like) and the aggregate gross proceeds to the Company were not less than $90.0 million, or (ii) upon the Company’s receipt of the written consent of the holders of at least 60% of the then outstanding shares of Voting convertible preferred stock (voting as a single class and on an as-converted basis) or, if later, the effective date for conversion specified in such requests to the conversion of all then outstanding shares of convertible preferred stock.

Pro-rata Participation and Other Rights — Pursuant to an Investor Rights Agreement between the Company and the holders of convertible preferred stock, “Significant Holders” (those holding more than 1,000,000 shares of convertible preferred stock) had the right to purchase their pro-rata portion of securities offered by the Company in the future, subject to customary exceptions. In the event that a Significant Holder did not purchase its pro-rata share, then the other participating Significant Holders could have elected to purchase the declined pro-rata allocation. The related agreements also contained various rights and obligations such as registration rights, obligations with respect to voting for director or in connection with a change of control, right of first refusal and co-sale rights, and anti-dilution adjustments, including price-based anti-dilution adjustments and adjustments for stock splits, stock dividends, and reclassifications, as more fully described therein.

The terms of all classes of convertible preferred stock included embedded conversion features related to anti-dilution. These conversion option provisions met the “fixed for fixed” and “clearly and closely related” criteria so the feature was not bifurcated from the host. The voting rights of the preferred stockholders provided for share redemption upon the occurrence of an event such as liquidation that was not solely within the control of the issuer. Accordingly, the preferred stock series have been presented as temporary or mezzanine equity in the accompanying consolidated balance sheets.

Common Stock

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock then outstanding.

The Company has adequate authorized but unissued common stock available for outstanding instruments convertible into common stock as of December 31, 2019 and 2020.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Convertible Preferred Stock and Common Stock (cont.)

Warrants

As of December 31, 2019, the following warrants were issued and outstanding:

Shares Subject to Warrants	Issue Date	Underlying Security	Reason for Grant	Warrants Outstanding	Exercise Price per Share	Expiration
Series A Preferred	September 7, 2012	Series A Preferred	Financing	321,568	$0.5909	5 years post IPO
Common	July 30, 2015	Common Stock	Services	77,176	$0.8567	July 30, 2020
Series C Preferred	December 14, 2015	Series C Preferred	Financing	80,229	$4.3189	December 14, 2025
Series D Preferred	July 16, 2018	Series D Preferred	Financing	114,241	$5.0763	June 30, 2025
Series D Preferred	December 12, 2018	Series D Preferred	Financing	7,139	$5.0763	December 12, 2025
Series E Preferred	December 5, 2019	Series E Preferred	Financing	346,762	$6.2894	December 31, 2029

As of December 31, 2020, the following warrants were issued and outstanding:

Shares Subject to Warrants	Issue Date	Underlying Security	Reason for Grant	Warrants Outstanding	Exercise Price per Share	Expiration
Series A Preferred	September 7, 2012	Series A Preferred	Financing	321,568	$0.5909	5 years post IPO
Series C Preferred	December 14, 2015	Series C Preferred	Financing	80,229	$4.3189	December 14, 2025
Series D Preferred	July 16, 2018	Series D Preferred	Financing	114,241	$5.0763	June 30, 2025
Series D Preferred	December 12, 2018	Series D Preferred	Financing	7,139	$5.0763	December 12, 2025
Series E Preferred	December 5, 2019	Series E Preferred	Financing	346,762	$6.2894	December 31, 2029
Series E Preferred	July 29, 2020	Series E Preferred	Financing	8,669,076	$6.2894	July 29, 2030
Series E Preferred	November 16, 2020	Series E Preferred	Other	35,541	$8.6560	November 18, 2025

A discussion of the valuation methodology for the warrants exercisable for convertible preferred stock issued through 2020 is provided in Note 2, Fair Value of Financial Instruments. The value of these warrants at inception has been recorded as debt issuance costs on the loans with which they were issued, which have been accounted for as an adjustment to the effective rate of interest. The periodic adjustments to mark each warrant to fair value are recorded in the accompanying consolidated statements of operations. All warrants were exercised in February 2021 and are no longer outstanding (see Note 19).

13. Stock Option Plan

In 2011, the Company’s Board of Directors adopted the 2011 Equity Incentive Plan (the “Plan”). The Plan provides for the granting of stock options to officers, directors, employees, and consultants of the Company. Options granted under the Plan may be Incentive Stock Options (“ISO”) or Nonstatutory Stock Options (“NSO”) as determined by the Board of Directors at the time of the option grant. Only employees are eligible for the grant of ISOs. Only employees, consultants, and outside directors will be eligible for the grant of NSOs or the award or the sale of shares.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Stock Option Plan (cont.)

The Board of Directors determines the period over which options become exercisable and options generally vest over a four-year period. However, no option will become exercisable after the expiration of ten years from the date of grant. The term of an ISO granted to a 10% stockholder will not exceed five years from the date of the grant. The exercise price of an ISO granted to a 10% stockholder will not be less than 110% of the estimated fair value of the shares on the date of the grant. The exercise price of an ISO granted to any employee other than 10% stockholder will not be less than 100% of the estimated fair value of the shares on the date of grant.

The exercise price of an NSO granted to a 10% stockholder will not be less than 100% of the estimated fair value of the shares on the date of the grant. The exercise price of an NSO granted to any grantee other than 10% stockholder will not be less than 85% the estimated fair value of the shares on the date of the grant. In the case of options intended to qualify as performance-based compensation, the exercise price will not be less than 100% of the estimated fair value of the shares on the date of the grant.

The Plan allows employees with the ability to “early exercise” stock options (the underlying shares of common stock are referred to as “restricted stock units” or “RSUs”). Early exercise allows employees to exercise a stock option into an RSU and remit cash consideration or a recourse note to the Company for the exercise price in exchange for the RSU but before the requisite service is provided (e.g., before the award is vested). Although on early exercise the employee is deemed to own the resulting shares for tax and legal purposes, the employee has exercised the stock option award before the employee actually vests in the award under its original terms. The RSU received by the employee contains a repurchase provision contingent on the employee’s termination prior to vesting. The repurchase price is the original exercise price. Consequently, the early exercise is not considered to be a substantive exercise for accounting purposes, and, therefore, the payment received by the employer for the exercise price is initially recognized as a liability and the shares are not deemed to be “outstanding” for accounting reporting purposes. As the RSU vests, the liability and underlying shares are reclassified from a liability to equity.

Pursuant to the Plan, the Company had reserved 14,397,027 shares of common stock for issuance as of December 31, 2019 and 2020. There were 2,524,399 and 2,043,123 shares of common stock available for future issuance as of December 31, 2019 and 2020, respectively.

The Company uses the Black-Scholes option pricing model to estimate the fair value of each option grant on the date of grant or modification. The Company amortizes the estimated fair value to stock compensation expense using the straight-line method over the vesting period of the option. The following is a description of the significant assumptions used in the option pricing model:

•        Expected term — The expected term is the period of time when granted options are expected to be outstanding. In determining the expected term of options, the Company utilized the midpoint between the vesting date and contractual expiration date.

•        Volatility — Because the Company’s stock is not traded in an active market, the Company calculates volatility by using the historical stock prices of comparable public companies.

•        Risk-free interest rate — The Company bases the risk-free interest rate used in the Black-Scholes option valuation model on the rate of treasury securities with the same term as the options.

•        Forfeiture rate — The weighted average forfeiture rate of unvested options.

•        Expected dividends — The Company does not have plans to pay cash dividends in the future. Therefore, the Company uses an expected dividend yield of zero in the Black-Scholes option valuation model.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Stock Option Plan (cont.)

The following assumptions were used to estimate the value of options granted during the years ended December 31, 2019 and 2020:

	Years ended December 31,
	2019	2020
Forfeiture rate	15.77% – 19.76%	19.62% – 25.76%
Volatility	45.00%	47.00% – 62.00%
Expected term (years)	6.02 – 6.08	4.95 – 7.00
Risk-free interest rate	1.39% – 2.49%	0.26% – 1.73%
Expected dividends	—	—

The following table summarizes the activity of the Company’s stock option plan:

	Stock Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2018	5,785,513
Options granted	2,336,057	$2.95
Options exercised	(810,312)	$1.69
Options cancelled or expired and returned to plan	(1,729,479)	$2.35
Outstanding as of December 31, 2019	5,581,779	$2.34	7.97	$6,642
Options granted	3,336,116	$3.13
Options exercised	(126,529)	$1.91
Options cancelled or expired and returned to plan	(2,860,342)	$2.73
Outstanding as of December 31, 2020	5,931,024	$2.61	8.10	$70,192
Vested and expected to vest as of December 31, 2019	4,763,448	$2.29	7.99	$5,968
Vested and exercisable as of December 31, 2019	5,581,748	$2.34	7.96	$6,403
Vested and expected to vest as of December 31, 2020	4,512,737	$2.45	7.55	$52,705
Vested and exercisable as of December 31, 2020	2,194,860	$2.00	6.38	$27,324

The fair value of stock options granted are recognized as compensation expense in the consolidated statements of operations over the related vesting periods. The weighted-average grant date fair value per share of stock options granted during the years ended December 31, 2019 and 2020 was $2.95 and $3.13, respectively. As of December 31, 2019 and 2020, there was approximately $2.8 million and $3.3 million of unrecognized stock-based compensation cost related to stock options granted under the Plan, respectively, which is expected to be recognized over an average period of 2.62 years and 2.83 years, respectively.

Awards with performance conditions and no service conditions are expensed when the performance condition is deemed probable of being achieved and is based on the fair value of the award at that time. As of December 31, 2020, the Company had granted 558,513 options with performance conditions. These options have no required service period. As of December 31, 2020, the performance conditions were not deemed probably of being met and therefore no corresponding stock-based compensation expense was recorded.

The contingent obligation related to RSUs as of December 31, 2019, and 2020 was $1,000, and $0, respectively.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Stock Option Plan (cont.)

The following table illustrates stock-based compensation expense for employee and nonemployee options for the years ended December 31, 2019 and 2020 (in thousands).

	Years Ended December 31,
	2019	2020
Cost of revenues	$56	$104
Research and development	525	714
Sales and marketing	115	44
Other operating expenses	731	595
Total stock-based compensation	$1,427	$1,457

The amounts capitalized as part of website and software development costs for the years ended December 31, 2019 and 2020 was $0.4 million and $0.5 million, respectively.

14. 401(k)

The Company has a 401(k) retirement plan that covers all employees who have met certain eligibility requirements. The 401(k) plan provides for voluntary contributions by employees of up to 90% of their eligible compensation, subject to the maximum allowed by law. The Company is not required to make contributions to the plan but can make discretionary contributions. The Company did not make any contributions to the plan during the years ended December 31, 2019 or 2020.

15. Income Taxes

The components of the Company’s federal income tax expense (benefit) are as follows:

	As of December 31,
	2019	2020
Current	$—	$—
Deferred	37	(84)
Income tax expense (benefit)	$37	$(84)

The following table presents a reconciliation of the tax expense (benefit) based on the statutory rate to the Company’s actual tax expense (benefit) in the consolidated statements of operations:

	As of December 31,
	2019	2020
Statutory tax expense (benefit)	$(12,001)	$(25,241)
Warrants – mark to market	19	14,552
Research and development	(1,530)	(1,170)
Change in valuation allowance	13,488	11,435
Other, net	61	340
Income tax expense (benefit)	$37	$(84)

The effective income tax rate differs from the statutory federal rate, primarily due to non-deductible warrants and valuation allowance.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Income Taxes (cont.)

The following table summarizes information regarding the Company’s net deferred tax assets and the valuation allowance (in thousands):

	As of December 31,
	2019	2020
Deferred tax assets:
Net operating loss carryforwards	$61,824	$73,364
Tax credit forwards	3,704	4,780
Unearned premium reserves	97	103
Discounting of unpaid losses	155	167
Stock compensation	395	501
Other	—	1,048
Total deferred tax assets	66,175	79,963
Deferred tax liabilities:
Depreciation & Amortization	(3,914)	(3,691)
Other	(185)	—
Total deferred tax liabilities	(4,099)	(3,691)
Net deferred tax assets	62,076	76,272
Less valuation allowance	(62,160)	(76,272)
Balance end of year	$(84)	$—

Realization of deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. The Company is also in a cumulative loss position. Accordingly, net deferred tax assets have been fully offset by a valuation allowance.

As of December 31, 2020, the Company had federal and state net operating loss (“NOL”) carryforwards of approximately $279 million and $258 million, respectively. As of December 31, 2019, the Company had federal and state net operating loss carryforwards of approximately $236 million and $217 million, respectively. Of the Company’s NOLs, $142 million of federal losses will begin to expire in the years 2031 through 2040 and $137 million of losses can be carried forward indefinitely. State NOL’s have varying expiration periods, beginning from 2027 to 2038.

As of December 31, 2020, the company had federal and state research and development tax credit carryforwards of approximately $4 million and $3 million, respectively. As of December 31, 2019, the company had federal and state research and development tax credit carryforwards of approximately $3 million and $2 million, respectively. The federal tax credit carryforwards expire at various dates beginning in 2033 if not utilized. The state tax credit carryforwards do not expire.

In October 2016, the Company underwent a change of control under Section 382 of the Internal Revenue Code by the purchase of interest by additional investors. The company is not expected to lose any deferred tax assets as a result of these limitations. The Company may experience ownership changes in the future as a result of subsequent shifts in its stock ownership.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Income Taxes (cont.)

Uncertain Tax Positions

The following is a reconciliation of the beginning and ending amount of the Company’s total gross unrecognized tax benefit liabilities (in thousands):

	Year Ended December 31,
	2019	2020
Gross unrecognized tax benefit, beginning of the year	$854	$1,364
Increases related to tax positions taken during current year	510	390
Gross unrecognized tax benefit, ending balance	$1,364	$1,754

As of December 31, 2020, all unrecognized tax benefits, if realized, would be subject to a full valuation allowance and, and would not affect the Company’s tax rate.

The Company does not anticipate that the total amounts of unrecognized tax benefits will significantly increase or decrease in the next 12 months.

A number of the Company’s tax returns remain subject to examination by taxing authorities. These include U.S. federal returns and returns for certain states for 2011 and later years.

The Company is not currently under examination by income tax authorities in any federal or state jurisdictions.

16. Segment and Geographic Information

The Company operates in the following two reportable segments, which are the same as its operating segments:

—     Insurance Services.    Providing insurance policies for automobile owners

—     Enterprise Business Solutions.    Providing access to its developed technology under SaaS arrangements along with professional services to third party customers.

Operating segments are based upon the nature of the Company’s business and how its business is managed. The Company’s Chief Operating Decision Maker (“CODM”) is its Chief Executive Officer. The CODM uses the Company’s operating segment financial information to evaluate segment performance and to allocate resources. The CODM does not evaluate the performance of the Company’s assets on a segment basis for internal management reporting and, therefore, such information is not presented.

Contribution is used, in part, to evaluate the performance of, and allocate resources to, each of the segments. Segment contribution is segment revenue less the related costs of revenue and sales and marketing expenses. It excludes certain operating expenses that are not allocated to segments because they are separately managed at the consolidated corporate level. These unallocated costs include stock-based compensation expense, research and development expenses, and general and administrative expenses such as legal and accounting.

The total assets of Insurance services and Enterprise business solutions segments are $196.1 million and $6.1 million respectively. The consolidated total assets of Operating segments are $202.2 million.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Segment and Geographic Information (cont.)

The following table summarizes the operating results of the Company’s reportable segments (in thousands):

	Years Ended December 31,
	2019	2020
Revenue:
Insurance services	$51,955	$29,395
Enterprise business solutions	800	5,669
Total revenue	$52,755	$35,064

Contribution:
Insurance services	$1,545	$11,914
Enterprise business solutions	(2,817)	(563)
Total contribution	$(1,272)	$11,351

The following table provides a reconciliation of the Company’s total reportable segments’ contribution to its total loss from operations (in thousands):

	Years Ended December 31,
	2019	2020
Total segment contribution	$(1,272)	$11,351
Ceded premium, losses and LAE	(7,304)	15,443
Other income	1,849	2,421
Policy services expenses and other	2,100	2,676
Sales, marketing, and other acquisition costs	23,553	5,029
Research and development	5,839	2,433
Amortization of capitalized software	10,648	11,188
Other operating expenses	18,896	16,981
Loss from operations	$(56,853)	$(44,820)

Geographical Breakdown of Direct Earned Premiums

Direct earned premium by state is as follows (in thousands):

	Years Ended December 31,
	2019	2020
California	$59,287	$58,276
Washington	10,765	11,391
New Jersey	10,353	9,155
Oregon	8,066	7,232
Illinois	5,168	4,474
Arizona	3,304	4,527
Pennsylvania	3,418	2,932
Virginia	1,877	1,725
Total premiums earned	$102,238	$99,712

During the years ended December 31, 2019 and 2020, the Company recognized $0.8 million, and $5.7 million of revenue earned from customers outside the United States, respectively. Long-lived assets are all held in the U.S. For the years ended December 31, 2019 and 2020, substantially all of the Company’s revenue was earned from customers residing in the United States.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Related-Party Transactions

In August 2014, the Company loaned the Chief Executive Officer (“CEO”) $0.4 million with interest at 3.09% and adjusted to 1.5% in April 2020, which was used to early exercise stock options issued to the CEO and was due at the earlier of one year after termination of employment, upon an Initial Public Offering or change in control, or ten years from the date issued. The loan was full recourse, and also collateralized by the underlying common shares. For accounting under GAAP, the note receivable is presented as contra-equity in the accompanying consolidated balance sheets. This loan was paid in full in February 2021 and is no longer outstanding (see Note 19).

In March 2018, the Company entered into an agreement with a third party under which the Company developed proprietary software solutions and provides access to and use of such software solutions and related services. In July 2018, the third party became an investor of the Company as part of the Series E convertible preferred stock Financing. During the years ended December 31, 2019 and 2020, the Company recognized $0.8 million and $5.7 million of revenue from the investor, respectively. The Company had no outstanding accounts receivable balances from the investor as of December 31, 2019 and 2020. The Company continues to enter into contracts with the investor related to the Company’s Enterprise business solutions (see Note 16, Segment and Geographic Information).

An executive of Hudson, who the Company entered into a Note Purchase and Security Agreement with in 2020 (see Note 10, Notes Payable, net), is on the Company’s Board of Directors. This loan was repaid in March 2021 and is no longer outstanding (see Note 19).

18. Statutory Financial Information

The Insurance Company is subject to regulation and supervision in each of the jurisdictions where it is domiciled and licensed to conduct business. Generally, regulatory authorities have broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and LAE, reinsurance, minimum capital and surplus requirements, dividends and other distributions to stockholders, periodic examinations, and annual and other report filings. Such regulation is generally for the protection of the policyholders rather than stockholders. The NAIC uses risk-based capital standards for property and casualty insurers as a means of monitoring the financial strength of insurance companies.

The Company maintained statutory capital and surplus and had statutory net loss as of and for the years ended December 31, 2019 and 2020 as follows (in thousands):

	Years Ended December 31
	2019	2020
Statutory capital and surplus	$25,076	$22,453
Statutory net loss	$(3,595)	$(2,078)

The policyholder’s surplus of the Insurance Company as of December 31, 2020 included capital contributions from Metromile of $18.6 million.

Dividend payments are restricted by the laws of the State of Delaware. The maximum amount that can be paid without prior notice or approval is the greater of 10% of surplus as regards policyholders as of the preceding December 31 or net income not including realized capital gains for the twelve-month period ending the preceding December 31. Because the Company has an unassigned deficit at December 31, 2019 and 2020, the Company’s dividend policy is governed by Section 5005(B) of the Delaware insurance code whereby a domestic insurer may not declare or pay a dividend or other distribution from any source other than earned surplus without the commissioner’s prior approval. The Insurance Company paid no dividends to the Company in 2019 or 2020.

The Insurance Company is subject to certain risk-based capital (“RBC”) requirements as specified by the National Association of Insurance Commissioners (“NAIC”). Under these requirements, the amount of capital and surplus maintained by an insurance company is to be determined based on the various risk factors related to it. As of December 31, 2019 and 2020, the Insurance Company’s capital and policyholders’ surplus exceeded the minimum RBC requirements.

METROMILE OPERATING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. Subsequent Events

In January 2021, the Company received additional loan proceeds of $2.0 million related to the Note Purchase and Security Agreement (see Note 10) with Hudson. In March 2021, the Company repaid its outstanding obligations on this loan in the amount of $37.0 million.

In February 2021, the Company completed a business combination (“Merger”) with INSU Acquisition Corp. II (“INSU”), where the Company merged with the subsidiary INSU, with Metromile surviving the merger as a wholly owned subsidiary of INSU. In connection with the transaction, the Company repaid its outstanding obligations on Paycheck Protection Program Loan and 2019 Loan (see Note 10) in the amount of $5.9 million and $26.5 million respectively.

In February 2021, Metromile Insurance Company entered into a settlement agreement with Horseshoe Re Limited (“Horseshoe”) to commute the reinsurance agreements between the two parties with effective dates beginning May 1, 2017, May 1, 2018, and May 1, 2019. Pursuant to the settlement, Metromile Insurance Company paid approximately $9 million, net, for commutation of the underlying agreements.

In February 2021, the loan to the CEO was repaid in full, including interest using shares of common stock.

In February 2021, a performance-based stock option award with the CEO was amended such that the performance condition was met upon consummation of the Merger.

In June and July 2021, Metromile Insurance Company entered into settlement agreements with Horseshoe Re Limited, Partner Reinsurance Company of the U.S., Topsail Reinsurance SPC Ltd., The Cincinnati Insurance Company and Mapfre Re to commute the reinsurance agreements between the parties with effective dates beginning May 1, 2017, May 1, 2018, May 1, 2019, and May 1, 2020. Commutations were effective April 30, 2021. Pursuant to the settlements, Metromile Insurance Company paid approximately $6.3 million, net, for commutation of the underlying agreements.

During the second quarter of 2021, the Company issued a total of 943,061 shares of performance-based RSUs granted under the 2021 Plan to a director and two members of senior management. The performance-based RSUs have a term of five years, subject to continuous services by the members of senior management to whom the awards have been issued. One third of RSUs that vest are based on a specific number of policies in force achieved by the Company. One third of the RSUs that vest are based on the Company achieving positive operating cash flow for a period of at least one financial quarter. One third of the RSUs vest based on the Company achieving a specific price per share for at least 20 days in a 60-day trading window. Once the performance targets are met, the RSUs that relate to the specific performance target vest immediately.

METROMILE, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share amounts)

	December 31, 2020	March 31, 2021
		(unaudited)
Assets
Investments
Marketable securities – restricted	$24,651	$23,003
Total investments	24,651	23,003
Cash and cash equivalents	19,150	221,501
Restricted cash and cash equivalents	31,038	73,545
Premiums receivable	16,329	19,007
Accounts receivable	4,999	4,576
Reinsurance recoverable on paid loss	8,475	2,768
Reinsurance recoverable on unpaid loss	33,941	8,694
Prepaid reinsurance premium	13,668	6,317
Prepaid expenses and other assets	7,059	10,260
Deferred transaction costs	3,581	—
Deferred policy acquisition costs, net	656	1,733
Telematics devices, improvements and equipment, net	12,716	11,564
Website and software development costs, net	18,401	17,302
Intangible assets	7,500	7,500
Total assets	$202,164	$407,770

Liabilities, Convertible Preferred Stock and Stockholders’ (Deficit) Equity
Loss and loss adjustment expense (LAE) reserves	$57,093	$61,581
Ceded reinsurance premium payable	27,000	11,235
Payable to carriers – premiums and LAE, net	849	896
Unearned premium reserve	16,070	18,259
Deferred revenue	5,817	5,168
Accounts payable and accrued expenses	8,222	10,018
Payable for securities	—	822
Note payable	51,934	—
Warrant liability	83,652	24,698
Other liabilities	8,554	7,229
Total liabilities	259,191	139,906
Commitments and contingencies
Convertible preferred stock, $0.0001 par value; 89,775,268 and 10,000,000 shares authorized as of December 31, 2020, and March 31, 2021, respectively; 68,776,614 and no shares issued and outstanding as of December 31, 2020, and March 31, 2021, respectively; liquidation preference of $302,397 and $0 as of December 31, 2020, and March 31, 2021, respectively	304,469	—

Stockholders’ (deficit) equity
Common stock, $0.0001 par value; 111,702,628 and 640,000,000 shares authorized as of December 31, 2020, and March 31, 2021, respectively; 8,992,039 and 126,727,134 shares issued and outstanding as of December 31, 2020 and March 31, 2021, respectively	1	12
Accumulated paid-in capital	5,482	738,052
Note receivable from executive	(415)	—
Accumulated other comprehensive gain	11	2
Accumulated deficit	(366,575)	(470,202)
Total stockholders’ (deficit) equity	(361,496)	267,864

Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$202,164	$407,770

See notes to consolidated financial statements.

METROMILE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2020	2021
	(unaudited)
Revenue
Premiums earned, net	$3,427	$1,125
Investment income	280	36
Other revenue	4,983	16,115
Total revenue	8,690	17,276
Costs and expenses
Losses and loss adjustment expenses	5,405	12,263
Policy servicing expense and other	4,628	4,443
Sales, marketing and other acquisition costs	3,888	47,294
Research and development	2,663	3,650
Amortization of capitalized software	2,697	2,651
Other operating expenses	5,249	8,589
Total costs and expenses	24,530	78,890
Loss from operations	(15,840)	(61,614)
Other expense
Interest expense	739	15,876
Increase in fair value of warrant liability	310	26,137
Total other expense	1,049	42,013
Net loss before taxes	(16,889)	(103,627)
Net loss after taxes	$(16,889)	$(103,627)
Net loss per share, basic and diluted	(1.90)	(1.37)
Weighted-average shares used in computing basic and diluted net loss per share	8,871,354	75,791,557

See notes to consolidated financial statements.

METROMILE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2020	2021
	(unaudited)
Net loss	$(16,889)	$(103,627)
Unrealized net loss on marketable securities	(5)	(9)
Total comprehensive loss	$(16,894)	$(103,636)

See notes to consolidated financial statements.

METROMILE, INC.
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’
(DEFICIT) EQUITY
(Unaudited)
(dollars in thousands)

	Convertible Preferred Stock		Common Stock		APIC	Note Receivable	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balances as of December 31, 2019	67,728,286	$304,469	8,730,377	$1	$3,816	$(408)	$60	$(246,478)	$(243,009)
Retroactive application of recapitalization	1,048,328	—	135,133	—	—	—	—	—	—
As adjusted, beginning of period	68,776,614	304,469	8,865,510	1	3,816	(408)	60	(246,478)	(243,009)
Exercises and vested portion of common stock options	—	—	17,875	—	47	—	—	—	47
Stock-based compensation	—	—	—	—	423	—	—	—	423
Interest on stock purchase promissory note	—	—	—	—	—	(3)	—	—	(3)
Unrealized net loss on marketable securities	—	—	—	—	—	—	(5)	—	(5)
Net loss	—	—	—	—	—	—	—	(16,889)	(16,889)
Balances as of March 31, 2020	68,776,614	304,469	8,883,385	1	4,286	(411)	55	(263,367)	(259,436)
Balances as of December 31, 2020	67,728,286	$304,469	8,854,978	$1	$5,482	$(415)	$11	$(366,575)	$(361,496)
Retroactive application of recapitalization	1,048,328		137,061			—	—	—
As adjusted, beginning of period	68,776,614	304,469	8,992,039	1	5,482	(415)	11	(366,575)	(361,496)
Stock-based compensation	—	—	—	—	3,208	—	—	—	3,208
Exercises and vested portion of stock options	—	—	1,089,670	—	2,059	—	—	—	2,059
Conversion of promissory note	—	—	—	—	(415)	415	—	—	—
RSUs withheld for tax purposes	—	—	—	—	(422)	—	—	—	(422)
Unrealized net loss on marketable securities	—	—	—	—	—	—	(9)	—	(9)
Exercise of convertible preferred stock warrants	3,974,655	132,718	—	—		—	—	—	—
Conversion of preferred stock to common	(72,751,269)	(437,187)	72,751,269	7	437,187	—	—	—	437,194
Business Combination and PIPE financing	—	—	43,894,156	4	290,953	—	—	—	290,957
Net loss	—	—	—	—	—	—	—	(103,627)	(103,627)
Balances as of March 31, 2021	—	$—	126,727,134	$12	$738,052	$—	$2	$(470,202)	$267,864

See notes to consolidated financial statements.

METROMILE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2020	2021
	(unaudited)
Cash flows from operating activities
Net loss	$(16,889)	$(103,627)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation and amortization	4,058	4,023
Stock-based compensation	423	3,208
Change in fair value of warrant liability	310	26,137
Telematic devices unreturned	280	265
Amortization of debt issuance costs	80	11,695
Noncash interest and other expense	(18)	3,752
Changes in operating assets and liabilities
Premiums receivable	(341)	(2,678)
Accounts receivable	(3,597)	423
Reinsurance recoverable on paid loss	(4,437)	5,707
Reinsurance recoverable on unpaid loss	1,195	25,247
Prepaid reinsurance premium	(580)	7,351
Prepaid expenses and other assets	904	(3,395)
Deferred transaction costs	—	3,581
Deferred policy acquisition costs, net	(240)	(1,437)
Accounts payable and accrued expenses	(1,129)	1,400
Ceded reinsurance premium payable	(2,877)	(15,765)
Loss and loss adjustment expense reserves	(2,153)	4,488
Payable to carriers - premiums and LAE, net	496	47
Unearned premium reserve	1,758	2,189
Deferred revenue	3,061	(649)
Other liabilities	631	(1,325)
Net cash used in operating activities	(19,065)	(29,363)
Cash flows from investing activities
Purchases of telematics devices, improvements, and equipment	(1,762)	(126)
Payments relating to capitalized website and software development costs	(3,910)	(1,551)
Purchase of securities	(180)	(3,389)
Sales and maturities of marketable securities	20,081	5,805
Net cash provided by investing activities	14,229	739
Cash flow from financing activities
Proceeds from notes payable	—	2,015
Payment on notes payable	—	(69,351)
Proceeds from merger with INSU II, net of issuance costs	—	336,469
Proceeds from exercise of common stock options and warrants	49	4,349
Net cash provided by financing activities	49	273,482
Net (decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(4,787)	244,858
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	42,887	50,188
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$38,100	$295,046
Supplemental cash flow data
Cash paid for interest	$648	$3,164
Non-cash investing and financing transactions
Transaction costs in accrued liabilities at period end	$—	$2,598
Net liabilities assumed in the Business Combination	$—	$45,516
Net exercise of preferred stock warrants	$—	$56,160
Net exercise of promissory note	$—	$415
Capitalized website and software development costs included in accrued liabilities at period end	$203	$137
Capitalized stock-based compensation	$141	$171
Reclassification of liability to equity for vesting of stock options	$11	$284

See notes to consolidated financial statements.

METROMILE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Overview and Basis of Presentation

Metromile, Inc. (together with its consolidated subsidiaries, the “Company”) formerly known as INSU Acquisition Corp. II (“INSU”), was incorporated in Delaware on October 11, 2018. INSU was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The registration statement for INSU’s IPO was declared effective on September 2, 2020. On September 8, 2020 INSU consummated the IPO of 23,000,000 units (“Units”), and, with respect to the shares of Class A common stock, par value $0.0001 (the “Class A Common Stock”) included in the Units sold (the “Public Shares”), which included the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230.0 million. Simultaneously with the closing of the IPO, INSU consummated the sale of 540,000 units (the “Placement Units”), at a price of $10.00 per Placement Unit in a private placement to the sponsor and Cantor Fitzgerald & Co. (“Cantor”), generating gross proceeds of $5.4 million. Transaction costs amounted to $14.2 million, consisting of $4.0 million in cash underwriting fees, $9.8 million of deferred underwriting fees and $0.4 million of other offering costs. Following the closing of the IPO on September 8, 2020, $230.0 million ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Placement Units was placed in a trust account (the “Trust Account”), which was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by INSU.

Business Combination

On February 9, 2021, the Company consummated a merger pursuant to that certain Agreement and Plan of Merger and Reorganization, dated November 24, 2020, and as amended on January 12, 2021 and February 8, 2021 (the “Merger Agreement”), by and among INSU, INSU II Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of INSU (“Merger Sub”) and MetroMile, Inc., a Delaware corporation (“Legacy Metromile”), pursuant to which, among other things, Merger Sub merged with and into Legacy Metromile, with Legacy Metromile surviving the merger as a wholly owned subsidiary of INSU (the “Merger,” and together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). In connection with the closing of the Business Combination (the “Closing”), INSU changed its name to Metromile, Inc., and Legacy Metromile changed its name to Metromile Operating Company. Unless the context indicates otherwise, references to “INSU” refer to the historical operations of INSU prior to the Closing, and references to the “Company,” “Metromile” and “Metromile Operating Company” refer to the historical operations of Legacy Metromile and its consolidated subsidiaries prior to the Closing and the business of the combined company and its subsidiaries following the Closing.

The Merger was accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States (“GAAP”). Under this method of accounting, INSU, who was the legal acquirer, is treated as the “acquired” company for financial reporting purposes and Metromile Operating Company is treated as the accounting acquirer. This determination was primarily based on the fact that Metromile Operating Company’s stockholders prior to the Merger have a majority of the voting power of the Company, Metromile Operating Company’s senior management now comprise substantially all of the senior management of the Company, the relative size of Metromile Operating Company compared to the Company, and that Metromile Operating Company’s operations comprise the ongoing operations of the Company. Accordingly, for accounting purposes, the Merger is treated as the equivalent of a capital transaction in which Metromile Operating Company issued stock for the net assets of INSU, which are stated at historical cost, with no goodwill or other intangible assets recorded, and Metromile Operating Company’s financial statements became those of the Company.

Pursuant to the Amended and Restated Certificate of Incorporation of the Company, at the closing, each share of INSU’s Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), converted into one share of INSU’s Class A Common Stock. After the Closing and following the effectiveness of the Second Amended

METROMILE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Overview and Basis of Presentation (cont.)

and Restated Certificate of Incorporation of the Company, each share of Class A Common Stock was automatically reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), without any further action by the Company or any stockholder thereof.

On February 9, 2021, a number of purchasers (each, a “Subscriber”) purchased from the Company an aggregate of 17,000,000 shares of Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $170.0 million, pursuant to separate subscription agreements (each, a “Subscription Agreement”) entered into effective as of November 24, 2020. Pursuant to the Subscription Agreements, the Company gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of PIPE Shares was consummated concurrently with the Closing.

Description of Business after the Business Combination

The Company, through Metromile Operating Company and its wholly owned subsidiary, Metromile Insurance Services LLC (the “GA Subsidiary”), sells pay-per-mile auto insurance to consumers in eight states: California, Washington, Oregon, Illinois, Pennsylvania, Virginia, New Jersey, and Arizona. Metromile Operating Company has a wholly owned subsidiary, Metromile Insurance Company (the “Insurance Company”), which focuses on property and casualty insurance. In January 2019, Metromile Operating Company formed Metromile Enterprise Solutions, LLC (“Enterprise”), a wholly owned subsidiary, which focuses on selling its insurance solution technology to third party customers.

The Insurance Company provides auto insurance to customers with premiums based on a flat rate plus an adjustable rate based on actual miles driven. To record miles driven, the GA Subsidiary may provide drivers with a telematics device, the Metromile Pulse, which plugs into a car’s on-board diagnostic system to capture mileage.

The GA Subsidiary acts as a full-service insurance General Agent (“GA”). As a full-service GA, the subsidiary provides all policy pricing, binding, and servicing (payments and customer service) for the policyholders. Until late 2016, the GA Subsidiary underwriting carrier was National General Insurance (“NGI”) and its related carriers. The GA Subsidiary began transitioning NGI-issued policies upon renewal in late 2016 to the Insurance Company and has only a small number of policies with NGI as of March 31, 2021. The GA Subsidiary is the sole agent for the Insurance Company.

NGI handles claims for the GA Subsidiary’s policies underwritten by NGI and its related carriers, for which it pays NGI a fee for the LAE. NGI bears the risk of loss under these policies. Accordingly, the Company has no exposure to claims that would require an accrual for those NGI-related losses.

The Insurance Company bears risk of loss under all insurance policies it underwrites. The financial statements include reserves for future claims based on actuarial estimates for the Insurance Company. The Loss and LAE reserves as of December 31, 2020 and March 31, 2021 (unaudited) were $57.1 million and $61.6 million, respectively.

Basis of Presentation

The accompanying interim unaudited consolidated financial statements have been prepared in accordance GAAP and in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). References to the Accounting Standard Codification (“ASC”) and Accounting Standard Updates (“ASU”) included hereinafter refer to the Accounting Standards Codification and Updates established by the Financial Accounting Standards Board (“FASB”) as the source of authoritative GAAP. The consolidated financial statements include the accounts of Metromile, Inc. and its subsidiaries, all of which are wholly owned. All intercompany accounts and transactions have been eliminated in consolidation.

METROMILE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Overview and Basis of Presentation (cont.)

These unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the year ended December 31, 2020, which are filed as Exhibit 99.1 to the Company’s Form 8-K/A filed with the SEC on March 31, 2021.

Liquidity and Capital Resources

The Company’s consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has had recurring losses and an accumulated deficit since its inception, related primarily to the development of its website, technology, customer acquisition, insurance losses and other operations. The Company obtained additional funding of $310 million in 2021 in connection with the Business Combination to support its ongoing operations and fund future growth of the Company. Management has concluded that substantial doubt regarding the Company’s ability to continue as a going concern for the period May 2021 through June 2022 has been alleviated based upon the recent funding and future operational improvement plans.

In the first quarter of 2020, the global pandemic caused by COVID-19 breached the U.S. and resulted in Shelter-In-Place orders across the country and insurance department bulletins limiting the actions that insurance carriers may take and reducing the amount of premiums that will be promptly received in the short term. These factors resulted in a significant decline in both revenues and losses of the Insurance Company. In addition, in response to these events, the Company performed a reduction in force of 125 employees to further align costs with revenue and to extend the current capital runway. The Company will continue to monitor the situation closely, but given the uncertainty about the duration or magnitude of the pandemic, management cannot estimate the impact on its financial condition, operations, and workforce.

Unaudited interim financial information

The accompanying interim consolidated balance sheet as of March 31, 2021, the interim consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders’ (deficit) equity and cash flows for the three months ended March 31, 2020 and 2021 are unaudited. These unaudited interim consolidated financial statements are presented in accordance with the rules and regulations of the SEC and do not include all disclosures normally required in annual consolidated financial statements prepared in accordance with GAAP. In management’s opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the annual financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of March 31, 2021 and the Company’s consolidated results of operations and cash flows for the three months ended March 31, 2020 and 2021. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the full fiscal year or any other future interim or annual periods.

Use of Estimates

The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. The Company’s principal estimates include unpaid losses and LAE reserves; the fair value of investments; the fair value of stock-based awards; the fair value of the warrant liability; premium refunds to policyholders; reinsurance recoverable on unpaid loss; and the valuation allowance for income taxes. Because of uncertainties associated with estimating the amounts, timing and likelihood of possible outcomes, actual results could differ materially from these estimates.

There have been no material changes to our significant accounting policies from our audited consolidated financial statements included as Exhibit 99.1 to the Company’s Form 8-K/A filed with the SEC on March 31, 2021.

METROMILE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Overview and Basis of Presentation (cont.)

Recent Issued Accounting Pronouncements

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (the “JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time as the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.

In February 2016, FASB issued ASU 2016-02, Leases (Topic 842). Lessees will need to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For income statement purposes, FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model and the new revenue recognition standard. The standard will be effective beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating this new standard and the impact it will have on its consolidated financial statements.

In June 2016, FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), intended to improve the timing, and enhance the accounting and disclosure, of credit losses on financial assets. This update modified the existing accounting guidance related to the impairment evaluation for available-for-sale debt securities, reinsurance recoverables, and premiums receivables and could result in the creation of an allowance for credit losses as a contra asset account. The ASU requires a cumulative-effect change to retained earnings in the period of adoption and prospective changes on previously recorded impairments, to the extent applicable. The amendments in ASU 2016-13 are effective for fiscal years beginning after December 15, 2022. The Company is currently evaluating this new standard and believes that it will not have a material impact on the Company’s consolidated financial statements with its current investment portfolio.

In March 2020, FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions to contract modifications and hedging relationships that reference LIBOR or another reference rate expected to be discontinued. The standard is effective upon issuance through December 31, 2022 and may be applied at the beginning of the interim period that includes March 12, 2020 or any date thereafter. The Company is currently evaluating this new standard and the impact it will have on its consolidated financial statements.

2. Fair Value of Financial Instruments

Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

METROMILE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2. Fair Value of Financial Instruments (cont.)

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Cash and Cash Equivalents

The Company’s cash and cash equivalents are demand and money market accounts and other highly liquid investments with an original maturity of three months or less. Demand and money market accounts are at stated values. Fair values for other cash equivalents are classified as Level 1 and are based upon appropriate valuation methodology.

Marketable Securities — Available-for-sale

The Company classifies highly liquid money market funds, U.S. Treasury bonds and certificates of deposit within Level 1 of the fair value hierarchy because they are valued based on quoted market prices in active markets and upon models that take into consideration such market-based factors as recent sales, risk-free yield curves, and prices of similarly rated bonds. Commercial paper, corporate bonds, corporate debt securities, repurchase agreements, and asset backed securities are classified within Level 2 because they are valued using inputs other than quoted prices that are directly or indirectly observable in the market, including readily available pricing sources for the identical underlying security which may not be actively traded. The Company did not hold any securities classified within Level 3 as of December 31, 2020 and March 31, 2021 (unaudited).

Assets measured on a recurring basis at fair value, primarily related to marketable securities, included in the consolidated balance sheets as of December 31, 2020 and March 31, 2021 (unaudited) (in thousands) are set forth below:

	Fair Value Measurement at December 31, 2020
	Level 1	Level 2	Level 3	Total
Cash equivalents
Money market accounts	$6,771	$—	$—	$6,771
Total cash equivalents	6,771	—	—	6,771

Restricted cash equivalents
Money market accounts	6,201	—	—	6,201
Certificates of deposits	3,331	—	—	3,331
Total restricted cash equivalents	9,532	—	—	9,532

Marketable securities – restricted
Corporate debt securities	—	5,955	—	5,955
U.S. treasury securities	6,994	—	—	6,994
Commercial paper	—	8,791	—	8,791
Asset backed securities	—	2,911	—	2,911
Total marketable securities – restricted	$6,994	$17,657	$—	$24,651

METROMILE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2. Fair Value of Financial Instruments (cont.)

	Fair Value Measurement at March 31, 2021 (unaudited)
	Level 1	Level 2	Level 3	Total
Cash equivalents
Money market accounts	$6,772	$—	$—	$6,772
Total cash equivalents	6,772	—	—	6,772

Restricted cash equivalents
Money market accounts	8,691	—	—	8,691
Certificates of deposits	3,331	—	—	3,331
Total restricted cash equivalents	12,022	—	—	12,022

Marketable securities – restricted
Corporate debt securities	—	5,394	—	5,394
U.S. treasury securities	7,245	—	—	7,245
Commercial paper	—	6,894	—	6,894
Asset backed securities	—	3,470	—	3,470
Total marketable securities – restricted	$7,245	$15,758	$—	$23,003

Public and Private Warrants

At the Closing, Metromile Operating Company acquired the net liabilities from INSU, including warrants exercisable for common stock. The Company estimated the fair value of warrants exercisable for common stock measured at fair value on a recurring basis at the respective dates using the public trading price, for the Public warrants, and the Black-Scholes option valuation model, for the Private placement warrants (together with the public warrants, the “Warrants”), respectively. The Black-Scholes option valuation model inputs are based on the estimated fair value of the underlying common stock at the valuation measurement date, the remaining contractual term of the warrant, the risk-free interest rates, the expected dividends, and the expected volatility of the price of the Company’s underlying stock. These estimates, especially the expected volatility, are highly judgmental and could differ materially in the future.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. The Company considers the Public warrants to be Level 1 liabilities as publicly and readily available information is used to measure the fair value of the warrants. For Private placement warrants, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date and as such are classified as Level 2 liabilities.

The table below sets forth a summary of changes in the fair value of the Company’s Level 1, Level 2, and Level 3 liabilities for the years ended December 31, 2020 and the three months ended March 31, 2021 (unaudited) (in thousands):

Balance at December 31, 2019	$1,738
Issuance of warrant on Series E convertible preferred stock	12,620
Increase in fair value of warrant	69,294
Balance at December 31, 2020	$83,652
Increase in fair value of warrants	47,062
Exercise of preferred stock warrants prior to Business Combination	(130,714)
Public and Private placement Warrants acquired in Business Combination	45,623
Decrease in fair value of Public and Private placement Warrants	(20,925)
Balance at March 31, 2021	$24,698

METROMILE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2. Fair Value of Financial Instruments (cont.)

The fair value of the Private placement warrants was determined using the Black-Scholes option valuation model using the following assumptions for values as of March 31, 2021:

	Estimated Fair Value of Warrants as of March 31, 2021	Exercise Price	Dividend Yield	Volatility	Risk-Free Interest Rate	Expected Term (in Years)
Private placement warrants	$1,008	$11.50	0%	70.00%	0.88%	4.9

In connection with the Merger, each of the Metromile Operating Company convertible preferred stock warrants outstanding as of December 31, 2020 was exercised for shares of Metromile Operating Company common stock. Therefore, there were no convertible preferred stock warrants outstanding after the Closing.

Through the three months ended March 31, 2020 and 2021 (unaudited), there were no transfers to or from any Level. The carrying amounts of accounts payable, accrued expenses and notes payable approximate their fair values because of the relatively short periods until they mature or are required to be settled.

3. Marketable Securities

The Company has investments in certain debt securities that have been classified as available-for-sale and recorded at fair value. These investments are included in both assets for securities with a maturity of one-year or less and assets for securities with a maturity of more than one-year. These securities are held in the Insurance Company and shown as restricted given that the transfer of these assets is subject to the approval of the state regulators. As of December 31, 2020 and March 31, 2021 (unaudited), deposits with various states consisted of bonds with carrying values of $4.9 million.

When evaluating an investment for other-than-temporary impairment, the Company reviews factors such as the length of time and extent to which fair value has been below its cost basis, the financial condition of the issuer and any changes thereto, changes in market interest rates and the Company’s intent to sell, or whether it is more likely than not it will be required to sell the investment before recovery of the investment’s cost basis. As of December 31, 2020 and March 31, 2021 (unaudited), the Company does not consider any of its investments to be other-than-temporarily impaired. Unrealized gains and losses arising from the revaluation of available-for-sale securities are included in the consolidated statements of other comprehensive loss. Realized gains and losses on sales of investments are generally determined using the specific identification method and are included in the consolidated statements of operations.

The cost basis and fair value of available-for-sale securities as of December 31, 2020 and March 31, 2021 (unaudited) are presented below (in thousands):

	As of December 31, 2020
	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value
Marketable securities – restricted
Corporate debt securities	$5,938	$17	$—	$5,955
U.S. treasury securities	6,994	—	—	6,994
Commercial paper	8,791	—	—	8,791
Asset backed securities	2,911	—	—	2,911
Total marketable securities – restricted	$24,634	$17	$—	$24,651

METROMILE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

3. Marketable Securities (cont.)

	As of March 31, 2021 (unaudited)
	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value
Marketable securities – restricted
Corporate debt securities	$5,390	$4	$—	$5,394
U.S. treasury securities	7,244	1	—	7,245
Commercial paper	6,894	—	—	6,894
Asset backed securities	3,472		2	3,470
Total marketable securities – restricted	$23,000	$5	$2	$23,003

The amortized cost and estimated fair value of marketable securities as of December 31, 2020 and March 31, 2021 (unaudited) are shown below by contractual maturity (in thousands):

	As of December 31, 2020
	Amortized Cost	Estimated Fair Value
Due within one year	$21,603	$21,629
Due between one to five years	3,031	3,022
	$24,634	$24,651
	As of March 31, 2021 (unaudited)
	Amortized Cost	Estimated Fair Value
Due within one year	$18,762	$18,787
Due between one to five years	4,238	4,216
	$23,000	$23,003

4. Business Combination

As described in Note 1, the Business Combination was consummated on February 9, 2021 (the “Closing Date”). For financial accounting and reporting purposes under GAAP, the Business Combination was accounted for as a reverse acquisition and recapitalization, with no goodwill or other intangible asset recorded. As a result, the historical operations of Metromile Operating Company are deemed to be those of the Company. Thus, the financial statements included in this report reflect (i) the historical operating results of Metromile Operating Company prior to the Business Combination; (ii) the combined results of the Company and Metromile Operating Company following the Business Combination; (iii) the assets and liabilities of Metromile Operating Company at their historical cost; and (iv) the Company’s equity structure for all periods presented.

In accordance with guidance applicable to these circumstances, the equity structure has been restated in all comparative periods up to the Closing Date, to reflect the number of shares of the Company’s common stock issued to Metromile Operating Company stockholders in connection with the recapitalization transaction. As such, the shares and corresponding capital amounts and earnings per share related to Metromile Operating Company redeemable convertible preferred stock and Metromile Operating Company common stock prior to the Business Combination have been retroactively restated as shares reflecting the exchange ratio established in the Merger Agreement. Activity within the statement of stockholder’s equity for the issuances and repurchases of Metromile Operating Company redeemable preferred stock, were also retroactively converted to Metromile Operating Company common stock.

METROMILE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

4. Business Combination (cont.)

The following table reconciles the elements of the Business Combination to the consolidated statement of cash flows and the consolidated statement of stockholders’ equity for the three months ended March 31, 2021 (dollars in thousands).

Recapitalization
Cash – INSU’s trust and cash (net of redemptions)	$229,925
Cash – PIPE	170,000
Less transaction costs and advisory fees paid	31,456
Less cash payments to Metromile Operating Company stockholders	32,000
Net Business Combination and PIPE financing	336,469
Less non-cash net liabilities assumed from INSU	45,516
Net contributions from Business Combination and PIPE Financing	$290,953
Number of Shares
INSU Class A Common stock, outstanding prior to Business Combination	23,540,000
INSU Class B Common stock, outstanding prior to Business Combination	6,669,667
Less redemption of INSU shares	8,372
Common stock of INSU	30,201,295
Shares issued in PIPE	17,000,000
Business Combination and PIPE financing shares	47,201,295
Metromile Operating Company shares(1)	79,525,839
Total shares of common stock immediately after Business Combination	126,727,134

____________

(1)      The number of Metromile Operating Company shares was determined from the 78,313,665 shares of Metromile Operating Company common and preferred stock outstanding immediately prior to the closing of the Business Combination, which are presented net of the common and preferred stock redeemed, converted at the Exchange Ratio of 1.01547844. All fractional shares were rounded down.

5. Deferred Policy Acquisition Costs, Net

DPAC consists of the following (in thousands):

	December 31, 2020	March 31, 2021
		(unaudited)
Deferred policy acquisition costs	$10,511	$10,818
Less deferred ceding commission	(1,202)	(73)
Less accumulated amortization	(8,653)	(9,012)
Deferred policy acquisition costs, net	$656	$1,733

For the three months ended March 31, 2020 and March 31, 2021 (unaudited), total amortization expense was approximately $0.4 million, included as part of sales, marketing and other acquisition costs in the Company’s consolidated statements of operations.

METROMILE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

6. Loss and Loss Adjustment Expense Reserves

The following table provides a reconciliation of the beginning and ending reserve balances for losses and LAE, net of reinsurance recoverable, for the three months ended March 31, 2020 and March 31, 2021 (unaudited) (in thousands):

	Three Months Ended March 31,
	2020	2021
	(unaudited)
Balance at January 1	$52,222	$57,093
Less reinsurance recoverable	(28,837)	(33,941)
Net balance at January 1	23,385	23,152

Incurred related to:
Current year	5,013	9,566
Prior years	296	2,664
Total incurred	5,309	12,230

Paid related to:
Current year	1,134	695
Prior years	5,133	(18,200)
Total paid	6,267	(17,505)

Net balance at end of period	22,427	52,887
Plus reinsurance recoverable	27,642	8,694
Balance at end of period	$50,069	$61,581

These reserve estimates are generally the result of ongoing analysis of recent loss development trends and emerging historical experience. Original estimates are increased or decreased as additional information becomes known regarding individual claims. In setting reserves, the Company reviewed its loss data to estimate expected loss development. Management believes that the use of sound actuarial methodology applied to its analyses of historical experience provides a reasonable estimate of future losses. However, actual future losses may differ from the Company’s estimates, and future events beyond the control of management, such as changes in law, judicial interpretations of law and inflation, may favorably or unfavorably impact the ultimate settlement of the Company’s losses and LAE.

The anticipated effect of inflation is implicitly considered when estimating liabilities for losses and LAE. While anticipated price increases due to inflation are considered in estimating the ultimate claim costs, the increase in average severities of claims is caused by a number of factors that vary with the individual type of policy written. Future average severities are projected based on historical trends adjusted for implemented changes in underwriting standards, policy provisions, and general economic trends.

The estimation of unpaid losses and LAE reserves is based on existing factors at the date of estimation. Accordingly, future events may result in ultimate losses and LAE significantly varying from a reasonable provision as of the date of estimation. Unfavorable development of claims in future years could result in a significant negative impact on operations, stockholders’ surplus, and RBC. Such development, if not offset by other increases in stockholders’ surplus, could result in the insurance departments of the state of domicile taking regulatory actions against the Insurance Company.

In the first quarter ended March 31, 2021, the Company experienced unfavorable development on losses and LAE from prior accident years as a result of higher severity for the injury coverages. The Company has not had any unfavorable prior year claim experience on retrospectively rated policies. However, the business to which the development relates is subject to premium adjustments. In 2020, the Company experienced unfavorable development

METROMILE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

6. Loss and Loss Adjustment Expense Reserves (cont.)

on losses and LAE from prior accident years as a result of adverse LAE development. The Company has not had any unfavorable prior year claim experience on retrospectively rated policies. However, the business to which the development relates is subject to premium adjustments.

7. Reinsurance

The Company uses reinsurance contracts to protect itself from losses due to concentration of risk and to manage its operating leverage ratios. Effective May 1, 2017, two quota-share reinsurance agreements were entered into under which 85% of the Company’s premiums and losses related to its renewal business occurring May 1, 2017 through April 30, 2018 were ceded to two unaffiliated reinsurers. Effective May 1, 2018, three quota-share reinsurance agreements were in place whereby 85% of the Company’s premiums and losses related to its second term renewal business occurring May 1, 2018 through April 30, 2019, but not covered by the earlier quota-share agreements, were ceded to three unaffiliated reinsurers. Effective May 1, 2019, four quota-share reinsurance agreements were in place whereby 85% of the Company’s premiums and losses, subject to a loss corridor, related to its new and renewal business occurring May 1, 2019 through April 30, 2020, but not covered by the earlier quota-share agreements, were ceded to four unaffiliated reinsurers. Effective May 1, 2020, four quota-share reinsurance agreements were in place whereby 85% of the Company’s premiums and losses, subject to a loss corridor for one agreement, related to its new and renewal business occurring May 1, 2020 through April 30, 2021, but not covered by the earlier quota-share agreements, were ceded to five unaffiliated reinsurers. In addition, under the reinsurance agreements effective May 1, 2017 and May 1, 2018, LAE is ceded at a fixed rate of 3% of ceded earned premium. Under the reinsurance agreement effective May 1, 2019, LAE is ceded at a fixed rate of 6% of ceded earned premium and will be revalued effective May 1, 2021. Under the reinsurance agreement effective May 1, 2020, LAE is ceded at a fixed rate of 4.75 – 6.0% of ceded earned premium. For the reinsurance agreements effective May 1, 2017 and May 1, 2018, the Company receives a 10.2% ceding commission, sliding based on loss ratios of the ceded business. For the reinsurance agreement effective May 1, 2019, the Company receives a 10.0% ceding commission. For the reinsurance agreement effective May 1, 2020, the Company receives a 10.0 – 11.75% ceding commission, sliding based on loss performance of the ceded business.

In February 2021, Metromile Insurance Company entered into a settlement agreement with Horseshoe Re to commute the reinsurance agreements with effective dates beginning May 1, 2017, May 1, 2018, and May 1, 2019. Pursuant to the agreement, Metromile Insurance Company paid approximately $9 million, net, for commutation of the underlying agreements.

In addition, the Company receives revenue from the reinsurers related to the acquisition costs incurred related to the ceded policies. The revenue is based on the number of policies newly ceded to the reinsurers. During the three months ended March 31, 2020 and March 31, 2021 (unaudited) the Company received $4.4 million and $3.6 million respectively, for acquisition costs from the reinsurers, pursuant to the existing reinsurance agreements. This revenue is recorded in other revenue on the consolidated statements of operations.

The insurance company is not relieved of its primary obligations to policyholders as a result of any reinsurance agreements. The credit risk associated with the Company’s reinsurance contracts is mitigated by using a diverse group of reinsurers and monitoring their financial strength ratings. The reinsurance counterparties and their A.M. Best financial strength rating are as follows: Mapfre Re (A), Cincinnati Insurance Company (A+), Partner Re (A+), Horseshoe Re (not rated), and Topsail Re (not rated). For reinsurance counterparties not rated, adequate levels of collateral are required either in the form of a letter of credit or funded trust account.

METROMILE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

7. Reinsurance (cont.)

The effect of the Company’s reinsurance agreements on premiums, loss and LAE related to the insurance company for the year ended December 31, 2020 and the three months ended March 31, 2021 (unaudited) is as follows (in thousands):

	December 31, 2020
	Premium Written	Premium Earned	Unearned Premium	Losses and LAE Incurred	Loss and LAE Reserves
Direct	$100,611	$99,712	$16,070	$74,943	$57,093
Ceded	(85,504)	(84,740)	(13,668)	(54,010)	(33,941)
Net	$15,107	$14,972	$2,402	$20,933	$23,152
	March 31, 2021 (unaudited)
	Premium Written	Premium Earned	Unearned Premium	Losses and LAE Incurred	Loss and LAE Reserves
Direct	$28,010	$25,822	$18,259	$23,994	$61,581
Ceded	(16,200)	(23,551)	(6,317)	(11,764)	(8,694)
Net	$11,810	$2,271	$11,942	$12,230	$52,887

8. Notes Payable, net

The following table summarizes the Company’s debt outstanding, net of issuance costs (in thousands):

	December 31, 2020	March 31, 2021
		(unaudited)
2019 Loan and Security Agreement	$25,000	$—
Subordinated Note Purchase and Security Agreement	32,461	—
Paycheck Protection Program Loan	5,880	—
Principal Amount Due	63,341	—
Less: Unamortized debt issuance costs and discounts	(11,407)	—
Notes payable, net	$51,934	$—

Paycheck Protection Program Loan

In April 2020, the Company was granted a loan under the Paycheck Protection Program offered by the Small Business Administration under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), section 7(a)(36) of the Small Business Act for approximately $5,900,000. The loan was evidenced by a promissory note and bore interest at 1% with payments deferred for 10 months after the covered period of 24 weeks. Monthly payments of principal and interest of approximately $330,000 would have begun in September 2021 and continued through maturity in April 2022, if required. The loan was subject to partial or full forgiveness if the Company: used all proceeds for eligible purposes; maintained certain employment levels; and maintained certain compensation levels in accordance with and subject to the CARES Act and the rules, regulations and guidance. This loan was repaid in February 2021 and is no longer outstanding.

Subordinated Note Purchase and Security Agreement

In April 2020, the Company entered into that certain Note Purchase and Security Agreement (as amended, the “Note Purchase Agreement”) with us, as issuer, certain of our subsidiaries, as guarantors, and certain affiliates of Hudson Structured Capital Management (collectively, “Hudson”) with borrowings totaling $31.6 million through December 31, 2020 in the aggregate, along with $0.9 million of capitalized payment in kind (“PIK”) interest. The

METROMILE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

8. Notes Payable, net (cont.)

transaction further provided for additional funds up to $15.0 million over time, from Hudson, the timing of which was subject to reinsurance settlement timing. The outstanding principal under the Note Purchase Agreement was due in April 2025 and bore interest at the following rates: 2% per annum payable quarterly in arrears in cash, and a varying interest rate of 9.0% to 11.0% of PIK interest. The PIK interest was based on the aggregate outstanding principal balance as follows: (i) 11.0% if the outstanding balance was less than $5.0 million; (ii) 10.0% if the outstanding balance was greater than or equal to $5.0 million but less than $10.0 million; and (iii) 9.0% if the outstanding balance was greater than or equal to $10.0 million. PIK interest represents contractually deferred interest that is added to the principal balance outstanding and due at maturity. The loan was secured by substantially all assets of the Company. As of December 31, 2020, the outstanding principal and capitalized PIK interest on the Note Purchase Agreement was $32.5 million, along with $0.6 million of accrued PIK interest not subject to capitalization as of such date. The loan was able to be prepaid in an amount equal to the outstanding principal, accrued cash and PIK interest, and the end of term fee equal to 1% of the principal amount being prepaid. This loan was repaid in March 2021 and is no longer outstanding.

As part of the Note Purchase and Security Agreement, the Company issued warrants for up to 8,536,938 of Series E convertible preferred shares, which the Company estimated to have a fair value of $12.5 million at issuance which was recorded as a discount to the debt and was amortized to interest expense over the term of the debt. These warrants were exercised in February 2021 and are no longer outstanding.

2019 Loan and Security Agreement

In December 2019, the Company entered into a Loan and Security Agreement (the “2019 Loan and Security Agreement”) with a group of lenders for a term loan in the amount of $25.0 million. Minimum payments of interest were due monthly through December 2021. Beginning in January 2022, equal payments of principal would have been due monthly in an amount necessary to fully amortize the loan by June 5, 2024. An end of term payment of $0.6 million was due at maturity or date of any prepayment. At the time of origination, the lender was granted a warrant to purchase Series E convertible preferred stock, estimated to have a fair value of $0.5 million at issuance. The warrants were exercised in February 2021 and are no longer outstanding. The loan was secured by substantially all assets of the Company. The Company was required to obtain the lender’s consent regarding certain dispositions, and changes in business, management, or ownership including mergers and acquisitions, as more fully described in the 2019 Loan Agreement. The balance outstanding net of debt issuance costs for the 2019 Loan Agreement was $24.3 million as of December 31, 2020. The loan was prepaid in February 2021 and is no longer outstanding.

The loan was able to be prepaid in an amount equal to the outstanding principal, accrued interest, and the end of term fee, plus a prepayment charge of 3% if paid in the first year after the effective date, 2% if paid in the second year after the effective date, or 1% if prepaid after the second year subsequent to the effective date.

9. Commitments

The Company leases facilities in San Francisco, California, which is the corporate headquarters, Tempe, Arizona and Boston, Massachusetts, as well as certain equipment. The leases are non-cancellable operating leases that expire on various dates through 2030.

METROMILE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

9. Commitments (cont.)

Future minimum lease payments relating to these agreements as of March 31, 2021 (unaudited), are as follows (in thousands):

As of March 31, 2021 (unaudited)	Purchase Obligations	Leases	Total
2021 (remaining nine months)	$4,753	$2,466	$7,219
2022	—	3,093	3,093
2023	—	3,181	3,181
2024	—	3,190	3,190
2025	—	2,433	2,433
Thereafter	—	11,186	11,186
Total minimum lease payments	$4,753	$25,549	$30,302

For the three months ended March 31, 2020 and 2021 (unaudited), rent expense was approximately $0.8 million, and $0.7 million, respectively, included as part of other operating expenses on the Company’s consolidated statements of operations.

The Company was not a party to any material litigation, regulatory actions, or arbitration other than what is routinely encountered in claims activity and routine regulatory examinations, none of which is expected by the Company to have a materially adverse effect on the Company’s financial position or operations and/or cash flow as of December 31, 2020 and March 31, 2021 (unaudited).

10. Stockholders’ Equity

Common Stock

As of March 31, 2021, the Company had authorized a total of 640,000,000 shares for issuance as common stock. As of March 31, 2021, the Company had 126,727,134 shares of common stock issued and outstanding.

Preferred Stock

As of March 31, 2021, the Company had authorized a total of 10,000,000 shares for issuance as preferred stock. The Company’s board of directors has the authority to issue preferred stock and to determine the rights, privileges, preferences, restrictions, and voting rights of those shares. As of March 31, 2021, the Company had no shares of preferred stock outstanding.

11. Public and Private Warrants

As of March 31, 2021, the Company had 7,666,646 public warrants and 180,000 private placement warrants outstanding. Each whole warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment, at any time commencing on September 8, 2021, which is the later of 30 days after the completion of the Business Combination or 12 months from INSU’s IPO closing date. The public warrants will expire on the fifth anniversary of the Business Combination, or earlier upon redemption or liquidation.

The Company may call the public warrants for redemption:

•        in whole or in part;

•        at a price of $0.01 per warrant;

METROMILE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

11. Public and Private Warrants (cont.)

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last reported closing price of the ordinary shares equals of exceeds $18.00 per share for any 20 trading days within a 30-trading day period on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the public warrants for redemption, management will have the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price.

12. Stock Option Plans

2011 Stock Plan

In 2011, the Company’s Board of Directors adopted the 2011 Equity Incentive Plan (the “2011 Plan”). The 2011 Plan provides for the granting of stock options to officers, directors, employees, and consultants of the Company. Options granted under the 2011 Plan may be Incentive Stock Options (“ISO”) or non-statutory Stock Options (“NSO”) as determined by the Board of Directors at the time of the option grant. The remaining unallocated shares reserved under the 2011 Plan were cancelled and no new awards will be granted under the 2011 Plan. Awards outstanding under the 2011 Plan were assumed by the Company upon the closing and continue to be governed by the terms of the 2011 Plan.

2021 Stock Plan

In connection with the Closing, the Company adopted the 2021 Equity Incentive Plan (the “2021 Plan”), under which 38,018,247 shares of common stock were initially reserved for issuance for ISOs. The 2021 Plan allows for the issuance of ISOs, NSOs, restricted stock awards, stock appreciation rights, restricted stock units (“RSUs”), and performance awards. The Board of Directors determines the period over which options become exercisable and options generally vest over a four-year period. The 2021 Plan became effective immediately following the closing.

The Company uses the Black-Scholes option pricing model to estimate the fair value of each option grant on the date of grant or modification. The Company amortizes the estimated fair value to stock compensation expense using the straight-line method over the vesting period of the option. The following is a description of the significant assumptions used in the option pricing model:

•        Expected term — The expected term is the period of time when granted options are expected to be outstanding. In determining the expected term of options, the Company utilized the midpoint between the vesting date and contractual expiration date.

•        Volatility — Because the Company’s stock has limited trading history, the Company calculates volatility by using the historical stock prices of comparable public companies.

•        Risk-free interest rate — The Company bases the risk-free interest rate used in the Black-Scholes option valuation model on the rate of treasury securities with the same term as the options.

•        Forfeiture rate — The weighted average forfeiture rate of unvested options.

•         Expected dividends — The Company does not have plans to pay cash dividends in the future. Therefore, the Company uses an expected dividend yield of zero in the Black-Scholes option valuation model.

METROMILE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

12. Stock Option Plans (cont.)

The following assumptions were used to estimate the value of options granted during the year ended December 31, 2020 and the three months ended March 31, 2021 (unaudited):

Year ended December 31, 2020
Forfeiture rate	19.62% – 25.76%
Volatility	47.00% – 62.00%
Expected term (years)	4.95 – 7.00
Risk-free interest rate	0.26% – 1.73%
Expected dividends	—
Three months ended March 31, 2021
Forfeiture rate	26.2%
Volatility	62.00%
Expected term (years)	5.33
Risk-free interest rate	0.53%
Expected dividends	—

Performance Based Awards

As of December 31, 2020 the Company had issued 152,322 outstanding performance-based awards (“PSUs”) to Dan Preston, Metromile’s Chief Executive Officer (“CEO”). As of the Closing, the performance-based provision was achieved for the outstanding performance-based awards as the Company completed a change in control event, and the Company recognized the expense related to these PSUs on the Closing date as there were no remaining vesting provisions. As a result, the Company recorded $2.5 million in stock-based compensation expense for the three months ended March 31, 2021.

On February 11, 2021, the Company deemed as issued 1,750,000 shares of performance-based RSUs granted under the 2021 Plan to Dan Preston. The performance-based RSUs have a term of five years, subject to continuous services by Dan Preston. One third of RSUs that vest are based on a specific number of policies in force achieved by the Company. One third of the RSUs that vest are based on the Company achieving positive operating cash flow for a period of at least one financial quarter. One third of the RSUs vest based on the Company achieving a specific price per share for at least 20 days in a 60-day trading window. Once the performance targets are met, the RSUs that relate to the specific performance target vest immediately. As of March 31, 2021, the Company had recorded $0.3 million in expense from the performance-based RSUs.

METROMILE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

12. Stock Option Plans (cont.)

Stock Option Activity

The following table summarizes the activity of the Company’s stock option plan:

	Stock Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2018	5,785,513
Options granted	2,336,057	$2.95
Options exercised	(810,312)	$1.69
Options cancelled or expired and returned to plan	(1,729,479)	$2.35
Outstanding as of December 31, 2019	5,581,779	$2.34	7.97	$6,642
Options granted	3,336,116	$3.13
Options exercised	(126,529)	$1.91
Options cancelled or expired and returned to plan	(2,860,342)	$2.73
Outstanding as of December 31, 2020	5,931,024	$2.61	8.10	$70,192
Options granted	4,231	$14.45
Options exercised	(1,089,670)	$2.21
Options cancelled or expired and returned to plan	(179,676)	$3.00
Outstanding as of March 31, 2021	4,665,909	$2.68	7.89	$54,925
Vested and expected to vest as of March 31, 2021	3,548,610	$2.57	7.48	$42,149
Vested and exercisable as of March 31, 2021	1,749,809	$2.14	6.06	$21,547

The fair value of stock options granted are recognized as compensation expense in the consolidated statements of operations over the related vesting periods. The weighted-average grant date fair value per share of stock options granted during the three months ended March 31, 2021 (unaudited) was $7.69. As of March 31, 2021 (unaudited), there was approximately $2.9 million of unrecognized stock-based compensation cost related to stock options granted under the Plan, respectively, which is expected to be recognized over an average period of 2.67 years.

The following table illustrates stock-based compensation expense for employee and nonemployee options for the three months ended March 31, 2020 and March 31, 2021 (unaudited) (in thousands).

	Three Months Ended March 31,
	2020	2021
	(unaudited)
Cost of revenues	$12	$41
Research and development	171	226
Sales and marketing	61	17
Other operating expenses	179	2,924
Total stock-based compensation	$423	$3,208

METROMILE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

13. Income Taxes

The consolidated effective tax rate for the three months ended March 31, 2020 and 2021 (unaudited), was 0% and 0%, respectively. The main driver of the difference between the federal statutory tax rate of 21% and the effective tax rate for both periods was primarily related to a full valuation allowance against the deferred tax assets.

14. Segment and Geographic Information

The Company operates in the following two reportable segments, which are the same as its operating segments:

-        Insurance Services.    Providing insurance policies for automobile owners

-        Enterprise Business Solutions.    Providing access to its developed technology under SaaS arrangements along with professional services to third party customers.

Operating segments are based upon the nature of the Company’s business and how its business is managed. The Company’s Chief Operating Decision Maker (“CODM”) is its CEO. The CODM uses the Company’s operating segment financial information to evaluate segment performance and to allocate resources. The CODM does not evaluate the performance of the Company’s assets on a segment basis for internal management reporting and, therefore, such information is not presented.

Contribution is used, in part, to evaluate the performance of, and allocate resources to, each of the segments. Segment contribution is segment revenue less the related costs of revenue and sales and marketing expenses. It excludes certain operating expenses that are not allocated to segments because they are separately managed at the consolidated corporate level. These unallocated costs include stock-based compensation expense, research and development expenses, and general and administrative expenses such as legal and accounting.

The total assets of the Insurance services and Enterprise business solutions segments are $403.0 million and $4.8 million, respectively as of March 31, 2021. The consolidated total assets of Operating segments are $407.8 million as of March 31, 2021.

The following table summarizes the operating results of the Company’s reportable segments (in thousands):

	Three Months Ended March 31,
	2020	2021
	(unaudited)
Revenue
Insurance services	$8,056	$16,228
Enterprise business solutions	634	1,048
Total revenue	$8,690	$17,276

Contribution
Insurance services	$1,688	$(1,863)
Enterprise business solutions	(562)	(732)
Total contribution	$1,126	$(2,595)

METROMILE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

14. Segment and Geographic Information (cont.)

The following table provides a reconciliation of the Company’s total reportable segments’ contribution to its total loss from operations (in thousands):

	Three Months Ended March 31,
	2020	2021
	(unaudited)
Total segment contribution	$1,126	$(2,595)
Ceded premium, losses and LAE	2,350	(2,905)
Other income	328	1,147
Policy services expenses and other	986	371
Sales, marketing, and other acquisition costs	3,812	47,167
Research and development	1,542	2,006
Amortization of capitalized software	2,697	2,651
Other operating expenses	5,251	8,582
Loss from operations	$(15,840)	$(61,614)

Geographical Breakdown of Direct Earned Premiums

Direct earned premium by state is as follows (in thousands):

	Three Months Ended March 31,
	2020	2021
	(unaudited)
California	$14,591	$15,146
Washington	2,713	2,985
New Jersey	2,197	2,459
Oregon	1,881	1,796
Illinois	1,148	1,041
Arizona	1,102	1,268
Pennsylvania	722	657
Virginia	427	470
Total premiums earned	$24,781	$25,822

During the three months ended March 31, 2020 and March 31, 2021 (unaudited), the Company recognized $0.8 million, and $5.7 million of revenue earned from customers outside the United States, respectively. Long-lived assets are all held in the U.S. For the three months ended March 31, 2020 and March 31, 2021 (unaudited), substantially all of the Company’s revenue was earned from customers residing in the United States.

15. Net Loss per Share

Net loss per share calculations and potentially dilutive security amounts for all periods prior to the Merger have been retrospectively adjusted to the equivalent number of shares outstanding immediately after the Merger to effect the reverse recapitalization. Historically, reported weighted average shares outstanding have been multiplied by 1.01547844, which is the share exchange ratio established by the Merger Agreement.

METROMILE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

15. Net Loss per Share (cont.)

The following table sets forth the computation of basic and diluted net loss per share attributable to our common stockholders:

	Three Months Ended March 31,
	2020	2021
	(unaudited)
Numerator
Net loss attributable to common stockholders ($ in thousands)	$(16,889)	$(103,627)
Denominator:
Weighted average common shares outstanding – basic and diluted	8,871,354	75,791,557
Net loss per share attributable to common stockholders – basic and diluted	$(1.90)	$(1.37)

As we have reported net loss for each of the periods presented, all potentially dilutive securities are antidilutive. The following potential outstanding shares of Common Stock were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	Three Months Ended March 31,
	2020	2021
	(unaudited)
Convertible preferred stock	68,776,614	—
Outstanding stock options – Stock Plan	6,155,497	4,665,909
Warrants for preferred stock	869,939	—
Warrants for common stock	77,176	7,846,667
Restricted stock units	—	8,333
Total anti-dilutive securities	75,879,226	12,520,909

16. Related-Party Transactions

In August 2014, the Company loaned the CEO $0.4 million with interest at 3.09% and adjusted to 1.5% in April 2020, which was used to early exercise stock options issued to the CEO and was due at the earlier of one year after termination of employment, upon an Initial Public Offering or change in control, or ten years from the date issued. The loan was full recourse, and also collateralized by the underlying shares of common stock. For accounting under GAAP, the note receivable is presented as contra-equity in the accompanying consolidated balance sheets. This loan was paid in full in February 2021 and is no longer outstanding.

In March 2018, the Company entered into an agreement with a third party under which the Company developed proprietary software solutions and provides access to and use of such software solutions and related services. In July 2018, the third party became an investor of the Company as part of the Series E convertible preferred stock Financing. During the three months ended March 31, 2020 and March 31, 2021 (unaudited), the Company recognized $0.6 million and $1 million of revenue from the investor, respectively. The Company had $0 million and $0.2 million in accounts receivable balances from the investor as of December 31, 2020 and March 31, 2021 (unaudited) respectively. The Company continues to enter into contracts with the investor related to the Company’s Enterprise business solutions (see Note 14, Segment and Geographic Information).

An executive of Hudson, who the Company entered into a Note Purchase and Security Agreement with in 2020 (see Note 8, Notes Payable, net), is on the Company’s Board of Directors. This loan was repaid in March 2021 and is no longer outstanding.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Metromile, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Metromile, Inc. (formerly INSU Acquisition Corp. II) a Delaware corporation, or the Company, as of December 31, 2020 and 2019, the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2020, and the related notes, collectively referred to as the financial statements. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of previously issued financial statements

As discussed in Note 2, the 2020 financial statements have been restated to correct a misstatement.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States), or PCAOB, and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2020.

Philadelphia, Pennsylvania

March 31, 2021 (except for the effect of the restatement disclosed in Notes 2 and 11, as to which the date is June 2, 2021)

METROMILE, INC. (f/k/a INSU ACQUISITION CORP. II)
BALANCE SHEETS

	December 31,
	2020 (As Restated)	2019
ASSETS
Current Assets
Cash	$330,837	$—
Prepaid expenses	205,921	—
Total Current Assets	536,758	—

Deferred offering costs		10,315
Marketable securities held in Trust Account	230,007,184	—
TOTAL ASSETS	$230,543,942	$10,315

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$125,075	$1,124
Accrued offering costs	—	10,315
Total Current Liabilities	125,075	11,439

Warrant liabilities	27,837,928
Deferred underwriting fee payable	9,800,000	—
Total Liabilities	37,763,003	11,439

Commitments and Contingencies (Note 7)

Class A common stock subject to possible redemption, 23,000,000 shares at redemption value as of December 31, 2020	230,000,000	—

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 60,000,000 shares authorized; 540,000 and no shares issued and outstanding (excluding 23,000,000 and no shares subject to possible redemption) as of December 31, 2020 and 2019, respectively	54	—
Class B common stock, $0.0001 par value; 15,000,000 shares authorized; 7,846,667 shares issued and outstanding as of December 31, 2020 and 2019	785	785
Additional paid-in capital	0	24,215
Stock subscription receivable	—	(25,000)
Accumulated deficit	(37,219,900)	(1,124)
Total Stockholders’ Equity (Deficit)	(37,219,061)	(1,124)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$230,543,942	$10,315

The accompanying notes are an integral part of these financial statements.

METROMILE, INC. (f/k/a INSU ACQUISITION CORP. II)
STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2020 (As Restated)	2019
Formation and operating costs	$578,277	$976
Loss from operations	(578,277)	(976)

Other income:
Interest income on marketable securities held in Trust Account	7,184	—
Change in fair value of warrant liabilities	(14,245,031)
Transaction costs allocable to warrant liabilities	(820,852)
Other income (loss)	(15,058,699)	—

Loss before income taxes	(15,636,976)	(976)
Net loss	$(15,636,976)	$(976)

Weighted average number of shares outstanding of Class A common stock	23,540,000	—

Basic and diluted net loss per share, Class A common stock	$(0.51)	$—

Weighted average number of shares outstanding of Class B common stock	7,160,875	6,846,667

Basic and diluted net loss per common share, Class B common stock	$(0.51)	$(0.00)

The accompanying notes are an integral part of these financial statements.

METROMILE, INC. (f/k/a INSU ACQUISITION CORP. II)
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital (As Restated)	Stock Subscription Receivable from Stockholder (As Restated)	Accumulated Deficit (As Restated)	Total Stockholders’ Equity Deficit) (As Restated)
	Shares	Amount	Shares	Amount
Balance – January 1, 2019	—	$—	—	$—	$—	$—	$(148)	$(148)
Issuance of Class B common stock to Sponsor	—	—	7,846,667	785	24,215	(25,000)	—	—
Net loss	—	—	—	—	—	—	(976)	—
Balance – December 31, 2019	—	—	7,846,667	785	24,215	(25,000)	(1,124)	(1,124)
Collection of stock subscription receivable from stockholder	—	—	—	—	—	25,000	—	25,000
Sale of 23,000,000 Units, net of underwriting discount and offering expenses	23,000,000	2,300	—	—	203,321,339	—	—	203,323,639
Sale of 540,000 Placement Units, net of underwriting discount and offering expenses	540,000	54	—	—	5,072,346	—	—	5,072,400
Common stock subject to possible redemption	(23,000,000)	(2,300)	—	—	(208,417,900)	—	(21,579,800)	(230,000,000)
Net loss	—	—	—	—	—	—	(15,638,976)	(15,638,976)
Balance – December 31, 2020	—	$54	7,846,667	$785	$—	$—	$(37,219,900)	$(37,219,061)

The accompanying notes are an integral part of the financial statements.

METROMILE, INC. (f/k/a INSU ACQUISITION CORP. II)
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2020 (As Restated)	2019
Cash Flows from Operating Activities:
Net loss	$(15,636,976)	$(976)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(7,184)	—
Changes in fair value of warrant liabilities	14,245,031
Transaction costs allocable to warrant liabilities	820,852
Changes in operating assets and liabilities:
Prepaid expenses	(205,921)	—
Accounts payable and accrued expenses	123,951	976
Net cash used in operating activities	(660,247)	—

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(230,000,000)	—
Net used in investing activities	(230,000,000)	—

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	226,000,000	—
Proceeds from sale of Placement Units	5,400,000	—
Proceeds from the collection of stock subscription receivable	25,000	—
Proceeds from promissory notes – related party	75,000	—
Repayment of promissory notes – related party	(75,000)	—
Payment of offering costs	(433,916)	—
Net cash provided by financing activities	230,991,084	—

Net Change in Cash	330,837	—
Cash – Beginning	—	—
Cash – Ending	$330,837	$—

Non-cash investing and financing activities:
Initial classification of Class A common stock subject to redemption	$230,000,000	$—
Deferred underwriting fee payable	$9,800,000	$—
Offering costs included in accrued offering costs	$—	$9,315
Issuance of stock for stock subscription receivable	$—	$25,000

The accompanying notes are an integral part of these financial statements.

METROMILE, INC.
f/k/a INSU ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

The Company was incorporated in Delaware on October 11, 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Business Combination

On February 9, 2021, the Company consummated the previously announced Business Combination pursuant to the Agreement and Plan of Merger and Reorganization, or the Merger Agreement, dated November 24, 2020 and as amended on January 12, 2021 and further amended on February 8, 2021, by and among the Company, INSU II Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company, or Merger Sub, and MetroMile, Inc., a Delaware corporation, or Legacy Metromile, pursuant to which, among other things, Merger Sub merged with and into Legacy Metromile, or the Merger, and together with the other transactions contemplated by the Merger Agreement, the Business Combination, with Legacy Metromile surviving the merger as a wholly owned subsidiary of the Company.

Business Prior to the Business Combination

All activity through December 31, 2020 is related to the Company’s formation, the Initial Public Offering, which is described below, identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of Legacy Metromile.

The registration statement for the Company’s Initial Public Offering was declared effective on September 2, 2020. On September 8, 2020 the Company consummated the Initial Public Offering of 23,000,000 units, or the Units, and, with respect to the shares of Class A common stock included in the Units sold, the Public Shares, which included the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 540,000 units, or the Placement Units, at a price of $10.00 per Placement Unit in a private placement to Insurance Acquisition Sponsor II, LLC, or INSU Sponsor, Dioptra Advisors II, LLC, together with INSU Sponsor, the Sponsor, and Cantor, generating gross proceeds of $5,400,000, which is described in Note 5.

Transaction costs amounted to $14,233,916, consisting of $4,000,000 in cash underwriting fees, $9,800,000 of deferred underwriting fees and $433,916 of other offering costs.

Following the closing of the Initial Public Offering on September 8, 2020, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Units was placed in a trust account, or the Trust Account, which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the Closing.

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In May 2021, the Audit Committee of the Company, in consultation with management, concluded that, because of a misapplication of the accounting guidance related to the warrants, the Company’s previously issued financial statements for the year ended December 31, 2020 and the unaudited interim financial statements as of and for the periods ended September 30, 2020 should no longer be relied upon. As such, the Company is restating its financial statements for such periods included in this Amended Annual Report.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC issued the Statement. Specifically, the Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreements governing the Warrants.

METROMILE, INC.
f/k/a INSU ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity, or ASC 815-40. The views expressed in the Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for the Warrants in light of the Statement. Following consideration of the guidance in the Statement, the Company concluded the Warrants do not meet the conditions to be classified in equity and instead, the Warrants meet the definition of a derivative under ASC 815-40, under which the Company should record the Warrants as liabilities on the Company’s consolidated balance sheet at fair value as of the date of issuance, with subsequent changes in their respective fair values recognized in the Company’s consolidated statement of operations at each reporting date. Further, transaction costs allocable to the Warrants should be charged to expense.

In addition, ASC Topic 480-10-S99-3A, “SEC Staff Announcement: Classification and Measurement of Redeemable Securities,” provides that redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. The Company had previously classified 1,978,314 shares in permanent equity given that the Company’s Amended and Restated Certificate of Incorporation, or the Charter, prior to the Business Combination provided that the Company would not redeem shares of common stock included as part of the Units sold in the Initial Public Offering to the extent such redemption would result in the Company’s failure to have net tangible assets in excess of $5,000,000. The Company restated its financial statements to classify all Class A common stock as redeemable, as the threshold in the Charter does not change the nature of the underlying shares as redeemable and thus would be required to be disclosed outside of permanent equity.

Impact of the Restatement

The impact of the Restatement on the balance sheets, statements of operations and statements of cash flows for the quarterly period ended September 8, 2020 and the for the year ended December 31, 2020 is presented below. The Restatement had no impact on net cash flows from operating, investing or financing activities.

	As Previously Reported	Adjustments	As Restated
Balance sheet as of September 8, 2020
Warrant Liabilities	$—	$13,592,898	$13,592,898
Total Liabilities	9,801,183	13,592,898	23,394,081
Common Stock Subject to Possible Redemption	216,189,340	13,810,660	230,000,000
Class A Common Stock	192	(138)	54
Additional Paid-in Capital	5,000,863	(5,000,863)	0
Accumulated Deficit	(1,740)	(22,400,652)	(22,402,392)

Balance sheet as of December 31, 2020
Warrant Liabilities	$—	$27,837,928	$27,837,928
Total Liabilities	9,925.075	27,837,928	37,763,003
Common Stock Subject to Possible Redemption	215,618,860	14,381,140	230,000,000
Class A Common Stock	198	(144)	54
Additional Paid-in Capital	5,571,241	(5,571,241)	0
Accumulated Deficit	(572,217)	(36,647,683)	(37,219,900)

METROMILE, INC.
f/k/a INSU ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Adjustments	As Restated
Year-ended December 31, 2020
Change in fair value of warrant liabilities	$—	$14,245,031	$14,245,031
Transaction costs allocable to warrant liabilities	—	820,852	820,852
Net loss	(571,093)	(15,065,883)	(15,636,976)
Basic and diluted net loss per share, Class A common stock	(0.00)	(0.51)	(0.51)
Basic and diluted net loss per share, Class B common stock	(0.07)	(0.44)	(0.51)

Cash Flow Statement for the year ended December 31, 2020
Net loss	$(571,093)	$(15,065,883)	$(15,636,976)
Change in fair value of warrant liabilities	—	14,245,031	14,245,031
Transaction costs allocable to warrant liabilities	—	820,852	820,852

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements is presented in conformity with U.S. GAAP and pursuant to the rules and regulations of the SEC.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020 and 2019.

Marketable Securities Held in Trust Account

At December 31, 2020, substantially all of the assets held in the Trust Account were held in money market funds, which primarily invest in U.S. Treasury securities. There were no assets in the Trust Account as of December 31, 2019.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification, or ASC, Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that

METROMILE, INC.
f/k/a INSU ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Loss Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 7,846,666 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income per share. Net income (loss) per common share, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Class A redeemable common stock outstanding since original issuance. Net income (loss) per common share, basic and diluted for Class A and Class B non-redeemable common stock is calculated by dividing the net income (loss), less income attributable to Class A redeemable common stock, by the weighted average number of Class A and Class B non-redeemable common stock outstanding for the period. Class A and Class B non-redeemable common stock includes the Founder Shares and the Placement Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

METROMILE, INC.
f/k/a INSU ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units, which included the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one warrant, or a Public Warrant. Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 (see Note 7).

NOTE 5 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Cantor purchased an aggregate of 540,000 Placement Units, at a price of $10.00 per Placement Unit, or $5,400,000 in the aggregate, of which 452,500 Placement Units were purchased by Insurance Acquisition Sponsor II, LLC and 87,500 Placement Units were purchased by Cantor. Each Placement Unit consists of one share of Class A common stock and one-third of one warrant, or the Placement Warrant. Each whole Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share. The proceeds from the Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the private placement warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the private placement warrants.

NOTE 6 — RELATED PARTY TRANSACTIONS

Founder Shares

In January 2019, the Company issued an aggregate of 1,000 shares of common stock to the Sponsor, or the Founder Shares, for an aggregate purchase price of $25,000. The Company received payment for the Founder Shares in July 2020.

On July 28, 2020, the Company filed an amendment to its Certificate of Incorporation to, among other things, create two classes of common stock, Class A and Class B, and to convert the outstanding Founder Shares into shares of Class B common stock. The Founder Shares will automatically convert into shares of Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7. On July 28, 2020, the Company effectuated a 6,888.333-for-1 forward stock split of its Class B common stock and on September 2, 2020, the Company effected a stock dividend of 1.1391242 shares of Class B common

METROMILE, INC.
f/k/a INSU ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — RELATED PARTY TRANSACTIONS (cont.)

stock for each share of its Class B common stock, resulting in an aggregate of 7,846,667 shares of Class B common stock being held by the Sponsor, or the Founder Shares. The 7,846,667 Founder Shares included an aggregate of up to 1,000,000 shares of Class B common stock which were subject to forfeiture by the Sponsor to the extent that the underwriters’ overallotment option was not exercised in full or in part, so that the Founder Shares would represent 25% of the Company’s aggregate Founder Shares, Placement Shares and issued and outstanding Public Shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 1,000,000 Founder Shares are no longer subject to forfeiture.

The Sponsor and the Company’s officers and directors, or the Insiders have agreed not to transfer, assign or sell any of their Founder Shares (except to permitted transferees) until (i) with respect to 20% of such shares, upon consummation of the Company’s initial Business Combination, (ii) with respect to 20% of such shares, when the closing price of the Class A common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, (iii) with respect to 20% of such shares, when the closing price of the Class A common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, (iv) with respect to 20% of such shares, when the closing price of the Class A common stock exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and (v) with respect to 20% of such shares, when the closing price of the Class A common stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination or earlier, in any case, if, following a Business Combination, the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement whereby, commencing on September 3, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay the Sponsor or an affiliate of the Sponsor $20,000 per month for office space, administrative and shared personnel support services. For the year ended December 31, 2020, the Company incurred and paid $80,000 in fees for these services. Upon the closing of the Merger Agreement, the Company ceased paying these monthly fees.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or one of its affiliates has committed to loan the Company funds as may be required up to a maximum of $750,000, or the Working Capital Loans, which will be repaid only upon the consummation of a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Working Capital Loans, the unpaid amounts would be forgiven. Up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.00 per warrant at the option of the holder. The warrants would be identical to the Placement Warrants. As of December 31, 2020, there were no amounts outstanding under the Working Capital Loans.

NOTE 7 — COMMITMENTS

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

METROMILE, INC.
f/k/a INSU ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 7 — COMMITMENTS (cont.)

Registration Rights

Pursuant to a registration rights agreement entered into on September 2, 2020, the holders of the Founder Shares, Placement Units (including securities contained therein) and the warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Placement Warrants or the warrants issued upon conversion of the Working Capital Loans) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities for sale under the Securities Act. In addition, the holders will have “piggy-back” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement will provide that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. Notwithstanding the foregoing, Cantor may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years after the effective date of the Initial Public Offering and may not exercise its demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $4,000,000. In addition, the representative of the underwriters is entitled to a deferred fee of $9,800,000. The deferred fee was paid upon the closing of the Merger Agreement from the amounts held in the Trust Account.

NOTE 8 — WARRANT LIABILITIES

As of December 31, 2020, the Company had 7,666,646 public warrants and 180,000 private warrants outstanding.

Public warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the public warrants. The public warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The public warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise for cash of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the warrants. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants has not been declared effective by the end of 60 business days following the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current

METROMILE, INC.
f/k/a INSU ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 8 — WARRANT LIABILITIES (cont.)

prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. The Company will use its best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the warrants.

If (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to Insiders or their respective affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance), or the newly issued price, (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume-weighted average trading price of shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company completes its Business Combination (such price, the “market value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the market value and the newly issued price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the market value and the newly issued price.

The private placement warrants are identical to the public warrants underlying the Units sold in the Initial Public Offering, except that the private placement warrants and the Class A common stock issuable upon the exercise of the private warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the private placement will be non-redeemable so long as they are held by the initial purchaser or their permitted transferees. If the private placement are held by someone other than the initial purchaser or their permitted transferees, the private placement will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

METROMILE, INC.
f/k/a INSU ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 9 — STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020 and 2019, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 60,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020, there were no shares of Class A common stock issued and outstanding, excluding 23,540,000 shares of Class A common stock subject to possible redemption. At December 31, 2019, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020 and 2019, there were 7,846,667 shares of Class B common stock issued and outstanding.

Holders of Class B common stock will vote on the election of directors prior to the consummation of a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 25% of the sum of the total number of all shares of common stock issued and outstanding upon completion of the Business Combination, including Placement Shares, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination).

NOTE 10 — INCOME TAX

The Company’s net deferred tax assets or liabilities are as follows:

	December 31, 2020	December 31, 2019

Deferred tax assets
Net operating loss carryforward	$16,522	$—
Business Combination Expenses	103,408	—
Total deferred tax assets	119,930	—
Valuation Allowance	(119,930)	—
Deferred tax assets, net of allowance	—	—

METROMILE, INC.
f/k/a INSU ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 10 — INCOME TAX (cont.)

The income tax provision for the year ended December 31, 2020 and 2019 consists of the following:

	December 31, 2020	December 31, 2019

Federal
Current	$—	$—
Deferred	(119,930)	—

State and Local
Current	—	—
Deferred	—	—

Change in valuation allowance	119,930	—

Income tax provision	$—	$—

As of December 31, 2020 and 2019, the Company had $78,674 of U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2020 and 2019 is as follows:

	December 31, 2020	December 31, 2019
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Valuation allowance	(21.0)%	(21.0)%
Income tax provision	(0.00)%	(0.00)%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open to examination by the taxing authorities. The Company considers New York to be a significant state tax jurisdiction. On December 27, 2020, Congress passed, and President Trump signed into law, the Consolidated Appropriations Act, 2021, or the Act, which includes certain business tax provisions. The Company does not expect the Act to have a material impact on the Company’s effective tax rate or income tax expense for the year ending December 31, 2021.

METROMILE, INC.
f/k/a INSU ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 11 — FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:      Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:      Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:      Unobservable inputs based on the Company’s assessment of the assumptions that market  participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020 (As Restated)
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$230,007,184
Liabilities:
Warrant liabilities – Public warrants	1	$26,451,928
Warrant liabilities – Private Placement warrants	2	$1,386,000

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.

The fair value of the public warrants issued in connection with the Initial Public Offering and the private placement were initially measured at fair value using a Monte Carlo simulation model. Subsequently, the fair value of the private placement warrants were estimated using a Monte Carlo simulation model or Black -Scholes Merton model at each measurement date. The fair value of public warrants issued in connection with the Initial Public Offering were measured based on the listed market price of such warrants, a Level 1 measurement, since December 31, 2020. For the period ended December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of approximately $14.2 million presented as change in fair value of warrant liabilities on the accompanying statement of operations.

METROMILE, INC.
f/k/a INSU ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 11 — FAIR VALUE MEASUREMENTS (cont.)

The Monte Carlo and Black-Scholes Merton models required the use of subjective assumptions:

—     The risk-free interest rate is based on the U.S. Treasury yield curve on the measurement date for a maturity similar to the expected term of the warrants.

—     The expected term was based on the remaining contractual term of the warrants.

—     The expected volatility was based on data from a set of comparable publicly-traded companies .

—     The stock price at initial measurement and September 30, 2020 represents the unit price less one-third of the warrant price. The stock price as of December 31, 2020 represents the closing price on the measurement date.

The key inputs regarding Level 3 fair value measurements at their initial measurement and September 30, 2020:

Input	September 8, 2020 (Initial Measurement)	September 30, 2020	December 31, 2020
Risk-free interest rate	0.34%	0.33%	0.45%
Expected term (years)	5.6	5.5	5.4
Expected volatility	25.0%	25.0%	55.6%
Exercise price	$11.50	$11.50	$11.50
Stock Price	$9.91	$10.019	$15.55

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Initial measurement on September 8, 2020	$327,600	$13,265,297	$13,592,897
Change in valuation inputs or other assumptions	1,058,400	13,186,631	14,245,031
Fair value as of December 31, 2020	$1,386,000	$26,451,928	$27,837,928

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers between levels for the period from October 11, 2018 (inception) through December 31, 2020 other than the transfer of the public warrants from Level 3 to Level 1 and private warrants from Level 3 to Level 2.

NOTE 12 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

As described in Note 1, the Company completed the Business Combination on February 9, 2021.

METROMILE, INC.
f/k/a INSU ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 13 — IMPACT OF RESTATEMENT ON QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The impact of the Restatement on the balance sheets, statements of operations and statements of cash flows for the three and nine months ended September 30, 2020 is presented below. The Restatement had no impact on net cash flows from operating, investing or financing activities.

	As Previously Reported	Adjustments	As Restated
Balance sheet as of September 30, 2020
Warrant Liabilities	$—	$14,457,629	$14,457,629
Total Liabilities	9,826,454	14,457,629	24,284,083
Common Stock Subject to Possible Redemption	216,106,340	13,893,660	230,000,000
Class A Common Stock	193	(139)	54
Additional Paid-in Capital	5,083,766	(5,083,766)	0
Accumulated Deficit	(84,739)	(23,267,383)	(23,352,122)

Three months ended September 30, 2020
Change in fair value of warrant liabilities	$—	$866,731	$866,731
Transaction costs allocable to warrant liabilities	—	820,852	820,852
Net loss	(83,615)	(1,687,583)	(1,771,198)
Basic and diluted net loss per share, Class A common stock	(0.00)	(0.06)	(0.06)
Basic and diluted net loss per share, Class B common stock	(0.01)	(0.05)	(0.06)

Nine months ended September 30, 2020
Change in fair value of warrant liabilities	$—	$866,731	$866,731
Transaction costs allocable to warrant liabilities	—	820,852	820,852
Net loss	(83,615)	(1,687,583)	(1,771,198)
Basic and diluted net loss per share, Class A common stock	(0.00)	(0.06)	(0.06)
Basic and diluted net loss per share, Class B common stock	(0.01)	(0.05)	(0.06)

Cash Flow Statement for the nine months ended September 30, 2020
Net loss	$(83,615)	$(1,687,583)	$(1,771,198)
Change in fair value of warrant liabilities	—	866,731	866,731
Transaction costs allocable to warrant liabilities	—	820,852	820,852

PART II
Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee	$110,039.52
Legal fees and expenses	200,000
Accounting fees and expenses	12,000
Miscellaneous	29,250
Total	$351,289.52

Item 14. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Additionally, our Certificate of Incorporation eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 15. Recent Sales of Unregistered Securities.

Class B Common Stock

In January 2019, Insurance Acquisition Sponsor II, LLC purchased 1,000 Founder Shares for an aggregate purchase price of $25,000. We effected a 6,888.333-for-1 forward stock split in July 2020 and a stock dividend in September 2020 of 1.1391242 shares of Class B common stock for each share of INSU Class B Common Stock for each share of INSU Class B Common Stock outstanding prior to the dividend, and, as a result, our Initial Holders held 7,846,667 Founder Shares prior to the Closing. The number of Founder Shares was determined based on the expectation that the Founder Shares would represent 25% of the aggregate of our Founder Shares, the Placement Shares and our issued and outstanding Public Shares after the IPO. The shares of INSU Class B Common Stock were issued pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act.

Pursuant to the Amended and Restated Certificate of Incorporation of INSU, each share of INSU Class B Common Stock was converted into one share of INSU Class A Common Stock at the Closing, after giving effect to the forfeiture of 1,177,000 shares of Class B Common Stock. After the Closing and following the effectiveness of our Certificate of Incorporation, each share of INSU Class A Common Stock was automatically reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock, without any further action by the Company or any stockholder thereof. The issuance of INSU Class A Common Stock upon automatic conversion of INSU Class B Common Stock at the Closing has not been registered under the Securities Act in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

Placement Units

Simultaneously with the IPO, the Initial Holders purchased an aggregate of 540,000 Placement Units (452,500 Placement Units by the Sponsor and 87,500 Placement Units by Cantor) at a price of $10.00 per unit (or an aggregate purchase price of $5,400,000). Each placement unit consists of one placement share and one-third of one placement warrant to purchase one share of our Common Stock exercisable at $11.50. The sale of the Placement Warrants was made pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act.

Subscription Agreements

On February 9, 2021, subscribers purchased from the Company an aggregate of 17,000,000 shares of Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $170.0 million, pursuant to the Subscription Agreements entered into at the same time as the Merger Agreement.

Item 16. Exhibits.

Exhibit No.	Description
2.1+

Agreement and Plan of Merger and Reorganization, dated November 24, 2020, by and among INSU Acquisition Corp. II, INSU II Merger Sub Corp., and Metromile, Inc. (incorporated by reference to Annex A to the Company’s Proxy Statement/Prospectus included in the Registration Statement on Form S-4/A, filed with the Securities and Exchange Commission on January 14, 2021).

2.2

Amendment No. 1 to the Agreement and Plan of Merger and Reorganization, dated November 24, 2020, and as amended on January 12, 2021 and further amended on February 8, 2021, by and among INSU Acquisition Corp. II, INSU II Merger Sub Corp., and MetroMile, Inc. (incorporated by reference to Annex AA to the Company’s Proxy Statement/Prospectus included in the Registration Statement on Form S-4/A, filed with the Securities and Exchange Commission on January 14, 2021).

2.3

Amendment No. 2 to the Agreement and Plan of Merger and Reorganization, dated November 24, 2020, and as amended on January 12, 2021 and further amended on February 8, 2021, by and among INSU Acquisition Corp. II, INSU II Merger Sub Corp., and MetroMile, Inc. (incorporated by reference to Exhibit 2.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 11, 2021).

3.1

Second Amended and Restated Certificate of Incorporation of the Company, dated February 9, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 11, 2021).

3.2

Second Amended and Restated Bylaws of the Company, dated February 9, 2021 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 11, 2021).

4.1*	Form of Common Stock Certificate of the Company.
4.2*	Form of Warrant Certificate of the Company.
5.1*	Opinion of Cooley LLP.
10.1

Letter Agreement, dated September 2, 2020, by and between the Company and certain security holders, officers, and directors of the Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 9, 2020).

10.2

Administrative Services Agreement, dated September 2, 2020, by and between the Company and Cohen & Company, LLC (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 9, 2020).

10.3

Unit Subscription Agreement, dated September 2, 2020, by and between the Company and Insurance Acquisition Sponsor II, LLC (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 9, 2020).

10.4

Unit Subscription Agreement, dated September 2, 2020, by and between the Company and Cantor Fitzgerald & Co. (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 9, 2020).

10.5

Investment Management Trust Agreement, dated September 2, 2020, by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 9, 2020).

10.6

Registration Rights Agreement, dated September 2, 2020, by and among the Company and certain security holders of the Company (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 9, 2020).

10.7

Warrant Agreement, dated September 2, 2020, by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 9, 2020).

10.8

Loan Commitment Agreement, dated September 2, 2020, by and between the Company and Insurance Acquisition Sponsor II, LLC (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 9, 2020).

10.9

Form of Promissory Note between the Company and Insurance Acquisition Sponsor II, LLC (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 9, 2020).

Exhibit No.	Description
10.10

Promissory Note issued by the Company to Cohen & Company, LLC, dated July 24, 2020 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on July 30, 2020).

10.11

Sponsor Share Cancellation and Vesting Agreement, dated November 24, 2020, by and among the Company, Insurance Acquisition Sponsor II, LLC and Dioptra Advisors II, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 24, 2020).

10.12

Sponsor Support Agreement, dated November 24, 2020, by and among the Company, Insurance Acquisition Sponsor II, LLC, Dioptra Advisors II, LLC, Metromile, Inc. and the officers and directors of the Company (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 24, 2020).

10.13

Form of Stockholder Support Agreement by and among the Company, Metromile, Inc. and the Persons set forth on Schedule I thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 24, 2020).

10.14

Form of Subscription Agreement by and among the Company and certain subscribers (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 24, 2020).

10.15

Amended and Restated Registration Rights Agreement, dated February 9, 2021, by and among the Company and certain security holders of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 11, 2021).

10.16#	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 24, 2020).
10.17#

Form of Indemnification Agreement by and between the Company and its directors and officers (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 11, 2021).

10.18#

Metromile, Inc. 2021 Equity Incentive Plan (incorporated by reference to Annex B to the Company’s Proxy Statement/Prospectus included in the Registration Statement on Form S-4/A, filed with the Securities and Exchange Commission on January 14, 2021).

10.19#

Metromile, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Annex C to the Company’s Proxy Statement/Prospectus included in the Registration Statement on Form S-4/A, filed with the Securities and Exchange Commission on January 14, 2021).

10.20

Office Lease by and between 425 MKT REIT, LLC and Metromile, Inc., dated May 16, 2019 (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4/A, filed with the Securities and Exchange Commission on January 14, 2021).

10.21

Omnibus Amendment No. 2 to Note Purchase and Security Agreement, by and between Metromile, Inc., HSCM Bermuda Fund Ltd., and the Schedule of Holders listed on Exhibit B, dated February 9, 2021 (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 11, 2021).

10.22#

Metromile, Inc. Amended and Restated 2011 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-4/A, filed with the Securities and Exchange Commission on January 14, 2021).

10.23#

Forms of Option Agreement, Stock Option Grant Notice and Notice of Exercise under the Metromile, Inc. Amended and Restated 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-4/A, filed with the Securities and Exchange Commission on December 31, 2021).

10.24#

Offer Letter, dated January 30, 2013, by and between MetroMile, Inc. and Dan Preston (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-4/A, filed with the Securities and Exchange Commission on January 13, 2021).

10.25#

Offer Letter, dated February 11, 2021, by and between Metromile, Inc. and Dan Preston (incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2021).

Exhibit No.	Description
10.26#

Offer Letter, dated January 18, 2019, by and between MetroMile, Inc. and Paw Andersen (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-4/A, filed with the Securities and Exchange Commission on January 13, 2021).

10.27#

Offer Letter, dated September 21, 2017, by and between MetroMile, Inc. and Lindsay Alexovich (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-4/A, filed with the Securities and Exchange Commission on January 13, 2021).

10.28#

Offer Letter, dated December 16, 2019, by and between MetroMile, Inc. and Mark Gundacker (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-4/A, filed with the Securities and Exchange Commission on January 13, 2021).

10.29#

Offer Letter, dated January 3, 2020, by and between MetroMile, Inc. and Jesse McKendry (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-4/A, filed with the Securities and Exchange Commission on January 13, 2021).

10.30#

Form of MetroMile, Inc. Confidential Information and Invention Assignment Agreement (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-4/A, filed with the Securities and Exchange Commission on January 13, 2021).

10.31#

At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, dated February 7, 2013, by and between MetroMile, Inc. and Dan Preston (incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement on Form S-4/A, filed with the Securities and Exchange Commission on January 13, 2021).

10.32#

At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, dated November 4, 2017, by and between MetroMile, Inc. and Lindsay Alexovich (incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form S-4/A, filed with the Securities and Exchange Commission on January 13, 2021).

21.1*	List of Subsidiaries.
23.1	Consent of Moss Adams LLP.
23.2	Consent of Grant Thornton LLP.
23.3*	Consent of Cooley LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page of initial filing)

____________

*        Previously filed.

+        The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

#        Indicates management contract or compensatory plan or arrangement.

Item 17. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, State of California on August 6, 2021.

METROMILE, INC.
/s/ Dan Preston
Name: Dan Preston
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Dan Preston	Chief Executive Officer and Director	August 6, 2021
Dan Preston	(Principal Executive Officer)
/s/ Regi Vengalil	Chief Financial Officer	August 6, 2021
Regi Vengalil	(Principal Financial Officer)
/s/ Lindsay Alexovich	Chief Accounting Officer	August 6, 2021
Lindsay Alexovich	(Principal Accounting Officer)
*	Director	August 6, 2021
Colin Bryant
*	Director	August 6, 2021
David Friedberg
*	Director	August 6, 2021
Ryan Graves
*	Director	August 6, 2021
Vikas Singhal
/s/ John Butler	Director	August 6, 2021
John Butler
* By:	/s/ Dan Preston
Dan Preston, Attorney-in-Fact